Exhibit T3E

OFFERING MEMORANDUM                                           FOR PERSONS INSIDE
                                                               THE UNITED STATES

                           BANCO RIO DE LA PLATA S.A.
                              New Offer to Exchange

       Step-Up Notes due December 15, 2009 (the "Series A Notes") and Cash
                                       or
        Floating Rate Mandatorily Exchangeable Notes due August 3, 2012
                             (the "Series B Notes")
                                    and Cash
                       for any and all of our outstanding
          8.75% Class IV Negotiable Obligations due December 15, 2003
                             (the "Existing Notes")

The "Expiration Date" for the New Offer is 5:00 p.m., New York City time, on [_____], 2003, unless extended.

          We are hereby offering to holders of our Existing Notes the opportunity to participate in our new exchange offer (the "New Offer") for each US$1,000 principal amount of Existing Notes held by them and receive either:

          o US$900 principal amount of Series A Notes, which Series A Notes will be issued with a Contingent Interest Coupon Certificate (the "CICC") that will detach from the Series A Notes automatically following issuance without any action on the part of the holder thereof and will entitle the holder thereof to a limited amount of additional interest in the form of a contingent cash payment from us depending on our earnings and net worth for each of the fiscal years 2003 through 2009 prior to the maturity date of the Series A Notes plus US$100 in cash; or

          o US$950 principal amount of Series B Notes, which Series B Notes shall not be issued with any CICCs but which shall be mandatorily redeemable and exchangeable by us upon the occurrence of certain specified events into an equivalent principal amount of Bonos del Gobierno Nacional due August 3, 2012 (referred to herein as "BODEN"), a series of unsecured securities issued in 2002 by the Republic of Argentina ("Argentina"), plus US$102.55 in cash, which includes an amount corresponding to interest paid on the Series B Notes issued in the Prior Offer (as defined below) from December 16, 2002 through February 3, 2003.

          The Series A Notes and the Series B Notes are together referred to herein as the "New Notes."

          Holders that tender their Existing Notes pursuant to the New Offer will not be entitled to withdraw such tenders of Existing Notes except in the event that we may modify or amend the New Offer in any material respect.

          The New Offer is subject to certain terms and conditions, including required authorizations from Banco Central de la Republica de Argentina (the "Central Bank") that are described more fully under "The New Offer -- Conditions to the New Offer." Due to the economic conditions in Argentina and to our financial condition, non-participating holders risk non-payment on the Existing Notes at their maturity on December 15, 2003 and participating holders risk non-payment on the Series A Notes, the Series B Notes and/or BODEN at their respective maturities.

          The New Offer is being made to holders of Existing Notes on economic terms that are substantially comparable to those of our offer that terminated in accordance with its terms on January 24, 2003 (the "Prior Offer"). See "Purpose of the New Offer." As described herein, while we intend that the New Notes and CICCs issued in the New Offer will be fungible and form part of the same series of New Notes and CICCs issued in the Prior Offer, if the issuance of the Series A Notes and CICCs in the New Offer does not constitute a "qualified reopening" within the meaning of applicable U.S. Treasury regulations, the amount of original issue discount on the Series A Notes in the New Offer could be different than the amount of original issue discount on the Series A Notes in the Prior Offer and, as a result, Series A Notes and CICCs issued in the New Offer would not be fungible with the Series A Notes and CICCs issued in the Prior Offer. See "Risk Factors -- The Series A Notes and CICCs May Not Constitute a `Qualified Reopening' of the Series A Notes Under Applicable U.S. Treasury Regulations."

          You should consider carefully the significant risk factors beginning on page 26 of this Offering Memorandum before participating in the New Offer. You should understand that an investment in the Series A Notes, the Series B Notes and/or BODEN involves a high degree of risk, including a significant possibility of loss of your entire investment in the Series A Notes, the Series B Notes and/or BODEN.

          None of the Series A Notes, the Series B Notes or BODEN has been registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), or under any state securities laws. This Offering Memorandum is being provided to eligible holders that have previously certified to us that they are located inside the United States. Persons located outside the United States other than certain dealers and fiduciaries are not eligible to receive or review this document or to participate in the New Offer made by this Offering Memorandum.

February __, 2003

                      IMPORTANT NOTICE: CRISIS IN ARGENTINA

THIS OFFERING MEMORANDUM CONTAINS IMPORTANT INFORMATION ABOUT US AND SIGNIFICANT RECENT DEVELOPMENTS IN ARGENTINA. SOCIAL, POLITICAL, ECONOMIC AND LEGAL CONDITIONS IN ARGENTINA ARE CHANGING DAILY, AND THOSE CHANGES HAVE MATERIALLY ADVERSELY AFFECTED OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS OVER THE PAST 14 MONTHS. WE CANNOT ANTICIPATE WITH ANY DEGREE OF CERTAINTY HOW AND TO WHAT EXTENT THOSE CHANGING CONDITIONS WILL CONTINUE TO IMPACT OUR OPERATIONS AND AFFECT ADVERSELY OUR FUTURE AS A BANKING INSTITUTION. PARTICIPANTS IN THE NEW OFFER ARE MADE AWARE OF THE UNCERTAINTIES REGARDING OUR FUTURE OPERATIONS AND FINANCIAL CONDITION AND OF THE RISKS ASSOCIATED WITH SUCH EVENTS. SEE "RISK FACTORS."

          In this Offering Memorandum, except where the context otherwise requires, the terms "Bank," "we," "us," or "our" and similar terms refer to Banco Rio de la Plata S.A. and its consolidated subsidiaries.

          The New Notes will be issued under an existing medium-term note program established by us, as authorized by a resolution of an ordinary meeting of stockholders passed on December 3, 1999 and by resolution of our Board of Directors passed on January 20, 2000, and registered with the Comision Nacional de Valores ("CNV") in Argentina pursuant to the Certificate No. 263 dated March 27, 2000 (the "Program") and will constitute obligaciones negociables under Argentine Law No. 23,576, as amended by Argentine Law No. 23,962 (the "Negotiable Obligations Law"), and are entitled to the benefits set forth therein and subject to the procedural requirements thereof.

          We do not intend this Offering Memorandum to provide the basis of any credit or other evaluation nor should it be considered as a recommendation by us that any recipient of this Offering Memorandum or any other such information to purchase any of the New Notes. You are advised to make, and shall be deemed to have made, your own independent investigation of our financial condition and affairs, and your own appraisal of our creditworthiness.

          You should only rely on the information contained in this Offering Memorandum. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this Offering Memorandum is accurate as of the date on the front cover of this Offering Memorandum only. Our business, financial condition, results of operations and prospects may have changed since that date.

          This Offering Memorandum does not constitute an offer to sell or a solicitation of an offer to buy any Existing Notes or New Notes in any jurisdiction to any person to whom it is unlawful to make the offer or solicitation in such jurisdiction, nor does this Offering Memorandum constitute an invitation to subscribe for or purchase any Existing Notes or New Notes. The distribution of this Offering Memorandum or any part of it, and the offering, sale and delivery of the New Notes in certain jurisdictions, may be restricted by law. We require persons into whose possession this Offering Memorandum comes to inform themselves about and to observe any such restrictions.

          The New Offer is being made by us pursuant to this Offering Memorandum inside the United States in reliance on the exemption from the registration requirements of the Securities Act, afforded by Section 3(a)(9) thereof ("Section 3(a)(9)"). The New Notes issued pursuant to the New Offer will be freely transferable and will not be subject to transfer restrictions under the Securities Act. Directors, officers and employees of the Bank may solicit exchanges from the holders of the Existing Notes and will not receive any additional compensation for such solicitations.

          This Offering Memorandum contains or incorporates all information with regard to us and the New Notes that is material in the context of the issuance and offering of the New Notes and the information contained or incorporated in this Offering Memorandum is true and accurate in all material respects and is not misleading and there are no other facts the omission of which makes this Offering Memorandum as a whole or any of such information misleading in any material respect. Notwithstanding the foregoing, the information provided herein


                                      (i)
with respect to Argentina and its economy is based upon publicly available information, and we do not make any representation or warranty with respect thereto, other than that such information has been accurately extracted and/or summarized from publicly available documents. Neither Argentina, nor any political subdivision thereof, in any way guarantees, and their credit does not otherwise back, our obligations in respect of the New Notes.

          The BODEN, which are deliverable upon mandatory redemption and exchange of the Series B Notes, are obligations of Argentina and we do not in any way guarantee, nor does our credit back, the obligations of Argentina in respect of BODEN. Neither Argentina, nor any agency or political subdivision thereof, in any way guarantees, and their credit does not otherwise back, our obligations in respect of the Existing Notes or the New Notes.


                                      (ii)

                                TABLE OF CONTENTS

                                                                            Page

Disclosure Regarding Forward-Looking Statements...............................iv
Presentation of Financial and Other Information...............................iv
Summary........................................................................1
Risk Factors..................................................................26
The New Offer.................................................................52
Recent Events in Argentina and the Impact on the Bank.........................61
Exchange Rates................................................................69
Management's Discussion and Analysis of Financial Conditions
  and Results of Operations...................................................72
Business......................................................................95
Selected Statistical Information.............................................108
Management...................................................................148
Principal Shareholders.......................................................153
Certain Relationships and Related Party Transactions.........................154
Argentine Banking System and Regulation......................................155
Description of the Existing Notes............................................175
Description of the Series A and Series B Notes...............................177
Description of the Boden.....................................................197
U.S. Taxation................................................................200
Argentine Taxation...........................................................210
Independent Auditors.........................................................213
Legal Matters................................................................213
Where You Can Find More Information..........................................213
Service of Process and Enforcement of Civil Liabilities......................213
Index to Financial Statements................................................214


                                     (iii)

                 Disclosure Regarding Forward-Looking Statements

          All statements other than statements of historical facts and data contained in this Offering Memorandum, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we do not provide any assurance with respect to such statements. Such statements involve risks and uncertainties that could significantly affect expected results. Factors that could cause actual results to differ materially and adversely include, but are not limited to:

          o changes in general economic, business or political or other conditions in Argentina or Latin America;

          o changes in capital markets in general that may affect policies or attitudes towards Argentina or Argentine companies;

          o    unexpected developments in certain existing litigation;

          o unanticipated increases in financing and other costs or the inability to obtain additional debt or equity financing on attractive terms; and

          o    the factors discussed under "Risk Factors" below.

          You should not place undue reliance on such statements, as they are based only on current expectations. Our independent public accountants have not examined or compiled the forward-looking statements and, accordingly, do not provide any assurance with respect to such statements. These cautionary statements should be considered in connection with any written or oral forward-looking statements that we may issue in the future. We do not undertake any obligation to release publicly any revisions to such forward-looking statements after completion of this offering to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

                 Presentation of Financial and Other Information

          In this Offering Memorandum, references to "US$," "$," "dollars" and "U.S. dollars" are to United States dollars and references to "Ps.," "pesos" or "Pesos" are to Argentine Pesos. Included in this Offering Memorandum are our consolidated audited financial statements for the years ended December 31, 2001, 2000 and 1999 (the "Consolidated Financial Statements"), unconsolidated and consolidated audited financial statements for the years ended December 31, 2001 and 2000 (the "Unconsolidated and Consolidated Audited Financial Statements") and unconsolidated and consolidated unaudited interim financial statements for the nine-month period ended September 30, 2002 and 2001, the most recent interim periods for which interim financial statements are available as required by law (the "Unconsolidated and Consolidated Unaudited Interim Financial Statements"). Our Unconsolidated and Consolidated Audited Financial Statements for the year ended December 31, 2002 will be made available on or about February 20, 2003, and will be provided to holders of Existing Notes in a supplement to be issued in connection with this Offering Memorandum. Our Unconsolidated and Consolidated Audited Financial Statements and Unconsolidated and Consolidated Unaudited Interim Financial Statements that form part of this Offering Memorandum are presented in Pesos, and are prepared in conformity with the rules prescribed by the Central Bank or Argentine Banking GAAP. These rules differ in certain respects from generally accepted accounting principles in Argentina or Argentine GAAP. For a description of the differences between Argentine Banking GAAP and Argentine GAAP, see note 6 to each of our Unconsolidated and Consolidated Audited Financial Statements and Unconsolidated and Consolidated Unaudited Interim Financial Statements. On the other hand, our Consolidated Financial Statements that form part of this Offering Memorandum are presented in Pesos, and are prepared in conformity with the rules prescribed by Argentine Banking GAAP. The Consolidated Financial Statements that form part of this Offering Memorandum were also included in our Form 20-F report filed with the U.S. Securities and Exchange Commission (the "Commission") on July 1, 2002. Argentine Banking GAAP differs in certain respects from accounting principles generally accepted in the United States, or U.S. GAAP. For a description of the differences between Argentine Banking GAAP and U.S. GAAP as they relate to us and a reconciliation to U.S.

                                      (iv)

GAAP of net income and stockholders' equity, see note 30 to our Consolidated Financial Statements included in this Offering Memorandum and which were also included in our Form 20-F report filed with the Commission on July 1, 2002. Our Unconsolidated and Consolidated Unaudited Interim Financial Statements do not present any U.S. GAAP information.

          The Consolidated Financial Statements may not reflect our actual financial condition on the date hereof. See "Risk Factors -- Risks Relating to the Bank." Certain classifications and groupings have been made, and certain subtotals introduced, in "Selected Financial and Other Information" and "Management's Discussion and Analysis of Financial Condition and Results" which differ from those used in the Consolidated Financial Statements presented on the basis of Argentine Banking GAAP.

          The Argentine Government published Decree 316/95 on August 22, 1995, which eliminated the requirement that financial information at any date or for any period after August 31, 1995 be restated for inflation. Pursuant to such decree, the CNV issued its General Resolution No. 272 and the Central Bank issued its Communication "A" 2365, which eliminated such requirement with respect to those companies that are subject to their respective jurisdictions, such as us.

          On January 11, 2002, the exchange rate in the free market began to float for the first time since April 1991, causing a significant devaluation of the Peso. The devaluation of the Peso has created pressures on domestic prices that have generated inflation in 2002, after several years of price stability. In the period January-September 2002, the consumer price index and the wholesale price index have exhibited cumulative increases of 39.6% and 120.3%, respectively.

          The Argentine Government published Decree No. 1269/02, which repealed Decree No. 316/95, and reestablished the restatement of financial information accounting for inflation. Accordingly, the Central Bank, through Communication "A" 3702, and the CNV, through General Resolution No. 415/02, provided for the resumption of inflation restatement of financial information starting on January 1, 2002, and for the conversion of all entries prior to January 1, 2002 into December 31, 2001 currency values.

          Certain amounts that appear in this Offering Memorandum (including percentage amounts) may not add up due to rounding. The rate of exchange on December 31, 2001 was Ps.1.00 = US$1.00, and on February 11, 2003 was Ps.3.10 = US$1.00. See "Exchange Rates."

          Unless otherwise stated, all market share and other industry information has been derived from information published by the Central Bank.

                                      (v)

                                     SUMMARY

          This Offering Memorandum contains important information about us and significant recent developments in Argentina. Social, political, economic and legal conditions in Argentina are changing daily, and those changes have materially adversely affected our financial condition and results of operations over the past 12 months. We cannot anticipate with any degree of certainty how and to what extent those changing conditions will continue to impact our operations and affect adversely our future as a banking institution. Participants in the New Offer are made aware of the uncertainties regarding our future operations and financial condition and of the risks associated with such events. See "Risk Factors."

          In December 2001, the continuing recession in Argentina deepened into an unprecedented political and economic crisis that has materially and adversely affected our business. Furthermore, our auditors, Deloitte & Co. S.R.L., from the quarterly financial statements as of September 30, 2002, and Pistrelli, Diaz y Asociados S.C. (in its capacity as a member firm of Andersen) related to the Unconsolidated and Consolidated Audited Financial Statements, have noted that factors related to our ability to raise funds and operate under current conditions in Argentina have caused there to be substantial doubt regarding our ability to continue as a going concern. The following discussion is mainly historical and is not indicative of our current or future results of operations, liquidity or funding. Accordingly, the following discussion should be read in conjunction with, and is qualified in its entirety by, "Risk Factors" in this Offering Memorandum.

                                    The Bank

          We are one of the largest private-sector financial institutions in Argentina with consolidated assets of Ps.9.9 billion, loans (net of allowances) of Ps.6.9 billion, deposits of Ps.6.4 billion and stockholders' equity of Ps.1.1 billion at December 31, 2001. This compares to consolidated assets of Ps.15.7 billion, loans (net of allowances) of Ps.6.8 billion, deposits of Ps.5.5 billion and stockholders' equity of Ps.1.5 billion as of September 30, 2002. For the last few years, we have been operating in an economy that, as described herein, is experiencing significant economic difficulties, most recently with high inflation and the significant financial instability of the Argentine Government, private corporations and businesses and individuals. As a result of the general recession throughout 2001 and increasing financial instability throughout the year, for fiscal year 2001 we had a net loss of Ps.10.2 million and for the first nine months of fiscal year 2002 we had a net loss of Ps.873.6 million. Based on net income, for the fiscal year 2001, we had a negative return on average equity of 0.78% and a negative return on average assets of 0.08%. Based on net income, for the fiscal year 2002, we had a negative return on average equity of 46.77% and a negative return on average assets of 5.95%. We had a market share of 8.0% in terms of total loans (gross of allowances) and 8.7% in terms of total deposits in the Argentine financial system at December 31, 2001 and we had a market share of 8.0% in terms of total loans (gross of allowances) and 8.3% in terms of total deposits in the Argentine financial system at December 31, 2002.

          Holders of the Existing Notes should be aware that many of the actions taken by the Argentine Government in connection with the recent economic crisis in Argentina described in detail under "Risk Factors" and "Recent Events in Argentina and the Impact on the Bank," including the conversion of certain of our U.S. dollar-denominated assets and liabilities into Peso-denominated assets and liabilities and the devaluation of the Peso, took place after December 31, 2001, and, therefore, are not reflected in our financial statements for the fiscal year ended December 31, 2001. Further economic uncertainties, including devaluation of the peso, continue to affect our financial condition. While the pesification of assets and liabilities and the devaluation of the Peso as of September 30, 2002 is reflected in our financial statements for the nine-month period ended September 30, 2002, our subsequent financial statements may not fully reflect the impact on our operations and financial condition of further actions taken by the Argentine Government, including adjustments in the level and nature of Government compensation for the pesification of our balance sheet, and the continued deterioration of the Argentine economy since the date of financial information included in this Offering Memorandum. The impact of, and changes in, Argentine law and Government policies relating to, among other things, fluctuations in the amount and levels of deposits, damage claims brought by depositors and the various voluntary exchange programs being pursued by the Argentine Government will also likely have an adverse effect on our business operations and financial condition unless and until the Argentine economy stabilizes and achieves prolonged growth.

          As a result of the foregoing, holders of our Existing Notes should be aware that the financial statements and information included elsewhere in this Offering Memorandum are not comparable to financial statements and information for prior periods and the financial statements and information included herein may not be indicative or fully reflect our current financial position or anticipated results of operations or business prospects, all of which have been materially and adversely affected since the respective dates of those statements. Holders of the Existing Notes are cautioned not to place undue significance on the financial statements and information contained herein and should assume that our current financial condition is less secure than that indicated in such financial statements and information.

          We provide our services through one of the widest branch networks in Argentina. As of December 31, 2002, it was comprised of 209 branches in real-time connection, 67 of which are located in Buenos Aires and the remaining 142 branches are distributed among 20 of the 23 Argentine provinces. We also have 502 automated teller machines, or ATMs, 557 self-service information terminals, 41 customer service positions at companies and 59 customer service positions in public places, a telemarketing center, phone banking and access through the Internet. We are headquartered in the city of Buenos Aires.

          Traditionally, we have been engaged in a wide variety of commercial and investment banking activities and related financial services directed towards large corporations, small- and medium-sized companies, and individuals. Our commercial banking activities include making personal and corporate loans, taking deposits, and issuing credit and debit cards and overdraft facilities. Due to the financial crises in Argentina, since December 2001 we have not been engaged in any significant lending, investment banking and project finance activities. In addition, we develop and sell mutual funds, market and sell insurance products, and provide foreign trade financing and other transactional and cash management services to our customers.

          We are controlled by a subsidiary of Banco Santander Central Hispano S.A., a large Spanish financial services company, or SCH. See "Principal Shareholders."

          Our historical business has changed dramatically as a result of the crisis in Argentina and our business strategy is being developed and refined in reaction to the current events in Argentina, as further described in "Risk Factors" and "Business -- New Business Strategy."

                            Purpose of the New Offer

          The purpose of the New Offer is to allow us to reschedule our outstanding debt and to reduce our interest expense. The New Offer is being conducted as part of our overall effort to restructure all of our assets and liabilities and refocus our business in response to the recent events and current economic crisis in Argentina.

          The New Offer is being made to holders of the Existing Notes on economic terms that are substantially comparable to the terms of the Prior Offer, except, unlike the Prior Offer, we do not intend to offer to holders of Existing Notes the opportunity to participate in any cash tender offer. In all other respects, tendering holders will receive New Notes on similar economic terms as the following comparison illustrates.

          For each US$1,000 principal amount of Existing Notes tendered, holders of Existing Notes will receive the following:

          o Under the terms of the Prior Offer, holders tendering for Series A Notes received US$900 principal amount of Series A Notes plus US$100 in cash. Holders also received an additional US$44.34 in cash, representing the sum to be paid in lieu of accrued and unpaid interest on the Existing Notes to, but not including, December 15, 2002 and the amount to be paid in lieu of accrued and unpaid interest on such unpaid interest from December 15, 2002 to, but not including January 28, 2003, which was the settlement date of the Prior Offer.

          o Under the terms of the New Offer, holders tendering for Series A Notes will receive US$900 principal amount of Series A Notes plus US$100 in cash.

          o Under the terms of the Prior Offer, holders tendering for Series B Notes received US$950 principal amount of Series B Notes plus US$100 in cash. Holders also received US$37.61 equalling US$44.34 in lieu of accrued and unpaid interest on the Existing Notes to, but not including, December 15, 2002 and the amount to be paid in lieu of accrued and unpaid interest on such unpaid interest from December 15, 2002 to, but not including January 28, 2003, net of US$6.73 of interest deemed accrued on the Series B Notes from August 5, 2002 to, but not including, December 15, 2002.

          o Under the terms of the New Offer, holders tendering for Series B Notes will receive US$950 principal amount of Series B Notes plus US$100 in cash. Holders will also receive US$2.55 in cash, representing an amount corresponding to interest paid on the Series B Notes issued in the Prior Offer from December 16, 2002 through February 3, 2003.

          Notwithstanding that we will not receive any cash proceeds from the issuance and exchange of New Notes for Existing Notes, such exchange will constitute a refinancing of our liabilities, in accordance with the requirements stated by Section 36 of the Negotiable Obligations Law.

                           Recent Events in Argentina

          Substantially all of our operations, property and customers are located in Argentina. Therefore, the performance of our loan portfolio, our financial condition and the results of our operations depend primarily on the macroeconomic, social and political conditions prevailing in Argentina.

          Beginning in the latter half of 1998, successive external shocks to the economy had a negative impact on Argentina's economy. The result was a depressed level of economic activity that exacerbated fiscal imbalances, which lead to a continuous increase in public sector indebtedness, not only in nominal terms but also as a percentage of gross domestic product or GDP. Deterioration of the public sector's solvency, together with the unstable political situation following the 1999 presidential elections, triggered a general loss in confidence which made it increasingly difficult for Argentina to roll over its sovereign debt maturities (reflected in the continuous increase in applicable interest rates and all interest rates in Argentina) and have access to credit. The lack of credit worsened the recession, which, in turn, worsened the financial condition of the public sector. In 2001, the public sector's inability to honor its payment obligations materially and adversely affected the financial system's liquidity us, in particular, due to its large exposure to public sector debt. Since December 2001, the recession and the public sector's financial crisis have deepened into an unprecedented political and economic crisis, which has disrupted Argentina's financial system and effectively paralyzed its economy.

          In response to the crisis, the Argentine Government has undertaken numerous and far-reaching initiatives that, especially in 2002, have changed and continue to change the macroeconomic and regulatory environment for doing business in Argentina, generally, and for the financial business in particular. As of the date of this Offering Memorandum, the crisis remains unresolved and the policies needed to restore credibility in the financial system and promote economic growth are still under discussion by the Argentine authorities. The measures that have been taken, the full consequences of which are still uncertain, include the following:

          o suspending the payment of almost all of Argentina's sovereign debt and entering into an agreement with the International Monetary Fund, or IMF, as of the end of January 2003, to cancel Argentina's debt with the World Bank and postpone payments on its indebtedness to the IMF;

          o ending the one-to-one Peso-dollar parity that had been in place since 1991, by repealing the Convertibility Law that had established such parity in 1991, and subsequently allowing the Peso to float, which, through February 2002, has resulted in an approximate 68.45% devaluation vis-a-vis the U.S. dollar;

          o establishing foreign-exchange controls and restricting transfers abroad;

          o    restricting cash withdrawals from bank deposits;

          o establishing a compulsory "asymmetric" conversion of certain dollar-denominated assets and liabilities into Peso-denominated assets and liabilities at different exchange rates (referred to herein as "asymmetric pesification" or "pesification"), as follows:

               -- individual and corporate dollar-denominated debt with banks, and other creditors, were converted into Peso-denominated debt at a one-to-one exchange rate;

               -- dollar-denominated public sector debt instruments in bank portfolios, both federal and provincial, were converted into Peso-denominated instruments, consumer price inflation-linked at an exchange rate of Ps.1.40 per U.S. dollar; and

               -- dollar-denominated bank deposits were converted into Peso-denominated, consumer price inflation-linked bank deposits at an exchange rate of Ps.1.40 per U.S. dollar, while bank and corporate liabilities governed by foreign law remained dollar-denominated;

          o restructuring bank Peso-denominated time deposits and most of the dollar-denominated deposits and establishing a repayment schedule ending in 2003 and 2005 depending on whether the deposit was originally Peso or dollar-denominated and the amount of the deposit;

          o amending the charter of the Central Bank in order to allow it to print currency in excess of the amount of the foreign reserves it holds, making advances to the Argentine Government and providing financial assistance to financial institutions with liquidity constraints or solvency problems (the Central Bank acted as a currency board and was therefore limited in its ability to act as lender of last resort under the Convertibility Law); and

          o announcing that the Argentine Government would allocate one or more types of government bonds, or the Compensatory Bonds, to financial institutions in compensation for the losses that would otherwise arise from the "asymmetric pesification" of certain of the banks' dollar-denominated assets and liabilities into Peso-denominated assets and liabilities and the short foreign currency position that would otherwise result. To compensate financial institutions for this currency mismatch, the issuance of dollar-denominated bonds was contemplated.

          For a detailed description of the recent events in Argentina, see note 1 to the Unconsolidated and Consolidated Unaudited Interim Financial Statements contained elsewhere in this Offering Memorandum.

          The Central Bank has published substantially all of the criteria necessary to determine the exact amount of the compensation to be received by each financial institution in the form of compensatory bonds, or Compensatory Bonds, issued in one or more series as specified by specific decrees issued by the Argentine Government, including the series referred to herein as the BODEN that may be delivered to the holders of the Series B Notes as provided herein. Under those criteria, as of the date of this Offering Memorandum, BODEN in the aggregate amount of US$729.8 million, representing 60.1% of the approximate US$1,215.0 million total amount distributed to us as a result of the asymmetric pesification, has been issued to us, but remains subject to restrictions on use and disposition currently imposed by the Central Bank, including our ability to transfer ownership rights in the BODEN (which is deliverable upon mandatory redemption and exchange of the Series B Notes as provided herein). As of the date of this Offering Memorandum, certain issues that would require that financial institutions be compensated have not yet been addressed by the regulators and the compensation is subject to certain adjustments that the Central Bank will be able to modify. These are (i) the enforcement of different inflation adjustment coefficients for "pesified" assets and liabilities, and
(ii) the payment by banks of U.S. dollar-denominated deposits, pursuant to depositors' judicial actions, at exchange rates greater than Ps.1.40 per U.S. dollar, the exchange rate at which the dollar deposits were initially "pesified."

          Although the long-term effects of the current crisis and of the new governmental measures remain uncertain, they have had an immediate and materially adverse effect on our liquidity, and, unless we are fully compensated with Compensatory Bonds and other remedial measures, those measures will have a materially adverse effect on our financial condition, anticipated results of operations and business prospects. For the foreseeable future, we anticipate, among others:

          o being unable to obtain the funds needed to refinance our existing debt as it matures;

          o continuing difficulty in collecting on our existing loans to the public and the private sector;

          o    very limited, if any, origination of new loans;

          o    a continued volatility in our deposit base;

          o a continued deterioration in the asset quality of our loan portfolio as a result of the virtual collapse of Argentina's payment system and the paralysis of its economy during 2002; and

          o    a significant decline in our overall activity.

          In addition, as of December 31, 2001 and September 30, 2002 our assets included a substantial amount of Argentine Government debt instruments and accounted for approximately 25.3% and 58.4%, respectively, of our consolidated assets at such dates, including financial and nonfinancial and federal and provincial public sector debt instruments. Although the exact percentage of our consolidated assets represented by Argentine public sector debt instruments (including BODEN) cannot be precisely quantified due to the aforementioned uncertainties and the pending compensation, our exposure to the public sector is substantial and represents a much higher portion of our consolidated assets than at December 31, 2001. Therefore, the value of our assets and our income-generating capacity increasingly depends, among other factors, on the improvement of the Argentine public sector's capacity to repay its debts. See "Risk Factors -- Risks Related to Argentina," "-- Risks Related to the Bank" and "Recent Events in Argentina and the Impact on the Bank."

                                  The New Offer

The Existing Notes.............       US$89,875,000 aggregate principal amount
                                      of our 8.75% Notes due December 15, 2003.

The New Offer..................       We are offering the following to holders
                                      of our Existing Notes:

                                      The New Offer

                                      We are offering to holders that tender
                                      their Existing Notes the opportunity to
                                      receive for each US$1,000 principal amount of Existing Notes tendered either:

                                      (a)   US$900 principal amount of Series A
                                            Notes, which Series A Notes will be
                                            issued with a CICC (as described in
                                            "Description of the Series A and the
                                            Series B Notes -- Description of
                                            Contingent Interest Coupon
                                            Certificates") that will detach from
                                            the Series A Notes automatically
                                            following issuance without any
                                            action on the part of the holder
                                            thereof and will entitle the holder
                                            thereof to a limited amount of
                                            additional interest in the form of a
                                            contingent cash payment from us
                                            depending on our earnings and net
                                            worth for each of the fiscal years
                                            2003 through 2009 prior to the
                                            maturity date of the Series A Notes,
                                            plus US$100 in cash; or

                                      (b)   US$950 principal amount of Series B
                                            Notes, which Series B Notes shall
                                            not be issued with any CICCs but
                                            which shall be mandatorily
                                            redeemable and exchangeable by us
                                            upon the occurrence of certain
                                            specified events into an equivalent
                                            principal amount of BODEN, plus
                                            US$102.55 in cash, which includes an
                                            amount corresponding to interest
                                            paid on the Series B Notes issued in
                                            the Prior Offer from December 16,
                                            2002 through February 3, 2003.

                                      Other

                                      The New Offer does not contemplate any
                                      solicitation of proxies to amend any of
                                      the terms of the Existing Notes or the
                                      governing documents related thereto.

                                      Concurrently with this New Offer, we are making an offer to holders of Existing Notes outside the United States to purchase their Existing Notes on substantially identical terms in a transaction that is exempt from registration under the Securities Act (the "Non-U.S. Concurrent New Offer"). For a description of the Non-U.S. Concurrent New Offer, see "The New Offer -- Non-U.S. Concurrent New Offer" in this Offering Memorandum.

Conditions ....................       The New Offer will be subject to various
                                      terms and conditions, which we may assert or waive, including:

                                      (i)   We shall have complied with the
                                            applicable laws of each jurisdiction
                                            in which the New Offer and U.S.
                                            Concurrent New Offer is made and due
                                            consents and authorization from all
                                            governmental and regulatory
                                            authorities, including from the
                                            Central Bank, shall have been
                                            received in respect of the exchange
                                            of the Series A Notes and Series B
                                            Notes for the

                                            Existing Notes and the issuance of
                                            the New Notes and the making of the
                                            cash payments;

                                      (ii)  No adverse judicial or regulatory
                                            action shall have occurred or been
                                            threatened that either challenges
                                            the making of the New Offer or in
                                            our reasonable judgment could
                                            materially adversely affect our
                                            business;

                                      (iii) No material adverse changes in
                                            Argentine, U.S. or other financial
                                            markets shall have occurred; and

                                      (iv)  No objection or action by the
                                            trustee that in our reasonable
                                            judgment could adversely affect the
                                            New Offer.

Expiration Date................       5:00 P.M., New York City time, March __,
                                      2003, unless extended by us. [30 BUSINESS
                                      DAYS AFTER COMMENCEMENT OF THE NEW OFFER]

Settlement Date................       ____, 2003.

Extension, Amendment,
Termination....................       We expressly reserve the right, in our
                                      sole discretion at any time or from time to time before or concurrently with the Expiration Date for the New Offer to (i) terminate the New Offer with respect to the Existing Notes and return all tendered
                                      Existing Notes to the holders thereof,
                                      (ii) waive the unsatisfied conditions with respect to the New Offer and accept all Existing Notes tendered and (iii) modify, extend or otherwise amend the New Offer with respect to the Existing Notes and retain all tendered Existing Notes until the Expiration Date, as extended, of the New Offer, subject, however, to applicable law. Any amendment applicable to the New
                                      Offer will apply to all Existing Notes
                                      tendered pursuant to the New Offer. See
                                      "The New Offer -- Expiration Date;
                                      Extensions; Amendments; Termination."

Reopening of Series A Notes
and CICCs......................       The Series A Notes and CICCs issued in the
                                      New Offer are intended to be issued as
                                      part of the same series of Series A Notes that were issued in the Prior Offer for all purposes under the Indenture under which they are to be issued and we are exploring ways to achieve this; however, in the event that the issuance of the Series A Notes and the CICCs in the New
                                      Offer fails to constitute a "qualified
                                      reopening" for U.S. federal income tax
                                      purposes, the amount of original issue
                                      discount on the Series A Notes in the New
                                      Offer could be different than the amount of original issue discount on the Series A
                                      Notes in the Prior Offer and, as a result, Series A Notes and CICCs issued in the New
                                      Offer would not be fungible with the
                                      Series A Notes and CICCs issued in the
                                      Prior Offer. In such event, we reserve the right, as necessary and appropriate, to issue notes and CICCs in the New Offer that are a separate series from the Series
                                      A Notes and CICCs issued in the Prior
                                      Offer with different CUSIP, Common Code
                                      and ISIN numbers than the Series A Notes and CICCs issued in the Prior Offer. Any such series of notes and CICCs would have economic terms identical, other than original issue discount related thereto, to those for the Series A Notes and CICCs issued in the Prior Offer. See "Risk
                                      Factors -- The Series A Notes and CICCs
                                      May Not Constitute a `Qualified Reopening' of the Series A Notes Under Applicable
                                      U.S. Treasury Regulations."

Acceptance of Existing Notes
and Delivery of New Notes......       All Existing Notes properly tendered will
                                      be accepted upon satisfaction or waiver of all of the conditions, and on the Settlement Date (i) the New Notes will be issued and (ii) the applicable cash payments will be made. See "The New Offer -- Acceptance of the Existing Notes for Exchange; Delivery of Our New Notes."

Tender Procedures..............       If you wish to accept the New Offer and
                                      your Existing Notes are held by a
                                      custodial entity such as a bank, broker, dealer, trust company or other nominee, you must instruct this custodial entity to tender with respect to your Existing
                                      Notes, on your behalf, pursuant to such
                                      custodial entity's procedures. This
                                      instruction will authorize the completion, execution and delivery of a Letter of Transmittal in respect of your Existing
                                      Notes.

                                      Each Letter of Transmittal for a tender
                                      for exchange of Existing Notes held at
                                      Euroclear or Clearstream, Luxembourg must be completed by a direct participant in Euroclear or Clearstream, Luxembourg. In addition to a Letter of Transmittal, "Bond Instructions" (as defined herein) must be delivered to Euroclear or Clearstream, Luxembourg, as the case may be, in accordance with the procedures and deadlines established by Euroclear or Clearstream, Luxembourg.

                                      Tenders of Existing Notes held through The
                                      Depository Trust Company ("DTC") may only be made by using the book-entry transfer procedures of DTC and by transmitting an Agent's Message (as defined herein) to the Exchange Agent. In order for a book-entry transfer to constitute a valid tender of your Existing Notes in the New Offer, the Exchange Agent must receive a confirmation of book-entry transfer of your Existing Notes into the Exchange Agent's account at DTC prior to the Expiration Date. See "The New Offer -- How to Tender." Holders tendering via DTC's ATOP System need not deliver a completed Letter of Transmittal.

Withdrawal Rights..............       Holders that tender their Existing Notes
                                      pursuant to the New Offer will not be
                                      entitled to withdraw such tenders of
                                      Existing Notes except in the event that we may modify or amend the New Offer in any material respect.

Accelerated Settlement.........       At any time on or after 20 business days
                                      after commencement of the New Offer upon the satisfaction or waiver of the other conditions to the New Offer, we will have the right, but not the obligation, to elect to accept Existing Notes tendered for exchange prior to the Expiration Date.
                                      Any cash payments will be paid and the New
                                      Notes and CICCs, if any, will be issued in exchange for the Existing Notes in the New
                                      Offer, if consummated, on a settlement
                                      date (the "Accelerated Settlement Date"), which will be the fifth business day following the date on which we accept the Existing Notes for payment. Any Existing
                                      Notes tendered after the date on which we accept Existing Notes for accelerated settlement may be accepted on the Expiration Date for settlement on the fifth business day thereafter.

Exchange Agent.................       Citibank, N.A. is serving as exchange
                                      agent for the New Offer. An agent of the Exchange Agent in Argentina will act through Citibank, N.A. Buenos Aires
                                      Branch. You can find the addresses and
                                      telephone numbers for the exchange agent and the agent of the Exchange Agent on the back cover page of this Offering
                                      Memorandum.

Information Agent..............       Mellon Investor Services LLC is serving as
                                      information agent for the New Offer. You can find the address and telephone number for the information agent on the back cover page of this Offering Memorandum.

Trustee, Co-Registrar and
Co-Paying Agent................       The Bank of New York.

Brokerage Commissions..........       You are not required to pay any brokerage
                                      commissions to the Information Agent or
                                      the Exchange Agent.

                               The Existing Notes

          The following is a summary of the principal terms and conditions of the Existing Notes. For further information, investors should review "Description of the Existing Notes" and the Indenture (as defined below) pursuant to which the Existing Notes have been issued.

Issuer.........................       Banco Rio de la Plata S.A.

Aggregate Principal Amount.....       US$89,875,000 outstanding as of the date
                                      hereof (including approximately
                                      US$720,000 held by us).

Maturity Date..................       December 15, 2003.

Interest.......................       8.75% per annum.

Interest Payments..............       Interest on the Existing Notes is computed
                                      on the basis of a 360-day year of twelve
                                      30-day months and is payable semiannually in arrears on June 15 and December 15 of each year.

Ranking .......................       The Existing Notes are senior unsecured
                                      obligations and rank pari passu with all our other senior unsecured indebtedness.

Subordination..................       In the event of our judicial liquidation,
                                      all depositors, regardless of the type,
                                      amount or currency of their deposits,
                                      whether made by individuals or
                                      corporations, will have a general and
                                      absolute priority right over all creditors
                                      (such as the Holder of Existing Notes),
                                      with the exception of certain labor
                                      creditors, those creditors secured with a pledge or mortgage, credits granted under section 17, subsections (b), (c), and (f) of the Central Bank's Charter (rediscounts granted to financial institutions based on temporary illiquidity, overdrafts granted to financial institutions with collateral, collateral assignment, pledge or special allocation of certain assets) and credits granted by the Banking Liquidity Fund
                                      ("Fondo de Liquidez Bancaria") secured by a pledge or mortgage, to be paid out of 100% of the proceeds of the liquidation of our assets. In addition, depositors of any type of deposits have a special priority right over all our other creditors, with the exception of certain labor creditors, to be paid out of (i) any of our funds which may be held by the Central Bank as reserves, (ii) any of our other funds existing as of the date our license is revoked, or (iii) any proceeds which may result from the mandatory transfer of certain of our assets as determined by the Central Bank. Payments are to be made in the following order of priority: (i) deposits made by individuals up to Ps.5,000 per person, or its equivalent in foreign currency, (ii) all deposits with maturities of more than 90 days, and (iii) all other deposits on a pro rata basis.

                                      Additionally, pursuant to section 53 of
                                      Argentine Law No. 21,526, as amended, the claims of the Central Bank will have seniority over other creditors, except creditors secured by pledge or mortgage, certain labor creditors, depositors, credits granted under section 17, subsections (b), (c), and (f) of the Central Bank's Charter (rediscounts granted to financial institutions based on temporary illiquidity, overdrafts granted to financial institutions with collateral, collateral assignment, pledge or special allocation of certain assets) and credits granted by the Banking Liquidity Fund secured by pledge or mortgage.

Restrictive Covenants .........       The Existing Notes are subject to certain
                                      restrictive covenants which, among other things, restrict (with certain exceptions) our ability to create liens and to consolidate, merge, transfer or lease our properties.

Additional Payments............       All payments of principal and interest on
                                      the Existing Notes are made without
                                      withholding or deduction for, or on
                                      account of, any present or future taxes, duties, levies, contributions, withholdings or transfer expense of any nature in effect on the closing date, or imposed or established in the future by or on behalf of Argentina or any authority in Argentina subject to certain exceptions.

Tax Redemption.................       The Existing Notes are redeemable at our
                                      option in whole at par plus accrued and
                                      unpaid interest in the event that we
                                      become obligated to pay any additional
                                      payments in respect of, among other
                                      things, Argentine withholding taxes, as a result of a change in Argentine tax law or regulation or its interpretation thereof.

Indenture......................       The Indenture, dated as of December 15,
                                      1993, among the Bank, The Bank of New
                                      York, as trustee, co-registrar and
                                      principal paying agent, and The Bank of
                                      New York S.A., as registrar.

Trustee........................       The Bank of New York.

Governing Law..................       Argentine Law No. 23,576, as amended, the
                                      Negotiable Obligations Law, governs the
                                      requirements for the Existing Notes to
                                      qualify as obligaciones negociables
                                      thereunder, while such law, together with Argentine Law No. 19,550, as amended, and other applicable Argentine laws and regulations, govern our capacity and corporate authorizations to execute and deliver the Existing Notes and the authorization of the CNV for the establishment of the Program and the public offering of the Existing Notes in Argentina. As to all other matters, the Indenture and the Existing Notes are governed by, and shall be construed in accordance with, the law of the State of New York, United States of America.

Listing........................       None.

Identifying Codes..............       CUSIP: 059644AE4
                                      ISIN: US059644AE44
                                      Common Code: 004812204

                                  The New Notes

          The following is a summary of the principal terms and conditions of the New Notes offered pursuant to the New Offer including, in the case of the Series A Notes, the CICCs. For further information, investors should review "Description of the Series A Notes and the Series B Notes" and the Program (as defined below) pursuant to which the New Notes will be issued.

Issuer.........................       Banco Rio de la Plata S.A.

Aggregate Principal
Amount to be delivered.........       Up to US$85,381,200 Series A Notes and/or
                                      Series B Notes, based upon US$89,875,000 of Existing Notes outstanding as of the date hereof and a purchase price of US$900 principal amount of Series A Notes and US$950 principal amount of Series B Notes offered in exchange for each US$1,000 of Existing Notes tendered pursuant to the New Offer.

                     Terms Applicable to the Series A Notes

Maturity Date..................       December 15, 2009.

Principal Amortization
Schedule ......................       Eight semiannual installments equal to
                                      12.50% of the original principal amount
                                      commencing on June 15, 2006.

Interest.......................       The Series A Notes will bear interest from
                                      December 15, 2002 at the rate of 4% per
                                      annum until December 15, 2005, and
                                      thereafter interest on the Series A Notes will increase 1% per annum up to a maximum interest rate of 6% per annum.

Interest Payments..............       Interest on the Series A Notes will be
                                      paid semiannually in arrears on June 15
                                      and December 15 of each year, commencing on June 15, 2003.

Minimum Denomination...........       US$1.00.

Contingent Interest
Coupon Certificates............       Each US$1.00 original principal amount of
                                      Series A Notes will be issued with a CICC that will detach from the Series A Notes automatically following issuance without any action on the part of the holders thereof and will be able to be traded separately from the Series A Notes. The
                                      CICCs will entitle the holders thereof to the possibility of a limited amount of additional interest in the form of a contingent cash payment from us based on our earnings and based on a specified formula net worth for each of the fiscal years 2003 through 2009. For a description of the formula and payment terms for the CICCs, see "Description of the Series A
                                      Notes and the Series B Notes-- Contingent
                                      Interest Coupon Certificate."

                     Terms Applicable to the Series B Notes

Final Maturity Date............       August 3, 2012.

Principal Amortization
Schedule.......................       Eight annual payments of principal equal
                                      to 12.50% of the original principal amount commencing on August 3, 2005.

Interest.......................       Interest on the Series B Notes will be
                                      deemed to accrue from February 4, 2003 on a floating rate basis which will be determined by applying to the minimum denomination (US$100) the interest rate applicable to U.S. dollar deposits for a six month term in the London Interbank
                                      Market ("LIBOR") at 11:00 a.m. London time on the second business day next preceding the commencement of each semiannual interest period and adjusted to a calendar year of 365 or 366 days, as applicable, with the adjusted interest rate for the first interest period ending August 3, 2003 being 1.369% per annum. See
                                      "Description of the Series A Notes and the Series B Notes-- Principal and Interest
                                      Payments."

Interest Payments..............       Interest on the Series B Notes will be
                                      paid semiannually in arrears on February 3 and August 3 of each year, commencing on August 3, 2003.

Minimum Denomination...........       US$100.

Mandatory Redemption and
Exchange into BODEN............       The Series B Notes will be subject to a
                                      mandatory redemption and exchange of the entire amount of Series B Notes for BODEN on a dollar-for-dollar basis as soon as practicable after we are no longer subject to the current restrictions imposed by the Central Bank on our ability to transfer ownership of BODEN in an aggregate amount at least equal to the outstanding aggregate principal amount of the Series B
                                      Notes. See "Description of the Series A
                                      Notes and the Series B Notes-- Mandatory
                                      Redemption and Exchange of the Series B
                                      Notes for BODEN." To the extent BODEN
                                      become available to us prior to the
                                      Expiration Date, we may, at our
                                      discretion, exchange either BODEN or the Series B Notes for the Existing Notes tendered pursuant to the New Offer.

          Terms Applicable to the Series A Notes and the Series B Notes

General........................       The terms and conditions of both the
                                      Series A Notes and the Series B Notes will be similar to the Existing Notes, with the principal differences including the following:

                                      o    the rate of interest;

                                      o    the amortization schedule;

                                      o    the maturity date;

                                      o    the Series A Notes will be issued
                                           with a CICC;

                                      o    the Series B Notes will be
                                           mandatorily redeemable and
                                           exchangeable into BODEN;

                                      o    the cross-default provisions as
                                           described under "Description of the
                                           Series A Notes and the Series B
                                           Notes," which will provide that the
                                           amount of indebtedness is US$20
                                           million and that the Existing Notes
                                           will be excluded from the cross
                                           default provisions of the New Notes
                                           so that a payment default on the
                                           Existing Notes does not result in a
                                           cross-default on (or become the basis
                                           for cross-acceleration of) the New
                                           Notes;

                                      o    the conditions involving mergers,
                                           consolidations, sales and leases
                                           relating to us and our subsidiaries;

                                      o    certain provisions relating to
                                           subordination of the New Notes to
                                           rights of our depositors in
                                           compliance with Argentine law;

                                      o    addition of certain permitted
                                           encumbrance to our negative pledge
                                           covenants;

                                      o    the required timing of our delivery
                                           of financial statements and deletion
                                           of requirement to provide U.S. GAAP
                                           reconciliation;

                                      o    the occurrence of events for which we
                                           may be subject to pay Additional
                                           Amounts on, and for which we may
                                           redeem for tax reasons, the Series A
                                           Notes and the Series B Notes;

                                      o    no requirement to extend exchange
                                           offers or similar purchases to
                                           holders of New Notes on an equal
                                           basis under specified circumstances;
                                           and

                                      o    certain provisions relating to
                                           defeasance.

Ranking........................       The New Notes are senior unsecured
                                      obligations and will rank pari passu with all other senior unsecured indebtedness.

Subordination..................       In the event of our judicial liquidation,
                                      all depositors, regardless of the type,
                                      amount or currency of their deposits,
                                      whether made by individuals or
                                      corporations, will have a general and
                                      absolute priority right over all creditors
                                      (such as the holders of the New Notes),
                                      with the exception of certain labor
                                      creditors, those creditors secured with a pledge or mortgage, credits granted under section 17, subsections (b), (c), and (f) of the Central Bank's Charter (rediscounts granted to financial institutions based on temporary illiquidity, overdrafts granted to financial institutions with collateral, collateral assignment, pledge or special allocation of certain assets) and credits granted by the Banking Liquidity Fund secured by a pledge or mortgage, to be paid out of 100% of the proceeds of the liquidation of our assets. In addition, depositors of any type of deposits have a special priority right over all other of our creditors, with the exception of certain labor creditors, to be paid out of
                                      (i) any of our funds which may be held by the Central Bank as reserves, (ii) any other of our funds existing as of the date our license is revoked, or (iii) any proceeds which may result from the mandatory transfer of certain of our assets as determined by the Central Bank.
                                      Payments are to be made in the following order of priority: (i) deposits made by individuals up to Ps.5,000 per person, or its equivalent in foreign currency, (ii) all deposits with maturities of more than 90 days, and (iii) all other deposits on a pro rata basis.

                                      Additionally, pursuant to section 53 of
                                      Argentine Law No. 21,526, as amended, the claims of the Central Bank will have seniority over other creditors, except creditors secured by pledge or mortgage, certain labor creditors, depositors, credits granted under section 17, subsections (b), (c), and (f) of the Central Bank's Charter (rediscounts granted to financial institutions based on temporary illiquidity, overdrafts granted to financial institutions with collateral, collateral assignment, pledge or special allocation of certain assets) and credits granted by the Banking Liquidity Fund secured by pledge or mortgage.

Additional Payments............       All payments of principal and interest on
                                      the Series A Notes, the Series B Notes and the CICC will be made without withholding or deduction for, or on account of, any present or future taxes, duties, levies, contributions, withholdings or transfer expense of any nature in effect on the closing date or imposed or established in the future by or on behalf of Argentina or any authority in Argentina subject to certain exceptions. See "Description of the Series A Notes and the Series B
                                      Notes-- Payments of Additional Amounts."

Tax Redemption.................       The Series A Notes, the Series B Notes and
                                      the CICC are redeemable at our option in whole at par plus accrued and unpaid interest in the event that we become obligated to pay any additional payments in respect of, among other things, Argentine withholding taxes as a result of a change in Argentine tax law or regulation or in its interpretation after the Issue Date. See "Description of the
                                      Series A Notes and the Series B Notes--
                                      Redemption and Purchase Provisions--
                                      Redemption for Tax Reasons."

Program Indenture..............       The Series A Notes and the Series B Notes
                                      will be issued under the US$1,000,000,000
                                      Medium Term Note Program and the Indenture of the Bank dated as of May 19, 2000 and authorized for public offering in
                                      Argentina by the Certificate No. 263 dated
                                      March 27, 2000 of the CNV, as amended by the First Supplemental Indenture, dated
                                      January 22, 2001.

Trustee........................       The Bank of New York.

Form of New Notes..............       U.S. Global Note. The New Notes will be
                                      registered in the name of Cede & Co. as
                                      the nominee for DTC.

Governing Law..................       Argentine Law No. 23,576, as amended, the
                                      Negotiable Obligations Law, governs the
                                      requirements for the Series A Notes and
                                      the Series B Notes to qualify as
                                      obligaciones negociables thereunder, while such law, together with Argentine Law No.
                                      19,550, as amended, and other applicable
                                      Argentine laws and regulations, govern our capacity and corporate authorizations to execute and deliver the Series A Notes and the Series B Notes and the authorization of the CNV for the establishment of the Program and the public offering of the New
                                      Notes in Argentina. As to all other
                                      matters, the Program and the Existing
                                      Notes are governed by, and shall be
                                      construed in accordance with, the law of the State of New York, United States of
                                      America.

Listing........................       Application has been made to list the New
                                      Notes on the Buenos Aires Stock Exchange.

                                      BODEN

          The following is a summary of the principal terms and conditions of the BODEN that you will receive in the event of the mandatory exchange of the Series B Notes. This summary is based upon publicly available information including Executive Order No. 905/02 as amended and complemented by applicable Argentine regulations. For further information, investors should review "Description of the BODEN" and Executive Order No. 905/02 as amended and complemented by applicable Argentine regulations. The terms and conditions of the BODEN may be amended or supplemented from time to time by the Argentine Government. We do not assume any liability in connection with the existing terms of, or future changes to, the terms and conditions of the BODEN.

Issuer.........................       Argentina.

Aggregate Principal Amount
to be delivered................       Up to US$85,381,200, based upon
                                      US$89,875,000 of Existing Notes
                                      outstanding as of the date hereof and a
                                      purchase price of US$950 principal amount of Series B Notes offered in exchange for each US$1,000 of Existing Notes tendered pursuant to the New Offer. Upon the mandatory redemption and exchange of the Series B Notes, you will receive a principal amount of BODEN equal to the principal amount of Series B Notes exchanged together with all accrued and unpaid interest on the BODEN in exchange for the cancellation of the Series B Notes and the waiver by the holders thereof to any claim for accrued but unpaid interest on the Series B Notes at the time of such mandatory redemption and exchange.

Currency.......................       U.S. dollars.

Maturity Date..................       August 3, 2012.

Minimum Denomination...........       US$100.

Form and Denomination..........       For a description, see "Description of the
                                      Series A and Series B Notes -- Form,
                                      Denomination and Registration; Book Entry
                                      System."

Amortization Schedule..........       Eight annual, equal and consecutive
                                      payments of principal, each one equivalent to US$12.50 per US$100 of the initial principal amount. The first installment is due on August 3, 2005.

Interest.......................       Interest accrues on a floating rate basis
                                      and at a rate determined by reference to the interest rate applicable to U.S.
                                      dollar deposits for a six month term in
                                      the London Interbank Market ("LIBOR") at
                                      11:00 a.m. London time on the second
                                      business day next preceding the
                                      commencement of each semiannual interest period and adjusted to a calendar year of 365 or 366 days, as applicable, as determined by the Central Bank, described in "Description of the BODEN-- Principal and Interest Payments." The adjusted interest rate for the interest period ending August 3, 2003 is 1.369% per annum.

Interest Payments..............       Interest on BODEN is payable semiannually
                                      in arrears on February 3 and August 3 of each year.

Ranking........................       BODEN are unsecured obligations of
                                      Argentina and rank pari passu with all of Argentina's other unsubordinated unsecured indebtedness. As of the September 30, 2002, Argentina has reported to have in excess of US$130 billion in total indebtedness, of which an estimate of US$87 billion is held by external creditors and approximately US$43 billion is held by Argentine creditors. There is no limit on the amount of indebtedness that Argentina may incur.

Terms and Conditions...........       The BODEN have no covenants or events of
                                      default permitting for acceleration of
                                      amounts due thereunder at any time.
                                      Furthermore, the BODEN are governed by the law of Argentina, and do not contemplate or provide for the submission by Argentina to the jurisdiction of any foreign court, including New York.

Permitted Use of
BODEN..........................       Holders of BODEN may currently apply
                                      BODEN to the purposes determined by
                                      Executive Order No. 905/02 subject to
                                      compliance with certain requirements and limitations imposed by applicable regulations which, among others, include the following:

                                      (i)   payment of loans granted by
                                            Argentine financial entities,
                                            secured by mortgage over the primary
                                            residence of the borrower;

                                      (ii)  payment of loans granted by
                                            Argentine financial entities to
                                            individuals;

                                      (iii) building and construction of new
                                            real estate;

                                      (iv)  purchase of public real estate out
                                            of the public domain, and which are
                                            not used as guarantees to trusts or
                                            other financing;

                                      (v)   purchase of new vehicles, including
                                            agriculture and industrial
                                            machinery;

                                      (vi)  purchase of notes issued by trusts
                                            used for project financing,
                                            authorized for the public offering
                                            and listed in self-regulated
                                            markets, in accordance with the CNV
                                            regulations; and

                                      (vii) payment of certain Argentine taxes
                                            due at June 30, 2001, and amounts
                                            due under existing regularization
                                            tax regimes, except for social
                                            security labor risk contributions
                                            and tax on deposits and credits on
                                            bank accounts, subject to
                                            restrictions and requirements
                                            established from time to time.

                                      The purposes described in (i) and (ii) are applicable only to individuals.

                                      In the case of holders of BODEN that are Argentine financial entities regulated by Law No. 21,526, as amended, BODEN can be exchanged in whole or in part for promissory notes (pagares) issued by the Argentine Government in minimum denominations of US$100,000. The promissory notes shall have the same terms and conditions of the exchanged BODEN.

Governing Law..................       Argentina.

Trading Market.................       The BODEN are listed on the Buenos Aires
                                      Stock Exchange and are eligible for
                                      trading on the Argentine Over-The-Counter market referred to as Mercado Abierto
                                      Electronico ("MAE") in Argentina. The

                                      BODEN have been accepted for clearance at Caja de Valores S.A., Euroclear and Clearstream, Luxembourg.

Identifying Codes..............       ISIN:  ARARGE 034678
                                      Common Code:  015630159

Paying Agent...................       The Central Bank of Argentina or any other
                                      agent authorized by Argentine regulations.

              SUMMARY CONSOLIDATED FINANCIAL AND OTHER INFORMATION

General

          The following tables present our selected consolidated historical or adjusted (in constant pesos) financial and other information as of the dates and for the periods indicated. This information should be read in conjunction with, and is qualified in its entirety by reference to, "Risk Factors" and "Business" in this Offering Memorandum, the Consolidated Financial Statements and the Unconsolidated and Consolidated Audited Financial Statements and Unconsolidated and Consolidated Unaudited Interim Financial Statements appearing elsewhere in this Offering Memorandum, "Presentation of Financial and Other Information" and "Management's Discussion and Analysis of Financial Condition and Results" included elsewhere in this Offering Memorandum. The reports of Pistrelli, Diaz y Asociados S.C. (in its capacity of a member firm of Andersen) on the Consolidated Financial Statements and the Unconsolidated and Consolidated Audited Financial Statements and the limited review reports on interim financial statements of Pistrelli, Diaz y Asociados SRL (a member of Ernst & Young Global) and Deloitte & Co. S.R.L. (from the quarterly financial statements as of September 30, 2002) on the Unconsolidated and Consolidated Unaudited Interim Financial Statements, appear elsewhere in this Offering Memorandum and indicates that such financial statements have been prepared in accordance with Argentine Banking GAAP, which differs in certain respects from Argentine GAAP and U.S. GAAP. For a description of the principal differences between Argentine Banking GAAP and Argentine GAAP see note 6 to the Unconsolidated and Consolidated Audited Financial Statements and Unconsolidated and Consolidated Unaudited Interim Financial Statements. For a description of the differences between Argentine Banking GAAP and U.S. GAAP as they relate to us, see note 30 to our Consolidated Financial Statements. Our Unconsolidated and Consolidated Unaudited Interim Financial Statements do not present any U.S. GAAP information.

          Holders of the Existing Notes should be aware that many of the actions taken by the Argentine Government in connection with the recent economic crisis in Argentina described in detail under "Risk Factors" and "Recent Events in Argentina and the Impact on the Bank," including the conversion of certain of our U.S. dollar-denominated assets and liabilities into Peso-denominated assets and liabilities and the devaluation of the Peso, took place after December 31, 2001, and, therefore, are not reflected in our financial statements for the fiscal year ended December 31, 2001. Further economic uncertainties, including devaluation of the Peso, continue to affect our financial condition. While the pesification of assets and liabilities and the devaluation of the Peso as of September 30, 2002 are reflected in our financial statements for the nine-month period ended September 30, 2002, our subsequent financial statements may not fully reflect the impact on our operations and financial condition of further actions taken by the Argentine Government, including adjustments in the level and nature of Government compensation for the pesification of our balance sheet, and the continued deterioration of the Argentine economy since the date of financial information included in this Offering Memorandum. The impact of, and changes in, Argentine law and Government policies relating to, among other things, fluctuations in the amount and levels of deposits, damage claims brought by depositors and the various voluntary exchange programs being pursued by the Argentine Government will also likely have an adverse effect on our business operations and financial condition unless and until the Argentine economy stabilizes and achieves prolonged growth.

          As a result of the foregoing, holders of our Existing Notes should be aware that the financial statements and information included elsewhere in this Offering Memorandum are not comparable to financial statements and information for prior periods and the financial statements and information included herein may not be indicative or fully reflect our current financial position or anticipated results of operations or business prospects, all of which have been materially and adversely affected since the respective dates of those statements. Holders of the Existing Notes are cautioned not to place undue significance on the financial statements and information contained herein and should assume that our current financial condition is less secure than that indicated in such financial statements and information.

                     YEAR-TO-YEAR BALANCE SHEET COMPARISONS


                                                                                       As of December 31,
                                                                             ----------------------------------------
                                                                                  1999          2000         2001
                                                                                ----------    ---------    ----------
                                                                                 (in millions of constant Pesos)
Cash and Due from Banks.................................................          1,048.4       1,091.6      1,294.5
Government Securities and Private Securities, Net of Allowances.........          1,509.2       1,952.6        455.9
Loans...................................................................          6,214.0       6,611.8      6,884.6
      Public Sector.......................................................        1,311.7       1,632.8      2,080.6
      Financial System....................................................          249.3          84.7        136.4
      Private Sector......................................................        4,653.0       4,894.3      4,667.6
Allowances..............................................................          (168.1)       (236.8)      (225.2)
Other Receivables from Financial Transactions...........................          3,105.3       4,347.0        889.1
Bank Premises and Equipment.............................................            337.2         347.8        322.4
Other Assets............................................................            195.4         224.1        322.0
                                                                                ----------    ----------    ---------
      Total Assets........................................................       12,241.4      14,338.1      9,943.3
                                                                                ==========    ==========    =========

Deposits................................................................          6,260.3       7,065.6      6,370.4
Other Liabilities from Financial Transactions...........................          4,617.6       5,698.1      2,312.5
Other Liabilities.......................................................            157.9         234.8        198.9
      Total Liabilities...................................................       11,035.8      12,998.5      8,881.8
                                                                                ----------    ----------    ---------
Stockholders' Equity....................................................          1,205.6       1,339.6      1,061.5
                                                                                ----------    ----------    ---------
      Total Liabilities and Stockholders' Equity*.........................       12,241.4      14,338.1      9,943.3

_____________
* Total shareholders' equity as determined in accordance with U.S. GAAP was 4,647.9 million, 1,672.6 million and negative 76.6 million at December 31, 1999, 2000 and 2001, respectively.


                  UNAUDITED QUARTERLY BALANCE SHEET INFORMATION

                                                                                    As of
                                                                   ------------------------------------
                                                                      December 31,       September 30,
                                                                         2001(1)           2002(2)
                                                                   -------------------  ---------------
                                                                     (in millions of    (in millions of
                                                                         Pesos)         constant Pesos)
Cash and Due from Banks.....................................           1,683.7                936.1
Government Securities and Private Securities, Net of Allowances          630.3              3,536.7
Loans.......................................................           7,908.1              7,429.3
       Public Sector..........................................         2,862.1              3,800.4
       Financial System.......................................           188.1                102.4
       Private Sector.........................................         4,857.9              3,526.5
Allowances..................................................           (229.4)              (616.5)
Other Receivables from Financial Transactions...............           2,841.1              2,898.5
Bank Premises and Equipment.................................             322.4                668.6
Other Assets................................................             322.0                811.7
                                                                   -------------------  ---------------
       Total Assets...........................................        13,478.2             15,664.4
                                                                   ===================  ===============

Deposits....................................................           8,164.7              5,534.0
Other Liabilities from Financial Transactions...............           3,615.3              7,745.2
Other Liabilities...........................................             197.3                885.8
       Total Liabilities......................................        11,977.3             14,165.0
                                                                   -------------------  ---------------
Stockholders' Equity........................................           1,498.9              1,499.4
                                                                   -------------------  ---------------
       Total Liabilities and Stockholders' Equity.............        13,478.2             15,664.4
                                                                   ===================  ===============

_____________
(1) Estimated unaudited consolidated pro-forma financial statements after symmetric pesification. For pro-forma balance sheet after asymmetric pesification see "Effects of Pesification -- Estimated Consolidated Pro-Forma Balance Sheet in millions of Pesos to show the effects of Pesification and Compensation Provisions."
(2) Assets and liabilities in U.S. dollars converted to Pesos at an exchange rate of Ps.3.7267 to US$1.00 for the Unconsolidated and Consolidated Unaudited Interim Financial Statements.

                    YEAR-TO-YEAR INCOME STATEMENT COMPARISONS


                                                                        Fiscal Year Ended December 31,
                                                           ----------------------------------------------------------
                                                              1999                      2000              2001
                                                           ------------                -------      -----------------
                                                                            (in millions of Pesos)
Interest Income....................................              987.6                1,213.2                1,054.8
Interest Expense...................................            (470.1)                (603.3)                (615.8)
                                                           ------------       ----------------      -----------------
      Net Interest Income Before Adjustment...........           517.5                  609.9                  439.0
                                                           ------------       ----------------      -----------------

Adjustments to Interest............................
      Monetary (Loss) Gain on Financial                              -                      -                      -
      Transactions(1).................................
      Gains on Foreign Exchange......................             45.8                   52.1                   63.9
                                                           ------------       ----------------      -----------------
      Total Adjustments to Interests..................            45.8                   52.1                   63.9
                                                           ------------       ----------------      -----------------

      Net Interest Income After Adjustments...........           563.3                  662.0                  502.9
                                                           ------------       ----------------      -----------------

Other Financial Expenses...........................             (38.0)                 (31.1)                 (32.7)
Provisions.........................................            (112.4)                (147.3)                (264.1)
                                                           ------------       ----------------      -----------------
      Net Financial Income After Provisions...........           412.8                  483.5                  206.0
                                                           ------------       ----------------      -----------------

Service Charge Income, net.........................              232.3                  310.8                  326.4
Operating Expenses.................................            (483.2)                (543.1)                (527.4)
Monetary Gain (Loss) Related to Operating Expenses(1)                -                      -                      -
                                                           ------------       ----------------      -----------------
Net Gain on Financial Transactions.................              162.0                  251.2                    5.0

Other Income, net..................................              (1.2)                   11.1                  (3.0)
Monetary Gain (Loss) Related to Other Operations(1)                  -                      -                      -
                                                           ------------       ----------------      -----------------
      Net Income Before Income Tax....................           160.8                  262.3                    2.0
                                                           ------------       ----------------      -----------------

Income Tax.........................................             (41.6)                 (54.7)                 (12.2)
                                                           ------------       ----------------      -----------------
Net Income(2)......................................              119.2                  207.6                 (10.2)
                                                           ============       ================      =================

_______________
(1)  Reflects inflation adjustments to assets and liabilities.
(2)  Total Net Income as determined in accordance with U.S. GAAP was negative
     6.7 million, 112.9 million and negative 1,494.2 million at December 31, 1999, 2000 and 2001, respectively.


                UNAUDITED QUARTERLY INCOME STATEMENT INFORMATION

                                                             Nine months ended
                                                           September 30, 2002(1)
                                                          (in millions of Pesos)

Interest Income..........................................          2,858.0
Interest Expense.........................................         (2,283.5)
                                                                  ---------
      Net Interest Income Before Adjustment..............            574.5

Adjustments to Interest..................................
      Monetary (Loss) Gain on Financial Transactions(2)..         (1,165.8)
      Gains on Foreign Exchange..........................            322.3
                                                                  ---------
      Total Adjustments to Interests.....................           (843.5)

      Net Interest Income After Adjustments..............           (269.0)
                                                                  ---------

Other Financial Expenses.................................            (44.1)
Provisions...............................................         (1,030.8)
                                                                  ---------


      Net Financial Income After Provisions..............         (1,343.9)
                                                                  ---------

Service Charge Income, net...............................            283.1
Operating Expenses.......................................           (542.4)

Monetary Gain (Loss) Related to Operating Expenses(2)....             (2.3)
                                                                  ---------
Net Gain on Financial Transactions.......................         (1,605.5)

Other Income, net                                                     33.2
Monetary Gain (Loss) Related to Other Operations(2)......           (176.5)
                                                                  ---------
      Net Income Before Income Tax.......................         (1,748.8)

Income Tax...............................................            (10.6)
                                                                  ---------
Net Income before Loss Absorption........................         (1,759.4)
                                                                  ---------
Loss Absorption - Subject to shareholders' meeting(3)                885.8
Net Income (Loss)........................................           (873.6)
                                                                  =========
_______________
(1) Assets and liabilities in U.S. dollars converted to Pesos at an exchange rate of Ps.3.7267 to US$1.00 for the Unconsolidated and Consolidated Unaudited Interim Financial Statements.
(2)  Reflects inflation adjustments to assets and liabilities.
(3) Reflects the effect of the pesification and its impact on the stockholders' equity in accordance with the regulations issued by the Central Bank.

                             EFFECTS OF PESIFICATION

          According to Decree No. 214/02, Peso-denominated Compensatory Bonds are required to be given to Argentine financial institutions in order to compensate for the losses resulting from the asymmetric pesification. These Peso-denominated bonds can be exchanged for U.S. dollar-denominated bonds, the Compensation Bond I, at an exchange rate of Ps.1.40 to US$1.00. As of the date of this Offering Memorandum, we have been credited with 60.1% of the compensation due to us from the Central Bank in connection with the Compensation Bond I and the Compensation Bond II, the remainder is subject to certain adjustments that the Central Bank will be able to modify. See Notes 1.1.b and 1.2.a to the Unconsolidated and Consolidated Unaudited Interim Financial Statements for the compensation procedures and effect of compensation on us.

------------------------------------------------------------------------------------------------------------
Compensation Bond I
------------------------------------------------------------------------------------------------------------
           Subtotal of Assets pesified............................................    Ps.     3,015.7
           Subtotal of Liabilities pesified.......................................    Ps.        13.1
                                                                                      ---------------
           Difference of asymmetric pesification (Ps.1.00 : US$1.00)..............    Ps.     3,002.6
           Government compensation for asymmetric pesification....................    Ps.     1,201.0
           Compensation Bond I (US$ equivalent)...................................    US$       857.9

          Financial institutions may subscribe for U.S. dollar-denominated Complementary Compensation Bonds in order to eliminate the balance of any short foreign currency position originated by the "asymmetric pesification" and not covered by the initial Compensatory Bond I.

------------------------------------------------------------------------------------------------------------
Compensation Bond II (Complementary Comp. Bond)
------------------------------------------------------------------------------------------------------------
           Subtotal of Assets:  Non-pesified portion (US$-denominated)............    US$     1,259.0
           Subtotal of Liabilities:  Non-pesified portion (US$-denominated).......    US$     2,474.3
                                                                                      ---------------
           Difference in short foreign exchange position (US$)....................    US$    (1,215.3)
           Compensation Bond I....................................................    US$       857.9
                                                                                      ---------------
           Compensation Bond II (US$ equivalent)..................................    US$       357.1
           Compensation Bond II (Peso equivalent).................................    Ps.       500.0

          Shareholders' Equity decreased from Ps.1,061.5 million to Ps.222.4 million as a result of the pesification. The Shareholders' Equity will increase to Ps.1,498.9 million if the compensation, as stated by
Executive Order No. 905/02, is received by us.

------------------------------------------------------------------------------------------------------------
Shareholders' Equity at December 31, 2001 (Peso millions)
------------------------------------------------------------------------------------------------------------

           Shareholders' Equity before pesification...............................    Ps.     1,061.5
           Shareholders' Equity after pesification................................    Ps.       297.9
           Shareholders' Equity after compensation provision......................    Ps.     1,498.9


Estimated Consolidated Pro-Forma Balance Sheet in millions of Pesos to show the effects of Pesification and Compensation Provisions(1)

                                                                                                 --------------------------------
                                                                                                     Balances as of 12/31/01

                                                                                                 -------------------------------
                                                                        Unpesified   Unpesified
                                          Unpesified                      as of        as of
                                            as of                       12/31/2001   12/31/2001         Peso             US$
                                         12/31/2001(3) Eliminations(3) Subsidiaries Banco Rio(4)     Denominated     Denominated
                                         ------------- --------------- ------------ ------------ ----------------    -----------
BALANCE SHEET DATA
Amounts in Accordance with Argentine
GAAP:
Cash and due from Banks..............       1,294.5          16.1          29.7        1,280.9            307.9          973.0
Government and Private Securities,
Net of Allowances....................         455.9           -            13.4          442.5              6.0          436.5
Loans................................       6,884.6         380.0       1,119.7        6,145.0            520.1        5,624.9
    Public Sector....................       2,080.6                       104.6        1,976.0              0.0        1,976.0
    Financial Sector.................         136.4         334.0         334.0          136.4              7.2          129.2
    Private Sector...................       4,667.6          46.0         681.0        4,032.6            512.9        3,519.7
Allowances...........................        (225.2)                       (2.6)        (222.6)           (82.5)        (140.1)
Other Receivables from Financial              889.1           8.5          86.2          811.3            367.0          444.3
Transactions.........................
Participation - Riobank..............           0.0         179.0           -            179.0              0.0          179.0
Grand Cayman - Branch................           0.0          18.9           -             18.9              0.0           18.9
Bank Premises and Equipment..........         322.4                         4.0          318.4            318.4            0.0
Other Assets.........................         322.0          28.7           5.4          345.3            281.1           64.2
                                         ------------- ------------- ------------ -------------- ---------------- ---------------
    Subtotal Assets..................       9,943.3         631.2       1,255.6        9,318.7          1,718.0        7,600.7
                                         ------------- ------------- ------------ -------------- ---------------- ---------------

    Compensation Bond I..............         N/A           N/A           N/A            N/A              N/A            N/A

    Compensation Bond II
    (Complementary Bond).............         N/A           N/A           N/A            N/A              N/A            N/A
                                         ============= ============= ============ ============== ================ ===============
    Total after Compensation Provision      9,943.3         631.2       1,255.6        9,318.7          1,718.0        7,600.7
                                         ============= ============= ============ ============== ================ ===============


Deposits.............................       6,370.4          21.2         578.3        5,813.3          1,326.8        4,486.3
Other Liabilities from Financial            2,312.5         383.6         428.9        2,267.2            247.8        2,019.6
Transactions.........................
Other Liabilities....................         198.9                        22.2          176.7            176.7            0.0
                                         ------------- ------------- ------------ -------------- ---------------- ---------------
    Subtotal Liabilities.............       8,881.8         404.8       1,029.4        8,257.2          1,751.3        6,505.9
                                         ------------- ------------- ------------ -------------- ---------------- ---------------
Central Bank Advances for Subscription        N/A           N/A           N/A            N/A              N/A            N/A
    of Complementary Bond............
Total after Compensation Provision...         N/A           N/A           N/A            N/A              N/A            N/A
Shareholders' Equity.................
                                         ------------- ------------- ------------ -------------- ---------------- ---------------
    (before compensation provision)..       1,061.5           -             -          1,061.45           (33.3)       1,094.8
                                         ------------- ------------- ------------ -------------- ---------------- ---------------
Shareholders' Equity.................
                                         ============= ============= ============ ============== ================ ===============
    (after compensation provision)...       1,061.5           -             -          1,061.45           (33.3)       1,094.8
                                         ============= ============= ============ ============== ---------------- ---------------


                                         ----------------------------------------------
                                            Pesified Portion      Non-         Pro-
                                                 of US$         Pesified     Forma(2)
                                           -------------------- ---------- ------------


                                             Pesified  Pesified  Floating    12-31-2001
                                               AR$1     AR$1.4      US$        AR cr$
                                           --------- ---------- ---------- ------------

BALANCE SHEET DATA
Amounts in Accordance with Argentine
GAAP:
Cash and due from Banks..............          0.0     868.9       104.1     1,670.1
Government and Private Securities,
Net of Allowances....................          0.0     254.2       182.3       617.1
Loans................................      3,066.5   2,075.4       483.0     7,168.4
    Public Sector....................         22.5   1,953.3         0.2     2,757.4
    Financial Sector.................          0.0     122.1         7.1       188.1
    Private Sector...................      3,044.0       0.0       475.7     4,222.9
Allowances...........................       (129.5)     (1.0)       (9.6)     (226.8)
Other Receivables from Financial              14.5     127.1       302.7       983.2
Transactions.........................
Participation - Riobank..............          0.0       0.0       179.0       250.6
Grand Cayman - Branch................          0.0       1.4        17.5        26.5
Bank Premises and Equipment..........          0.0       0.0         0.0       318.4
Other Assets.........................         64.2       0.0         0.0       345.3
                                          --------- --------- ----------- -----------
    Subtotal Assets..................      3,015.7   3,326.0     1,259.0    11,152.8
                                          --------- --------- ----------- -----------

    Compensation Bond I..............        N/A       N/A         857.9     1,201.0

    Compensation         Bond        II
    (Complementary Bond).............        N/A       N/A         357.4       500.4
                                          ========= ========= =========== ===========
    Total after Compensation Provision     3,015.7   3,326.0     2,474.0    12,853.8
                                          ========= ========= =========== ===========


Deposits.............................          0.0   3,961.7       524.6     7,607.6
Other    Liabilities   from   Financial       13.1      56.8     1,949.7     3,070.0
Transactions.........................
Other Liabilities....................          0.0       0.0         0.0       176.3
                                          --------- --------- ----------- -----------
    Subtotal Liabilities.............         13.1   4,018.5     2,474.3    10,854.9
                                          --------- --------- ----------- -----------
Central Bank Advances for  Subscription      N/A       357.4                   500.4
    of Complementary Bond............
Total after Compensation Provision...        N/A       N/A                  11,354.7
Shareholders' Equity.................
                                          --------- --------- ----------- -----------
    (before compensation provision)..      3,002.6    (692.5)   (1,215.3)      297.9
                                          --------- --------- ----------- -----------
Shareholders' Equity.................
                                          ========= ========= =========== ===========
    (after compensation provision)...      3,002.6    (692.5)        0.0     1,498.9
                                          --------- --------- ----------- -----------

____________________________
(1) Estimated Unaudited Consolidated Pro-Forma Financial Statements after Asymmetric Pesification.
(2) Amounts converted at the Ps.1.40 to U.S. dollar exchange rate and pesified at Ps.1.40 to U.S. dollar as well.
(3) Consolidated to include the financial statements of Santander Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(4)  Banco Rio's non-consolidated financial information.

                                  Risk Factors

                      IMPORTANT NOTICE: CRISIS IN ARGENTINA

          YOU SHOULD UNDERSTAND THAT AN INVESTMENT IN THE EXISTING NOTES OR EITHER SERIES OF NEW NOTES INVOLVES A HIGH DEGREE OF RISK, INCLUDING THE SIGNIFICANT POSSIBILITY OF LOSS OF YOUR ENTIRE INVESTMENT IN THE EXISTING NOTES OR THE NEW NOTES OR Boden. YOUR FAILURE TO EXCHANGE YOUR EXISTING NOTES WILL ALSO INVOLVE SOME DEGREE OF RISK.

          You should carefully consider the risks described below, in addition to the other information contained in this Offering Memorandum, before determining whether to keep your Existing Notes or to invest in either series of the New Notes. We also may face additional risks and uncertainties that are not presently known to us, or that we currently not deem relevant, which may impair our business. In general, you take more risk when you invest in the securities of issuers in emerging markets such as Argentina than when you invest in the securities of issuers in the United States and certain other markets.

Risks Related to Argentina

          Overview

          Substantially all of our operations, property and customers are located in Argentina. Accordingly, the quality of our assets, our financial condition and results of operations depend to a significant extent on macroeconomic, social and political conditions prevailing from time to time in Argentina. The Argentine economy has experienced significant volatility in recent decades, characterized by periods of low or negative growth and high and variable levels of inflation. In 1988, 1989 and 1990, the annual inflation rates were approximately 338%, 4,924% and 1,344%, respectively, based on the consumer price index and approximately 432%, 5,386% and 798%, respectively, based on the wholesale price index. As a result of inflationary pressures, the Argentine currency was devalued repeatedly during the 1960s, 1970s and 1980s, and macroeconomic instability led to broad fluctuations in the real exchange rate of the Argentine currency relative to the U.S. dollar. To address these pressures, the Argentine Government implemented various plans and utilized a number of exchange rate systems during this period. Prior to December 1989, the Argentine foreign exchange market was subject to exchange controls.

          In April 1991, the Argentine Government launched a plan aimed at controlling inflation and restructuring the economy, enacting Law No. 23,928 and its Regulatory Decree No. 529/91, known as the Convertibility Law. The Convertibility Law fixed the exchange rate at one Peso per U.S. dollar and required that the Central Bank maintain reserves in gold and foreign currency at least equivalent to the monetary base. Following adoption of the Convertibility Law, inflation declined steadily and the economy experienced growth through most of the period from 1991 to 1997. In the fourth quarter of 1998, however, the Argentine economy entered into a recession that caused the gross domestic product to decrease by 3.0% in 1999, 0.5% in 2000 and an estimated 4.4% in 2001. Beginning in the second half of 2001, Argentina's recession worsened significantly, precipitating the political and economic crisis described in greater detail below.

          Since early December 2001, Argentine authorities have implemented a number of monetary and currency-exchange control measures that include restrictions on the free disposition of funds deposited with banks and tight restrictions on the transfer of funds abroad, with certain exceptions for transfers related to foreign trade and other authorized transactions, which are generally subject to prior approval by the Central Bank. In December 2001, the Government declared an official default on Argentina's foreign debt payments. On January 7, 2002, the Argentine Congress, or the Congress, approved the Public Emergency and Foreign Exchange System Reform Law No. 25,561, known as the Public Emergency Law, which introduced dramatic changes to Argentina's economic model and amended the currency board that had pegged, statutorily, the Peso at parity with the U.S. dollar since enactment of the Convertibility Law in 1991. The Public Emergency Law empowers the Federal Executive Branch of Argentina, or the Executive Branch, to implement, among other things, additional monetary, financial and exchange measures to overcome the current economic crisis in the short term, such as determining the rate at which the Peso is to be exchanged into foreign currencies. Since a new administration was appointed by the Congress on January 4, 2002, the Argentine Government has implemented measures, whether by executive orders, Central Bank regulation or legislation passed by the Congress, attempting to address the effects of amending the Convertibility Law, recovering access to financing, reducing government spending, restoring liquidity to the financial system, reducing unemployment, and generally stimulating the economy.

          Upon the devaluation of the Peso, the Government initially established a dual exchange rate whereby export and certain import transactions would be governed by a fixed, official exchange rate of Ps.1.40 to US$1.00, while all other transactions would be governed by a floating rate to be set freely by the exchange market, with occasional intervention by the Central Bank. Following an extended bank holiday, the exchange market reopened on January 11, 2002, with transactions settling at Ps.1.70 to US$1.00 (bid price) by market close on that date. The Government subsequently eliminated the official exchange rate and established that all foreign exchange transactions would be set freely by supply and demand. The Central Bank also imposed restrictions on the purchase of foreign currency, requiring that all purchases of foreign currency be made exclusively with cash.

          Pursuant to Emergency Decree No. 214 published in the Official Gazette on February 4, 2002, or the Emergency Decree No. 214, the Argentine Government established: (1) the conversion of all U.S. dollars and foreign currency-denominated bank deposits into Peso-denominated bank deposits at an exchange rate of Ps.1.40 per U.S. dollar or its equivalent in other foreign currency and (2) the conversion of all U.S. dollars and foreign currency-denominated debts with the financial system into Peso-denominated debts at an exchange rate of Ps.1.00 per U.S. dollar or its equivalent in other foreign currency. Executive Order No. 410/02 later set forth certain exceptions to the mandatory Peso conversion, including credit card balances for purchases made abroad, obligations of the private or public sector to pay sums of money in foreign currency governed by foreign law, and bank deposits with local financial institutions made by foreign banks or institutions and converted into credit lines effectively held and applied for terms of at least four years.

          Starting in early 2002, the Argentine Government began issuing Compensatory Bonds to compensate financial institutions for the negative effects arising from the conversion of credit and debt obligations denominated in any foreign currency into Pesos at different exchange rates pursuant to sections 6 and 7 of the Public Emergency Law and sections 2, 3 and 6 of Emergency Decree No. 214 as amended or supplemented, and the negative net position in foreign currency resulting from the conversion to Pesos according to those rules. Executive Order No. 905/02, published in the Official Gazette on June 1, 2002, or the Executive Order No. 905, provides that the compensation to which a financial entity is entitled will be calculated by taking into account the imbalances created on such financial institution's unconsolidated balance sheet as of December 31, 2001, excluding from such balance sheet the assets of its foreign subsidiaries or branches, but including, to that end, certain secured government loans held by each bank's foreign branches and subsidiaries which will be considered at the value at which they were registered by the relevant foreign branch or subsidiary. On August 23, 2002, we filed with the Central Bank the information requested for the purposes of obtaining the Compensatory Bonds and as of the date of this Offering Memorandum, BODEN in the aggregate principal amount of US$729.8 million, representing 60.1% of the approximate US$1,215.0 million total amount due to us as a result of the asymmetric pesification, has been issued to us, but remains subject to restrictions on use currently imposed by the Central Bank, including our ability to transfer ownership rights in BODEN (into which the Series B Notes are mandatorily redeemable and exchangeable as provided herein). See Note 1.2.a to the Unconsolidated and Consolidated Unaudited Interim Financial Statements. However, given uncertainties as to the true value of the Compensatory Bonds and the likelihood of repayment at the maturity therefore, we cannot at this time determine the final effects that the Compensatory Bonds may have on our financial condition.

          The devaluation of the Peso and accompanying economic policy measures have been intended by the Argentine Government primarily to redress the effects of unemployment and to stimulate economic growth. However, as political fractiousness and social unrest grow, the success of such measures is predicated on the ability of the Argentine Government to engender confidence among the local and international financial and business communities in the sustainability of its reforms, the recovery of liquidity in the financial sector, the stability of the Peso at current exchange levels (which has been supported in part by Central Bank interventions in the exchange market), and the absence of escalating inflation. Without such confidence, investments and economic activity are likely to contract further, unemployment could increase beyond current levels, tax revenues could decline and the fiscal deficit will likely widen. To date, the international financial community has remained skeptical with regard to the final outcome of announced policies, which it perceives as only partially responsive to its requirement of more orthodox fiscal and monetary measures. Recent legislation affecting bankruptcy proceedings, export-oriented industries and the banking sector, and increased regulatory controls, has been interpreted by the international financial community as evidence of policies generally adverse to the interest of creditors and sources of new financing.

          Since Argentina defaulted on its foreign debt in late December 2001, all traditional sources of financing to stimulate recovery, especially the external sources customarily relied upon for any significant restoration and comprehensive debt restructuring, have been, and remain, inaccessible. Foreign governments have voiced support for the general orientation of recent measures, but have indicated that all assistance is to be supplied through multilateral lending institutions, particularly the IMF. The Argentine Government has instituted economic and political reforms to satisfy the conditions of the IMF for obtaining assistance. As a result of these reforms, on January 24, 2003, the Executive Board of the IMF approved an eight-month US$2.98 billion stand-by credit facility for Argentina that is designed to provide transitional financial support through the period ending August 31, 2003, and which replaces Argentina's previous arrangement with the IMF. This new facility is intended to cover all payment obligations to the IMF through August 2003. The IMF also approved the Argentine Government's request to postpone for one year the US$3.80 billion payment obligation that Argentina was expected to make during the first eight months of 2003.

          The IMF has attempted to ease Argentina's repayment of US$6.78 billion with the expectation that the transitional stand-by credit facility will be succeeded by a multi-year IMF arrangement after the election in late April 2003, and that the subsequent medium-term program will garner support from the international financial institutions for more comprehensive economic reforms in Argentina. Additionally, the arrangement with the IMF will allow the World Bank and the Inter-American Development Bank to postpone payments that Argentina was obligated to make totaling approximately $6.78 billion until next August.

          The transitional support from the IMF is an important step toward instituting a comprehensive medium-term program that is necessary to reestablish investor confidence and capital inflows, achieve fiscal stability, and promote sustainable growth in Argentina. The program focuses on structural reforms to raise the consolidated fiscal surplus of approximately 2.5% of GDP of the Argentine Government and the provinces in 2003, restore financial intermediation by Argentine financial institutions, complete the process of debt restructuring, restore legal certainty and establish monetary and fiscal policies that seek to restrain monetary growth to avoid inflation. The program seeks to increase collaboration with private creditors on a debt restructuring strategy, particularly with the early appointment of a debt advisor. The program also focuses on banking reforms to strengthen the banking regulatory framework and increase the autonomy of the Central Bank. The institutional and legal reforms are designed to aid the process of restructuring the banking sector in Argentina.

          There can be no assurance that the Government will be able to comply with IMF requirements pursuant to the agreement described above or that the political environment and social conditions currently prevailing in Argentina will enable the Government to implement such measures or implement others favored by international investors and multilateral credit agencies. Even if such measures are established, there is no guarantee that they will be sufficient to encourage international investors and multilateral credit agencies to make new credit available to both the public and private sectors in Argentina.

          Recent political and economic instability has paralyzed commercial and financial activities

          Following his presidential election in October 1999, Fernando de la Rua was confronted with the challenges of dealing with Argentina's enduring economic recession and obtaining political consensus on critical issues related to the economy, public sector spending, legal reforms and social programs. However, he lacked the support of the Congress, which was controlled by the opposition (the Peronist party), and the cooperation of several provincial governors who were also Peronists. His political power was further weakened by disputes within his own party, which reached a peak with the resignation of his vice-president in October 2000.

          The de la Rua administration failed to address adequately the growing public sector deficit, both at the federal and provincial levels. As tax revenues dropped as a result of the recession, the public sector relied increasingly on financing from local, and, to a lesser extent, foreign banks, effectively foreclosing private sector companies from bank financing. As the public sector's creditworthiness deteriorated, interest rates increased to record highs, bringing the economy to a virtual standstill. The lack of confidence in Argentina's economic future and its ability to sustain the Peso's parity with the U.S. dollar led to massive withdrawals of deposits from banks. Despite assurances to the contrary, on December 1, 2001, the Government effectively froze bank deposits and introduced exchange controls restricting capital outflows. The measures were perceived as further paralyzing the economy for the benefit of the banking sector and caused increased social discontent, ultimately triggering the looting of stores throughout Argentina on December 19, 2001 and the resignation of the Minister of Economy, Domingo Cavallo, the following day. On December 21, 2001, after declaring a state of siege, President de la Rua resigned in the midst of an escalating political, social and economic crisis.

          Following the resignation of interim president Rodriguez Saa only one week after his appointment, on January 1, 2002, the Legislative Assembly elected Peronist senator Eduardo Duhalde as president to serve the remaining term of former President de la Rua until December 2003.

          Since his appointment on January 2, 2002, president Duhalde and the current Argentine Government have undertaken a number of far-reaching initiatives including:

          o ending the Convertibility Law, which caused the devaluation of the Peso;

          o tightening foreign exchange controls, thereby preventing local debtors from complying with their foreign debt payment obligations;

          o converting debts denominated in foreign currency, subject to Argentine law, with local financial institutions into Peso-denominated debts at a one-to-one exchange rate;

          o converting U.S. dollar-denominated bank deposits into Peso-denominated bank deposits at an exchange rate of Ps.1.40 per U.S. dollar;

          o restructuring bank deposits and continuing restrictions on bank withdrawals and transfers abroad;

          o    enacting amendments to the bankruptcy law to protect debtors;

          o enacting an amendment to the Central Bank's charter to allow it to print currency in excess of the amount of the foreign reserves it holds, make short-term advances to the federal government and provide financial assistance to financial institutions with liquidity constraints or solvency problems;

          o requiring the obligatory sale, currently abolished, by all banks of all their foreign currency in Argentina to the Central Bank at an exchange rate of Ps.1.40 per U.S. dollar;

          o providing the issuance of Compensatory Bonds to compensate financial institutions for the negative effects of the devaluation and for the mandatory conversion of deposits and debt obligations denominated in any foreign currency into Pesos at different exchange rates; and

          o ratifying the suspension of payment of almost all of Argentina's sovereign debt governed by Argentine law.

          On April 23, 2002, Jorge Remes Lenicov, the Minister of Economy appointed by President Duhalde, resigned in part because of the Government's failed attempt to convert mandatorily bank deposits into long-term government bonds. Mr. Remes Lenicov was replaced by Roberto Lavagna on April 26, 2002.

          At this time, the degree of internal and external support for the Duhalde administration remains unclear. President Duhalde has announced repeatedly his decision to resign effective May 25, 2003, and has called first for early presidential elections to take place in March 2003 and any new administration to be scheduled to take office in May 2003. The Government called for primary elections (to appoint candidates within each political party) to take place in December 2002, which, after being challenged before the courts, are likely to be postponed. Currently, and as a result of an agreement reached between President Duhalde and most of the provinces' governors, a new schedule for the general elections has been established by Decree No. 2356/02 to take place on April 27, 2003. It is expected that, pursuant to the political agreement reached between some of the parties, the Argentine Congress will (i) ratify Decree 2356/02, (ii) accept President Duhalde's earlier resignation and
(iii) suspend the primary election system established by Decree 1399/02. Subsequent dispute within the Peronist party, which resulted in judicial intervention, creates uncertainty as to whether presidential elections will take place in April 2003 or at a later date.

As political protests and social disturbances continue, it is unclear whether President Duhalde or his successor will have the necessary support to implement the reforms required to restore economic growth. The rapid and radical nature of the recent changes in the Argentine social, political, economic and legal environment, and the absence of a clear political consensus in favor of the new government or any particular set of economic policies, have created an atmosphere of great uncertainty. As a result, most of our commercial and financial activities have been paralyzed, further aggravating the economic recession which precipitated the current crisis. See also "Recent Events in Argentina and the Impact on the Bank."

          Argentina's insolvency and recent default on its payment of public debt has deepened the current financial crisis

          As of December 31, 2001, Argentina's total gross public debt was approximately US$144.5 billion. On December 23, 2001, the interim president Rodriguez Saa declared the suspension of payments on certain of Argentina's sovereign debt and president Duhalde ratified this measure on January 2, 2002. Resolution No. 73 issued by the Ministry of Economy (published in the Official Gazette on April 30, 2002) expressly provided that, with certain exceptions, public debt service payments be deferred until December 31, 2002 or until refinancing thereof has been completed should the latter occur prior to such date.

          In addition, the principal international rating agencies have repeatedly downgraded the rating of Argentina's sovereign debt. On November 6, 2001, Standard & Poor's lowered Argentina's long-term local and foreign currency sovereign credit ratings from "CC" to "SD" (selective default). On February 12, 2002, the short-term local and foreign currency sovereign rating was lowered to "SD" from "C." On December 3, 2001, Fitch IBCA, Duff & Phelps lowered the ratings for the long-term debt from "CCC-" to "D" and the ratings for the short-term debt from "B" to "C." On December 21, 2001, Moody's Investors Service lowered Argentina's foreign currency country ceiling for bonds to "Ca" from "Caa3," indicating that the downgrade reflected rapidly deteriorating economic, financial and social conditions.

          On November 14, 2002, the Argentine Government defaulted in the payment of US$0.8 billion of principal on external indebtedness to the World Bank, and paid only US$77 million of interest. On December 14, 2002, the Argentine Government defaulted on a subsequent payment to the World Bank; together with the balance for prior defaulted payments to the World Bank, the Argentine Government's total default on that date amounted to US$726 million. As a result, since December 14, 2002 the World Bank had considered Argentina to be in default. In addition, on December 14, 2002 the Argentine Government defaulted in the payment of $0.8 billion of principal on external indebtedness to the Inter-American Development Bank. On January 23, 2003 however, coinciding with the implementation of an agreement between the Argentine Government and the International Monetary Fund, the Argentine Government paid $1.6 billion and thereby cured its defaulted debt with the World Bank and the Inter-American Development Bank.

          The Argentine Government's insolvency, its default and its inability to obtain financing can be expected to affect significantly its ability to pay amounts due on its securities, including the BODEN, as well as its ability to implement any reforms, thereby undermining the private sector's ability to restore economic growth. As a result, Argentina is experiencing a deepening recession, high inflation and unemployment, and social unrest. These conditions suggest that our business, financial condition and results of operations will likely continue to be materially and adversely affected.

          The devaluation of the Peso creates greater uncertainty as to Argentina's economic future

          On January 7, 2002, the Congress enacted the Public Emergency Law, putting an end to ten years of the U.S. dollar-Peso parity under the Convertibility Law and eliminating the requirement that the Central Bank's reserves in gold, foreign currency and foreign currency-denominated bonds be at all times equivalent to not less than 100% of the Pesos in circulation plus the Peso deposits of the financial sector with the Central Bank. The Public Emergency Law granted the Executive Branch the power to set the exchange rate between the Peso and foreign currencies and to issue regulations related to the foreign exchange market. On the same day, the Executive Branch established a temporary dual exchange rate system, a fixed rate for transactions subject to Central Bank approval, and import and export transactions at an exchange rate of Ps.1.40 per U.S. dollar, and a floating rate to be freely determined by the market for all other transactions.

          On January 11, 2002, after the Central Bank ended banking holidays that it had imposed since December 21, 2001, the exchange rate began to float for the first time since April 1991. Heightened demand for scarce U.S. dollars caused the Peso in the long term to trade well above the Ps.1.40 per U.S. dollar rate used by the Government. As a result, the Central Bank intervened on several occasions by selling U.S. dollars in order to support the Peso. However, the Central Bank's ability to support the Peso by selling U.S. dollars depends on its limited U.S. dollar reserves and continued financial assistance from the IMF. During the first nine months of 2002, the Peso has fluctuated significantly.

          On February 3, 2002, the Executive Branch announced the elimination of the dual exchange rate in favor of a single floating rate for all transactions, and on the same day another banking holiday was imposed, preventing the conversion of Pesos until February 11, 2002. On February 11, 2002, the Peso-U.S. dollar exchange rate, according to the United States Emerging Markets Traders Association, or EMTA, a private U.S.-based organization that monitors developments in securities in the emerging markets, depreciated to a low of approximately Ps.2.07 per U.S. dollar. Furthermore, the Central Bank has approved only a limited number of transactions involving the transfer of foreign currency abroad. Since February 11, 2002, the Central Bank has implemented various measures to increase the supply of U.S. dollars in the foreign exchange market and thereby control the depreciation of the Peso. Nevertheless, the Peso has continued to lose ground against the U.S. dollar, reaching a peak during 2002 at a Peso-U.S. dollar exchange rate of approximately Ps.3.75 per U.S. dollar. By December 2002, however, the Peso started to value against the U.S. dollar. As of February 11, 2003, the Peso-U.S. dollar exchange rate, as quoted by the Banco de la Nacion Argentina, was approximately Ps.3.10 per U.S. dollar.

          The Argentine Government faces severe fiscal problems due to the devaluation. Peso-denominated tax revenues constitute the primary source of its earnings, but most of its financial liabilities are U.S. dollar-denominated. Therefore, the Government's ability to honor its foreign debt obligations has been materially and adversely affected by the devaluation of the Peso. In March 2002, the Argentine Government established taxes on exports at rates ranging from 10% to 20% depending on the product in order to increase its revenues. These collections are U.S. dollar-denominated and are expected to make a significant contribution toward reducing the budget deficit. The adoption of additional spending cuts which would be required to repay the Argentine public debt and to balance the Government's budget after the devaluation will likely lead to further social unrest and political instability.

          Past experience prior to the adoption of the Convertibility Law raises serious doubts as to the ability of the Argentine Government to maintain a strict monetary policy and control inflation. In the past, inflation materially undermined the Argentine economy and the Government's ability to create conditions that would permit growth. In addition, the mandatory conversion of our U.S. dollar-denominated loans into Pesos at a one-to-one exchange rate and the devaluation of the Peso have had a material adverse effect on our financial condition and results of operations since substantially all of our assets and revenues are now denominated and receivable in Pesos and substantially all our liabilities are denominated and payable in U.S. dollars and subject to foreign law. See "-- Risks Related to the Bank -- Although we have been credited with some compensation for this asymmetric pesification, the recent devaluation of the Peso and "pesification" of our dollar-denominated assets have materially impaired our financial condition and increased significantly the extent of Argentine Government accounts and/or loans in our portfolio."

          The Public Emergency Law authorizes the Executive Branch to compensate financial institutions for losses attributable to the "pesification" of U.S. dollar-denominated loans, which in our case comprised a significant portion of our loan portfolio. As of the date hereof, we have been credited with 60.1% of the compensation claimed from the Central Bank; however, we cannot assure you that such compensation will be sufficient to cover our losses or otherwise enhance our ability to meet our debt obligations.

          The stability of the Argentine financial system is at risk

          Deposit Withdrawal Limitations. Although deposits in the Argentine banking system have been declining in 2001 and 2002, in the last quarter of 2001, a very significant amount of deposits were withdrawn from Argentine financial institutions as a result of increasing political instability and uncertainty. This run on deposits had a material adverse effect on the Argentine financial system as a whole and on us. For the most part, banks suspended the disbursement of new loans and focused on collection activities to be able to pay their depositors. However, the general unavailability of external or local credit created a liquidity crisis which triggered numerous payment defaults. Such defaults have severely hindered the ability of many Argentine banks to pay their depositors.

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

          To prevent a run on local banks, on December 1, 2001, the Government of President de la Rua restricted the amount of money account holders could withdraw from banks and introduced exchange controls restricting capital outflows. These restrictions, known as the corralito, were relaxed earlier this year to permit certain withdrawals of salaries and other limited amounts, among other exceptions. Earlier in 2002, the Argentine Government also implemented a compulsory rescheduling program, or the Rescheduling, to allow deposits to be withdrawn according to various payment schedules, beginning as early as March 2002. On February 1, 2002, the Argentine Supreme Court, in deciding on a provisional remedy requested by a depositor shortly after the new economic measures were adopted, declared certain of the measures adopted by the Government pursuant to the corralito unconstitutional. While the Supreme Court ruling had effect only with respect to the case in which the decision was rendered, it is generally has been followed by lower courts. This decision created uncertainties as to the ability of the Government to protect the banking system from the continued depletion of deposits. Despite the sustained enforcement of the corralito by the Executive Branch of the Government, a very significant number of judicial actions resulted in a significant drop in deposits during the first seven months of 2002, although the effect of such judicial actions on deposits has lessened lately and has been partially offset by a modest increase in deposits since August 2002. As of the date hereof, there are cases pending before the Supreme Court in which certain of the measures adopted by the Government pursuant to the corralito are being challenged on constitutional grounds and the Supreme Court has not yet rendered a final judgment about the constitutionality of the rescheduling, the corralito and the pesification. A final judgment of the Supreme Court declaring the measures adopted by the Government unconstitutional would have a material and adverse effect on the Argentine financial system and on us.

          On November 29, 2002, the Argentine Government suspended the corralito and depositors at Argentine financial institutions, including us, were permitted to withdraw funds available in demand accounts (checking and savings accounts) without regard to any of the restrictions currently in place. The action did not affect the stability of the Peso against the U.S. dollar or the liquidity of the financial system to permit withdrawals.

          Involuntary Peso Conversions. On February 4, 2002, pursuant to Emergency Decree No. 214, the Argentine Government established the compulsory conversion of U.S. dollar-denominated bank deposits into Peso-denominated deposits, at an exchange rate of Ps.1.40 per U.S. dollar, known as the pesification. The Government also announced the issuance of U.S.
dollar-denominated bonds that, at the option of depositors, may be exchanged for the converted deposits up to a certain amount.

          As of mid-April, the use of funds withdrawn from the financial system to purchase U.S. dollars put additional pressure on the exchange rate.

          In order to stop deposit outflows from the financial system, which had a negative impact on the exchange rate and at the same time on domestic prices, the Government declared a bank holiday that lasted from April 22, 2002 to April 29, 2002. The Government's economic team intended to use the bank holiday to submit to Congress, for its consideration, the compulsory conversion of restructured bank deposits into government bonds, in order to stop deposit outflows, and other measures required by the IMF. None of the proposed measures obtained the expected support from Congress. This, together with rumors of changes in the foreign-exchange policy triggered the resignation of Economy Minister Remes Lenicov who, as indicated above, was replaced on April 26, 2002 by Mr. Roberto Lavagna. Following his appointment, Mr. Lavagna confirmed the foreign-exchange policy applied by his predecessor.

          In order to restrict fund outflows from the financial system, Law No. 25,587 was enacted by the Congress on April 25, 2002, preventing money withdrawals from banks based on legal actions that have not resulted in a final judgment. On April 25, 2002, the Argentine Congress passed Law 25,587, an emergency law known as "anti-trickle down law" (ley antigoteo) to prevent bank depositors, subject to certain exceptions, from withdrawing money from frozen accounts through judicial actions until all judicial appeals have been exhausted in each individual case.

          On June 1, 2002, Executive Order No. 905 was published in the Official Gazette, and provided that owners of rescheduled foreign currency and Peso-denominated bank deposits would have the option over the course of 30 business days to exchange such deposits for bonds issued by the Argentine Government due 2012 (comparable to the BODEN that may be delivered to holders of the Series B Notes upon mandatory redemption and exchange as described herein), or the Government Exchange I. Later on, Executive Order No. 1,836/02, published in the Official Gazette on September 17, 2002, established another exchange option for a period that has been extended from its original expiration date to December 12, 2002, commencing on such date, or the Government Exchange II. Pursuant to Government Exchange II, owners of rescheduled foreign exchange bank deposits would have, during the above-mentioned period, the option to exchange such deposits for: (i) dollar-denominated bonds to be issued by the Argentine Government due 2013, together with a put option over the coupons for depositors to be issued by each financial entity, or (ii) Peso-denominated bills of exchange to be issued by each financial entity, together with a conversion option in the original currency issued by the Argentine Government. Because Government Exchange I only obtained the exchange of approximately 23% (17.10% in our case) of the total certificates of deposit and Government Exchange II, as of the expiration of its original term, only obtained the exchange in a range of 1.5 to 9% of the certificates of deposit determined considering the situation of each financial entity on a case by case basis, the Government decided to extend Government Exchange II up to December 12, 2002 in an effort to obtain a higher level of exchange.

          As the legislative and administrative measures adopted through the first half of 2002 were not sufficient to reverse the financial system crisis, the Executive Branch issued Executive Order No. 1,316 published in the Official Gazette on July 24, 2002, pursuant to which compliance with and execution of all the provisional measures and final judgments rendered in judicial proceedings were suspended for a term of 120 business days. Also, in exceptional cases, due to sufficient grounds that put the life, health or physical integrity of individuals at risk, or where the petitioner is a natural person aged 75 or older, execution of provisional measures or judgments favoring the claim shall be conducted by the Central Bank, which shall comply with judicial orders at the expense and on behalf of the obliged financial institutions within five business days following the requirement.

          While the corralito, the Rescheduling and the mandatory conversion of U.S. dollar deposits to Pesos shielded banks from a further massive withdrawal of deposits, they also led to a very substantial decline of almost all commercial and financial activities, decreased spending and greatly increased social unrest. Such conditions resulted in the widespread public repudiation of, and protests directed against, financial institutions, thereby further impairing the Argentine financial system, including us. During the first half of 2002, the foregoing events led to a significant decrease in the level of our deposits, which, since August 2002, have begun to stabilize and increase modestly.

          The Argentine Government has recently lifted the corralito. However, rules limiting withdrawals on certificates of deposits, known as the corralon, remain in effect. Nevertheless, certain banks in Argentina have decided to anticipate payments related to the corralon (CEDROS) up to certain amounts and within certain time periods that vary from bank to bank. We are studying this possibility but no assurances can be given with respect to payment, and its amounts and timing, if any.

          Many lower courts have resolved contrary decisions concerning the constitutionality of the measures taken by the government; absent a Supreme Court ruling we expect that depositors will continue to successfully seek injunctions and recover in whole or in part their deposits subject to the corralon. A compulsory conversion of restructured bank deposits into Government bonds has not obtained support from the Congress. Absent such conversion, banks may be unable to honor the rescheduled deposits as they begin maturing in 2003. However, the sole conversion of restructured deposits into government bonds would not be enough to prevent the financial system from collapsing if such conversion is not implemented together with other measures aimed at restoring the confidence of depositors in the financial system. For information on the lifting of the corralito see "-- Risk Related to Argentina -- The stability of the Argentine financial system is at risk -- Deposit Withdrawal Limitations."

          The various measures implemented by the Argentine Government have significantly deteriorated the confidence of depositors and investors in the Argentine financial system. As a result, the ability of financial institutions to act as intermediaries between the public's funds and source of credit has been severely diminished. In addition, the Argentine Government's pesification of deposits is a significant source of uncertainty in efforts toward economic recovery of the Argentine economy.

          The banking system's collapse, or the collapse of one of the largest banks in the system, would have a material and adverse effect on the prospects for economic recovery and political stability.

          Substantial inflation may continue to occur as a result of the repeal of the Convertibility Law

          The Argentine Government recorded a fiscal deficit of US$7.3 billion, US$6.9 billion and US$8.8 billion in 1999, 2000 and 2001, respectively, and is expected to record a fiscal deficit of approximately US$9.6 billion in 2002 (of which US$2.1 billion is on a cash basis). The fiscal deficit is primarily the result of economic recession, the inability of the Argentine Government to significantly reduce public spending and the lack of adequate tax collections, as well as a rising debt service burden. Furthermore, restrictions on bank withdrawals imposed on December 1, 2001 and the current economic crisis have caused tax collection to drop significantly (negative 16.6% year over year) in the first four months of 2002. However, tax collections improved in the following five months as a result of revenue from the recently created withholding tax on exports and the positive effect of inflation in certain tax items such as value added tax. Consequently, in the first nine months of 2002, tax collections increased 0.9% year over year.

          On January 24, 2002, the Argentine Government amended the charter of the Central Bank to allow the Central Bank to print currency without having to maintain a fixed and direct relationship with the foreign currency and gold reserves and to make short-term advances to the Argentine Government to cover its anticipated budget deficits. There is considerable concern that, if the Central Bank prints currency to finance deficit spending and to improve the liquidity of financial institutions, it will likely trigger significant inflation. As of September 30, 2002, currency in circulation increased by Ps.3.9 billion (35.6%), consumer prices increased by 39.6% and wholesale prices increased by 120.3% since December 31, 2001. Argentina has a history of hyperinflation, which peaked in 1989, particularly during periods of fiscal deficit and social unrest. High inflation would likely deepen Argentina's current economic recession.

          The devaluation of the Peso has created pressures on the domestic price system that have generated inflation in 2002, after several years of price stability and, in recent years, price deflation. Argentina's experience demonstrates that domestic prices of goods and services are highly linked to the level of the exchange rate and its variations. Also, the expectation of increases in the exchange rate has triggered increases in domestic prices.

          If the value of the Peso cannot be stabilized by positive expectations for Argentina's economic future, as well as by strict fiscal and monetary policies, an increase in inflation rates can be expected. Very high inflation and hyperinflation episodes cannot be ruled out. High inflation would likely deepen Argentina's current economic recession, but it is unclear how inflation would impact our operations. Even if the indexation mechanism cannot be applied upon a general basis, there are various rules allowing for its application, such as (i) Emergency Decree No. 214 whereby certain assets were converted into Pesos are adjusted through the application of a stabilization index (coeficiente de estabilizacion de referencia or "CER"), while pursuant to Executive Order No. 762/02 other assets were converted into Pesos are adjusted by applying a salaries' variation index (coeficiente de variacion de salarios or "CVS"), (ii) Executive Order No. 905 which allows for, upon application of the CER, the adjustment of time deposits (as well as financial trusts the assets of which are credits adjustable through the application of the CER or the CVS), (iii) Executive Order No. 1,096/2002 which provides for an exception to the prohibition of the indexation of certain negotiable instruments issued by the Government and the Central Bank and (iv) Executive Order No. 1,269/2002 which provides that companies shall issue financial statements in constant currency.

          In that regard, on July 30, 2002, the Official Gazette published General Resolution No. 415 of the CNV dated July 25, 2002, pursuant to which financial statements shall be issued in constant currency, upon application of the restatement 58 methodology set forth in Technical Resolution No. 6 of the Argentine Federation of Economic Sciences Professional Associations (Federacion Argentina de Consejos Profesionales de Ciencias Economicas) as follows:

          o accounting calculations restated pursuant to the variations in the purchasing value of the currency until August 31, 1995, as well as those whose date of origin is included between such date and December 31, 2001, shall be considered stated in the currency as of such latter date;

          o    the restatement method shall be applied as of January 1, 2002;
               and

          o the index to be applied shall be the result of the calculation of the wholesale domestic price index by the National Institute of Statistics and Census (Instituto Nacional de Estadisticas y Censos).

          The provisions set forth by the CNV relative to the "Inflation Adjustment" shall be applicable to the financial statements of issuers of negotiable instruments and financial trusts, for fiscal years and other periods filed after the day following the publication of the said resolution in the Official Gazette. The applicable financial statements filed as comparative information in the future shall be restated pursuant to such methodology.

          As of September 30, 2002, the accumulated wholesale price index for the nine-month period amounts to 120.3% and the accumulated retail price index amounts to 39.6%.

          The disruption of Argentine payment systems is adversely impacting economic activity and our ability to operate

          Argentina's economy has suffered from a disruption in traditional systems of payment due to a severe shortage of liquidity in the marketplace. The current shortage is the result of several factors. Argentina has been in an economic recession since the fourth quarter of 1998, which reduced excess cash and access to credit. Due to mounting concern over the sustainability of President de la Rua's economic plan, large quantities of bank deposits were withdrawn from local financial institutions and transferred abroad. This run on deposits threatened to collapse the banking system, effectively suspending access to deposits and credit. The former de la Rua administration imposed strict limits on withdrawals on December 1, 2001 which are still in place in a less restrictive form. In addition, when the Argentine Government repealed the Convertibility Law on January 10, 2002, widespread fear of major devaluations of the Peso further increased demand for dollars, and consumers became more reluctant to use dollars for payments of goods and services.

          The ensuing shortage of cash disrupted Argentina's payment system, which has historically favored cash settlements. The shortage of cash and resulting scarcity of working capital has contributed to a severe contraction of customary trade credit which in turn has brought many commercial activities to a standstill. The disruption of the payment system has had a particularly significant impact on Argentina's cash-based informal economy and those who depend on it. The scarcity of liquidity in the financial system is likely to adversely affect our cash collections and the overall asset quality of our loan portfolio.

          Exchange controls may prevent us from servicing our external debt obligations without Central Bank approval

          Since early December 2001, the Argentine Government has imposed a number of monetary and currency exchange control measures that include restrictions on the free disposition of funds deposited with banks and tight restrictions on transferring funds abroad, with certain exceptions for transfers related to foreign trade and other authorized transactions, which are subject to approval by the Central Bank. Current regulations established by the Central Bank require the prior approval of the Central Bank to transfer funds outside of Argentina to effect payment of principal of financial obligations.

          The Argentine foreign exchange market was subject to exchange controls until December 1989, when a freely floating exchange rate was established for all foreign currency transactions. From 1989 to December 3, 2001, there were no foreign exchange controls preventing or restricting the conversion of Pesos into U.S. dollars.

          Until January 2, 2003, the transfer of foreign currency, except for certain transactions, was subject to prior authorization by the Central Bank, including the payment by Argentine debtors of principal on financial indebtedness and the distribution of dividends. Effective January 2, 2003, the Central Bank's prior authorization for companies to transfer funds abroad to make payments of principal and/or interest on financial indebtedness is no longer required, provided that certain conditions are met, as set forth in Communication "A" 3,843, dated December 26, 2002, as amended by Communication "A" 3,866, dated January 16, 2003. Communication "A" 3,843, as amended, establishes that the Central Bank's prior authorization for the transfer of funds abroad to make payments of principal and/or interest, as the case may be, is not required if all conditions below are satisfied:

          (1) For payments of principal and/or interest under outstanding and past due financial indebtedness:

               (A) Payments of principal shall be made pursuant to a refinancing agreement entered into between the debtor and the creditor after January 2, 2003;

               (B) The refinancing agreement must provide for payments of principal not to exceed: (a) 10% of the total principal amount paid on the date of the refinancing agreement; (b) 5% of the total principal amount paid within six months from the date of the refinancing agreement; and (c) 5% of the total principal amount paid within 12 months from the date of the refinancing agreement;

               (C) The refinancing of the principal outstanding (excluding the 10% paid upon entering into the refinancing agreement) must have an average life that is at least five years longer than the date of the original loan that is being refinanced; and

               (D) The financial indebtedness must be in the form of: (a) notes, bonds or commercial paper; (b) syndicated loans with foreign banks; (c) financial loans with foreign banks that are neither secured by assets of the debtor located outside of Argentina nor by similar assets or persons domiciled in Argentina; and (d) intercompany loans.

               If, prior to the repayment of principal under exiting facilities, the local debtor obtains new financing which enters Argentina on or after December 26, 2002 through the foreign exchange market and this new financing (a) has an average life of not less than 5 years and (b) is for an amount at least equal to the amount of the debt that will be cancelled, the conditions of Communication "A" 3843 will be deemed to have been satisfied and therefore no prior authorization of the Central Bank will be necessary to make the payment of principal under the existing facility.

          (2) For payments of principal under past due financial debt, irrespective of whether the conditions described in (1) above have been met, the Central Bank's prior authorization will not be required if any of the following conditions are satisfied:

               (A) The principal amount to be repaid must not exceed U.S.$300,000 per month and the debtor must provide an affidavit to the effect that the repayment complies with such limit; or

               (B) (i) the principal amount to be repaid relates to financial debts which are past due as of December 31, 2002, (ii) as of December 31, 2001, such financial debts did not exceed US$ 1,000,000 (to that effect, all past due installments of principal, as well as all outstanding installments of principal, will be taken into account); and (iii) payments of principal are made on or before March 31, 2003.

          The Central Bank's prior authorization is not required for the transfer of funds abroad to make payments of interest on outstanding financial indebtedness is required, provided that such transfer is made not earlier than 15 days prior to the due date.

          Moreover, according to the provisions of Communication "A" 3859, dated January 7, 2003, Argentine companies may freely transfer corporate profits and dividends corresponding to audited financial statements of local companies without prior Central Bank approval.

          The Central Bank has also issued Communication "A" 3845, dated December 26, 2002, which provides that Argentine individuals and companies are authorized to purchase up to US$150,000 per month worth of, among other things,
(i) real estate investments outside of Argentina; (ii) loans granted to persons not domiciled in Argentina; (iii) direct investments outside of Argentina of persons domiciled in Argentina; (iv) portfolio investments outside of Argentina; and (v) payments outside of Argentina of corporate dividends and profits.

          Since December 2001, the Central Bank has adopted restrictive criteria regarding transfers abroad by the financial sector to effect principal payments on certain indebtedness and also, more recently, to effect interest payments on certain indebtedness. We received authorization in March, June and September 2002 to make payments of principal of certain of our external indebtedness in connection with restructuring such debt and also received approval to make a limited payment of principal of certain additional indebtedness in November 2002.

          While we have obtained such authorizations, we cannot assure you that the Central Bank will continue to grant authorizations requested by us or that it will grant authorization to make payments on foreign indebtedness, including on the Existing Notes or the New Notes. In addition, due to the general scarcity of dollars, we may find it difficult to convert large amounts of Pesos to dollars to make principal and interest payments on our dollar-denominated debts. If the Central Bank continues to restrict our ability to transfer U.S. dollars abroad, we will be unable to pay principal, interest, and other amounts on our dollar-denominated liabilities, including on the Existing Notes, the New Notes or the related CICCs, when they come due.

          Future Argentine Governmental policies will likely significantly affect the economy as well as the operations of financial institutions

          The Argentine Government has historically exercised significant influence over the economy, and financial institutions in particular have operated in a highly regulated environment. Due to the current Argentine crisis, in the last nine months the Argentine Government has promulgated numerous, far-reaching and not always consistent laws and regulations affecting the economy as well as financial institutions in particular. We cannot assure you that laws and regulations currently governing the economy or the banking sector will not continue to change in the future, particularly in light of the continuing economic crisis, or that any changes will not adversely and materially affect our business, financial condition or results of operations as well as our ability to honor our foreign-currency-denominated debt obligations, including the Existing Notes and the New Notes.

          Due to the current social and political crisis, investing in Argentina also entails the following risks:

          o possibility of civil unrest, rioting, looting, nationwide protests, widespread social unrest and strikes;

          o expropriation, nationalization and forced renegotiation or modification of existing contracts;

          o taxation policies, including royalty and tax increases and retroactive tax claims; and

          o changes in laws and policies affecting creditors' rights and claims in bankruptcy.

          Investors should be aware that the Argentine Government could determine to adopt additional or amended policies to address the current economic situation in Argentina, the stability of exchange rates and the financial system or other circumstances. As a result, we cannot provide any assurances as to the impact of any current or future action by the Argentine Government on our financial condition.

          Emerging markets volatility and certain recent developments

          Financial and securities markets in Argentina are influenced, to varying degrees, by the economic and market conditions in other emerging-market countries. Although the economic conditions vary from country to country, investors' reactions to the events occurring in a certain country may substantially affect securities from issuers from other countries, including Argentina. We cannot assure you that even if Argentina's economy stabilizes, it will not be affected by events affecting other emerging markets, such as the political and economic events that occurred in Mexico in 1994 that adversely impacted on emerging markets in general and Argentina in particular. A fall in several Asian economies, which continued during 1999 with the devaluation of the Russian currency and Russia's defaulting on debt payments in 1998, and Brazil's devaluation of its currency have all affected the Argentine economy, and these and similar developments can be expected to affect the Argentine economy in the future.

          It is impossible to assure that the capital flight and decreasing liquidity levels in the Argentine financial system or any of the adverse developments that followed the situations described herein will not occur again. Moreover, it is impossible to assure or guarantee that Argentina or its financial market, or our ability to settle our obligations in due time, including under the Existing Notes, will not result in unfavorable consequences as a result of such issues.

          Subordination to Deposits

          Argentine Law No. 24,485, as amended, establishing that in the event of our bankruptcy or liquidation, all depositors, regardless of whether they are individuals or companies, and regardless of the type, amount or currency of their deposits, are entitled to a general and absolute preferential right over all other of our creditors (including holders of Existing Notes, New Notes or CICCs), except for creditors with labor claims, those secured through a pledge or mortgage, and credits granted under section 17, subsections (b), (c), and (f) of the Central Bank's Charter (including rediscounts granted to financial institutions based on transitory illiquidity, overdrafts granted to financial institutions with collateral, collateral assignment, pledge or special allocation of certain assets), and credits granted by the Banking Liquidity Fund secured by pledge or mortgage to be paid out with 100% of the proceeds of the liquidation or from our assets. In addition, the depositors of any kind of deposits are entitled to special priority rights as compared to the rest of the creditors, except for those with labor claims, those secured by pledges or mortgages, credits granted under section 17, subsections (b), (c), and (f) of the Central Bank's Charter (rediscounts granted to financial institutions based on transitory illiquidity, overdrafts granted to financial institutions with collateral, collateral assignment, pledge or special allocation of certain assets) and credits granted by the Banking Liquidity Fund ("Fondo de Liquidez Bancaria") secured by pledge or mortgage, and credits to collect the receivables (i) from our funds held by the Central Bank of Argentina as reserves; (ii) from our other funds existing as of the date on which the our license is revoked; or (iii) from any proceeds resulting from compulsory transfer of our assets as ruled by the Central Bank of Argentina according to the following priority: (a) deposits of up to Ps.5,000 per person or the equivalent amount in foreign currency; (b) all deposits with maturities exceeding 90 days; (c) and all other deposits on a pro rata basis. See "Argentine Banking System and Regulation -- Priority Right of Depositors."

          Additionally, pursuant to section 53 of Argentine Law No. 21,526, as amended, the claims of the Central Bank will have seniority over other creditors, except creditors secured by pledge or mortgage, certain labor creditors and depositors, credits granted under section 17, subsections (b),
(c), and (f) of the Central Bank's Charter (rediscounts granted to financial institutions based on transitory illiquidity, overdrafts granted to financial institutions with collateral, collateral assignment, pledge or special allocation of certain assets) and credits granted by the Banking Liquidity Fund (Fondo de Liquidez Bancaria) secured by pledge or mortgage.

          Neither the New Notes nor the related CICCs are a deposit guaranteed pursuant to the deposit insurance system established by Argentine Law No. 24,485, as amended. The New Notes and the related CICCs have no special or general priority right of payment in case of bankruptcy, liquidation or winding up of the Bank, as a provision of Section 49(d) and (e) of Argentine Law No. 21.526, as amended, are not applicable. In addition, the New Notes and the related CICCs are not entitled to a lien on the assets of the Bank ("garantia flotante" or "especial," as defined under Argentine Law), nor are they secured by any other means or guaranteed by any other financial institution.

          As of December 31, 2000, and 2001, our bank deposits totaled Ps.7.1 billion and Ps.6.4 billion, respectively. As of September 30, 2002, our bank deposits totaled approximately Ps.5.5 billion.

          You may not be able to enforce your claims in Argentina

          We are a commercial bank organized under the laws of Argentina. Most of our directors, members of the supervisory committee, and officers and certain experts named herein reside in Argentina. Substantially all of our assets are located in Argentina.

          Under Argentine law, enforcement of foreign judgments would be recognized provided that the requirements of Articles 517 through 519 of the Federal Code of Civil and Commercial Procedure, among them, that the judgment does not violate the principles of public policy of Argentine law, as determined by the Argentine court, are complied with. We cannot assure you that an Argentine court would not deem the enforcement of foreign judgments condemning us to make a payment under the Existing Notes or the New Notes in foreign currency outside of Argentina to be contrary to Argentine public policy, if at that time there are legal restrictions prohibiting Argentine debtors to transfer foreign currency outside of Argentina to cancel indebtedness, without the prior approval of the Central Bank and such approval is not obtained.

          Under Argentine law, the liquidation and commencement of bankruptcy procedures against financial institutions, until their banking license has been revoked by the Central Bank, may only be commenced by the Central Bank. If we are unable to pay our debts (including the Existing Notes or the New Notes) as they mature, it is likely that the Central Bank would intervene, suspend our operations and revoke our banking license and file a bankruptcy petition in a commercial court. If the Central Bank intervenes, it could result in a prolonged reorganization process and it is likely that your remedies would be restricted. During any such process, the Central Bank would have to consider its interests as a regulator and possibly as a substantial creditor, and could well prioritize the interests of creditors and other parties contrary to yours. As a result of any such intervention, you may realize substantially less on your claims than you would in a bankruptcy in Argentina or any developed country.

          Recent actions by the Argentine Government and the possibility of further actions could adversely affect the Argentine economy in general

          Over the last few years, the Argentine economy has experienced a variety of external and internal developments that have resulted in a prolonged recession that has dramatically and adversely affected the financial stability of the Government, commercial businesses and individuals. Most recently, on November 14, 2002 the Argentine Government defaulted on US$805 million in principal due on external indebtedness to the World Bank and only paid US$77 million to cover interest. However, all amounts due to the World Bank and the Inter-American Development Bank were paid by the end of January. At this time, it is not possible to determine the extent of any adverse repercussions that will arise from such default or whether there will be further adverse developments in the financial, economic or political situation in Argentina. Any continued or adverse developments in the condition of Argentina will likely have an adverse effect on our condition (financial or otherwise) and ability to operate as a going concern.

Risks Related to the Bank

          Our business model for recent years may no longer be viable

          Prior to the recent events in Argentina, we have engaged in a wide range of wholesale, commercial, mortgage and individual lending and related financial services businesses, including securities brokerage, trade finance, foreign exchange and asset management activities. In light of the current economic situation in Argentina, we do not see the ability to engage in any significant new lending activities in Argentina and are experiencing patterns of deposits by customers that are markedly different from trends in prior periods. We expect that in the near future we may not be able to adhere to the model of business applied in recent years and may not be in a position, due to loan loss provisions associated with our loan portfolio and other circumstances, to generate any significant net income for the near future. As a result, we are currently refocusing the Bank into new businesses, including fee generating activities, and utilizing our financial margin from our existing portfolio of loans to cover expenses and any additional loan loss provisions that may be necessary. See "Business -- Business Overview -- New Business Strategy." Holders of the Existing Notes and any New Notes should be aware that, as with other financial institutions in Argentina, our historic business model may not be viable until the current economic crisis subsides and we will likely need to be flexible in pursuing our strategic focus. In addition, we cannot assure you that we will be able to effectively make the transition to a new and viable operating model that will enable us to continue as a going concern.

          It may be difficult to be successful in implementing our new business strategy

          As a result of the current economic crisis in Argentina and reduced opportunities to engage in our traditional lines of business, we have been refocusing our business strategy. See "Business -- New Business Strategy." The current economic situation in Argentina makes it difficult to predict whether we will be able to implement our new business strategy, including increasing our fee income so as to generate sufficient revenue to cover expenses. Demand for fee-related products and services is increasing in Argentina, but the relevant markets have not matured and stabilized enough for us to be certain that demand will continue and increase. We expect to monitor trends in the lending, securities and transactional markets, including changes in the business strategies of our competitors, to determine if our new business strategy is succeeding. There can be no assurances, however, that the new business strategy will in fact be successful or whether continuing or new events in Argentina, including events surrounding the expected elections in 2003, restructuring of Argentine Government debt, negotiations between the Argentine Government and third party creditors or other factors, will not so adversely affect the economy in Argentina as to call into question our ability to successfully implement our new business strategy and regain financial stability. If any of the foregoing were to be the case, it is possible that we would cease to be able to function as a going concern and be able to repay our liabilities, including the liabilities under the Existing Notes and/or the New Notes.

          Changes in the environment in which we operate could adversely affect our stability

          During 2002, the various measures taken by the Argentine Government have greatly changed the markets in which we operate. As mentioned elsewhere in this Offering Memorandum, the changes in inflation, currency controls, deposit restrictions and other measures have greatly altered the banking markets in general in Argentina. A very significant percentage of our borrowers are themselves experiencing financial difficulties, which has called into question our ability to recover on our existing loan and similar assets. Approximately 34% of our loan portfolio is currently classified as non-performing and we expect that non-performing loans and loan loss provisions will increase significantly over the next months and that for the foreseeable future interest income will decline, principally as loan assets are written off and/or restructured. These economic difficulties have resulted in a virtual elimination of any new lending in Argentina. In response to this situation, however, the Argentine Government has issued Decree No. 204/2003 to delay or avoid the enforcement of mortgages. See "-- The Limitations Imposed on Creditors' Rights in Argentina and the Ability to Foreclose on Certain Guarantees and Collateral May Adversely Impact Us and Our Noteholders." The strain of the current economic crisis, including restrictions on access to deposits and the pesification of our assets, has also led to unanticipated changes in the general banking environment, resulting in a complete revision of our business strategy. See "Business -- New Business Strategy."

          Although current conditions are moderating and the overall economy is beginning to stabilize (as evidenced by increases in deposits since August
2002), there is still much uncertainty in the Argentine economy. The Argentine Government continues to operate as an interim government with new elections expected to occur in April 2003. As of the date hereof, no political candidate has presented a clear platform of reforms and actions to be taken if there was to be a change in the Government as a result of the upcoming elections. There can be no assurances that the lessening of inflation and other positive trends in the economy will continue or will not moderate or worsen, especially if there are additional external or internal shocks to the economy. If this were to be the case, it is possible that we would experience greater financial difficulties than has been the case in recent months that could imperil our ability to operate as a going concern.

          Uncertainty of continued support from the Central Bank

          Since July 2002, the Central Bank has been providing liquidity to us in the form of additional loans to cover short-term needs (called "rediscounts"). See "Business -- New Business Strategy -- Manage Need for Assistance." This support has taken the form of loans aggregating approximately Ps.415 million as of September 30, 2002, all of which is secured by a lien on Ps.662.6 million of guaranteed loans held by us (which are loan agreements executed between the Argentine Government and local holders of Government bonds secured by the assignment of certain tax receipts that resulted from a voluntary exchange procedure instituted by the Argentine Government in December 2001). There can be no assurances that the value of our collateral for loans from the Central Bank will not lessen in value thereby requiring the provision of additional collateral and security for such loans or that the existing or future loans from the Central Bank will continue to be available at all or on terms consistent with terms in effect today. As a result, there can be no assurances as to the extent and depth of any change in our financial condition if this Central Bank support was no longer available to us.

          No obligation of further support from SCH

          The Bank has been controlled by SCH since 1998 (after the issuance of the Existing Notes). As a shareholder, SCH is not obligated to inject any capital into, or loan any funds to, the Bank to support its operations. Nonetheless, SCH subordinated approximately US$161.5 million of the loans that existed prior to the Argentine economic crisis to all of the Bank's other liabilities, effectively providing the Bank with a greater ability to pay its debts. Holders of the Existing Notes and any New Notes should not expect SCH to provide any further financial support. As a result, investors in the Bank have to assume that the Bank's ability to return to financial stability will be fully dependent on the effects of the Argentine economic situation on the Bank and the markets in which it operates.

          We have insufficient liquidity to repay our foreign debt liabilities maturing in 2003

          As of September 30, 2002, our foreign indebtedness amounts to US$1,758.7 million, of which approximately 64% (US$1,130 million) will mature in 2003. As of the date of this Offering Memorandum, US$160 million of that amount has been already refinanced in the Prior Offer. Our ability to pay our indebtedness is subject to certain factors over which we have little control, including the following factors described below:

          o our inability to access the capital markets or otherwise obtain any long- or short-term financing, other than financing from the Central Bank in order to refinance or repay those liabilities. See "Recent Events in Argentina and the Impact on the Bank";

          o no obligation of financial support from our controlling shareholders;

          o withdrawal of large amounts of deposits maintained with us, specially during May and June 2002, despite a modest increase in deposits in recent months;

          o the default or suspension of payments by the Argentine public sector (including the federal and the provincial governments) on most of its debt;

          o the adverse effect of the continuing four-year recession and current economic crisis on the credit quality of our loan portfolio, our loan collections and deterioration of our asset quality; and

          o    the decline in our overall level of commercial activity.

          In the absence of any financing or deposit growth, our primary sources of liquidity or cash will be collections on our outstanding loans net of any required reserves, payments by the Argentine Government on its debt instruments (including BODEN), and fees paid by our customers for the financial services provided to them, most of which are currently denominated in recently devalued Pesos.

          In light of the recent deterioration of political and economic conditions in Argentina, our normal sources of funds are significantly lower than historic levels, and have been materially and adversely affected but the current crisis affecting Argentina's financial system may be further materially and adversely affected. Furthermore, the Argentine public sector, including the federal and the provincial governments, is currently in default on most of its debt and our cash collections on our portfolio of debt securities issued by the Argentine Government (which has increased significantly due to the Compensatory Bonds) have decreased significantly compared to historical levels. In addition, collection of fees for services has been negatively affected by the sharp decrease in banking and economic activity.

          Given that the devaluation has significantly increased the amounts in Pesos of our foreign debt, our sources of cash have been reduced and pesified, our deposit base has suffered an overall reduction and is increasing only slightly in recent months after reaching minimum levels in July 2002, and our inability to obtain additional financing persists, we are not able to repay our maturing debts in accordance with their original terms.

          Unless we are able to obtain additional financial assistance and/or restructure a significant portion of our material debt obligations maturing in 2003, including the Existing Notes, we will lack the liquidity we need to pay our foreign-debt obligations as they become due.

          Our financial statements for prior periods are not indicative of our current financial position

          Our Unconsolidated and Consolidated Audited Financial Statements and our Unconsolidated and Consolidated Unaudited Interim Financial Statements have been prepared pursuant to the going concern criteria. We took this approach under the premise that the restructuring of the financial system as a whole, together with the specific plans and actions to be implemented by us, will allow us to continue our operations and maintain the liquidity and solvency required by the Central Bank. Notwithstanding the foregoing, given the significant uncertainty related to the future effects that the continuation of Argentina's economic crisis could have on the recoverability of the accounting value of Argentine government securities, the credit assistance granted to customers in the non-financial government sector and the non-financial private sector, and the interests in subsidiaries. Our independent auditors mentioned in their report that this situation could continue to affect our financial position and give rise to substantial doubts with respect to our ability to continue as a going concern. Therefore, the financial information included in this Offering Memorandum is not indicative of our current economic or financial position or anticipated results of operations or business prospects at any time after the date of such financial information.

          The events described above, including the conversion of certain of our U.S. dollar-denominated assets and liabilities into Peso-denominated assets and liabilities and the devaluation of the Peso, took place after December 31, 2001, and therefore are not reflected in our financial statements for the fiscal year ended December 31, 2001. In light of the uncertainty of the impact of the events that occurred subsequent to December 31, 2001, the Central Bank suspended the obligation of banks in Argentina to produce interim financial statements and has only recently reimposed such requirement for the three-month periods ended March 31, June 30, September 30 and December 31, 2002. On January 9, 2003, we presented our financial statements for the nine months ended September 30, 2002, which are included herein. The Central Bank has postponed the term for the filing of financial statements for the year ended December 31, 2002 until February 20, 2003. The changes in Argentine law and their impact on our operations are expected to render meaningless any comparison of our financial statements for periods ended after December 31, 2001 with those for periods ended on or prior to December 31, 2001 and even for interim periods after such date, while the crisis continues to unfold. Therefore, our financial statements for fiscal years 1999, 2000 and 2001 and our interim financial statements as of the nine months ended September 30, 2002 are not indicative of our current financial position or anticipated results of operations or business prospects, all of which have been materially and adversely affected since the respective dates of those statements and should not be relied upon.

          Our recent financial results may not be indicative of current situation or future performance

          The interim financial statements for the nine-month period ended September 30, 2002 included in this Offering Memorandum, which is the most recent date for which we have prepared financial statements, may not reflect in full the impact of more recent events in Argentina, including our operating performance and the impact of actions taken by the Argentine Government. The loss recorded by the Bank of Ps.873.6 million for the nine-month period ended September 20, 2002 reflect the severe economic environment in which we are currently operating. Our financial results for subsequent periods, including those that have already occurred but for which no financial statements have been prepared, may continue to reflect the decrease in revenue, increase in nonperforming loans and related provisions and trends in fee income and operating expenses that are reflected in the interim financial statements included herein. We are currently preparing financial statements for the year ended December 31, 2002 which are currently not required to be filed with the Central Bank until February 20, 2003 unless further extended. At this time, we have not been able to fully determine the impact of continuing events in Argentina on our financial condition for any period subsequent to September 30, 2002 and, as a result, there can be no assurances, however, that our actual results for any period subsequent to September 30, 2002 will not reflect the same or worsened results of operations and financial condition as we have recently experienced.

          The failure of the Argentine Government to continue to compensate us through the issuance of Compensatory Bonds will likely result in our inability to repay our debt obligations as they mature

          The Argentine Government has announced that financial institutions would be compensated for the losses otherwise resulting from the pesification and the associated devaluation by receiving Compensatory Bonds.

          Decree No. 905/02 provided certain clarification with respect to the methodology of the compensation and the characteristics of the Compensatory Bonds to be issued. As of September 30, 2002, we have been credited with 60.1% of the compensation due from the Central Bank in the form of Compensatory Bonds. We cannot assure you that we will receive any further compensation or that the compensation we have received or may receive in the future will be sufficient to cover our losses or otherwise enhance our ability to meet our debt obligations as they mature.

          Because of our large exposure to government debt instruments, the payment defaults by the Argentine government on any of the various government entities may affect our financial condition

          The asymmetric pesification (at different exchange rates) in assets and liabilities and subsequent compensation with Government bonds resulted in an increase in our exposure to the Argentine Government (either through securities or loans) as a portion of total bank assets. Our current loan portfolio consists of debt instruments issued by the Argentine Government that, as of September 30, 2002, account for 58.4% of our total assets. A default by the Argentine Government on its obligations, including Compensatory Bonds held by us, will materially and adversely affect our financial condition and our ability to repay our obligations as they become due.

          The Central Bank is enforcing banking rules and regulations on a limited basis

          Since December 2001, Argentina has experienced an unprecedented political and economic crisis. The current administration has undertaken a number of far reaching legislative and regulatory initiatives, the full consequences of which are unknown. During this period, several of the rules and regulations of the Central Bank applicable to our business and operations have not been fully enforced by the Central Bank. In addition, the Central Bank, due to current circumstances, has not been examining financial institutions as frequently and to the same extent as in the past. While we believe that we are in compliance in all material respects with current rules and regulations relating to asset quality, loan loss provisioning, reserve and capital requirements, there can be no assurances that the Central Bank will not revise or amend the rules and regulations applicable to us, impose new requirements and/or continue to allow financial institutions to operate with less supervision than in the past. There can be no assurances as to how, if at all, the current state of regulatory oversight by the Central Bank will affect us or our financial condition.

          Increase in number of defaulting debtors

          Within a context of deepening recession and the loss of purchasing power as a result of rising price levels, the payment capacity of companies as well as individuals has been impaired. This has led to deterioration in the quality of loans that we granted to the private sector and an increase in defaulting debtors. We have been experiencing difficulties in collecting fees and payments from our customers. Our difficulties to collect such fees, or obtain the repayment of our loans, adversely impact the Bank. See "-- The limitations imposed on creditors' rights in Argentina and the ability to foreclose on certain guarantees and collateral may adversely impact us and our noteholders."

          The limitations imposed on creditors' rights in Argentina and the ability to foreclose on certain guarantees and collateral may adversely impact us and our noteholders

          The Argentine Government had previously passed various laws and regulations limiting the ability of creditors to foreclose on collateral and to exercise their rights pursuant to guarantees and similar instruments upon the occurrence of a default by a debtor under a financing agreement, some of which are still in effect. Such limitations had restricted Argentine creditors, such as us, from initiating collection actions and/or lawsuits to recover the repayment of existing defaulted loans. Pursuant to Argentine Law No. 25,563, as amended, all actions related to foreclosure proceedings (other than certain specified exceptions such as alimentary or labor credits), including foreclosures of mortgages and pledges, all preliminary measures, such as attachments and preliminary injunctions to those goods and/or facilities affected by the debtor to commercial and/or productive activities, and that deprive the debtor from the use of such goods and/or facilities, were suspended until November 14, 2003. By agreement between the Argentine Banking Association and the Argentine Government, the principal Argentine banks agreed voluntarily to postpone the expiration of this suspension with respect to mortgage loans until February 1, 2003. On February 4, 2003 the Argentine Government issued Decree No. 204/2003 pursuant to which mortgage borrowers, individuals (for borrowings of up to Ps.50,000), small companies (for borrowings of up to Ps.50,000) and banks may voluntarily request a 90-day mediation process with the Ministry of Labor (in the case of individuals) or the Ministry of Production (in the case of companies), which attempts to delay or avoid the enforcement of mortgages, even though it does not interrupt or suspend the judicial process. There can be no assurance that the Argentine Government will not pass more restrictive rules and regulations restraining the ability of creditors to enforce their respective rights pursuant to debt agreements, guarantees and similar instruments.

          Issues before the courts

          As of the date of this Offering Memorandum, we were subject to approximately 17,000 legal claims filed by depositors against the pesification of their deposits and the rescheduling provided for by the Argentine Government. See "Business -- Legal Proceedings." As a result of such actions, Argentine courts have issued resolutions (many of which have not been enforced because the banks appealed) determining that we should reimburse such deposits in an amount of Ps.425.0 million and US$395.0 million. As of December 31, 2002 we have paid Ps.336.6 million and US$220.3 million of those amounts. Such amounts are related to the actions for which courts have ruled in favor either totally, partially or as an injunction (most cases). We cannot assure you that the amount of the legal claims will not increase and that our reimbursement liability will not increase. Although most members of the Argentine Banking Association, or ABA, including us, have expressed to the Ministry of Economy and the Central Bank that the Argentine Government should compensate us for the amounts we paid under these legal claims at an exchange rate higher than 1.4 to 1.0 at which such deposits were pesified, we cannot assure you that we will be reimbursed for those amounts. In addition, we do not rule out the possibility of new claims being filed. Notwithstanding the fact that on February 1, 2002, the Argentine Supreme Court, in deciding on a provisional remedy requested by a depositor shortly after the new economic measures were adopted, ruled that certain measures adopted by the Government pursuant to the corralito were unconstitutional, the Government continued to issue regulations aimed at decreasing the depletion of money from banks. These measures are subject to be reviewed by the Argentine Supreme Court, and, as a result, there is uncertainty as to the ability of the Argentine Government to protect the banking system from the depletion by depositors. As of the date hereof, there are cases pending before the Supreme Court challenging the constitutionality of certain of the measures adopted by the Government pursuant to the corralito. The Supreme Court has not yet rendered a final judgment about the constitutionality of the rescheduling, the corralito and the pesification. A final judgement of the Supreme Court declaring the measures adopted by the Government unconstitutional could have a material and adverse effect on the Argentine financial system and on us. No assurances can be given on how the Argentine Supreme Court will rule on these measures or if it will in fact rule on this matter in light of the Government's decision to lift the restrictions imposed by the corralito effective December 2, 2002 and the impact of action related to the corralito on us and our financial condition. For information on the lifting of the corralito see "Risk Related to Argentina -- The stability of the Argentine financial system is at risk -- Deposit Withdrawal Limitations."


          The behavior of our customers will have a direct impact on our financial condition

          As indicated earlier, increasing levels of withdrawals of deposits have had and will likely continue to have a material and adverse effect on us. Therefore, the behavior of our customers will have a significant impact on our financial condition. Similarly, we have been experiencing significant difficulties in collecting fees and payments from some of our customers. Our difficulties to collect such fees, or obtain the repayment of our loans, will materially and adversely impact us.

          In addition, consistent deposit losses in Argentine financial institutions from June 2001, along with a steady decrease in assets (as a result of loan repayment by the private sector), suggest a major reduction in the financial intermediation business. Additionally, the Argentine Government and the Central Bank established a regulated rate for pesified deposits and ceiling rates to pesified loans, resulting in a significant reduction in intermediation margins regarding prior-year levels. The combined effect of the reduction in business volumes and intermediation margins are expected to cause an important fall in revenues.

          The inability to adjust our loans to the CER or CVS index will materially affect us

          Pursuant to Emergency Decree No. 214/02 and complementary rules, assets and liabilities in foreign currency that were converted into Peso-denominated assets and liabilities would, commencing 180 days from February 4, 2002, be adjusted pursuant to a coefficient to be published monthly by the Central Bank based on changes in the consumer price index, the CER. However, pursuant to Executive Order No. 762/02, certain loans to individuals were subsequently excluded from such adjustment according to the CER value and became subject to adjustment according to an index that reflects the general level of wages in Argentina, the CVS, which became effective as of October 1, 2002. According to such Executive Order, the INDEC (Instituto Nacional de Estadisticas y Censos, or INDEC) will determine the interest rates that will be applicable to the above-mentioned loans from the date on which the CVS became effective.

          Pursuant to the provisions set forth by Executive Order No. 762/02, INDEC has developed the methodology to determine the CVS that will be applicable to the loans and leases included in the governing rule. The Executive Branch has approved such methodology through Executive Order No. 1,242 dated July 12, 2002. We cannot assure you that such indexation would increase our revenues in a manner commensurate with our increased costs. As a result, an increase in our funding and other costs due to inflation may not be offset by such indexation. Moreover, the adjustment to be made pursuant to the application of the CVS will likely be less than the one resulting from the application of the CER and, due to the scope and terms and conditions of the loans to which the CVS should be applied for adjustment, a wide range of loans granted to individuals by us should be adjusted by the CVS. This could have a material adverse effect on our financial condition and results of operations. Most members of the ABA, including us, have expressed to the Ministry of Economy and the Central Bank that the Argentine Government should compensate us for the difference in the indexation factors and our costs. We cannot assure you that we will be reimbursed for those amounts.

          Cash flow maturity and interest rate gaps

          Due to the pesification of deposits at the US$1 = Ps.1.40 exchange rate and the pesification of most of the loans at the US$1 = Ps.1.00 exchange rate, there was a generation of a significant equity difference for the financial institutions in Argentina, including us. Such gap has been compensated with the Compensatory Bonds, which are bonds that amortize over a ten-year period and accrue interest at LIBOR (see "Description of BODEN"), while, on the other hand, the liabilities that were pesified according to the Government plan extend the amortization for approximately three years and the average life of our U.S. dollar-denominated liabilities is 2.5 years with interest rates extremely higher (including the 8.75% coupon on Existing Notes) than LIBOR. This difference in the terms of amortizing and accruing interests between our assets and liabilities implies a significant increase regarding cash flow maturity and interest rate gaps as compared to normal business conditions that were in effect in 2001. In order to decrease the effect of such gaps on us, we have established our refinancing plan. See "Business -- New Business Strategy -- Refinancing of Liabilities." If this strategy of refinancing of liabilities is not successful, our balance sheet may present a gap, which will affect our financial results and our ability to pay our obligations maturing in 2003, including the Existing Notes.

          Differences in corporate disclosure and accounting standards

          A principal objective of the securities laws of the United States, Argentina and other countries is to promote full and fair disclosure of all material information of companies issuing securities. However, there may be less publicly available information about us than is regularly published by or about listed companies in certain countries with highly developed capital markets, such as the United States. Furthermore, while we are subject to the periodic reporting requirements of the U.S. Securities Exchange Act of 1934, the periodic disclosure required by foreign issuers under the Exchange Act is more limited than the periodic disclosure required by U.S. issuers.

          We maintain our financial books and records in Pesos and prepare our financial statements in conformity with Argentine Banking GAAP. For a description of the principal differences between Argentine Banking GAAP and Argentine GAAP, see Note 6 to each of the Unconsolidated and Consolidated Audited Financial Statements and Unconsolidated and Consolidated Unaudited Interim Financial Statements. Argentine Banking GAAP differs in certain respects from both U.S. GAAP and Argentine GAAP. Thus, the reported earnings and presentation of our consolidated financial statements may differ from what they would have been if prepared using U.S. GAAP. See Note 30 to the Consolidated Financial Statements for a description of the principal differences between Argentine Banking GAAP and U.S. GAAP as they relate to us, and reconciliation to U.S. GAAP of net income and shareholders equity.

Risks Related to the New Offer

          We may be unable to pay interest and other amounts due on the Existing Notes

          At present, we believe our financial results for periods subsequent to June 30, 2002 will continue to demonstrate significant losses compared to prior periods. Given limited amounts of U.S. dollars available to us and uncertainties in our ability to obtain the authorization of the Central Bank to convert pesos into dollars to pay any interest on the Existing Notes and other factors, there can be no assurances that we will in fact be able to, or determine to, pay any interest on the Existing Notes when due. We are making this Offer to help assist us in restructuring our financial condition and there can be no assurances what action we will determine to take to address the impact of the recent crisis in Argentina on us and our overall financial condition in the event that this Offer does not succeed.

          If the New Offer is not successful, we may not be able to achieve our refinancing strategy

          If the New Offer is not successful or if we cannot refinance our liabilities, and we cannot take other steps to ease our present lack of liquidity, we will not have sufficient resources to meet our payment obligations under our debt agreements, including the Existing Notes, which will mature in 2003. Therefore, it is highly likely that a default could occur which would create cross defaults on our other indebtedness. These defaults would give our creditors the right to accelerate our repayment obligations. As a result, all of our indebtedness would become due and payable. Since the indebtedness evidenced by the Existing Notes ranks pari passu in right of payment and with all of our existing and future unsecured, unsubordinated indebtedness, each holder of Existing Notes will have the same rights as every other holder of our unsecured, unsubordinated debt.

          In the event of such a default and acceleration, some or all of our creditors will have the option of taking legal action against us, which might cause the Central Bank to institute bankruptcy or liquidation proceedings. Any such bankruptcy or liquidation proceeding is likely to result in significant changes to our existing obligations, including the Existing Notes, which could include the rescheduling of all or part of these obligations. Moreover, while any proceeding is still pending, our ability to operate or manage our business, to retain employees, to continue to collect payments on our loan portfolio or to engage in borrowing arrangements would likely be restricted and materially adversely affected. See "Argentine Banking Regulation -- Financial Institutions with Economic Difficulties and Description of the Series A Notes and the Series B Notes -- Status."

          Under Argentine law, the liquidation and commencement of bankruptcy procedures against financial institutions, until their banking license has been revoked by the Central Bank may only be commenced by the Central Bank. Thus, it is likely that the Central Bank would intervene if our outstanding debt were accelerated. The length of any bankruptcy case commenced by the Central Bank would be subject to considerable uncertainty and the completion of such case could be delayed for reasons beyond our control. We believe that any such adverse effects would be exacerbated if the bankruptcy or liquidation proceedings were protracted. There can be no assurance that the holders of Existing Notes would receive any meaningful recovery from such a proceeding.

          We may make subsequent repurchases of the Existing Notes

          We may, at any time, purchase Existing Notes in the open market, in privately negotiated transactions, through subsequent tender offers or otherwise. Any other purchases may be on the same terms or on terms which are more or less favorable to holders than the terms of this New Offer. Any other purchases by us will depend on various factors existing at that time. Nothing contained in this Offering Memorandum will prevent us from exercising our rights under the Indenture to decease or otherwise discharge our obligations with respect to the Existing Notes in accordance with the terms thereof.

          The completion of the exchange of the Existing Notes will result in reduced liquidity for the remaining Existing Notes

          To the extent the New Offer is successful, the trading market for Existing Notes that are not tendered and exchanged may become very limited due to the reduction in the amount of Existing Notes outstanding after the New Offer, which might adversely affect the liquidity and market price of such Existing Notes. As a result, such Existing Notes may trade at a significant discount (or a premium) depending on prevailing interest rates, the market for Existing Notes with similar credit features, our performance and other factors. Furthermore, the prices at which any such trading occurs in the Existing Notes could be extremely volatile. Holders of Existing Notes not tendered and exchanged may attempt to obtain quotations for their Existing Notes from their brokers; however, there can be no assurance that an active market in such Existing Notes will exist following successful consummation of the New Offer and no assurance can be made as to the prices at which such Existing Notes may trade.

          In the event we are declared bankrupt, you may have to return the cash payment offered hereby

          Under Argentine bankruptcy law, payments of debts before the scheduled maturity date made by an Argentine party that is declared bankrupt during the so-called "suspicious" period are not effective vis-a-vis third party creditors and, accordingly, must be returned to the bankrupt estate. The "suspicious" period is the period from the date the court determines the debtor was insolvent to the date on which the judgment declaring the bankruptcy of the debtor is declared, which period may not exceed two years. The cash payment made in respect of the Existing Notes could be construed as a prepayment of principal as it is being made prior to the scheduled maturity of the Existing Notes. Therefore, if it is determined that we were insolvent at the time of making the cash payment, you may be required to return such cash payment to our estate in bankruptcy. It is unlikely, however, that if we were to be declared bankrupt, a court would extend the "suspicious" period to any date prior to the date on which we would be suspended or liquidated by the Central Bank, and it is also unlikely that the Central Bank would not suspend or liquidate a bank that is deemed to be insolvent.

          The exchange ratios for Existing Notes and BODEN may not be reflective of market values

          Under the terms of the New Offer, holders of Existing Notes will be offered the opportunity to exchange all or a portion of the principal amount of the Existing Notes held by them for Series A Notes and/or Series B Notes in an equivalent principal amount. In addition, the Series B Notes are mandatorily exchangeable on a dollar-for-dollar basis into BODEN on terms and conditions described herein. Given uncertainties as to our financial condition and the condition of the Argentine Government (particularly, in light of its continuing default in November 2002 on its external indebtedness to the World Bank), there can be no assurances as to the relative values, including market values, of the Existing Notes to the values, including market values, of the New Notes and/or BODEN that ultimately may be assigned to holders of Existing Notes participating in the New Offer.

          For your reference below is a table with the monthly average prices as a percentage of their face value of other securities of the Argentine Government. We cannot assure you that the BODEN will have similar value once they have been delivered in connection with the mandatory redemption of the Series B Notes.


        ----------------------------------------------------------------------
                     Monthly Average Prices (% of face value)
        ----------------------------------------------------------------------
        Bond (coupon)                              2001
        ------------------------ ---------------------------------------------
                                 Jun    Jul   Aug    Sep   Oct    Nov   Dec
        ------------------------ ------ ----- ------ ----- ------ ----- ------
        Argentina 2008 (7%)      80.5   63.3  62.5   61.4  54.8   38.0  30.8
        Argentina 2017 (11.375%) 80.0   62.7  59.7   58.7  54.2   40.1  29.3

        ------------------------ ------ ----- ------ ----- ------ ----- ------

        ----------------------------------------------------------------------------------------------------------
                                        Monthly Average Prices (% of face value)
        ------------------------ ------------------------------------------------------------------------- -------
        Bond (coupon)                                             2002                                     2003
        ----------------------------------------------------------------------------------------------------------
                                 Jan   Feb    Mar   Apr   May   Jun   Jul   Aug    Sep   Oct   Nov   Dec   Jan
        ------------------------ ----- ------ ----- ----- ----- ----- ----- ------ ----- ----- ----- ----- -------

        Argentina 2008 (7%)      28.0  30.5   28.4  26.9  24.9  21.0  20.8  21.5   23.0  22.0  23.1  22.4  23.7
        Argentina 2017 (11.375%) 27.4  27.5   26.3  24.1  22.7  20.8  20.4  21.6   22.8  22.0  24.0  23.9  26.2

        ---------------------------------------------------------------------------------------------------------



Source:  Bloomberg


Risks Related to the Existing Notes and New Notes

          We may be unable to make payments on the Existing Notes and the New Notes

          Immediately following the consummation of the New Offer, we will still have significant outstanding indebtedness and debt service obligations. We currently lack the resources or a plan for obtaining the resources to pay principal on the Existing Notes and the New Notes and our other debt remaining outstanding following the New Offer. You should understand that an investment in the New Notes involves a high degree of risk, including the significant possibility of loss of your entire investment in the Existing Notes and the New Notes.

          In addition, by participating in the New Offer, you will tender your Existing Notes which mature in 2003 in exchange for New Notes with a final maturity in 2009. We have substantial principal repayment obligations prior to the maturity of the New Notes as well as related interest payment obligations. If we are able to meet these prior obligations, we may do so by further impairing our liquidity and financial position which would in turn materially and adversely affect our ability to meet our obligations on the Existing Notes and the New Notes.

          Claims under the New Notes will be, and claims under the Existing Notes are, junior to our secured indebtedness

          Our obligations under the Existing Notes and the New Notes are unsecured obligations and rank junior in preference to our secured indebtedness. As of September 30, 2002, the aggregate principal amount of our secured indebtedness was Ps.415 million. Although the Indenture pursuant to which the Existing Notes are issued and the Program Indenture pursuant to which the New Notes will be issued limit our ability to incur secured indebtedness, we have the ability to secure certain indebtedness, including special lines of credit granted by the Central Bank in cases of illiquidity or rediscounts with the Central Bank. In July 2002, for example, we obtained a short-term liquidity advance of Ps.377 million (accounting for Ps.415 million with accrued interest as of September 30, 2002) from the Central Bank, which remains outstanding and has been secured approximately Ps.662.6 million of guaranteed loans. We need significant amounts of additional financial assistance and/or financing to pay our maturing debts, and any further advances we might obtain from the Central Bank would likely be similarly secured. Therefore, the claims of our secured lenders, including the Central Bank, may be significant in amount and, as a practical matter, will rank senior to your claims under the Existing Notes and the New Notes. See "Argentine Banking System and Regulation -- Argentine Banking Regulation -- Priority right of depositors and the Central Bank." As a result, in the event of a restructuring of all of our debt or our insolvency, your ability to recover amounts owing under the Existing Notes and the New Notes will be adversely affected by the prior claims of our secured creditors.

          Our New Notes may not have an active trading market

          Each of the Series A Notes and the Series B Notes may not be widely distributed and for which there may be no established active trading market. An application has been made to list the New Notes on the Buenos Aires Stock Exchange; however, if New Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and our financial condition. We cannot assure you as to the development or liquidity of any trading market for the New Notes. If an active market for the New Notes does not develop or is interrupted, the market price and liquidity of the New Notes may be adversely affected.

          The Series A Notes will be treated as issued with original issue discount for U.S. federal income tax purposes

          For U.S. federal income tax purposes, the Series A Notes will be treated as issued with "original issue discount" in an amount equal to the excess of the "stated redemption price at maturity" of the Series A Notes, over the "issue price" of the Series A Notes, determined in accordance with the U.S. Internal Revenue Code and applicable Treasury regulations. The stated redemption price of the Series A Notes generally will equal the sum of all payments to be made on the Series A Notes, other than payments of stated interest that are unconditionally payable at least annually at a single fixed rate. A U.S. Holder (as defined herein under "U.S. Federal Income Taxation") of Series A Notes, regardless of such Holder's regular method of tax accounting, generally will be required to accrue the original issue discount into gross income over the term of the Series A Notes using a constant yield method. Accordingly, such U.S. Holder of Series A Notes typically will be taxable on amounts representing accrued original issue discount in advance of the receipt of cash attributable to such original issue discount. See "U.S. Federal Income Taxation."

          The Series A Notes and CICCs may not constitute a "qualified reopening" of the Series A Notes under applicable U.S. Treasury regulations

          The aggregate amount of New Notes and CICCs that can be issued in the New Offer, when taken together with the aggregate amount of New Notes and CICCs in the Prior Offer, will not exceed US$237,500,000, which is the maximum amount of New Notes and CICCs that could have been issued had all of the Existing Notes been validly tendered and not revoked in the Prior Offer. Pursuant to the Prior Offer, we issued US$123,208,200 aggregate principal amount of Series A Notes and US$1,555,100 aggregate principal amount of Series B Notes, net of the aggregate payments made pursuant to the cash tender offer for the Series A Notes and the Series B Notes. Our intention is that the New Notes and the CICCs to be issued in the New Offer will be fungible and form part of the same series of New Notes and CICCs issued in the Prior Offer and we are exploring ways to achieve this. For U.S. federal income tax purposes, however, unless the issuance of the Series A Notes and CICCs in the New Offer constitutes a "qualified reopening" within the meaning of applicable U.S. Treasury regulations, the amount of any original issue discount on the Series A Notes to be issued in the New Offer could be different than the amount of original issue discount on the Series A Notes issued in the Prior Offer and, as a result, Series A Notes and CICCs issued in the New Offer would not be fungible with the Series A Notes and CICCs issued in the Prior Offer. Since the determination of whether the New Offer will constitute a "qualified reopening" will depend upon a number of factors, including factors beyond our control (such as whether the Series A Notes issued in the Prior Offer are "publicly traded" for U.S. federal income tax purposes and the fair market value of the Series A Notes issued in the Prior Offer at the time of the issuance of the Series A Notes to be issued pursuant to the New Offer), there can be no assurance that the New Offer will constitute a qualified reopening for U.S. federal income tax purposes. See "U.S. Federal Income Taxation."

          If the New Offer fails to constitute a qualified reopening for U.S. federal income tax purposes, the Series A Notes and CICCs issued in the New Offer will be issued with different CUSIP, ISIN and Common Codes than those in effect for the Series A Notes and CICCs issued in the Prior Offer. In such event, we reserve the right, as necessary and appropriate, to issue New Notes and CICCs in the New Offer that are a separate series from the New Notes and CICCs issued in the Prior Offer with different designations and identifying codes. If the New Notes and CICCs issued in the New Offer either have different CUSIP, ISIN and Common Codes or are issued as a separate series from the series of New Notes and CICCs issued in the Prior Offer, the trading values and liquidity for the New Notes and CICCs issued in the New Offer may differ from the trading values and liquidity of the Series A Notes and the CICCs issued in the Prior Offer.

          The U.S. federal income tax characterization of the Series B Notes is uncertain

          No statutory, administrative or judicial authority directly address the U.S. federal income tax characterization of the Series B Notes. In the absence of authority directly on point, we intend to treat the Series B Notes for U.S. federal income tax purposes as equity interests in us. However, alternative characterizations of the Series B Notes are possible, and no assurance can be given that the Internal Revenue Service will not be able to successfully assert a different characterization of the Series B Notes. Based upon our intended treatment of the Series B Notes as equity, a U.S. Holder (as defined herein under "U.S. Federal Income Taxation") of Series B Notes generally would treat payments of interest made in respect of the Series B Notes as ordinary dividend income to the extent of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Additionally, if the stated principal amount of the Series B Notes exceeds their issue price by more than a de minimis amount, such excess may constitute a "redemption premium" that could give rise to constructive distributions. See "U.S. Federal Income Taxation."

          The terms of the New Notes differ in certain respects from the terms of the Existing Notes

          The terms and conditions of the New Notes are substantially similar to the Existing Notes. Nevertheless, the New Notes have an interest rate, amortization schedule, maturity date, cross-default and other provisions that differ from the Existing Notes. See "Description of the Series A Notes and the Series B Notes."

          Our offer is subject to a number of conditions

          Our offer is subject to a number of significant conditions, including receipt of all required approvals. See "The New Offer -- Conditions to the New Offer."

Risks Related to BODEN Deliverable upon Mandatory Redemption and Exchange of the Series B Notes

          The Argentine Government may not be able to make payments on BODEN

          The BODEN that will be deliverable under certain circumstances upon mandatory redemption and exchange of the Series B Notes, were issued to us in connection with the pesification of our assets and liabilities. While the BODEN constitute Compensatory Bonds (as described herein), the BODEN have terms and conditions that differ from the terms and conditions of the bonds issued by the Argentine Government for other purposes. Holders of Existing Notes that elect to receive Series B Notes should be aware that bonds issued by the Argentine Government have different terms and conditions and it is possible that in the future the Argentine Government may elect to treat the BODEN the same or differently than its treatment of other issuances of Government securities.

          In addition, holders of the Existing Notes should be aware that the Argentine Government may not now or in the future honor its obligations on its debt securities, including the BODEN that may be issued upon mandatory redemption and exchange of the Series B Notes. As indicated above, the Argentine Government on November 14, 2002 defaulted on the payment of US$805 million in principal due on certain external indebtedness to the World Bank and only paid US$77 million to cover interest. None of Argentina's debt securities, including the BODEN, are guaranteed by us or any of our affiliates. As a result, holders of the Existing Notes should be aware that the Argentine Government's financial condition and political sensibilities may affect its ability to make payments on its debt securities (including the BODEN) and/or lead it to honor or default on some or all of its debt obligations, including the BODEN.

          Claims under the BODEN will rank pari passu with Argentina's unsecured indebtedness

          Argentina's obligations under BODEN are unsecured obligations and we believe they rank pari passu to Argentina's other unsecured unsubordinated indebtedness. The BODEN are governed by Argentine law and, in the future, the Government could take measures that are adverse to the interest of holders of the BODEN, including a payment default or action that affects the pari passu nature of the BODEN. At September 30, 2002, the total indebtedness of Argentina was approximately US$130 billion of which US$87 billion was external indebtedness and total internal indebtedness was approximately US$43 billion. In the event Argentina was called upon to pay its indebtedness, the holder of BODEN may not recover the full principal amount thereof if Argentina did not have sufficient funds to pay all such indebtedness.

          BODEN do not have terms customary under a private indenture and may be subject to changes on unilateral basis

          The BODEN have not been issued under an indenture or governing law document and, therefore, the BODEN are not subject to the customary default covenants and events of default that might be found in private debt instruments. In addition, the terms of the BODEN differ substantially from the Existing Notes and other instruments of Argentina Government debt. The Argentine Government could also determine, on a unilateral basis or otherwise, to amend, modify or supplement the terms and conditions of the BODEN as described herein including in a manner that could be adverse to the holders of the BODEN at such time. As a result, there can be no assurances as to how claims against the Argentine Government under the BODEN will be treated or proved nor there be any assurances that the terms and conditions of, or other matters relating to, the BODEN will differ from those in effect on the date hereof as to which holders of such BODEN will not have rights against us.

          Terms and conditions of BODEN based on third party sources and publicly available information

          The information provided in this Offering Memorandum regarding the BODEN is taken from third party sources and publicly available information. We believe that we have summarized this information accurately but we take no responsibility for the accuracy or completeness of such third party and publicly available information. We do not assume any liability in connection with the existing terms of, or future changes to, the terms and conditions of the BODEN.

          BODEN may not have an active trading market

          Under the current economic situation in Argentina, we cannot assure you as to the liquidity of any trading market for BODEN or the market price at which BODEN will trade. The BODEN are listed on the Buenos Aires Stock Exchange and are eligible for trading on the Argentine over-the-counter market referred to as the Mercado Abierto Electronico in Argentina; however, there is currently no established active trading market for BODEN and we cannot assure you that trading markets will develop or be maintained. BODEN are delivered to the financial institutions in compensation for losses incurred as a result of the asymmetric pesification and other measures and released for trading. BODEN will likely trade at a discount from their face value, depending upon prevailing interest rates, the market for similar securities, the restructuring of Argentina's debt obligation, general economic conditions and Argentina's financial condition. Accordingly, we cannot assure you as to the development or liquidity of any trading market for BODEN. If a substantive active market for BODEN does not develop or is interrupted, the market price and liquidity of BODEN may be adversely affected.

          As described herein, the Argentine Government continues to seek to address the current economic situation. Recent actions have included the default by Argentina on certain of its external indebtedness and there can be no assurances that the Government will not take further action that could have adverse effects on the Argentine economy. In addition, the Argentine Government could determine to declare a moratorium on payments of its debt, including the BODEN, and it could determine, among other things, to restructure the BODEN, amend any of its terms on a unilateral basis or take other action that could have the effect of altering the terms and conditions of the BODEN in a manner that is adverse to the interests of the holders thereof.

                                  The New Offer

          You should carefully review the information included under "Risk Factors" and "Recent Events in Argentina and the Impact on the Bank." You should understand that an investment in the New Notes involves a high degree of risk, including the significant possibility of loss of your entire investment in the New Notes.

General

          The New Offer is being made to holders of the Existing Notes on economic terms that are substantially comparable to the terms of the Prior Offer, except, unlike the Prior Offer, we do not intend to offer to holders of Existing Notes the opportunity to participate in any cash tender offer.

          The purpose of the New Offer is to allow us to reschedule our outstanding debt and to reduce our interest expense. The New Offer is being conducted as part of our overall effort to restructure all of our assets and liabilities and refocus our business in response to the recent events and current economic crisis in Argentina.

          New Offer

          We are hereby offering to holders of our Existing Notes the opportunity to participate in our New Offer for each US$1,000 principal amount of Existing Notes held by them and receive:

          (a) US$900 principal amount of Series A Notes, which Series A Notes will be issued with a CICC (as described in "Description of the Series A and the Series B Notes -- Description of Contingent Interest Coupon Certificates") that will detach from the Series A Notes automatically following issuance without any action on the part of the holder thereof and will entitle the holder thereof to a limited amount of additional interest in the form of a contingent cash payment from us depending on our earnings and net worth for each of the fiscal years 2003 through 2009 prior to the maturity date of the Series A Notes plus US$100 in cash; or

          (b) US$950 principal amount of Series B Notes, which Series B Notes shall not be issued with any CICCs but which shall be mandatorily redeemable and exchangeable by us upon the occurrence of certain specified events into an equivalent principal amount of BODEN, plus US$102.55 in cash, which includes an amount corresponding to interest paid on the Series B Notes issued in the Prior Offer from December 16, 2002 through February 3, 2003.

          Holders of Existing Notes do not have to choose the same option for all of the Existing Notes that they tender. Holders of Existing Notes do not have to tender all of their Existing Notes to participate in the New Offer.

          Series A Notes will be issued in multiples of US$1.00 and Series B Notes will be issued in multiples of US$100.00. To the extent necessary, we will round down to the applicable multiple the amount of New Notes of either series that you will receive in our New Offer.

          We may, in our sole discretion, reprice the New Offer and/or extend the Expiration Date.

Non-U.S. Concurrent New Offer

          A portion of the Existing Notes are being restructured pursuant to the Non-U.S. Concurrent New Offer, made on terms substantially identical to those of the New Offer, and which is being conducted simultaneously with the New Offer. The Non-U.S. Concurrent New Offer is being made to holders of Existing Notes outside the United States pursuant to a transaction that is exempt from registration under the Securities Act.

Payments

          If the New Offer is consummated, the New Notes will be issued and delivered in exchange for the Existing Notes accepted in the New Offer and cash payments will be made (including cash payments in an amount corresponding to interest paid on the Series B Notes issued in the Prior Offer from December 16, 2002 through February 3, 2003) on the applicable Settlement Date. In the event BODEN become available to us prior to the Settlement Date or the Accelerated Settlement Date, as the case may be, we may, at our discretion, deliver either the Series B Notes or the amount of BODEN that would otherwise be delivered upon mandatory redemption and exchange of the Series B Notes as described herein for the Existing Notes validly tendered and accepted by us in the New Offer on the Settlement Date or the Accelerated Settlement Date, as the case may be. The Exchange Agent will act as agent for the tendering holders of Existing Notes for the purposes of receiving any New Notes (and, to the extent applicable, BODEN).

          All payments required to be made in connection with the New Offer shall be made free of any withholding taxes or deductions.

          Existing Notes may be tendered and will be accepted for exchange only in denominations of US$10,000 principal amount and integral multiples of US$1,000 in excess thereof. Series B Notes (and, to the extent applicable, BODEN) will be only delivered in minimum denominations of US$100. As a result, the amount of Series B Notes that will be delivered to tendering holders of Existing Notes pursuant to the New Offer will be rounded down to the nearest US$100 and no payment in cash will be made in lieu of rounded amounts.

Conditions to the New Offer

          Notwithstanding any other provisions of the New Offer, or any extension of the New Offer, we will not be required to issue New Notes or make any delivery of BODEN or cash payment pursuant to the New Offer, and we may terminate the New Offer or, at our option, modify, extend or otherwise amend the New Offer at any time prior to or concurrently with the Expiration Date (except for the condition in paragraph (1) below, which may be satisfied prior to the Settlement Date) if any of the following conditions have not been satisfied or waived:

          (1) we shall have complied with the applicable laws of each jurisdiction in which the New Offer and the Non-U.S. Concurrent New Offer is made and due consents and authorizations from all governmental and regulatory authorities, including from the Central Bank, shall have been received in respect of the exchange of the New Notes for the Existing Notes and the issuance of the New Notes;

          (2) there shall not have occurred any material adverse change in Argentina and no action or event shall have occurred or been threatened, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to the New Offer, the exchange of consideration described herein for Existing Notes under the New Offer, by or before any court or governmental regulatory or administrative agency, authority or tribunal, that either:

               (a) challenges the making of the New Offer, the exchange of consideration described herein for Existing Notes under the New Offer or will likely to be, or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of or might otherwise adversely affect in any material manner the New Offer or the exchange of consideration described herein for Existing Notes under the New Offer; or

               (b) in our reasonable judgment, could materially adversely affect our business condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects and that of our subsidiaries, taken as a whole, or materially impair the contemplated benefits to us of the New Offer or the exchange of consideration described herein for Existing Notes under the New Offer;

          (3) there shall not have occurred (a) any general suspension of or limitation on trading in securities in Argentina, the United States or other financial markets, including the over-the-counter market (whether or not mandatory), (b) any material adverse change in our business, financial conditions, results of operations or prospects or in the price of the Existing Notes,
               (c) a material impairment
               in the general trading market for debt securities, (d) a declaration of a banking moratorium in Argentina, the United States or other major financial markets (whether or not mandatory), (e) a commencement of a war or a likelihood of a war, armed hostilities or other national or international crisis directly or indirectly relating to Argentina or the United States, (f) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions, (g) any material adverse change in political or economic conditions in Argentina or in securities or financial markets in Argentina, the United States or other international securities or financial markets generally, (h) a material change in the Argentine or U.S. currency exchange rates or a general suspension of or material limitation on the markets therefor or (i) in the case of any of the foregoing existing at the time of the commencement of the New Offer, a material acceleration or worsening thereof;

          (4) we shall not have received notice from any regulatory authority that the New Offer is in violation of the laws of its jurisdiction; and

          (5) the Trustee with respect to the Program Indenture shall not have objected in any respect to, or taken any action that could, in our reasonable judgment, adversely affect the consummation of, the New Offer, the exchange of consideration described herein for Existing Notes under the New Offer, nor shall the trustee have taken any action that challenges the validity or effectiveness of the procedures used by us in making the New Offer or the exchange of the Existing Notes under the New Offer.

          The foregoing conditions are for our sole benefit and may be waived by us in whole or in part, and with respect to any or all of the Existing Notes, in our reasonable discretion. Any determination made by us concerning an event, development or circumstance described or referred to above shall be conclusive and binding.

          We reserve the right, in our reasonable discretion, to purchase or make offers to purchase any Existing Notes that remain outstanding subsequent to the Expiration Date and, to the extent permitted by applicable law, purchase Existing Notes in the open market, in privately negotiated transactions, tender offers, exchange offers or otherwise. The terms of any such purchases or offers could differ from the terms of the New Offer.

Expiration Date; Extensions; Amendments; Termination

          For purposes of the New Offer, the term "Expiration Date" means 5:00 P.M., New York City time, on March ___, 2003, [30 BUSINESS DAYS AFTER COMMENCEMENT OF THE NEW OFFER] subject to our right to extend such date and time for the New Offer in respect of the Existing Notes in our discretion and pursuant to applicable law, in which case the "Expiration Date" means, with respect to any extended offer in relation to the Existing Notes, the latest date and time to which the New Offer is extended.

          We may, in our sole discretion, at any time before or concurrently with the Expiration Date for the New Offer:

          (1) if we reasonably conclude that the conditions to the New Offer are unlikely to be satisfied, terminate the New Offer with respect to the Existing Notes and return all tendered Existing Notes to the holders thereof;

          (2) modify, extend or otherwise amend the New Offer with respect to the Existing Notes and retain all tendered Existing Notes until the Expiration Date, as extended, of the New Offer, subject, however, to applicable law; or

          (3) waive the unsatisfied conditions with respect to the New Offer and accept all Existing Notes tendered.

          We will give oral (promptly confirmed in writing) or written notice of such delay, termination, extension or amendment to the Exchange Agent and the holders of Existing Notes. If the New Offer is amended in a manner that we determine constitutes a material change, we will extend the New Offer for a period of at least two business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if the New Offer would otherwise have expired during the two business day period following such notice. Any change in the consideration offered to holders of Existing Notes pursuant to the New Offer will be paid to all holders whose Existing Notes have previously been tendered pursuant to the New Offer. There can be no assurance that we will exercise our right to extend, terminate or amend the New Offer.

          We will promptly announce any extension, amendment or termination of the New Offer by 9:00 A.M., New York City time, on the business day following such action (or as promptly thereafter as possible) by publishing notices in compliance with the regulations of the CNV, the Buenos Aires Stock Exchange or through such other means of announcement as we deem appropriate. It will, in all cases, be deemed sufficient means of announcement to provide such notice to the following parties: the Trustee for the Existing Notes, DTC, Euroclear and Clearstream, Luxembourg and the Buenos Aires Stock Exchange Bulletin. We have no other obligation to publish, advertise or otherwise communicate any information about any extension, amendment or termination of the New Offer, except as otherwise required by applicable law.

Effect of Tender

          Any tender by a holder of Existing Notes (and our subsequent acceptance of such tender) of any Existing Notes will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the New Offer described herein and in the enclosed Letter of Transmittal (the "Letter of Transmittal"). The acceptance of the New Offer by a tendering holder of Existing Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered Existing Notes, free and clear of any and all liens, restrictions, charges, adverse claims, pledges, security interests, encumbrances or rights of any kind of third parties. We reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular Existing Notes, whether or not waived in the case of other Existing Notes.

Withdrawal Rights

          Holders that tender their Existing Notes pursuant to the New Offer will not be entitled to withdraw such tenders of Existing Notes except in the event that we modify or amend the New Offer in any material respect. In the case of any material amendment to the New Offer, any withdrawal rights that we grant will be offered for a specific period of time as set forth in the supplement or other offering materials provided in connection with the amendment to the New Offer.

Accelerated Settlement

          At any time on or after 20 business days after commencement of the New Offer, upon the satisfaction or waiver of the other conditions to the New Offer, we will have the right, but not the obligation, to elect to accept Existing Notes tendered for exchange prior to the Expiration Date. Any cash payments will be paid and the New Notes and CICCs, if any, will be issued in exchange for the Existing Notes in the New Offer, if consummated, on a settlement date (the "Accelerated Settlement Date"), which will be the fifth business day following the date on which we accept the Existing Notes for payment. Any Existing Notes tendered after the date on which we accept Existing Notes for accelerated settlement may be accepted on the Expiration Date for settlement on the fifth business day thereafter.

Letter of Transmittal; Representations, Warranties and Covenants of Holders of Existing Notes

          Upon the submission of the Letter of Transmittal, or agreement to the terms of the Letter of Transmittal, as to the Existing Notes, a holder, or the beneficial owner of such Existing Notes on behalf of which the holder has tendered, will be deemed, among other things, to:

          (1) irrevocably sell, assign and transfer to, or upon our order or the order of our nominee, all right, title and interest in and to, and any and all claims in respect of or arising or having arisen as a result of such holder's status as a holder of, all Existing Notes tendered thereby, such that thereafter it shall have no contractual or other rights or claims in law or equity against us or any fiduciary, trustee, or other person connected with the Existing Notes arising under, from or in connection with such Existing Notes;

          (2) waive any and all rights with respect to the Existing Notes tendered thereby (including, without limitation, any existing, past or continuing defaults and their consequences in respect of such Existing Notes); and

          (3) release and discharge us and the trustee from any and all claims such holder may have, now or in the future, arising out of or related to the Existing Notes tendered thereby, including, without limitation, any claims that such holder is entitled to receive additional principal or interest payments with respect to the Existing Notes tendered thereby (other than as expressly provided in this Offering Memorandum and the Letter of Transmittal) or to participate in any redemption or defeasance of the Existing Notes tendered thereby.

         In addition, such holder of Existing Notes, or the beneficial owner of such Existing Notes on behalf of which the holder has tendered, will be deemed to acknowledge, represent, warrant and agree that:

          (1)  it has received and reviewed this Offering Memorandum;

          (2) it is the beneficial owner (as defined below) of, or a duly authorized representative of one or more such beneficial owners of, the Existing Notes tendered thereby and it has full power and authority to execute the Letter of Transmittal and make the representations, warranties and agreements made thereby, and has full power and authority to tender, sell, assign and transfer the Existing Notes tendered thereby;

          (3) the Existing Notes being tendered thereby were owned as of the date of tender, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind, and acknowledges that we will acquire good, indefeasible and unencumbered title to such Existing Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, when we accepts the same;

          (4) it will not sell, pledge, hypothecate or otherwise encumber or transfer any Existing Notes tendered thereby from the date of the Letter of Transmittal and agrees that any purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect;

          (5) it is, or in the event that such holder is acting on behalf of a beneficial owner of the Existing Notes tendered thereby, such holder has received a written certification from such beneficial owner (dated as of a specific date on or since the close of such beneficial owner's most recent fiscal year) to the effect that such beneficial owner is located in the United States;

          (6) in evaluating the New Offer and in making its decision whether to participate therein by submitting a Letter of Transmittal and tendering its Existing Notes, such holder has made its own independent appraisal of the matters referred to herein and in any related communications and is not relying on any statement, representation or warranty, express or implied, made to such holder by us, the Exchange Agent or the Information Agent other than those contained in this Offering Memorandum (as supplemented to the Expiration Date);

          (7) the execution and delivery of the Letter of Transmittal shall constitute an undertaking to execute any further documents and give any further assurances that may be required in connection with any of the foregoing, in each case on and subject to the terms and conditions set out or referred to in this Offering Memorandum;

          (8) the submission of the Letter of Transmittal to the Exchange Agent shall, subject to the terms and conditions of the New Offer generally, constitute the irrevocable appointment of the Exchange Agent as its attorney and agent, and an irrevocable instruction to such attorney and agent to complete and execute all or any form(s) of transfer and other document(s) deemed necessary in the opinion of such attorney and agent in relation to the Existing Notes tendered thereby in favor of us or such other person or persons as we may direct and to deliver such form(s) of transfer and other document(s) in the attorney's and agent's opinion and other document(s) of title relating to such Existing Notes' registration, and to execute all such other documents and to do all such other acts and things as may be in the opinion of such attorney or agent necessary or expedient for the purpose of, or in connection with, the acceptance of the New Offer, and to vest in us or our nominees such Existing Notes;

          (9) the terms and conditions of the New Offer shall be deemed to be incorporated in, and form a part of, the Letter of Transmittal which shall be read and construed accordingly; and

          (10) we and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations, warranties and agreements, and that if any of the acknowledgements, representations, warranties and agreements deemed to have been made by it by its participation in the New Offer or its acquisition of the New Notes or BODEN are no longer accurate, it will promptly notify us.

          The representations and warranties and agreements of a holder tendering Existing Notes shall be deemed to be repeated and reconfirmed on and as of the Expiration Date, the Accelerated Settlement Date (if applicable) and the Settlement Date. Holders that tender via DTC's ATOP system by transmission of an Agent's Message will be deemed to acknowledge, represent, warrant and agree to the representations and warranties contained in the Letter of Transmittal. For purposes of this Offering Memorandum, the "beneficial owner" of any Existing Notes shall mean any holder that exercises sole investment discretion with respect to such Existing Notes.

Acceptance of the Existing Notes for Exchange; Delivery of our New Notes and
BODEN

          Upon satisfaction or waiver of all of the conditions to the New Offer, all Existing Notes properly tendered will be accepted and on the Settlement Date or the Accelerated Settlement Date, as the case may be, (i) the New Notes will be issued and delivered (and, to the extent applicable, BODEN will be delivered) and (ii) the applicable cash payments will be made. For purposes of the New Offer, Existing Notes shall be deemed to have been accepted as validly tendered for exchange when and if we have given written notice to the Exchange Agent.

          In all cases, issuance of New Notes (and, to the extent applicable, delivery of BODEN) for Existing Notes that are accepted for exchange pursuant to the New Offer and/or payments of cash will be made only after timely receipt by the Exchange Agent of:

          o a duly executed Letter of Transmittal or an Agent's Message and a timely book-entry confirmation of a book-entry transfer of the Existing Notes to the Exchange Agent's account at the book-entry transfer facility; and

          o    all other required documents.

          If any tendered Existing Notes are not accepted for any reason, the unaccepted or nonexchanged Existing Notes will be credited to an account maintained with the book-entry transfer facility on behalf of the holder as promptly as practicable after the expiration or termination of the New Offer.

How to Tender

          Existing Notes tendered in the New Offer must be in denominations of US$10,000 principal amount and any integral multiple of US$1,000 in excess thereof.

          When you tender your Existing Notes, and we accept the Existing Notes, this will constitute a binding agreement between you and us, subject to the terms and conditions set forth in this Offering Memorandum and the Letter of Transmittal.

Procedures for Submitting Tenders

          If you desire to tender your Existing Notes pursuant to the New Offer, you must submit or arrange to have submitted at or before 5:00 P.M., New York City time, on the Expiration Date, a duly completed Letter of Transmittal for the Existing Notes you would like to exchange. Letters of Transmittal may be submitted:

          o by facsimile to the Exchange Agent at the applicable facsimile number specified in the Letter of Transmittal, or

          o by courier or hand delivery to the Exchange Agent at the applicable address specified in the Letter of Transmittal.

          We reserve the right to reject any Letter of Transmittal not received in the appropriate form.

          Existing Notes Held Through DTC, Euroclear or Clearstream, Luxembourg

          Regardless of whether Existing Notes are held through DTC, Euroclear or Clearstream, Luxembourg, a Letter of Transmittal (or "Agent's Message" in the case of a DTC participant) must be received by the Exchange Agent prior to 5:00 P.M., New York City time, on the Expiration Date.

          If you wish to accept the New Offer and your Existing Notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee you must instruct this custodial entity to tender with respect to your Existing Notes, on your behalf, pursuant to such custodial entity's procedures. This instruction will authorize the completion, execution and delivery of a Letter of Transmittal in respect of your Existing Notes.

          Existing Notes Held Through DTC

          Tenders of Existing Notes held through DTC may only be made by using the book-entry transfer procedures of DTC and by transmitting an Agent's Message (as defined herein) to the Exchange Agent (as defined herein). In order for a book-entry transfer to constitute a valid tender of your Existing Notes in the New Offer, the Exchange Agent must receive a confirmation of book-entry transfer of your Existing Notes into the Exchange Agent's account at DTC prior to the Expiration Date.

          Holders tendering via DTC's ATOP system need not deliver a completed Letter of Transmittal.

          Existing Notes Held Through Euroclear or Clearstream, Luxembourg

          Each Letter of Transmittal for a tender for exchange of Existing Notes held at Euroclear or Clearstream, Luxembourg must be completed by a direct participant in Euroclear or Clearstream, Luxembourg. In addition to a Letter of Transmittal, "Bond Instructions" (as defined herein) must be delivered to Euroclear or Clearstream, Luxembourg, as the case may be, in accordance with the procedures and deadlines established by Euroclear or Clearstream, Luxembourg.

          Letters of Transmittal submitted by direct participants in Euroclear or Clearstream, Luxembourg, as the case may be, must contain a Unique Reference for each tender. No two Letters of Transmittal may have the same Unique Reference.

          A "Unique Reference" is a sequence of up to sixteen digits or characters selected by a direct participant in Euroclear or Clearstream, Luxembourg, as the case may be, to assist in identifying the Letter of Transmittal which you, such direct participant is submitting pursuant to the New Offer. It is recommended that the Unique Reference begin with the internal account number that direct participants use to identify their internal accounts, plus an additional digit to distinguish multiple letters of transmittal from the same account.

          Each Letter of Transmittal must have the same Unique Reference as the Bond Instruction relating to it. We, in our sole discretion, may consider invalid any Letter of Transmittal submitted without such Unique Reference, or with a Unique Reference that does not match the Unique Reference in the corresponding Note Instructions.

          "Bond Instructions" means:

          o with respect to Existing Notes held through Euroclear or Clearstream, Luxembourg, irrevocable instructions to:

            -- block any attempt to transfer your Existing Notes on or prior to the Settlement Date and

            -- debit your account on the Settlement Date in respect of all your
               Existing Notes offered in exchange, or in respect of such lesser portion of your Existing Notes that is accepted for tender by us, upon receipt of an instruction by the Exchange Agent;

          o an irrevocable authorization to disclose the name of the direct participant and information about the foregoing instructions; and

          o subject in each case to the automatic withdrawal of the irrevocable transfer or instructions, as the case may be, in the event that the New Offer is terminated by us.

          Bond Instructions MUST include the Unique Reference specified in the corresponding Letter of Transmittal. Bond Instructions without such Unique Reference may be deemed not to have been validly delivered to DTC, Euroclear or Clearstream, Luxembourg.

          Bond Instructions must be delivered to and received by Euroclear or Clearstream, Luxembourg in accordance with their normal procedures on or prior to the deadlines established by each of those clearing systems. The related Bond Instruction must be received by the applicable clearing system no later than 5:00 P.M., New York City time, on the Expiration Date. You are responsible for informing yourself of these deadlines and for arranging the due and timely delivery of Bond Instructions to Euroclear or Clearstream, Luxembourg.

          General Information

          If you wish to accept the New Offer and your Existing Notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee you must instruct this custodial entity to tender with respect to your Existing Notes, on your behalf, pursuant to such custodial entity's procedures. This instruction will authorize the completion, execution and delivery of a Letter of Transmittal in respect of your Existing Notes.

          You are responsible for arranging the timely delivery of your Letter of Transmittal.

          The Exchange Agent will not be responsible for the communication of tenders by:

          o holders to the direct participant in DTC, Euroclear or Clearstream, Luxembourg through which they hold Existing Notes; or

          o holders or direct participants in DTC, Euroclear or Clearstream, Luxembourg to the Exchange Agent, DTC, Euroclear or Clearstream, Luxembourg.

          In the event that a discrepancy exists between a Letter of Transmittal received by the Exchange Agent and the blocking reports prepared by the clearing systems, the Exchange Agent will act in accordance with the instructions of the Bank.

          If you are a direct participant in DTC, Euroclear or Clearstream, Luxembourg who is exchanging Existing Notes, you will not be obligated to pay brokerage commissions, solicitation fees or Argentine transfer taxes with respect to that tender. If you hold Existing Notes through a broker, dealer, commercial bank or financial institution, you should consult with that institution as to whether it will charge any fees for delivering Bond Instructions or performing other services in connection with the New Offer.

          For your convenience, the CUSIP, ISIN and Common Code numbers for the Existing Notes are set forth in this Offering Memorandum under "Summary -- Existing Notes."

Exchange Agent

          Citibank, N.A. has been appointed the Exchange Agent for the New Offer. All correspondence in connection with the New Offer should be sent or delivered by each holder of Existing Notes, or a beneficial owner's commercial bank, broker, dealer, trust company or other nominee, to the Exchange Agent at the address and facsimile number set forth on the back cover page of this Offering Memorandum. We will pay the Exchange Agent's customary fees for its services and will reimburse it for its out-of-pocket expenses in connection therewith. An agent of the Exchange Agent in Argentina will act through Citibank, N.A.'s Buenos Aires branch.

Information Agent

          Mellon Investor Services LLC has been appointed as the Information Agent for the New Offer and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this Offering Memorandum or the Letter of Transmittal should be directed to the Information Agent at the address and telephone numbers set forth on the back cover page of the Prior Offering Memorandum. Holders of Existing Notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the New Offer. In certain circumstances, the Information Agent will make available electronic copies of this Offering Memorandum and the Letter of Transmittal.

Other Fees and Expenses

          We will bear the expenses of soliciting tenders of the Existing Notes. The principal solicitation is being made by mail; additional solicitations may, however, be made by telegraph, facsimile transmission, telephone, email or in person by the Information Agent, as well as by our officers and other employees.

          Tendering holders of Existing Notes will not be required to pay any fee or commission to the Information Agent. If, however, a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions to said institutions.

Listing of the New Notes

          Application has been made to list the New Notes on the Buenos Aires Stock Exchange.

              Recent Events in Argentina and the Impact on the Bank

          The Argentine economy has experienced significant volatility in recent decades, characterized by periods of low or negative growth and high and variable levels of inflation. Although inflation tempered and the economy experienced growth during most of the period from 1991 to the middle of 1998, in the fourth quarter of 1998, the economy entered into a recession from which it has yet to recover.

          Beginning in the end of 1998, various severe economic crises in the international markets had a negative impact on Argentina. As a result, economic activity decreased, which led to exacerbated fiscal imbalances and a continuous increase in public sector indebtedness, not only in nominal terms but also as a percentage of GDP.

          Deterioration of the public sector's solvency, together with an increasingly weak administration following the 1999 presidential elections, triggered a general loss in confidence, which made it increasingly difficult for Argentina to roll over its sovereign debt maturities (reflected in the continuous increase in interest rates) and access credit in the international markets.

          GDP fell 8.5% from 1999 to 2001, while the fiscal deficit grew to the equivalent of 3.3% of GDP in 2001 and public sector indebtedness increased to 53.8% of GDP in 2001 from 37.6% in 1998. In addition, the Government experienced an increasing fiscal deficit of approximately US$4.1 billion, US$4.8 billion and US$9.2 billion in 1998, 1999 and 2000, respectively. By September 2001, Argentina's sovereign debt had increased to approximately US$141.2 billion, an increase of more than 90% from the end of 1994, primarily due to the inability of the Argentine Government to reduce public spending and increase tax collections. In recent months, Argentina's economic conditions have deteriorated significantly, precipitating the current political and economic crisis described in greater detail below. These developments resulted in a significant increase in Argentina's country risk (as measured by JP Morgan's EMBI+ for Argentina), to the extent that Argentina's average country risk for 2001 exceeded 1,500 basis points. The deterioration of Argentina's main macroeconomic indicators is illustrated in the table below:

                                                            2001            2000            1999             1998
REAL CHANGE IN GDP             Annualized %                 (4.5)           (0.8)           (3.4)              3.9
------------------------------ --------------------- ------------- -- ------------ -- ------------ --- ------------
FISCAL BALANCE (1)             In Millions of Ps.         (8,780)         (6,936)         (7,348)          (4,170)
                               ..................... ............. .. ............ .. ............ ... ............
                               As a % of GDP                (3.3)           (2.4)           (2.6)            (1.4)
                               ..................... ............. .. ............ .. ............ ... ............
NATIONAL PUBLIC DEBT           In Millions of USS         144,406         121,877         121,877          112,357
                               ..................... ............. .. ............ .. ............ ... ............
                               As a % of GDP                 53.8            45.0            43.0             37.6
                               ..................... ............. .. ............ .. ............ ... ............
COUNTRY RISK RATE (2)          Basis Points                 1,542             674             722              601
__________________________
Source:  Ministry of Economy.


(1)  Excluding revenues from privatizations.
(2)  Average for the year.


          In March 2001, Argentina was not able to meet the targets imposed by the IMF, which participated in a US$39.7 billion financial assistance package granted to the Government by multilateral financial institutions, foreign governments, domestic banks and institutional investors. The failure to meet such targets prompted the crisis to spread into the financial system by causing a run on bank deposits. In March 2001 alone, total deposits in the financial system declined by Ps.5,446 million (approximately 8.1% of total deposits in the financial system).

          The table below shows the financial system deposits and liquid reserves for the periods indicated:

                                                                        Monthly                              Monthly
                                                                         Change            Liquid             Change
Month (1)                                       Deposits (2)                (%)      Reserves (2)                (%)
........................................... .................. .................. ................. ..................
December 2000                                         85,814                - -            25,148              - -
........................................... .................. .................. ................. ..................
January                                               87,051                1.4            25,437               1.1
........................................... .................. .................. ................. ..................
February                                              87,455                0.5            24,990              (1.8)
........................................... .................. .................. ................. ..................
March                                                 82,009              (6.2)            21,453             (14.2)
........................................... .................. .................. ................. ..................
April                                                 82,062                0.1            20,547              (4.2)
........................................... .................. .................. ................. ..................
May                                                   82,549                0.6            20,265              (1.4)
........................................... .................. .................. ................. ..................
June                                                  82,976                0.5            21,082               4.0
........................................... .................. .................. ................. ..................
July                                                  76,781              (7.5)            16,693             (20.8)
........................................... .................. .................. ................. ..................
August                                                74,237              (3.3)            14,378             (13.9)
........................................... .................. .................. ................. ..................
September                                             75,848                2.2            20,584              43.2
........................................... .................. .................. ................. ..................
October                                               73,206              (3.5)            18,080             (12.2)
........................................... .................. .................. ................. ..................
November                                              67,631              (7.6)            14,740             (18.5)
........................................... .................. .................. ................. ..................
December 2001                                         65,059              (3.8)            14,546              (1.3)
........................................... .................. .................. ................. ..................

____________________
(1)      End-of-period data.
(2)      In millions of Pesos.


          During the second quarter of 2001, there was a slight increase in deposits. However, the public sector's funding problems continued to impact the financial system as the Government took a series of measures designed to induce financial institutions to increase their holding of Government debt instruments. In April 2001, the Government placed a Ps.2,000 million bond (Bono del Gobierno Nacional 9% - Vencimiento 2002, 9% National Government Bond maturing in 2002, also known as Bono Encaje) which was purchased by a significant number of Argentine financial institutions that could use the bond to meet regulatory minimum liquidity requirements. As a result, the financial system's liquidity diminished by the same amount as the bond. In June 2001, the Government completed a debt swap known as Megacanje by which certain instruments representing public sector debt were replaced by new debt instruments with extended maturities. A significant portion of these debt instruments was placed with domestic banks and institutional investors. Given the extension of the maturity of the new debt instruments, the debt swap resulted in a further reduction of the financial system's liquidity.

          By June 2001, the public sector's complete lack of access to credit forced the Government to announce a zero-deficit budgeting policy. That is, the public sector was to finance its expenditures exclusively out of its current revenues, while honoring its obligations with respect to payments due on the national debt and transfers to Argentine provinces arising from tax revenue sharing agreements. Depositors reacted with skepticism to the Government's announcement, which caused a second period of deposit withdrawals during the months of July and August 2001. During these two months, total deposits in the Argentine financial system declined by Ps.8,739 million and its liquid reserves declined by US$6,704 million.

          By the end of August 2001, the financial system's total deposits stabilized and, during September 2001, showed a slight recovery as a direct consequence of successful negotiations between the Argentine Government and the IMF that resulted in a new agreement. This agreement was predicated on the commitment to obtain a balanced public sector budget for the remainder of 2001. However, tax collections fell sharply due to the contraction in the economic activity that followed the liquidity crunch originated by bank deposit withdrawals. This forced the Government to renegotiate the tax revenue sharing agreements with the provinces and to launch a new public sector debt restructuring effort, the first phase of which ended on November 30, 2001, and was directed at domestic debt holders (mainly banks and pension funds). In order to compensate the provinces for a reduction in tax revenues to be remitted by the federal Government, the Government began a restructuring of the provincial debt with the domestic banks that resulted in the extension in maturity, and a significant reduction in interest rates.

          By the end of October 2001, the lack of improvement in fiscal performance and increased uncertainties in the political process caused another systemic run on deposits. During October and November 2001, total deposits held with the financial system fell by Ps.8,217 million, while its liquid reserves fell by US$5,844 million.

          The first phase of the public-sector debt restructuring was successful. However, it was not enough to improve the public perception of the Argentine financial system. The crisis peaked at the end of November 2001. On the last day in November, the run on bank deposits amounted to approximately Ps.2,100 million.

          In response to the liquidity crisis, the Government significantly restricted banking activities by limiting cash withdrawals and establishing severe controls on foreign exchange and movement of capital.

          The systemic nature of the liquidity crisis is evidenced by the various measures taken by the Government and the Central Bank, such as:

          o a significant increase in the financial assistance granted by the Central Bank to financial institutions, including repurchase operations and advances on accounts at the Central Bank;

          o    a loosening of the rules on cash and liquidity requirements;

          o an amendment to the Central Bank's charter and to the Financial Entities Law (through Decrees No. 1,523/01, 1,526/01 and 214/02) in order to substantially extend the repayment period of the financial assistance that the Central Bank could provide to financial institutions in the form of advances secured by the new loans created by the public-sector debt swap completed on November 30, 2001, and in the elimination of restrictions on the amount of financial assistance that each institution could receive;

          o the establishment of an additional 75% reserve requirement on the positive variation of deposits above the November 30, 2001 levels, in order for the Central Bank to be able to compensate the redistribution of deposits among financial institutions;

          o the establishment of an additional 100% reserve requirement on those deposits bearing interest rates higher than the market's average; and

          o the creation of the Fondo de Liquidez Bancaria (Bank Liquidity Fund or FLB) to provide financial assistance to financial institutions. The FLB was funded by a mandatory contribution from all financial institutions in Argentina equivalent to 5% of their deposit base as of November 30, 2001.

          On December 5, 2001, the IMF announced that it would not disburse an anticipated financial aid package to Argentina. On December 17, 2001, President de la Rua's administration announced its budget for 2002, which included a nearly 20% cut in spending. This cut in spending followed many rounds of spending cuts that had occurred throughout the year and that had been very unpopular. The enforcement of the corralito, and the disruption it created in economic activity, triggered nationwide looting and protesting on December 19, 2001. This led to the resignation of President de la Rua's entire cabinet, including Economy Minister Domingo Cavallo. Thereafter, President de la Rua declared a state of emergency and, on December 21, 2001, he resigned in the midst of an escalating crisis. On the same day, the Central Bank imposed a bank holiday which continued until January 11, 2002.

          After a succession of interim presidents, on January 1, 2002, the Legislative Assembly elected Peronist Senator Eduardo Duhalde as President to serve until December 2003 for the remaining term of former President de la Rua.

          On January 7, 2002, the Congress enacted the Public Emergency Law, putting an end to ten years of the U.S. dollar-Peso parity under the Convertibility Law and eliminating the requirement that the Central Bank's reserves in gold and foreign currency and other U.S. dollar-denominated assets be at all times equivalent to not less than 100% of the monetary base (Pesos in circulation plus the deposits of the financial sector with the Central

Bank). The Public Emergency Law granted the Executive Branch the power to set the exchange rate between the Peso and foreign currencies and to issue regulations related to the foreign exchange market.

          On January 10, 2002, President Duhalde issued Decree No. 71/02 establishing a dual exchange rate system, with an official market where the exchange rate was fixed at Ps.1.40 per U.S. dollar for transactions subject to Central Bank approval and import and export transactions and an unofficial free market for all other transactions, where the exchange rate was to be freely determined by the market. This decree also provided for the conversion, known as asymmetric pesification, of certain U.S. dollar-denominated loans and deposits into Pesos.

          On January 11, 2002, the Central Bank ended the banking holiday that it had imposed on December 21, 2001. The exchange rate for the Peso was allowed to float freely for the first time in eleven years, beginning at the rate of Ps.1.40 per US$1.00. Heightened demand for scarce U.S. dollars, caused by uncertainty and by the lack of any other investment alternatives within the corralito, led the Peso to trade well below the Ps.1.40 per U.S. dollar exchange rate used by the Government in the official market. The Central Bank intervened on several occasions by selling U.S. dollars in order to support the Peso. However, the Central Bank's ability to support the Peso by selling U.S. dollars is restricted by its limited U.S. dollar reserves. After January 11, 2002, due to restrictions imposed on bank deposits, trading in foreign currency was limited and involved only small amounts. However, the exchange rate moved against the Peso and ultimately forced the Government to abandon the dual exchange rate system and allow the Peso to float.

          On January 24, 2002, the Government amended the charter of the Central Bank to allow it to print currency, eliminating the limitations introduced in 1991 by the Convertibility Law. It also enabled the Central Bank to make short-term advances to the Government for amounts not to exceed 10% of the Government's cash revenues during the prior 12 months and to act as a lender of last resort by providing financial assistance to financial institutions experiencing liquidity difficulties.

          On February 1, 2002, the Supreme Court declared the corralito unconstitutional deciding on a provisional remedy requested by a depositor against the corralito shortly after the new economic measures were adopted. Numerous injunctions to obtain the release of deposits blocked as a result of the corralito were being filed and the Supreme Court's ruling led the Government, on February 3, 2002 to adopt new measures under Emergency Decree No. 214/02, which suspended for a 180-day period all causes of action and injunctions challenging the corralito and amended the Public Emergency Law.

          Decree No. 214/02 established the mandatory conversion of all foreign currency-denominated deposits into Peso-denominated deposits at a rate of Ps.1.40 per U.S. dollar. This decree also established the compulsory restructuring of all time deposits denominated in Pesos and of all Peso-denominated deposits resulting from the compulsory conversion of all types of dollar-denominated deposits into Peso-denominated deposits. Limited amounts in dollar-denominated deposit accounts were allowed to be transferred to Peso-denominated demand accounts.

          Decree No. 214/02 also amended the corralito to eliminate restrictions affecting the withdrawal of salaries and pensions in cash. In addition, it ruled the mandatory conversion of all private-sector foreign-currency- denominated debt with Argentine financial institutions into Pesos at a rate of Ps.1.00 per U.S. dollar.

          Pursuant to Decree No. 214/02 and its implementing regulations, assets and liabilities in foreign currency that were converted into Peso-denominated assets and liabilities would, commencing 180 days from February 4, 2002, be retroactively adjusted pursuant to the CER index. However, most loans to individuals were subsequently excluded from such adjustment according to the CER value and they became subject to adjustment according to the CVS index.

          By virtue of Decree No. 214/02, the Government also announced that it would issue Compensatory Bonds to financial institutions to provide compensation for the losses resulting from the mandatory conversion of assets and liabilities at different rates of exchange and the devaluation of the Peso.

          On February 3, 2002, President Duhalde's administration replaced the dual exchange rate with a single freely floating exchange rate for all transactions. On the same day, a new banking holiday was imposed, which lasted until February 8, 2002, and a foreign exchange market holiday was imposed, which lasted until February 11, 2002.

          On February 14, 2002, Law No. 25,563, amending the Bankruptcy Law, was enacted. Under such law, certain bankruptcies and foreclosures were suspended for a period of 180 days from such Law's effective date and then further amended to suspend them until November 14, 2002. By agreement between the Argentine Banking Association and the Government, the Banks agreed voluntarily to postpone the expiration of this suspension with respect to mortgage loans until February 1, 2003. The Argentine Congress is considering, however, a bill to postpone the suspension until February 1, 2003 as a matter of law with general application.

          The corralito and the mandatory restructuring of time deposits were meant to shield banks from further massive withdrawal of deposits. However, the financial system's deposit levels continued to diminish, despite the enforcement of the corralito. One of the reasons for the continued reduction in the financial system's deposit levels was the increased access in cash to funds in demand accounts that was permitted by Decree No. 214/02 and the subsequent withdrawal of all such funds by depositors in the context of the prevailing lack of confidence in the financial system.

          The other factor that became increasingly important during March 2002, and especially during April 2002, was the increase in the number of successful injunctions obtained by depositors requiring banks to release deposits, based on the February 1, 2002 decision by the Argentine Supreme Court which declared the corralito unconstitutional. Even though the Executive Branch continued to enforce the corralito, injunctions resulted in a significant decrease in deposits. For information on the lifting of the corralito see "Risk Related to Argentina -- The stability of the Argentine financial system is at risk -- Deposit Withdrawal Limitations."

          The increase in outflows from the financial system caused the exchange rate to reach Ps.3.15 per U.S. dollar on April 29, 2002 (according to the Central Bank quotation). Several other factors also contributed to this fund outflow, among which the most relevant were the uncertainty generated by the lack of an agreement between the Argentine Government and the IMF and the growing expectations of a compulsory exchange of restructured time deposits for the Compensatory Bonds to be issued by the Government. In order to prevent additional deposit withdrawals from the financial system, which have a negative impact on the exchange rate and at the same time on domestic prices, the Argentine Government declared, on April 19, 2002, a new banking and foreign-exchange market holiday that continued through April 28, 2002.

          The Government's economic team intended to use the banking holiday to submit to the Congress a bill providing for the mandatory conversion of restructured deposits into Government bonds and other measures required by the IMF.

          The proposed conversion and the other proposed measures failed to be approved by the Congress. This, together with rumors of changes in the foreign-exchange policy, triggered the resignation of President Duhalde's Minister of Economy, Remes Lenicov, and led to a new institutional crisis. The crisis was overcome by the support that provincial governors gave president Duhalde and the designation of a new Minister of Economy. The proposed mandatory conversion of deposits into Government bonds was temporarily withdrawn. However, in order to restrict fund outflows from the financial system, a new law was passed that only required banks to release deposits when injunctions have been issued pursuant to final non-appealable decisions by the Argentine Supreme Court. The "anti-trickle down law," passed by the Congress on April 25, 2002, prevents money withdrawals based on legal actions that have not resulted in a final judgment. Banks have had to repay dollar-denominated deposits pursuant to such judicial actions from depositors. A substantial amount of these payments is still pending. These payments were made at exchange rates different from the Ps.1.40 per U.S. dollar exchange rate at which the pesification was enforced, which illustrates that financial institutions are incurring losses as a result of making or having made these payments.

          On May 6, 2002, the Executive Branch issued Decree No. 762/02 providing for the elimination of the adjustment by the CER index of the principal of certain loans to individuals, namely residential mortgages on property representing the borrowers' sole family residence and personal loans of small amounts. In the case of these loans, the adjustment by the CER index was replaced by an adjustment tied to the variation of wages, as previously mentioned. This measure adds a new factor by which to compensate financial institutions, as the adjustment by the CER index has not been eliminated in the case of pesified liabilities.

          On July 2, 2002, President Duhalde unexpectedly called for anticipated elections on March 30, 2003, by which a new president would take office for a term of four years, starting May 25, 2003, which originally were scheduled for September 2003. The schedule first established by President Duhalde has been challenged before the courts, pursuant to major disagreements existing in the Peronist party. Currently, and as a result of an agreement reached between President Duhalde and most of the provinces' governors, a new schedule for the general elections has been established by Decree No. 2356/02 to take place on April 27, 2003. It is expected that, pursuant to the political agreement reached between some of the parties, the Argentine Congress will (i) ratify Decree 2356/02, (ii) accept President Duhalde's earlier resignation and (iii) suspend the primary election system established by Decree 1399/02. However, subsequent disputes within the Peronist party, which resulted in judicial intervention, creates uncertainty as to whether presidential election will finally take place in April 2003 or at a later date.

          Based on the market perception that the transition government period would be shorter than initially anticipated, key financial variables started to show signs of normalization by mid-July 2002. After posting a low at Ps.55,124 million on July 17, 2002, bank deposits resumed positive growth in following months, reaching Ps.58,694 million as of October 29, 2002, according to the Central Bank. In the same period, the exchange rate remained relatively stable, oscillating between Ps.3.55 per U.S. dollar and Ps.3.75 per U.S. dollar, which led to certain stability in the price level. Monthly consumer price inflation declined from 3.2% in July 2002 to 0.2% in October 2002. In this context, economic activity levels, measured by the official EMAE indicator (initial for the Spanish words Estimador Mensual de la Actividad Economica, or Economic Activity Monthly Estimate), ceased to decline, increasing by a seasonally adjusted 1.5% between March and August 2002. The normalization of key economic indicators encouraged Argentina and IMF officials to maintain negotiations on a new facility program. As of the date of this Offering Memorandum, an agreement has been reached with respect to these negotiations.

          On November 14, 2002, the Argentine government defaulted in the payment of $805 million of principal in external indebtedness to the World Bank and only paid $77 million to cover interest. The current deadline for payment of principal is December 14, 2002 and there can be no assurances as to whether Argentina will pay such debt and if, it does not, whether the World Bank would consider Argentina to be in default.

          The table below summarizes certain economic indicators indicative of the magnitude of the recent economic crisis in Argentina:

                                                                          Three-month period ended
----------------------------------------------------------------------------------------------------------------------
                                                           December 31,       March 31,      June 30,   September 30,
                                                               2001             2002          2002           2002
                                                      ----------------- -------------- ------------ ------------------
Economic                                  Activity
year-over-year  % Change                                      (10.5)            (16.4)      (13.6)           N/A
...................................................... ................. .............. ............ ...................
Industrial Activity Index (1)                                 (14.4)            (18.0)      (15.2)            (8.0)
...................................................... ................. .............. ............ ...................
Construction Activity Index (2)                               (24.0)            (41.8)      (34.6)           (27.7)
...................................................... ................. .............. ............ ...................
Supermarket Sales (3)                                         (10.6)            (12.4)      (27.1)           (30.5)
----------------------------------------------------------------------------------------------------------------------
12-Month Inflation
...................................................... ................. .............. ............ ...................
Consumer Price Index year-over-year  % Change (4)              (1.6)              4.2        23.3             36.0
...................................................... ................. .............. ............ ...................
Wholesale Price Index year-over-year  % Change (5)             (5.9)             13.8        71.5            106.5
----------------------------------------------------------------------------------------------------------------------
Tax Collection (6)
...................................................... ................. .............. ............ ...................
12-Month % Change                                             (17.0)            (16.1)       (3.9)           (23.1)
----------------------------------------------------------------------------------------------------------------------
Argentine Financial System Deposits
...................................................... ................. .............. ............ ...................
Amounts in Millions of Pesos (7)                            77,089            68,608     56,307           58,093
...................................................... ................. .............. ............ ...................

                                       66

----------------------------------------------------------------------------------------------------------------------
End-of-Period Free Exchange Rate
...................................................... ................. .............. ............ ...................
Ps. per US Dollar (8)                                           1.0               2.90**      3.80             3.75
...................................................... ................. .............. ............ ...................
12-Month % Change (9)                                           0.0             190.0       280.0            275.0

________________________

(1), (2), (3), (4), (5) Source: Instituto Nacional de Estadisticas y Censos (National Institute of Statistics and Census, or INDEC).
(1), (2) Seasonally adjusted variation.
(3)  Nominal monetary amounts.
(6) Source: Ministry of Economy. Consolidated aggregate tax collection. Nominal amounts.
(7) Source: Argentine Central Bank. Total deposits of the Argentine financial system. Nominal period-end amounts. Dollar-denominated deposits for December 2001, as well as for previous and subsequent months, were converted into Pesos at a Ps. 1.4 per US dollar exchange rate.
(8) Banco de la Nacion Argentina nominal free exchange rate, buying closing quotation, except for January 2002. Banco de la Nacion's free market quotation is not available as of the end of January 2002: a dual foreign exchange market was in place until February 11, 2002, when the market was unified.
(**) Closing quotation. Exchange houses.
(9)  The exchange rate throughout 2001 was Ps.l per U.S. dollar.


Easing of Foreign Exchange Restrictions on Certain Payments

          As of the end of December 2002, the Argentine Central Bank (the "Central Bank") has issued new regulations in order to ease certain existing foreign exchange restrictions on foreign currency purchases, payments of principal and interest on foreign financial debt, and payments of corporate dividends and benefits.

          Until January 2, 2003, the transfer of foreign currency, except for certain transactions, was subject to prior authorization by the Central Bank, including the payment by Argentine debtors of principal on financial indebtedness and the distribution of dividends. Effective January 2, 2003, the Central Bank's prior authorization for companies to transfer funds abroad to make payments of principal and/or interest on financial indebtedness is no longer required, provided that certain conditions are met, as set forth in Communication "A" 3,843, dated December 26, 2002, as amended by Communication "A" 3,866, dated January 16, 2003. Communication "A" 3,843, as amended, establishes that the Central Bank's prior authorization for the transfer of funds abroad to make payments of principal and/or interest, as the case may be, is not required if all conditions below are satisfied:

          (1) For payments of principal and/or interest under outstanding and past due financial indebtedness:

               (A) Payments of principal shall be made pursuant to a refinancing agreement entered into between the debtor and the creditor after January 2, 2003;

               (B) The refinancing agreement must provide for payments of principal not to exceed: (a) 10% of the total principal amount paid on the date of the refinancing agreement; (b) 5% of the total principal amount paid within six months from the date of the refinancing agreement; and (c) 5% of the total principal amount paid within 12 months from the date of the refinancing agreement;

               (C) The refinancing of the principal outstanding (excluding the 10% paid upon entering into the refinancing agreement) must have an average life that is at least five years longer than the date of the original loan that is being refinanced; and

               (D) The financial indebtedness must be in the form of: (a) notes, bonds or commercial paper; (b) syndicated loans with foreign banks; (c) financial loans with foreign banks that are neither secured by assets of the debtor located outside of Argentina nor by similar assets or persons domiciled in Argentina; and (d) intercompany loans.

               If, prior to the repayment of principal under exiting facilities, the local debtor obtains new financing which enters Argentina on or after December 26, 2002 through the foreign exchange market and this new financing (a) has an average life of not less than 5 years and (b) is for an amount at least equal to the amount of the debt that will be cancelled, the conditions of Communication "A" 3843 will be deemed to have been satisfied and therefore no prior authorization of the Central Bank will be necessary to make the payment of principal under the existing facility.

          (2) For payments of principal under past due financial debt, irrespective of whether the conditions described in (1) above have been met, the Central Bank's prior authorization will not be required if any of the following conditions are satisfied:

               (A) The principal amount to be repaid must not exceed US$300,000 per month and the debtor must provide an affidavit to the effect that the repayment complies with such limit; or

               (B) (i) the principal amount to be repaid relates to financial debts which are past due as of December 31, 2002, (ii) as of December 31, 2001, such financial debts did not exceed US$ 1,000,000 (to that effect, all past due installments of principal, as well as all outstanding installments of principal, will be taken into account); and (iii) payments of principal are made on or before March 31, 2003.

         The Central Bank's prior authorization is not required for the transfer of funds abroad to make payments of interest on outstanding financial indebtedness, provided that such transfer is made not earlier than 15 days prior to the due date.

          Moreover, according to the provisions of Communication "A" 3859, dated January 7, 2003, Argentine companies may freely transfer corporate profits and dividends corresponding to audited financial statements of local companies without prior Central Bank approval, and transfers of funds abroad in order to pay reinsurance premiums will be subject only to the issuance of a statement from the Argentine Superintendency of Insurance (regulatory authority on insurance matters) with respect to the reason and amount to be transferred.

Restrictions on Purchasing Foreign Currency

          The Central Bank has also issued Communication "A" 3845, dated December 26, 2002, which states that Argentine individuals and companies are authorized to buy up to US$150,000 per month for the purposes of, among other things, (i) real estate investments outside of Argentina; (ii) loans granted to persons not domiciled in Argentina; (iii) direct investments outside of Argentina of persons domiciled in Argentina; (iv) portfolio investments outside of Argentina; and (v) payments outside of Argentina of corporate dividends and profits.

          For a detailed description of the recent events in Argentina, see Note 1 to the Consolidated Unaudited Interim Financial Statements for the nine-month period ended September 30, 2002, contained elsewhere in this Offering Memorandum.

                                 Exchange Rates

          From April 1, 1991 until the beginning of 2002, the Convertibility Law was applicable in Argentina. The Convertibility Law established a fixed exchange rate under which the Central Bank was obliged to sell U.S. dollars at a fixed rate of one Peso per U.S. dollar.

          On January 6, 2002, the Congress enacted the Public Emergency Law putting an end to the regime of the Convertibility Law and, thus, abandoning over ten years of the U.S. dollar-Peso parity and eliminating the requirement that the Central Bank's reserves in gold and foreign currency be at all times equivalent to not less than 100% of the monetary base. The Public Emergency Law grants the Executive Branch the power to set the exchange rate between the Peso and foreign currencies and to issue regulations related to the foreign exchange market. On the same day, the Executive Branch established a temporary dual exchange rate system. One exchange rate, applicable to exports and essential imports, was set at a rate of Ps.1.40 per dollar. The other, which was applicable to all other transactions, was a floating rate to be freely determined by the market. On February 3, 2002 the Executive Branch repealed the dual exchange system, and since February 11, 2002, there has been only one freely floating exchange rate for all transactions. See "Risk Factors -- Risks Related to Argentina -- The devaluation of the Peso creates greater uncertainty as to Argentina's economic future."

          On January 11, 2002, the Central Bank ended a banking holiday that it had imposed since December 21, 2001. The exchange rate began to float freely for the first time in eleven years at Ps.1.40 per dollar. The shortage of dollars and its heightened demand has caused the Peso to further devalue significantly. As a result, the Central Bank has intervened on several occasions by selling dollars in order to lower the exchange rate. Since January 11, 2002 the Peso has continued to fluctuate significantly. On February 3, 2002, another banking holiday was imposed and no exchange operations were resumed until February 11, 2002. The exchange rate has moved against the Peso since it began floating on January 11, 2002. On January 11, 2002, the Central Bank ended the banking holiday that it had imposed on December 21, 2001. The exchange rate for the Peso was allowed to float freely for the first time in eleven years, beginning at the rate of Ps.1.40 per US$1.00. Heightened demand for scarce U.S. dollars, caused by uncertainty and by the lack of any other investment alternatives within the corralito, led the Peso to trade well below the Ps.1.40 per U.S. dollar exchange rate used by the Government in the official market. During June 2002, the Peso lost significant ground, trading as low as Ps.3.90 per US$1.00. The Central Bank intervened on several occasions by selling U.S. dollars in order to support the Peso and during the third quarter the Peso recovered part of the value lost. However, the Central Bank's ability to support the Peso by selling U.S. dollars is restricted by its limited U.S. dollar reserves. On February 11, 2003, the U.S. dollar-Peso exchange rate was approximately Ps.3.10 per dollar.

          The following table sets forth the annual high, low, average and period-end exchange rates for U.S. dollars for the periods indicated, expressed in nominal Pesos per U.S. dollar and not adjusted for inflation.

                                                     Exchange Rate of Pesos per US$1.00
                                     --------------------------------------------------------------------
         Year Ended December 31            Low            High        Average (1)        Period-end
         ----------------------            ---            ----        -----------        ----------
         1997 to 2001(2)............       1.00            1.00            1.00              1.00
         Month Ended
         -----------
         January 31, 2002...........       1.40            2.05            1.46              2.05
         February 28, 2002..........       1.70            2.15            1.99              2.15
         March 31, 2002.............       2.05            3.15            2.45              3.00
         April 30, 2002.............       2.68            3.15            2.86              2.98
         May 30, 2002...............       3.10            3.60            3.33              3.60
         June 30, 2002..............       3.50            3.90            3.65              3.80
         July 31, 2002..............       3.55            3.79            3.63              3.70
         August 31, 2002............       3.59            3.65            3.63              3.63
         September 30, 2002.........       3.62            3.75            3.65              3.75
         October 31, 2002...........       3.55            3.75            3.66              3.55
         November 31, 2002..........       3.48            3.57            3.53              3.57
         December 31, 2002..........       3.36            3.64            3.50              3.36


                                                     Exchange Rate of Pesos per US$1.00
                                     --------------------------------------------------------------------
         Year Ended December 31            Low            High        Average (1)        Period-end
         ----------------------            ---            ----        -----------        ----------
         January 31, 2003...........       3.06            3.36            3.26              3.18
         February    2003   (through
         February 7, 2003)..........       3.15            3.20            3.16              3.15

_________________________________
Source:  Banco de la Nacion Argentina.
(1) Represents the daily average exchange rate during each of the relevant periods.
(2) Our assets and liabilities denominated in foreign currency as of December 31, 2001 were valued at the exchange rate of Ps.1.00 to each U.S. dollar, as required by Resolution MD No. 01/02 of the "Consejo Profesional de Ciencias Economicas de la Cuidad Autonoma de Buenos Aires" (CPCECABA-Professional Council in Economic Sciences of Buenos Aires Autonomous City), by BCRA Communications "A" 3439 and "A" 3574, by "Comision Nacional de Valores" (CNV - Argentine National Securities Commission) Resolution No. 392 and "Inspeccion General de Justicia" (IGJ - Governmental Regulatory Agency of Corporations) Resolution No. 2/02.

                                 CAPITALIZATION

          Subject to the following, the table below sets forth our consolidated debt and shareholders' equity (determined in accordance with Argentine GAAP) as of September 30, 2002.

          Investors should be aware that the historical financial information included below may not fully reflect the impact of various actions taken by the Argentine Government. In addition, certain of the actions taken by the Argentine Government have yet to be fully reflected in our financial statements, including the results of the various exchanges of Government Securities for certain of our assets and liabilities. Due to the continued deterioration of the Argentine economy and the impact of such deterioration on our customers and, as a result of our prospects and financial condition, investors should assume that our current capitalization as of the date hereof may be less than reflected in the financial information included herein.


                                                         At
                                              September 30, 2002
                                              ------------------
                                         (in thousands of constant Pesos)(1)
    Short-Term Debt:......................           6,986,222
    Deposits..............................           3,292,339
    Negotiable Obligations................           2,106,886
    Other.................................           1,586,997

    Long-Term Debt:.......................           6,405,237
    Deposits..............................           2,241,630
    Negotiable Obligations................           2,096,212
    Other.................................           2,067,395

    Shareholders' Equity:.................           1,499,386
    Capital Stock.........................             346,742
    Non-Capitalized Contributions.........             398,330
    Capital Adjustments...................             695,746
    Reserves..............................             932,214
    Retained Earnings.....................          -(873,646)

    Total Capitalization..................          14,890,845

________________________

(1) Assets and liabilities in U.S. dollars converted to Pesos at an exchange rate of Ps.3.7267 to US$1.00 for the Unconsolidated and Consolidated Unaudited Interim Financial Statements.

                Management's Discussion and Analysis of Financial
                      Conditions and Results of Operations

General

          Our Unconsolidated and Consolidated Audited Financial Statements and our Unconsolidated and Consolidated Unaudited Interim Financial Statements have been prepared pursuant to going concern criteria. We took this approach under the premise that the restructuring of the financial system as a whole, together with the specific plans and actions to be implemented by us, will allow us to continue our operations and maintain the liquidity and solvency required by the Central Bank. Notwithstanding the foregoing, given the significant uncertainty related to the future effects that the continuation of Argentina's economic crisis could have on the recoverability of the accounting value of government securities (national and provincial), the credit assistance granted to customers in the non-financial government sector and the non-financial private sector, and our interests in subsidiaries. Our independent Auditors were not able to render an opinion with regard to our financial condition as of December 31, 2001 in accordance with Argentine GAAP and mentioned in their report that this situation could continue to affect our financial position and our ability to continue as a going concern. Furthermore, given the continued instability and regulatory and economic policy changes affecting Argentina, the accounting information submitted in this Offering Memorandum and the discussion and analysis below is not indicative of our current economic and financial position or anticipated results of operations or business prospects after the dates indicated. In early 2002, our obligation to file financial statements for the periods ended March 31, 2002, June 30, 2002 and September 30, 2002 were postponed by the regulations of the Central Bank and the CNV. In compliance with the new deadlines issued by the Central Bank for filing financial statements, financial statements for the three-month periods ended on March 31, June 30 and September 30, 2002 were filed on October 22, 2002, November 20, 2002 and January 9, 2003, respectively. The Central Bank announced on November 12, 2002 that the financial statements as of December 31, 2002 must be filed by February 20, 2003.

          Holders of the Existing Notes should be aware that many of the actions taken by the Argentine Government in connection with the recent economic crisis in Argentina described in detail under "Risk Factors" and "Recent Events in Argentina and the Impact on the Bank," including the conversion of certain of our U.S. dollar-denominated assets and liabilities into Peso-denominated assets and liabilities and the devaluation of the Peso, took place after December 31, 2001, and, therefore, are not reflected in our financial statements for the fiscal year ended December 31, 2001. Further economic uncertainties, including devaluation of the Peso, continue to affect our financial condition. While the pesification of assets and liabilities and the devaluation of the Peso as of September 30, 2002 are reflected in our financial statements for the nine-month period ended September 30, 2002, our subsequent financial statements may not fully reflect the impact on our operations and financial condition of further actions taken by the Argentine Government, including adjustments in the level and nature of Government compensation for the pesification of our balance sheet, and the continued deterioration of the Argentine economy since the date of financial information included in this Offering Memorandum. The impact of, and changes in, Argentine law and Government policies relating to, among other things, fluctuations in the amount and levels of deposits, damage claims brought by depositors and the various voluntary exchange programs being pursued by the Argentine Government will also likely have an adverse effect on our business operations and financial condition unless and until the Argentine economy stabilizes and achieves prolonged growth.

          As a result of the foregoing, holders of our Existing Notes should be aware that the financial statements and information included elsewhere in this Offering Memorandum are not comparable to financial statements and information for prior periods and the financial statements and information included herein may not be indicative or fully reflect our current financial position or anticipated results of operations or business prospects, all of which have been materially and adversely affected since the respective dates of those statements. Holders of the Existing Notes are cautioned not to place undue significance on the financial statements and information contained herein and should assume that our current financial condition is less secure than that indicated in such financial statements and information.

Discussion of Critical Accounting Policies

          The Consolidated Financial Statements are prepared in accordance with the rules prescribed by the Central Bank, which differ in certain respects from generally accepted accounting principles in Argentina, as mentioned in

Note 4 to the Unconsolidated and Consolidated Audited Financial Statements. These rules require us and our subsidiaries to make some estimates and assumptions that complement the rules prescribed by the Central Bank and generally accepted accounting principles in Argentina. The following estimates and assumptions may involve a higher degree of judgment and complexity by us.

          Allowance for commercial loan losses

          We provide for estimated possible losses on loans and the related accrued interest generally through the establishment of an allowance for loan losses. The allowance for commercial loan losses charged to expense is determined by management based on a periodic analysis of updated financial information provided by the debtor at our request. The basic assessment criterion is the future debt payment capacity or the collateral granted to us on the basis of the estimated cash flow. We also take into account other circumstances such as timely compliance with obligations, qualified and honest management or whether we are engaged in economic activities with acceptable prospects and whether the debtor is competitive within its industry. On the basis of these conditions, the customer is placed in any of the six categories established by the Central Bank of Argentina that have been assigned minimum fixed allowance requirements. On the basis of the analysis mentioned above, we record additional allowances for certain debtors, which does not imply re-categorizing the debtor under the rules of the Central Bank of Argentina.

          The use of different estimates or assumptions could result in different allowances for commercial loan losses.

          Contingent liabilities

          We are subject to proceedings, lawsuits and other claims related to labor, commercial, civil and other matters. A determination of the amount of reserves required, if any, for these contingencies was made after careful analysis of each individual issue. The required reserves may change in the future due to new developments in each matter or changes in approach such as a change in the settlement strategy upon dealing with these matters. We cannot assure that the effect of the resolution of such claims will not have a material impact on our consolidated financial position and performance.

Presentation of Net Financial Income

          In order to present our financial information in a format more familiar to international investors, certain classification and groupings have been made, and certain subtotals introduced in, "Selected Statistical Information" differ from those used in the Consolidated Financial Statements presented on the basis of Argentine Banking GAAP. In the past years, our financial presentation reclassified commissions on foreign exchange activities from gain on foreign exchange (a component of financial income) to fees related to foreign currency exchange (service charge income). We no longer reclassify these commissions and no such reclassification has been made in any period presented herein. We believe that this is an appropriate format to use in analyzing its results.

Analysis of the Bank's Results of Operations for Fiscal Years ended December 31, 2001, December 31, 2000 and December 31, 1999

          The following discussion of our results of operations for fiscal year 2001, fiscal year 2000 and fiscal year 1999 should be read in conjunction with our Consolidated Financial Statements included elsewhere in this Offering Memorandum.

          Net Income

          Our net income (loss) for the fiscal year 2001 was a loss of Ps.10.2 million, which represents a significant decrease from the net income of Ps.207.6 million in the fiscal year 2000. Net loss per share in 2001 amounted to Ps.0.03 as compared to earnings per share of Ps.0.60 in 2000. Our net income for the fiscal year 2000 represents an increase of 74.20% compared to the net income of Ps.119.2 million recorded for fiscal year 1999. Return on average assets was a negative 0.08% for fiscal year 2001, 1.54% for fiscal year 2000 and 1.04% for fiscal year 1999, respectively, and the return on average equity was a negative 0.78% for fiscal year 2001, 15.84% for fiscal year 2000 and 10.36% for fiscal year 1999, respectively.

          The components of net income for fiscal years 2001, 2000 and 1999 are discussed in greater detail in the following sections.

          Net Financial Income After Provision

          Net financial income after provision decreased by 57.39% to Ps.206.0 million for fiscal year 2001 as compared to Ps.483.6 million for fiscal year 2000, which was 17.13% greater than the Ps.412.8 million recorded for fiscal year 1999.


                                                           For the fiscal year ended December 31,
                                                    ----------------------------------------------------
                                                         1999 (1)         2000 (2)          2001 (3)
                                                        ---------         --------          --------
                                                                   (in thousands of Pesos)
Interest Income (4)
     Interest on cash and due from banks..........          27,912           41,400            27,520
     Interest on loans and financial leases.......         780,330          882,865           982,211
     Net gain on Government and private securities         122,479          228,931            27,559
     Other........................................          56,854           60,014            17,462
                                                      ---------------- ----------------  ---------------
     Total interest income........................         987,575        1,213,210         1,054,752
Interest Expense (5)
     Interest on current account..................               -                -           (12,477)
     Interest on savings deposits.................         (31,344)         (40,678)          (24,019)
     Interest on certificates of deposits.........        (266,321)        (351,564)         (425,461)
     Other........................................        (172,418)        (211,032)         (153,814)
                                                      ---------------- ----------------  ---------------
     Total interest expense.......................        (470,083)        (603,274)         (615,771)
Net interest income before adjustments...........          517,492          609,936           438,981
                                                      ---------------- ----------------  ---------------
Adjustments to Interest
     Gain (losses) on foreign exchange (6)........          45,792           52,060            63,881
                                                      ---------------- ----------------  ---------------
     Total adjustments to interest................          45,792           52,060            63,881
Net interest income after adjustments............          563,284          661,996           502,862
                                                      ---------------- ----------------  ---------------
Other Financial Expenses
     Contribution to Guarantee of Deposits Fund...         (18,414)         (10,924)          (12,926)
     Taxes on financial income....................         (19,620)         (20,210)          (19,762)
                                                      ---------------- ----------------  ---------------
     Total other financial expenses...............         (38,034)         (31,134)          (32,688)
Net financial income before provision............          525,250          630,862           470,174
                                                      ---------------- ----------------  ---------------
Provision for loan losses........................         (112,433)        (147,329)         (264,148)
Net financial income after provision.............          412,817          483,533           206,026
                                                      ================ ================  ===============

_______________________
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the result of operations and average balance sheets of Banco Tornquist through the time of its merger with and into Banco Rio.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(4) Includes all items shown in "Financial Income" on the Bank's Statement of Income except "Foreign exchange gains and premiums on the sales of foreign currency," which is included under "Gain on foreign exchange" herein.
(5) The remaining items shown in "Financial expense" on the Bank's Statement of Income have been reclassified and are set forth under other headings herein.
(6) Reflects the gains (losses) realized by the Bank on its net dollar-denominated monetary asset position as the Argentine currency depreciates (appreciates), and net premiums on sold and purchased foreign currency.


                      NET FINANCIAL INCOME AFTER PROVISION



                                                                              (By currency denomination)
                                                                -------------------------------------------------------
                                                                     Peso-denominated           Dollar-denominated
                                                                ---------------------------  --------------------------
                                                                        For the fiscal year ended December 31,
                                                                -------------------------------------------------------
                                                                1999(1)  2000(2)   2001(3)  1999(1)   2000(2)  2001(3)
                                                                -------  -------   -------  -------   -------  -------
                                                                                (in thousands of Pesos)
Interest Income (4)
    Interest on cash and due from banks.....................         --        --     1,607   27,912   41,400    25,913
    Interest on loans and financial leases..................    248,452   269,505   289,514  531,878  613,360   692,697
    Net gain on Government and private securities...........     38,910    13,523    (5,807)  83,569  215,408    33,366
    Other...................................................        182       296       650   56,672   59,718    16,812
                                                                -------   -------   -------  -------   -------  -------
    Total interest income...................................    287,544   283,324   285,964  700,031  929,886   768,788
Interest Expense (5)
    Interest on current account.............................         --        --    (1,830)      --       --   (10,647)
    Interest on saving deposits.............................    (21,562)  (24,428)  (14,789)  (9,782) (16,250)   (9,230)
    Interest on certificates of deposits....................    (50,271)  (47,968)  (53,223)(216,050)(303,596) (372,238)
    Other...................................................     (2,149)   (2,018)     (472)(170,269)(209,014) (153,342)
                                                                -------   -------   -------  -------   -------  -------
    Total interest expense..................................    (73,982)  (74,414)  (70,314)(396,101)(528,860) (545,457)
Net interest income before adjustments......................    213,562   208,910   215,650  303,930  401,026   223,331
                                                                -------   -------   -------  -------   -------  -------
Adjustments to Interest
    Gain (losses) on foreign exchange (6)...................         --        --        --   45,792   52,060    63,881

    Total adjustments to interest...........................         --        --        --   45,792   52,060    63,881
                                                                -------   -------   -------  -------  -------   -------
    Net interest income after adjustments...................    213,562   208,910   215,650  349,722  453,086   287,212
                                                                -------   -------   -------  -------  -------   -------
Other Financial Expenses
    Contribution to Guarantee of Deposits Fund..............     (6,381)   (3,030)   (3,171) (12,033)  (7,894)   (9,755)
    Taxes on financial income...............................    (19,620)  (20,210)  (19,762)      --       --        --
                                                                -------   -------   -------  -------   -------  -------
    Total other financial expenses..........................    (26,001)  (23,240)  (22,933) (12,033)  (7,894)   (9,755)
Net financial income before provision.......................    187,561   185,670   192,717  337,689  445,192   277,457
                                                                -------   -------   -------  -------  -------   -------
Provision for loan losses...................................    (89,533)  (98,229) (105,034) (22,900) (49,100) (159,114)
Net financial income after provision........................     98,028    87,441    87,683  314,789  396,092   118,343
                                                                =======   =======   =======  =======  =======   =======

_______________________
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the result of operations and average balance sheets of Banco Tornquist through the time of its merger with and into Banco Rio.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(4) Includes all items shown in "Financial Income" on the Bank's Statement of Income except "Foreign exchange gains and premiums on the sales of foreign currency," which is included under "Gain on foreign exchange" herein.
(5) The remaining items shown in "Financial expense" on the Bank's Statement of Income have been reclassified and are set forth under other headings herein.
(6) Reflects the gains (losses) realized by the Bank on its net dollar-denominated monetary asset position as the Argentine currency depreciates (appreciates), and net premiums on sold and purchased foreign currency.

          Fiscal Year 2001 Compared to Fiscal Year 2000

          Interest Income

          Interest income for the fiscal year ended December 31, 2001 was Ps.1,054.8 million, a decrease of 13.06% from Ps.1,213.2 million for the previous fiscal year. Average total interest-earning assets decreased 4.99% from Ps.10.1 billion for the fiscal year ended December 31, 2000 to Ps.9.6 billion for the fiscal year ended December 31, 2001.

          The average nominal yield earned on these assets decreased 102 basis points to 10.99% in the fiscal year ended December 31, 2001 when compared to 12.01% in the prior fiscal year. The decrease in interest income was driven by the sharp decline in Government Securities yields to 1.07% for the fiscal year 2001 from 11.85% for the fiscal year 2000. This sharp decline was due to a large sale of Government Securities carried under "investment accounts (held to maturity)." As macroeconomic indicators deteriorated, our strategy was to increase our liquidity and decrease exposure to the Government during 2001, as the main measures aimed at protecting shareholders' and depositors' equity and interests. The deteriorated income from Government Securities was partially offset by the increase of 109 basis points on the average nominal yield earned by the loans and financial leases to 14.67% for the fiscal year 2001 from 13.58% for the prior year. The average volume of loans and financial leases grew 2.44% from Ps.6.5 million for the fiscal year ended December 31, 2000 to Ps.6.7 million for the fiscal year ended December 31, 2001. This growth is attributable primarily to the Government-debt restructuring in November 2001, which caused a portion of the Government-sector risks previously recorded as Government-security holdings to be reclassified under loans. Loans to the private sector, on the other hand, showed some decrease in all segments, especially in loans to small and medium-sized companies. We adopted more stringent requirements for loans due to the deterioration of the economic conditions in Argentina during 2001.

          Interest Expense

          Interest expense for the fiscal year ended December 31, 2001 increased 2.07% to Ps.615.8 million from Ps.603.3 million for the previous fiscal year. The increase in interest expense is due to the increase of 141 basis points in the cost of time deposits, the main component of our sources of funds.

          Dollar-denominated average interest-bearing liabilities, which were 83.90% in fiscal year 2000 and 86.25% in fiscal year 2001 of our total interest bearing liabilities, constituted a relatively constant portion of average interest-bearing liabilities over the fiscal year 2001. In fiscal years 2000 and 2001, interest paid on dollar-denominated time deposits represented a substantial portion of interest paid on dollar-denominated liabilities: 57.40% and 68.24%, respectively.

          The most significant decrease in interest expense occurred in savings accounts, mainly those denominated in Pesos, partially offset by interest-bearing demand deposits, which we began, during fiscal year 2001, to procure from the corporate market and which reflected the increase in liquidity of mutual funds. Our market share of total deposits held with the Argentine financial system reached 8.70% at December 31, 2001, according to the Central Bank, compared to 8.10% for the prior fiscal year.

          Gains on Foreign Exchange

          We recorded a gain on foreign exchange of Ps.63.9 million for fiscal year 2001 as compared to a gain of Ps.52.1 million for fiscal year 2000. Net premiums on forward exchange sales and purchases are included in these amounts.

          Net Interest Income After Adjustments

          Net interest income after adjustments was Ps.502.9 million for fiscal year 2001, a 24.04% decrease from net interest income after adjustments of Ps.662.0 million for fiscal year 2000. The decrease in net interest income after adjustments in fiscal year 2001 reflected a 36.61% decrease in the dollar-denominated portion of such net interest income from Ps.453.1 million in fiscal year 2000 to Ps.287.2 million in fiscal year 2001, partially offset by a 3.23% increase in the Peso-denominated portion of such net interest income from Ps.208.9 million in fiscal year 2000 to Ps.215.6 million in fiscal year 2001. This decrease was due to decreases in average volume and in net interest margin from 6.04% for fiscal year 2000 to 4.57% for fiscal year 2001.

          Other Financial Expenses

          Other financial expenses, consisting of taxes on financial income and contributions to the Guarantee of Deposits Fund that was implemented in April 1995, were Ps.31.1 million for fiscal year 2000 and Ps.32.7 million for fiscal year 2001. This increase was due to the increase in the average of deposits covered by the Guarantee of Deposits Fund.

          Provision for Loan Losses

          Banco Rio recorded Ps.264.1 million in loan loss provisions for the fiscal year ended December 31, 2001, representing a 79.29% increase over the Ps.147.3 million registered for the prior fiscal year. This increase reflects the deterioration of the quality of our loan portfolio, consequence of the deep recession and the political and institutional crisis.

          Charge-offs amounted to Ps.268.7 million in the fiscal year ended December 31, 2001 compared to Ps.231.7 million in the fiscal year ended December 31, 2000.

          Banco Rio's non-performing loan portfolio fell from Ps.224.9 million at December 31, 2000 to Ps.166.2 million at December 31, 2001. The ratio of non-performing loans to total loans decreased to 2.41% at December 31, 2001 compared to 3.4% at December 31, 2000.

          As a result of increased provisions for loan losses and charge-offs of non-performing loans, Banco Rio's allowances for loan losses as a percentage of non-performing loans reached 135.51% at December 31, 2001 compared to 105.28% at December 31, 2000. This increased ratio was established due to the uncertainty of collecting certain outstanding loans.

          Fiscal Year 2000 Compared to Fiscal Year 1999

          Interest Income

          Interest income for the fiscal year ended December 31, 2000 was Ps.1,213.2 million, an increase of 22.80% from Ps.987.6 million for the previous fiscal year. Average total interest-earning assets increased 14.80% from Ps.8.8 billion for the fiscal year ended December 31, 1999 to Ps.10.1 billion for the fiscal year ended December 31, 2000.

          The average nominal yield earned on these assets increased 78 basis points to 12.01% in the fiscal year ended December 31, 2000 when compared to 11.23% in the prior fiscal year. The increase in interest income principally reflected the 13.10% increase in interest on loans and financial leases, which grew from Ps.780.3 million for the fiscal year ended December 31, 1999 to Ps.882.9 million for the fiscal year ended December 31, 2000. This increase is due mainly to the 8.30% increase in Banco Rio's average loans and financial leases from Ps.6.0 billion for the fiscal year ended December 31, 1999 to Ps.6.5 billion for the fiscal year ended December 31, 2000 and a 62 basis point increase in the average yield earned on the loan portfolio to 13.58% for the fiscal year ended December 31, 2000 from 12.96% for the prior fiscal year. The portfolio of Government securities was the component with the highest growth among our interest-earning assets. The average volume of the portfolio of Government securities for the fiscal year ended December 31, 2000 amounted to Ps.1.9 billion, a 57.50% increase from the prior fiscal year. The portfolio of Government securities primarily contains dollar-denominated securities registered in investment accounts. This growth was fueled by the attractive yield rates offered and the excess of liquidity that we had for most of fiscal year 2000, due in part to lower demand for loans. The average yield rate was 11.85%, which represented a 202-basis-point gain from last year.

          The growth in Banco Rio's loan portfolio was due mainly to public sector loans, which increased 7.70%, from Ps.1.3 billion on average for the fiscal year ended December 31, 1999 to Ps.1.4 billion on average for the fiscal year ended December 31, 2000. Most of such public sector loans were loans to provinces secured by the co-participation tax payments received by the provinces from the Government. The average volume of retail loans, primarily mortgages, personal loans and credit card financing, grew 9.80% in the fiscal year ended December 31, 2000 as compared to the previous fiscal year. Also, the middle market average loans grew 10.20%. This growth was partly offset by a reduction in large corporate loans, which fell 9.00% in the fiscal year ended December 31, 2000 compared to the previous fiscal year, reflecting a low demand in light of the general slowdown in the economy. Banco Rio's market share of loans in the Argentine financial system grew from 7.03% as of December 1999 to 8.10% in December 2000.

          Interest Expense

          Interest expense for the fiscal year ended December 31, 2000 increased 28.30% to Ps.603.3 million from Ps.470.1 million for the previous fiscal year. The increase in interest expense reflected a 16.10% increase in Banco Rio's average total interest-bearing liabilities, from negative Ps.7.41 billion for the fiscal year ended December 31, 1999 to negative Ps.8.61 billion for the fiscal year ended December 31, 2000, and a 67-basis-point increase in the average nominal rate paid on these liabilities from 6.34% in 1999 to 7.01% in 2000.

          Dollar-denominated average interest-bearing liabilities, which stood at 79.90% in fiscal year 1999 and 83.90% in fiscal year 2000, constituted a relatively constant portion of average interest-bearing liabilities during fiscal year 2001. In fiscal years 1999 and 2000, interest paid on dollar-denominated time deposits represented a substantial portion of interest paid on dollar-denominated liabilities: 54.50% and 57.40%, respectively.

          Growth in time deposits continued being the most dynamic factor in the growth of total interest-bearing liabilities, increasing 23.00% from Ps.3.9 billion on average for the fiscal year ended December 31, 1999 to Ps.4.8 billion on average for the fiscal year ended December 31, 2000. Interest expense on time deposits increased 32.00%, to Ps.351.6 million for the fiscal year ended December 31, 2000 compared to Ps.266.3 million in the prior fiscal year. Market share of deposits in the Argentine financial system reached 8.10% at December 31, 2000, according to the Central Bank, increasing 82 basis points from the prior fiscal year.

          Gains on Foreign Exchange

          We recorded a gain on foreign exchange of Ps.52.1 million for fiscal year 2000 as compared to a gain of Ps.45.8 million for fiscal year 1999. Net premiums on forward exchange sales and purchases are included in these amounts.

          Net Interest Income After Adjustments

          Net interest income after adjustments was Ps.662.0 million for fiscal year 2000, a 17.50% increase from net interest income after adjustments of Ps.563.3 million for fiscal year 1999. The increase in net interest income after adjustments in fiscal year 1999 reflected a 29.60% increase in the dollar-denominated portion of such net interest income from Ps.349.7 million in fiscal year 1999 to Ps.453.1 million in fiscal year 2000, and a 2.20% decrease in the Peso-denominated portion of such net interest income from Ps.213.6 million in fiscal year 1999 to Ps.208.9 million in fiscal year 2000. This increase was because of increases in average volume and in net interest margin from 5.88% for fiscal year 1999 to 6.04% for fiscal year 2000.

          Other Financial Expenses

          Other financial expenses, consisting of taxes on financial income and contributions to the Guarantee of Deposits Fund that was implemented in April 1995, were Ps.38.0 million for fiscal year 1999 and Ps.31.1 million for fiscal year 2000. This decrease was due to the reduction in the rate established for the fiscal year 2000 for contributions to the Guarantee of Deposits Fund.

          Provision for Loan Losses

          Banco Rio recorded Ps.147.3 million in loan loss provisions for the fiscal year ended December 31, 2000, representing a 31.00% increase over the Ps.112.4 million registered for the prior fiscal year. This increase was due to the growth in Banco Rio's loan portfolio and the incorporation of Banco Tornquist's loan portfolio that needed more provisions for loan losses during fiscal year 2000.

          Charge-offs amounted to Ps.231.7 million in the fiscal year ended December 31, 2000 compared to Ps.115.9 million in the fiscal year ended December 31, 1999. This increase is due to Banco Rio's policy change implemented in March 1999 to accelerate the date on which loans are written off from 360 days after they become non-performing to 180 days after that date and to the clean-up process for the past-due loan portfolio acquired from Banco Tornquist.

          Banco Rio's non-performing loan portfolio grew from Ps.154.9 million at December 31, 1999 to Ps.224.9 million at December 31, 2000. The ratio of non-performing loans to total loans increased to 3.39% at December 31, 2000 compared to 2.49% at December 31, 1999.

          As a result of increased provisions for loan losses and charge-offs of non-performing loans, Banco Rio's allowances for loan losses as a percentage of non-performing loans reached 105.28% at December 31, 2000 compared to 108.53% at December 31, 1999.

          Service Charge Income, Net

          The components of service charge income, net are reflected in the following table:

                                                                    For the fiscal year ended December 31,
                                                                -----------------------------------------------
                                                                1999 (1)           2000 (2)           2001 (3)
                                                                -------------  ------------------  ------------
                                                                            (in thousands of Pesos)
Service charge income:
   Service Charges on Deposits Accounts.................           97,676           112,722            125,252
   Credit Card Operations...............................           57,803            68,891             53,420
   Collections and Fund Management......................           14,788            37,641             43,644
   Capital Markets and Securities Activities............           35,670            49,101             63,441
   Fees Related to Foreign Trade........................            9,108             9,633             10,109
   Credit Related Fees..................................           33,337            46,640             46,396
   Safety Deposit Box Rentals...........................            3,354             4,064              2,160
   Insurance............................................           25,582            35,179             36,668
   Other................................................            2,148             3,569              9,518
                                                                -------------  ------------------  ------------
   Total................................................          279,466           367,440            390,608
                                                                -------------  ------------------  ------------
Service charge expense (4):
   Commissions..........................................          (35,055)          (41,580)           (47,835)
   Taxes on service charge income.......................          (12,109)          (15,098)           (16,415)
                                                                -------------  ------------------  ------------
   Total................................................          (47,164)          (56,678)           (64,250)
                                                                -------------  ------------------  ------------
Service charge income, net:.............................          232,302           310,762            326,358
                                                                =============  ==================  ============

(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the results of operations and average balance sheets of Banco Tornquist through the time of its merger with and into Banco Rio.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(4) Most of the expenses related to "Service charge income" are included in "Operating expenses" in the Statement of Income in the Consolidated Financial Statements and are not reflected in these figures.

          Fiscal Year 2001 Compared to Fiscal Year 2000

          Service charge income totaled Ps.390.6 million in the fiscal year ended December 31, 2001, a 6.31% increase from fiscal year 2000. The increase was mainly due to an 11.12% increase in fees related to the maintenance and operation of deposit accounts; a 15.95% increase in collection for third parties and asset management and a 29.21% increase in income from securities transactions. In the first case, the improvement was due to the higher number of accounts and customers. Collection for third parties and asset management commissions and fees increased due to the maturing of new products and alternatives offered to customers, especially through non-traditional channels. Commissions for securities-related services include the positive impact of the commissions obtained on the Government-debt swap of November 2001.

          Revenues from credit card services declined by 22.46%, largely due to the recessionary environment and competition that affected prices.

          Service charge expense increased by 13.36% from Ps.56.7 million for fiscal year 2000 to Ps.64.2 million for fiscal year 2001. Service charge expense includes commissions paid to third parties in connection with certain of Banco Rio's fee-generating services, such as collection fees paid to other banks, as well as Argentine taxes imposed on service charge income.

          Fiscal Year 2000 Compared to Fiscal Year 1999

          Service charge income totaled Ps.367.4 million in the fiscal year ended December 31, 2000, a 31.50% increase over the previous fiscal year. We have become the major shareholder of Gire S.A through our merger with Banco Tornquist and, therefore, in fiscal year 2000, we consolidated Gire S.A.'s financial results. Excluding the commissions earned by Gire S.A., the service charge income would have been Ps.345.4 million, a 23.60% increase from the previous fiscal year.

          All the principal components experienced positive variations and highlighted the increase in business activity. Among them, the increase in the number of clients and accounts created a 15.40% increase in commissions on deposit accounts and a 19.20% growth in fees related to credit cards. The fees related to the sale of insurance policies also grew 37.50% due to new types of coverage and cross-selling with other products, such as mortgage loans and car loans.

          Service charge expense increased by 20.20% from Ps.47.2 million for fiscal year 1999 to Ps.56.7 million for fiscal year 2000 impelled by the growth in third-party costs related to the increase in transactions.

          Operating Expenses

          The components of our operating expenses are reflected in the following table:


                                                                    For the fiscal year ended December 31,
                                                                -----------------------------------------------
                                                                1999 (1)           2000 (2)           2001 (3)
                                                                -------------  ------------------  ------------
                                                                           (in thousands of Pesos)
Salaries and Payroll Taxes...........................           (210,589)          (231,004)          (246,192)
Outside consultant and services......................            (32,801)           (43,253)           (42,028)
Rent.................................................            (19,591)           (21,469)           (22,423)
Advertising and Publicity............................            (14,495)           (20,155)           (20,514)
Taxes (other than income tax)........................            (11,004)           (10,845)           (14,900)
Management Fee.......................................            (17,047)           (28,069)                --
Security Services....................................            (11,830)           (13,291)           (11,806)
Stationery and Supplies..............................             (5,973)            (5,842)            (5,333)
Electric Power and Communications....................            (25,293)           (18,213)           (17,633)
Depreciation of Bank Premises and Equipment..........            (29,009)           (32,781)           (36,010)
Amortization of Organization and Development.........            (37,266)           (36,040)           (33,745)
Other................................................            (68,252)           (82,136)           (76,785)
                                                                -------------  ------------------  ------------
Total................................................           (483,150)          (543,098)          (527,369)
                                                                =============  ==================  ============

(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.

(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the results of operations and average balance sheets of Banco Tornquist through the time of its merger with and into Banco Rio.

(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.


          Fiscal Year 2001 Compared to Fiscal Year 2000

          For fiscal year 2001, operating expenses were Ps.527.4 million, a 2.90% decrease compared to fiscal year 2000.

          Among the items over which we can exert control by direct action, only salaries and social security taxes showed increases. In 2001, there were higher severance pay charges, resulting from the process of efficiency enhancement and adaptation to a recessionary market. The behavior of all other items highlights the achievement of the sustained rationalization and productivity-enhancement programs. No charges accrued under the management agreement with the SCH Group because the fiscal year brought no profit.

          Fiscal Year 2000 Compared to Fiscal Year 1999

          For fiscal year 2000, operating expenses were Ps.543.1 million, a 12.40% increase compared to fiscal year 1999. As explained in the net service charge income section, the consolidation of Gire S.A. added Ps.16.8 million of total expenses. Banco Tornquist's expenses amounting to Ps.16.4 million further added to the increase in total expenses. Excluding these items, the increase of total expenses from the previous year was 5.50%. The main variation from the previous fiscal year is a 53.70% increase in fees paid for the ten-year Management Agreement (see "Principal Shareholders -- Management Agreement") (10.00% of our income before income tax) with SCH Group that was due by the larger income obtained in fiscal year 1999. During the fiscal year 2000, we continued in the implementation of plans and programs to reduce expenses and increase productivity and efficiency. The increase in costs directly related to the level of business activity (security, supplies, communications, rent, advertising, etc.) grew less than the general expansion of our business. As a consequence, we registered an improvement in its efficiency ratio (cost to income), which decreased from 63.80% to 57.70% for fiscal years 1999 and 2000, respectively.

          Other Income, Net

          The components of other income, net are reflected in the following table:

                                                                         Fiscal year ended December 31,
                                                             -------------------------------------------------------
                                                                 1999 (1)          2000 (2)           2001 (3)
                                                             ----------------- ------------------ ------------------
                                                                            (in thousands of Pesos)
Income from Investments in Other Companies.............              6,847             2,470                  -
Allowances Restored to Income..........................              1,939             7,268                  1
Expenses Recovered.....................................              3,009             3,083              2,785
Loans Recovered........................................             11,247            28,229             44,030
Other..................................................             15,291            17,351             11,241
                                                             ----------------- ------------------ ------------------
Total..................................................             38,333            58,401             58,057
                                                             ----------------- ------------------ ------------------

Loss from Investments in Other Companies...............                  -                 -             (7,522)
Provision for Losses on Other Receivables
        And Other Allowances..............................         (12,486)          (19,872)           (23.886)
Other (4)..............................................            (27,016)          (27,424)           (29,645)
                                                             ----------------- ------------------ ------------------
Total..................................................            (39,502)          (47,296)           (61,053)
                                                             ----------------- ------------------ ------------------

                                                             ----------------- ------------------ ------------------
                                                                    (1,169)           11,105             (2,996)
                                                             ================= ================== ==================

_________________
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the results of operations and average balance sheets of Banco Tornquist through the time of its merger with and into Banco Rio.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(4) Most of the expenses related to "Service charge income" are included in "Operating expenses" in the Statement of Income in the Consolidated Financial Statements and are not reflected in these figures.

          Fiscal Year 2001 Compared to Fiscal Year 2000

          Other income for the fiscal year 2001 was Ps.58.1 million and represented a level approximately similar to the registered in the prior year. Loans recovered were Ps.44.0 million representing 75.84% of the total of Other Income. Other expenses increased 29.09% from Ps.(47.3) million to Ps.(61.1) million, mainly due to the loss from investment in other companies. During fiscal year 2001, Prestamos de Consumo S.A., a company that offered financial services to the low-income segment was liquidated because it did not offer the prospective results.

          Fiscal Year 2000 Compared to Fiscal Year 1999

          Other income registered a net increase from Ps.(1.2) million for the fiscal year ended December 31, 1999 to Ps.11.1 million for the fiscal year 2000. Total other income increased 52.30% from Ps.38.3 million for fiscal year 1999 to Ps.58.4 million for fiscal year 2000. The principal factor driving this improvement was an increase in the loans recovered, showing the improvements in the collection process during fiscal year 2000.

          Total other expenses increased 19.70% from Ps.(39.5) million for fiscal year 1999 compared to Ps.(47.3) million for fiscal year 2000. The main component was the 59.20% increase in provisions for losses on other receivables and other allowances, from Ps.(12.5) million for the fiscal year 1999 to Ps.(19.9) million for fiscal year 2000.

          Income Tax

          Income taxes were Ps.41.6 million in fiscal year 1999, Ps.54.7 million in fiscal year 2000 and Ps.12.2 million in fiscal year 2001, representing 25.90% and 20.90%, of net income before income taxes for fiscal years 1999 and 2000. The whole income tax for the year 2001 corresponded to the earnings of consolidated companies with us, since we did not yield taxes due to their lack of positive results. As a percentage of net income before income taxes, income taxes decreased in fiscal year 2000 because of the difference between our recorded net income before income tax and taxable income arising from differences in the treatment of certain past-due loans and in the valuation of government securities carried in "investment accounts," that differs from the mark-to-market valuation used by tax law.

          The statutory income tax rate was raised to 33.00% for all financial periods ending on or after September 1, 1996. Before this date and since April 13, 1992, the statutory income tax rate was 30.00%. For fiscal years 1999, 2000 and 2001, the statutory income tax rate was raised from 33.00% to 35.00%.

Analysis of the Bank's Results of Operations for the Nine-Month Periods ended September 30, 2002 and September 30, 2001

          Overview

          As described elsewhere in this Offering Memorandum, since late 2001, we have been operating in a markedly different environment and economy than at any time in the past few years. The various actions taken by the Argentine Government have led to significant changes in inflation, unemployment, government spending, interest rates, currency exchange rates and other macroeconomic indicators. This has led to a dramatic change in the financial system with great instability among banks. Since December 2001, there has been virtually no new lending, increasing levels of non-performing loan assets, a freeze on deposit withdrawals in the first half of 2002, and a practical moratorium on debt payments by more than 30% of our private sector borrowers and a general deterioration in our loan portfolio exacerbated by amendments in the bankruptcy laws that have shielded borrowers from foreclosure and other actions.

          Due to the uncertainty stemming from the Argentine crisis, the Central Bank in early 2002 issued a ruling that excused all Argentine financial institutions from the obligation to prepare and make publicly available quarterly financial statements. As a result we did not prepare any interim or other financial statements subsequent to December 31, 2001 until we were directed to do so by the Central Bank. On October 22, 2002, November 20, 2002 and January 9, 2003, consistent with the Central Bank's requirements, we issued unaudited interim consolidated financial statements for the periods ended March 31, 2002, June 30, 2002 and September 30, 2002, respectively. On November 12, 2002, the Central Bank announced that the financial statements as of December 31, 2002 must be filed by February 20, 2003.

          Our results for the nine-month period ended September 30, 2002 presented herein and in the Consolidated Interim Financial Statements included elsewhere in this Offering Memorandum are, as indicated above, in respect of a nine-month period that due to the economic crisis that began in late 2001, not comparable to the equivalent nine-month period in 2001 and are not comparable to future periods. As a result, we believe any discussion or comparison of financial results or the trends that gave rise to such results would not be meaningful due to the dissimilarity of the operating environments for these two nine-month periods.

          In addition, holders of the Existing Notes should be aware that the financial information presented herein for the nine-month period ended September 30, 2002 may not be indicative of our current financial condition. In addition, since September 30, 2002, while inflation, the depreciation of the Peso and other macroeconomic indicators have improved as compared to prior periods, and the banking system has regained some stability (evidenced, in part, by the increase in deposits subsequent to July 2002), the Argentine economy and our business continues to be marked by many of the same adverse trends that began in late 2001.

          For the nine-month period ended September 30, 2002, we recorded a net loss of Ps.873.6 million, representing a 416.9% decrease in our net income compared to the nine-month period ended September 30, 2001 and a 152.6% increase in loss for the six-month period ended June 30, 2002. This compares to a loss for the third quarter of 2002 of Ps.483.4 million, representing a 49.2% increase over the loss for the second quarter of 2002. These results correspond to our prior expectations that we would likely record a significant loss for the year 2002. Central Bank regulations require that our financial statements for the fiscal year ended December 31, 2002 be prepared by February 20, 2003. While we expect our financial results to reflect a significant loss for 2002 as a whole, due to recent macroeconomic improvements in Argentina and actions taken by us to improve our financial condition, we expect our results of operations for the fourth quarter of 2002 to reflect a smaller loss than the ones recorded in the prior quarters in 2002.

          As with prior periods during 2002, the nine-month period ended September 30, 2002 reflected the continuing impact of various actions taken by the Argentine Government in connection with its attempt to stabilize the Argentine economy, including various issuances of government bonds as compensation for the pesification of our assets and liabilities and the adjustment to our financial statements for the effects of inflation throughout this period. For a description of these Government actions and the impact on our financial statements, see Note 1 to the September 2002 Unaudited Interim Consolidated Financial Statements.

          There can be no assurances that our financial condition since September 30, 2002 has not been materially and adversely affected by continuing events in Argentina that have restricted our operations compared to prior periods and caused, among other things, a substantial increase in non-performing loans and assets and related provisions. These increases, which have negatively affected our profitability, have been offset to a limited degree by increases in our fee-based transactional services and continuing efforts to reduce costs. While we believe that the level of deterioration in our financial condition and results of operations is stabilizing in recent weeks, there can be no assurances that this will in fact be the case.

          Results of Operations

          The table below shows our results operations for the periods indicated:

                                                                Nine-month period ended
                                                       -------------------------------------------
                                                       September 30, 2002     September 30, 2001
                                                       -------------------   ---------------------
                                                            (in thousands of constant Pesos)
Interest Income
      Interest on cash and due from banks.............        Ps.  33,972             Ps.  52,241
      Interest on loans and financial leases..........          2,337,282               1,570,919
      Net gain (loss) on Government and private
      securities......................................            455,267                 276,559

                                       83

      Other...........................................             32,173                  59,681
      Total interest income...........................          2,858,694               1,959,400
                                                       -------------------   ---------------------
Interest Expense
      Interest on current account.....................          (222,460)                (16,646)
      Interest on saving deposits.....................           (13,837)                (43,509)
      Interest on certificates of deposits............        (1,294,436)               (672,948)
      Other...........................................          (752,722)               (296,611)
                                                       -------------------   ---------------------
      Total interest expense..........................        (2,283,455)             (1,029,714)
Net interest income before adjustments...............             575,239                 929,686
                                                       -------------------   ---------------------
Adjustments to Interest
      Monetary  gain (loss) on financial  transactions        (1,165,839)                       -
      (1)1............................................
      Gain (losses) on foreign exchange...............            321,510                 107,696
      Total adjustments to interest...................          (844,329)                 107,696
Net interest income after adjustments................             269,090               1,037,382
                                                       -------------------   ---------------------
Other Financial Expenses
      Contribution to Guarantee of Deposits Fund......           (26,961)                (19,245)
      Taxes on financial income.......................           (17,197)                (35,152)
      Total other financial expenses..................           (44,158)                (54,397)
Net Financial Income Before Provision................           (313,248)                 982,985
                                                       -------------------   ---------------------
Provision for loan losses............................         (1,030,779)               (339,355)
Net Financial Income After Provision.................         (1,344,027)                 643,630
                                                       -------------------   ---------------------

Fee income, Net......................................             283,080                 558,015
Operating expenses (excluding amortization and  depreciation)   (472,726)               (781,709)
Amortization and depreciation........................            (69,736)               (112,638)
Operating Income.....................................         (1,603,409)                 307,298
                                                       -------------------   ---------------------

Other income loss, Net (2)...........................           (145,459)                  25,857
Pre-Tax Total Income (Loss)..........................         (1,748,868)                 333,155
                                                       -------------------   ---------------------

Income Tax...........................................            (10,620)                (57,406)
Net Income (Loss) before Loss Absorption.............         (1,759,488)                 275,749
Loss Absorption - Subject to shareholders' meeting (3)            885,842                       0
                                                       -------------------   ---------------------

Net Income (Loss)....................................           (873,646)                 275,749
                                                       ===================   =====================

____________________________

(1) Reflects our costs of having a net monetary asset position in an inflationary environment.

(2) Includes monetary results related to operating expenses and other expenses and other operations.

(3) Reflects the effect of the pesification and its impact on the stockholders' equity in accordance with the regulations issued by the Central Bank.

          Net Income

          We recorded a net loss for the nine-month period ended September 30, 2002 of Ps.873.6 million, principally due to an increase in the level of non-performing loans and the adverse effect of inflation on our assets and liabilities. The loss compares to a net income of Ps.275.7 million recorded for the nine-month period ended September 30, 2001. The components of our net income for the nine-month period ended September 30, 2002 are discussed in greater detail in the following sections. Return on average assets was a negative 5.95% for the nine-month period ended September 30, 2002 and the return on average equity for this period was a negative 46.77%.

          Financial income principally represents interest and adjustments income from loans and securities. For the nine-month period ended September 30, 2002, we recorded Ps.2,858.7 million of financial income compared to Ps.1,959.4 million for the nine-month period ended September 30, 2001, primarily as a result of a 48.78% increase in interest income resulting from loans and financial leases, mainly due to the interest and adjustments to the CER index on the guaranteed loans to the public sector. In addition, during the nine-month period ended September 30, 2001, we experienced lower gains on government securities due to the sale of our government securities in order to reduce our exposure to the public sector. Financial expense increased 121.8% for the nine-month period ended September 30, 2002 from the nine-month period ended September 30, 2001, primarily as a result of increases in rates and the adjustment of interest payments for the CER index.

          The net interest income before adjustments for the nine-month period ended September 30, 2002 was Ps.575.2 million, representing a 38.1% decrease from Ps.929.7 million recorded during the same period in 2001 due to reductions in the financial spread and operating volumes resulting from the slowdown in economic activity and lending in Argentina during 2002. This decrease also reflected higher interest rates caused by the reduction in liquidity in Argentina, which increased our overall cost of funds, and a decrease in adjustments to the CER index on our net financial assets. Although we expect the economic activity and lending in Argentina to improve in the near future due to the improvements in the economic situation in Argentina, we cannot assure you that this improvement will occur.

          Net financial income after adjustments and before provisions (i.e., net margin) decreased from Ps.983.0 million for the nine-month period ended September 30, 2001 to a negative Ps.313.2 for the nine-month period ended September 30, 2002, principally reflecting the impact on our results of a negative Ps.1,165.8 million loss reflecting the effects of inflation on our net worth during the nine-month period in 2002 and the effect of the restitution of the losses caused by the asymmetric pesification through the subscription of the economic crisis in Argentina on our borrowers.

          Operating Expenses

          Operating expenses (excluding amortization and depreciation) decreased 39.5% from Ps.781.7 million for the nine-month period ended September 30, 2001 to Ps.472.7 million for the nine-month period ended September 30, 2002. While this decline was caused in part by a reduction in our employee workforce (1,334 employees) principally in connection with the closing of our branches during this period and in the system, operations and risks areas and the closing of 42 of our branches, it resulted largely from the effects of inflation accounting in the restatement of our 2001 financial statements. We have continued to implement a number of actions since the end of 2001 designed to reduce costs and expenses, including a 30% reduction in our workforce and a 26% reduction in our branch network. As of September 30, 2002, our expenses include Ps.52.2 million of indemnity charges relating to the reduction in personnel. See "Business -- Litigation."

          Service Charges and Other Fee Income

                                                           Nine-month period ended
                                                  -----------------------------------------------------------------
                                                  September 30, 2002      September 30, 2001         Variation (%)
                                                  -------------------   ---------------------    ------------------
                                                       (in thousands of constant Pesos)
Fee income
    Fees on customer deposits accounts.......           Ps.  144,252           Ps.  210,822            (31.6) %
    Credit card operations...................                 53,698                119,802            (55.2)
    Collections..............................                 35,101                 68,886            (49.0)
    Capital markets and securities activities                 22,214                117,401            (81.1)
    Fees related to foreign trade............                 10,781                 15,122            (28.7)
    Credit related fees......................                  8,750                 46,206            (81.1)
    Safety deposit box rentals...............                  5,506                  7,810            (29.5)
    Insurance................................                 51,224                 75,123            (31.8)
    Other....................................                    936                  4,918            (81.0)
    Total....................................                332,461                666,090            (50.1)
                                                  -------------------   ---------------------
Fee expenses................................                (49,381)              (108,075)            (54.3)
Fee income, net.............................                 283.080                558.015            (49.3)
                                                  ===================   =====================

          During the nine-month period ended September 30, 2002, our fee income, net was Ps.283.1 million, or 49.3% less than our fee income net for the nine-month period ended September 30, 2001. While there have been some reductions in fees during 2002 resulting from a decrease in individual client accounts, commissions related to credit card transactions and commissions related to financing activities, most of the decline is attributable to the effects of inflation accounting in the restatement of our 2002 financial statements.

          Other Financial Expense

          Other financial expense, consisting of taxes on financial income and contributions to the Guarantee of Deposits Fund, was Ps.44.2 million for the nine-month period ended September 30, 2002, representing a 18.8% decrease from the nine-month period ended September 30, 2001. This reduction was primarily the result of lower taxes on our financial income.

          Provisions for Loan Losses

          During the nine-month period ended September 30, 2002, there was a decrease in the loan portfolio, mainly in the individual and the small-companies loan portfolio. The increase during this period in loans to the public sector has resulted from the pesification of public sector assets at an exchange rate of Ps.1.40 per U.S. dollar and the subsequent adjustment of those assets for the CER index. In addition, a small proportion of the large company sector loan portfolio was not subject to the pesification, and therefore was denominated in U.S. dollars as of September 30, 2002.

          The public sector loan portfolio is mainly composed of Ps.2,965.0 million in guaranteed loans and of Ps.784.4 million in loans to the Fondo Fiduciario para el Desarrollo Provincial, a Fiduciary Trust that granted loans to provincial governments.

                                                        Nine-month period ended
                                               ----------------------------------------------------------------
                                               September 30, 2002     September 30, 2001          Variation (%)
                                               ------------------     ------------------          -------------
                                                    (in thousands of constant Pesos)
   Loans by segment.........................           7,429,310              14,731,799            (49.6)
       Public sector........................           3,800,355               3,378,274             12.5
       Financial institutions...............             102,411               1,366,996            (92.5)
       Large corporations...................           1,866,614               3,488,011            (46.5)
       Middle market companies..............             257,210               2,185,770            (88.2)
       Consumer*............................           1,402,720               4,312,748            (67.5)

_______________
* Includes mortgage loans adjusted by CVS. See "Risk Factor -- Risk Related to the Bank -- The inability to adjust our loans to the CER or CVS index will materially affect us."

          The effects of the economic crisis in Argentina and the performance difficulties have affected negatively our loan portfolio leading to an increase in non-performing loans, which can be expected to continue. Additionally, the high uncertainty in the economy of Argentina makes it difficult to establish objective criteria for refinancing and restrictions of our non-performing loans.

          The level of our non-performing loans has also been negatively affected by the changes in the bankruptcy laws. On February 14, 2002, a law amending certain provisions of Argentina's bankruptcy laws was enacted. This new law established that the debtors have the right to refinance their debts with the financial system. It also establishes that all judicial procedures regarding bankruptcy be suspended until February 1, 2003.

          Our ability to begin making new loans and successfully restructure our increasing non-performing loan portfolio will depend on the evolution of the Argentine economy. We would expect for the foreseeable future to seek to utilize our financial margin to provide us with funds necessary to take additional provisions with respect to our non-performing loan portfolio. We would also expect that new lending for the foreseeable future will consist solely of restructurings of existing non-performing loans or, to a lesser extent, loans adequately secured by highly liquid collateral. The following table sets forth information concerning the level of our non-performing loans:

                                                      Nine-month period ended
                                             --------------------------------------------
                                             September 30, 2002        September 30, 2001         Variation (%)
                                             --------------------    ----------------------      --------------
                                                  (in thousands of constant Pesos)
Loans (before allowances)...............          7,429,310                  14,731,799             (49.6)
Non-performing at beginning of period...            375,464                     514,344             (27.0)
Increase / (Decrease) in NPL............            924,778                     332,305              178.3
Write-offs..............................          (301,182)                   (390,118)             (22.8)
Non-performing at end of period.........            999,060                     456,531              118.8
- With preferred guarantees.............             95,193                     115,471             (17.6)
- Without preferred guarantees..........            903,867                     341,060              165.0
Allowances at beginning of period.......            494,194                     520,516              (5.1)
Provision for loan losses*..............            893,225                     330,121              170.6
Write-offs..............................          (301,182)                   (390,118)             (22.8)
Monetary effect.........................          (469,723)                           0
Allowance at end of period..............            616,514                     460,518               33.9
Non-performing loans / Loans............             13.45%                       3.10%
Allowances / Loans......................              8.30%                       3.13%
Allowances / Non-performing loans.......              61.7%                      100.9%
Non-performing loans with preferred
     guarantees / Non-performing loans..               9.5%                        25.3%

_______________
*   Net of allowances restored to income.


          Our provision for loan losses for the nine-month period ended September 30, 2002 was Ps.893.2 million, a 170.6% increase over the amount of provisions taken in respect of the nine-month period ended September 30, 2001. Our total non-performing loans at September 30, 2002 was 13.45% of our total loan portfolio and 6.38% of our total assets at such date. As a result of continued economic uncertainty in Argentina and its impact on our borrowers, we expect to continue to see an increase in non-performing loans, provisions for loan losses and write offs for full year 2002 and on into 2003. We will seek to manage recoveries and restructurings of non-performing loans so as to maximize financial margin and cover necessary levels of provisions. There can, however, be no assurances that our financial margin will in fact be adequate to cover provisions in future periods.

          Other Income, Net

          Other income (losses), net reflects income from investments in other companies principally those described under "Business -- Investments in Other Companies," loans recovered and other non-operating items. For the nine-month period ended September 30, 2002, we recorded other losses, net of Ps.145.5 million or a 561.8% increase, compared to other income, net of Ps.25.9 million for the nine-month period ended September 30, 2001. This loss increase is due primarily to a Ps.178.8 million loss related to the monetary results originated in operating expenses and other operations.

          Income Tax

          Notwithstanding the loss in income tax recorded by us for the nine-month period ended September 30, 2002, we recorded Ps.10.6 million in consolidated income tax liabilities for the same period, attributable to earnings of our consolidated subsidiaries, which, under Argentine law, are not permitted to be offset by our loss for this period.

Analysis of the Bank's Financial Position

          Our financial position has been materially and adversely affected by the political, social and economic developments that have transformed Argentina since December 2001. The asymmetric pesification of many of our assets and liabilities and the measures taken by the Government to compensate us for the losses created and by us to restore our liquidity have had a deep impact on our asset and liability management and on our ability to adjust interest rates. Our policies and interest rate risk assessment have not been fully adjusted to reflect the circumstances under which we are currently operating.

          Asset and Liability Management

          Our policy on asset and liability management has been to minimize the mismatching of maturities, to maximize our net financial income and the return on assets and equity, and to protect our liquid net worth, taking into account liquidity and foreign exchange risks. Due to the financial crisis in Argentina, this mismatch has increased dramatically. See "Risk Factors Related to the Bank -- Cash Flow Maturity Gaps."

          The Assets and Liabilities Committee (Comite de Activos y Pasivos, or
ALCO), which includes the principal managers of the corporate banking, commercial banking, and planning departments, in coordination with the financial department, is responsible for the design of our funding policy and for weekly funding decisions. The Market Risk Committee (Comite de Riesgos de Mercado, or
CRM), comprised of the principal managers of the financial, risk, planning and corporate banking departments, is responsible for the supervision of our positioning, measurement of related risks and compliance with fixed limits on interest rate risk and liquidity risk. These Committees used to meet at least weekly prior to the economic crisis in Argentina. After the economic crisis and due to the drop in liquidity, deposits withdrawals and the focus of the loan collection, ALCO has been meeting on a daily basis to monitor our liquidity.

          Interest Rates

          Interest rate risk reflects the possibility that our interest margin may diminish as a consequence of the impact that interest rate fluctuations can have on the value of assets and liabilities held at fixed rates, depending on terms to maturity or to rate revision. As a consequence of the economic crisis, the pesification and the public and private sector defaults, a substantial part of our assets is being revaluated based on the CER.

Liquidity and Capital Resources

          Funding

          Traditionally, we had three principal funding sources: customer deposits (consisting of current accounts, savings accounts and time deposits generated by the our branch network), credit lines from banks and multilaterals, and funds obtained through issuances of securities with a medium- or long-term in the international capital markets. Our ability to raise funds in the international bank and capital markets declined substantially at the end of 2001 and during 2002. In recent periods, the Central Bank has been providing short-term liquidity assistance to financial institutions, including us, in the form of loans or rediscounts as described herein, including rediscounts to fund acquisitions of Compensatory Bonds. We have received rediscounts from the Central Bank in the amount of Ps.377 million (accounting for Ps.415 million with accrued interest as of September 30, 2002). In view of that, we had to review our strategy and, as a result, implemented a refinancing strategy to extend the maturity and reduce the interest rate of our outstanding debt. "Business -- New Business Strategy -- Refinancing of Liabilities." Below is a breakdown of our funding at December 31, 2000 and 2001 and at September 30, 2002:

                                                At December 31,                 At September 30,
                                    --------------------------------------      ----------------
                                        2000 (1)              2001 (2)              2002 (3)
                                    -----------------   ------------------      ----------------
                                    (in thousands of      (in thousands of      (in thousands of
                                         Pesos)                Pesos)           constant Pesos)
Deposits (4)..................            7,065,614             6,370,375             5,533,969
Credit Lines (4) (5)..........            1,069,884               676,400             3,654,392

                                       88

Corporate Bonds (4)...........              984,131             1,035,446             3,597,389
Subordinated debt (4).........                                                          605,709
                                    -----------------   ------------------      ----------------
Liquid Net Worth (6)..........              908,554               628,555               670,481
                                    -----------------   ------------------      ----------------
Total Funding.................           10,028,183             8,710,776            14,061,940
                                    =================   ==================      ================

____________________
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A which are controlled by us. Also includes the liabilities of Banco Tornquist through the time of its merger with and into Banco Rio.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(3) Consolidated to include the financial statements of Santander Bolsa, Santander Fondos and Gire S.A.
(4)  Includes accrued interest and exchange differences payable.
(5) Includes credit lines and other borrowings from the Central Bank, other banks and international organizations.
(6) Stockholders' equity less bank premises and equipment, other assets, intangible assets and that portion of investments in other companies consisting of investments in banks and unlisted companies.

          While customer deposits have been the most important part of our funding sources, accounting for 71.7% of total liabilities as of December 31, 2001. After the pesification and the devaluation, as of September 30, 2002, deposits represented 39.1% of our total liabilities. Our deposit base, like those of all other banks in Argentina, has been significantly affected by the various economic plans and regulations implemented by the Argentine Government over the years, as well as by general economic conditions. Following the enactment of the Convertibility Law, our deposit base increased substantially, with the exception that, early in 1995, the deposit base shrank as a result of the Mexican peso crisis. The Asian crisis in October 1997 and the Russian default in August 1998 had no material effect on our level of deposits. See "Argentine Banking System and Regulation." Based on Central Bank estimates, as of December 31, 2001, our market share, in terms of deposits, increased to 8.70% from 8.10% as of December 31, 2000.

          Since early December 2001, Argentine authorities implemented a number of monetary and currency-exchange control measures that include restrictions on the free disposition of funds deposited with banks (corralito) and tight restrictions on the transfer of funds abroad, with certain exceptions for transfers related to foreign trade and other authorized transactions, which are generally subject to prior approval by the Central Bank. On January 7, 2002, the Congress approved the Public Emergency Law, which introduced dramatic changes to Argentina's economic model and amended the currency board that had pegged, statutorily, the Peso at parity with the U.S. dollar since enactment of the Convertibility Law in 1991.

          As of the date of this Offering Memorandum, the corralito have been suspended. For information on the lifting of the corralito see "Risk Related to Argentina -- The stability of the Argentine financial system is at risk -- Deposit Withdrawal Limitations."

          Pursuant to Emergency Decree No. 214/02, the Argentine Government established: (1) the conversion of all U.S. dollars and foreign currency-denominated bank deposits into Peso-denominated bank deposits at an exchange rate of Ps.1.40 per U.S. dollar or its equivalent in other foreign currency and (2) the conversion of all U.S. dollars and foreign currency-denominated debts with the financial system into Peso-denominated debts at an exchange rate of Ps.1.00 per U.S. dollar or its equivalent in other foreign currency.

          As a result, ever since Argentina defaulted on its foreign debt in late December 2001, all traditional sources of financing, especially the external sources customarily relied upon for any significant restoration and comprehensive debt restructuring, have been reduced, and remain at very low levels. For more information, see "Recent Events in Argentina and the Impact on the Bank."

          The following chart shows the breakdown of deposits by currency at December 31, 2000 and 2001 and at September 30, 2002:

                                                               At December 31,            At September 30,
                                                        -----------------------------     ------------------
                                                          2000 (1)      2001 (2) (3)            2002
                                                        -------------  --------------     ------------------
                                                        (in thousands   (in thousands     (in thousands of
                                                          of Pesos)       of Pesos)       constant Pesos)
Peso-denominated (3)
   Checking and Other Demand deposits...............          373,003         549,836              1,392,501
   Savings deposits.................................          802,064         478,415                535,771
   Time deposits....................................          625,504         247,697              1,094,609
   Other............................................           34,166          37,278                 37,642
   Rescheduled (4)..................................               --              --              2,335,926
                                                        -------------  --------------     ------------------
   Total............................................        1,834,737       1,313,226              5,396,449
                                                        =============  ==============     ===================
Dollar-denominated (3)
   Checking and Other Demand deposits...............          127,407         654,194                 70,573
   Saving deposits..................................          662,343       1,565,876                    927
   Time deposits....................................        4,391,583       2,643,619                 64,718
   Other............................................           49,544         193,460                  1,302
                                                        -------------  --------------     ------------------
   Total............................................        5,230,877       5,057,149                137,520
                                                        =============  ==============     ===================
Total deposits......................................        7,065,614       6,370,375              5,533,969

_________________
(1) Consolidated to include the financial statements of Santander Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the liabilities of Banco Tornquist through the time of its merger with and into Banco Rio.
(2) Consolidated to include the financial statements of Santander Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(3) The accrued interest and exchange differences payable are included in each line.
(4) After giving effect to the pesification at a rate of Ps.1.40 per US$1.00. Other entries have been converted at different exchange rates.

          At December 31, 2001, 79.39% of our total deposits were dollar-denominated. Dollar-denominated deposits became an important source of funds for the Argentine financial system after August 1, 1989, when the Central Bank authorized banks to accept demand and time deposits in foreign currency, subject to certain cash reserve requirements. Such deposits were made even more secure with the enactment of the Convertibility Law, which modified the Argentine civil code to provide that debts contracted in a foreign currency could not be discharged with Pesos, thereby requiring banks to use dollars to repay maturing dollar-denominated deposits. Until November 1, 1995, the Central Bank imposed cash reserve requirements with respect to certain types of deposit accounts. Effective November 1, 1995, cash reserve requirements were abolished and replaced with minimum liquidity requirements. See "Argentine Banking System and Regulation."

          Our total Peso-denominated deposits decreased from Ps.1,874.8 million at December 31, 1999 to Ps.1,834.7 million at December 31, 2000 and to Ps.1,313.2 at December 31, 2001. At December 31, 2001, our Peso-denominated deposit accounts consisted of approximately 347,900 checking accounts, 594,900 savings accounts and 7,000 time deposits. Checking accounts, which represented 41.87% of total Peso-denominated deposits at that date, had an average balance of approximately Ps.396.6 million. We pay interest on approximately 10% of these checking accounts. Savings accounts represented 36.43% of total Peso-denominated deposits and had an average balance of approximately Ps.540.0 million for the fiscal year 2001. During the year 2001, the average interest rate paid on peso-denominated savings accounts was 0.23% per month. Time deposits represented 18.84% of total peso-denominated deposits at December 31, 2001. During the fiscal year, the average interest rate paid on peso-denominated time deposits was 0.86% per month. The average term for peso-denominated time deposits is 50 days.

          Total dollar-denominated deposits increased from Ps.4,372.8 million at December 31, 1999, to Ps.5,230.9 million at December 31, 2000 and decreased to Ps.5,057.1 at December 31, 2001. At that date, our dollar-denominated deposit accounts in Argentina consisted of approximately 318,000 sight deposit accounts, 441,000 savings accounts and 71,540 time deposits. Time deposits represented the largest portion of dollar-denominated deposits negative 52.27%, and the average balances of such deposits increased 2.16% from Ps. 4,237.3 million in fiscal year 2000 to Ps.4,329.0 million in fiscal year 2001. The average term for these time deposits at December 31,

2001 was 60 days. During the fiscal year 2001, the average interest rate paid on these time deposits was 0.72% per month.

          Following the establishment of the corralito in December 2001 and the pesification of dollar-denominated deposits in February 2002, and a reduction of our overall level of deposits through June 2002, deposits began to increase since August 2002 although these are almost all Peso-denominated.

          We also fund our operations with credit lines from banks and international agencies. At December 31, 2001, these credit lines amounted to Ps.673.6 million, a decrease of 37.04% from the Ps.1,169.9 million in credit lines at December 31, 2000. As a consequence of the crisis, these interbank credit lines are very limited. These credit lines have traditionally been used in connection with import and export financing activities which declined significantly.

          We have also been able to receive funding in the international financial markets through the issuance of euro-denominated certificates of deposit, corporate debt securities (obligaciones negociables) and medium-term notes. Long-term, dollar-denominated funds raised in the international capital markets are an important part of our funding, with Ps.1,037.9 million of such funds outstanding at December 31, 2001. In December 1993, we issued US$250.0 million of the Existing Notes. Further, as of December 31, 2001, we had issued and outstanding US$350.0 million under a global program and US$1.0 billion, and US$435.0 million under a global program of US$500 million. These sources of funding have enabled us to obtain longer-term financing in dollars. Since a significant part of those liabilities are maturing in 2003, we are currently engaged in discussions with our bank creditors and other lenders seeking to a refinance our liabilities in order to refurnish our maturity and interest rate gaps. See "Business -- Strategy -- Refinancing of Liabilities" and "Risk Factors -- Cash flow and interest rate maturity gaps."

          Liquidity

          The purpose of liquidity management is to ensure that we have available funds to meet our present and future financial obligations and to capitalize on business opportunities as they arise. We require liquid funds in order to honor withdrawals of deposits, to make repayments at maturity of other liabilities, to extend loans or other forms of credit to customers and to meet our own working capital needs. Due to the economic crisis in Argentina, our liquidity was severely affected, specifically during May and June 2002 and we received rediscounts from the Central Bank in the amount of Ps.377 million (accounting for Ps.415 million with accrued interest as of September 30, 2002). During that period, ALCO monitored our liquidity position daily.

          In addition, further to the corralito, on February 3, 2002 the Argentine Government decreed a mandatory rescheduling of deposits held with financial institutions to address in part the liquidity constraints faced by the financial system. See Notes 1.1.f and 1.2.d to the Unconsolidated and Consolidated Unaudited Interim Financial Statements.

          The economic recession and the current crisis of the Argentine financial system have materially and adversely affected our liquidity. To maintain appropriate conditions of liquidity we have taken diverse measures. Among them, we have successfully renegotiated all our external liabilities that have matured in the course of the year 2002. Also, we are negotiating with our foreign creditors, principally our correspondent banks, in order to restructure the terms of our outstanding liabilities with these creditors, and we are effecting this Offer. Lastly, we reinforce the collection of loans efforts and we have suspended practically all new originations of loans. See also Note 1 to our Unconsolidated and Consolidated Unaudited Interim Financial Statements.

          Repricing Opportunities for Selected Balance Sheet Categories

          For any given period, the pricing structure is matched when an equal amount of assets and liabilities mature. Any excess of assets or liabilities results in a gap. A negative gap denotes liability sensitivity and normally means that an increase in interest rates would have a negative effect on net interest income, while a decline in interest rates would have a positive effect. Conversely, a positive gap denotes asset sensitivity and normally means that an increase in interest rates would have a positive effect on net interest income, while a decline in interest rates would have a negative effect. These relationships are as of one particular date only, and significant swings can occur daily as a result of both market forces and management decisions. See "-- Analysis of the Bank's Financial Position -- Asset and Liability Management."

         The following table provides a breakdown of the remaining maturity of our assets and liabilities at December 31, 2001 in an effort to demonstrate the sensitivity of assets and liabilities to interest rate changes:


                                                Over
                                 Overnight    31 days       Over         Over       Total       Over 1
                                      to         to        3 to 6      6 to 12      within      year to        Over
                                   31 days    3 months     months       months     one year     5 years      5 years       Total
                                 ---------    --------   ---------    --------    ----------   ---------    ---------    ---------
                                                                       (in thousands of Pesos)
PESO DENOMINATED
Assets
Loans (1)......................    208,446     26,404     21,465        59,535     315,850       91,869       30,093      437,812
Government and Private Securities        2     14,100          7         1,524      15,633          963           36       16,632
Cash and due from banks........    308,227          -          -             -     308,227            -            -      308,227
Investments in other companies.          -          -          -             -           -            -       48,862       48,862
Bank premises and equipment....          -          -          -             -           -            -      321,716      321,716
Other assets...................    295,146    127,558     43,169        19,635     485,508       40,633       24,417      550,558
                                 ---------    -------  ---------      --------   ----------   ---------    ---------    ---------
                                   811,821    168,062     64,641        80,694   1,125,218      133,465      425,124    1,683,807
                                 =========    =======  =========      ========   ==========   =========    =========    =========
Sources of Funds

Demand and saving deposits (2).  1,028,251          -          -             -   1,028,251            -            -    1,028,251
Time deposits (2)..............    100,855     16,882    120,389        46,849     284,975            -            -      284,975
Other liabilities..............    315,497     81,904      9,493         8,109     415,003        7,870        4,889      427,762
Stockholders' equity...........          -          -          -             -           -            -      (57,181)     (57,181)
                                 ---------    -------  ---------      --------   ----------   ---------    ---------    ---------
                                 1,444,603     98,786    129,882        54,958   1,728,229        7,870      (52,292)   1,683,807
                                 =========    =======  =========      ========   ==========   =========    =========    =========
                                 ---------    -------  ---------      --------   ----------   ---------    ---------    ---------
Liquidity Gap..................   (632,782)    69,276    (65,241)       25,736    (603,011)     125,595      477,416            -
                                 =========    =======  =========      ========   ==========   =========    =========    =========
FOREIGN CURRENCY
DENOMINATED
Assets
Loans  (1).....................  2,022,029    301,724    222,752       406,918    2,953,423   2,303,533      964,637    6,221,593
Government and Private Securities       40      6,199    192,667         1,115      200,021     237,283        1,934      439,238
Cash and due from banks........    986,234          -          -             -      986,234           -            -      986,234
Investments in other companies.          -          -          -             -            -           -        1,502        1,502
Bank premises and equipment....          -          -          -             -            -           -          688          688
Other assets...................    296,995     51,150     13,961        47,224      409,330     197,146        3,753      610,229
                                 ---------    -------  ---------      --------   ----------   ---------    ---------    ---------
                                 3,305,298    359,073    429,380       455,257    4,549,008   2,737,962      972,514    8,259,484
                                 =========    =======  =========      ========   ==========   =========    =========    =========
Sources of Funds

Demand and saving deposits (2).  2,220,070          -          -             -    2,220,070           -            -    2,220,070
Time deposits (2)..............  1,603,979    363,713    551,430       311,315    2,830,437       6,539          103    2,837,079
Other liabilities..............    413,044    214,309    136,538       108,255      872,146     163,246       12,848    1,048,240
Corporate bonds................          -    298,004    333,576       250,896      882,476      51,024      101,946    1,035,446
Stockholders' equity...........          -          -          -             -          -            -     1,118,649    1,118,649
                                 ---------    -------  ---------      --------   ----------   ---------    ---------    ---------
                                 4,237,093    876,026  1,021,544       670,466    6,805,129     220,809    1,233,546    8,259,484
                                 =========    =======  =========      ========   ==========   =========    =========    =========
Liquidity Gap..................   (931,795)  (516,953)  (592,164)     (215,209)  (2,256,121)  2,517,153    (261,032)           -
                                 =========    =======  =========      ========   ==========   =========    =========    =========

________________

(1) Under Decree No. 214/2002 dated February 3, 2002, in the case of loans to be settled in installments, the debtor will continue paying in pesos an amount equivalent to that of the last installment over six months as from the date when the above Decree came into effect. After this period, the debt will be rescheduled. In the case of other loans, other than that related to credit card balances, the debtor will be granted a six-month term to pay. This table does not consider the above rescheduling.
(2) Under Communication "A" 3467 of the BCRA, the return of deposits was rescheduled taking into account the currency, the type of account, and the amount deposited. Such rescheduling was not considered in the tranche breakdown of this table.

          The mandatory asymmetric pesification and related measures had a material impact on our ability to keep our pricing structure matched. Financial institutions now operate in a regulated environment and have restrictions with respect to their ability to reprice their assets and liabilities freely. Our pesified liabilities as of February 3, 2002 had an interest rate capped at CER plus 2% and pesified loans have a maximum interest rate of CER plus 7%. We anticipate significant distortions in our pricing structure for any period on or after January 1, 2002. Our ability to correct those distortions is directly linked to developments affecting the Argentine economy.

          Capital Expenditures

          Since the beginning of 2001, we have made no new significant investments, and have been limited to making small maintenance investments. We have not carried out significant divestitures during the last three years.

Capital Resources

          Stockholders' Equity

          Set forth below is financial information concerning our stockholders' equity for each of the years ended December 31, 1999, 2000 and 2001. Developments that have adversely affected the Argentine economy since January 2002 have also had a material adverse effect on our operations and have resulted in a decrease in our stockholders equity. The historical financial information included herein may not fully reflect the impact of such developments. Due to the continued deterioration of the Argentine economy and the impact of such deterioration on our customers and, as a result, of our prospects and financial condition, investors should assume that our current financial condition as of the date hereof may be less secure than that reflected in the financial information included herein.

          Our stockholders' equity was Ps.1.1 billion at December 31, 2001, a decrease from Ps.1.3 billion at December 31, 2000, as compared to Ps.1.2 billion at December 31, 1999. Our ratio of tangible stockholders' equity to total assets decreased from 9.34% at December 31, 1999, to 9.01% at December 31, 2000 and increased to 10.32% at December 31, 2001, as a result of earnings and losses plus stockholders' equity (less dividends paid) either increasing or decreasing at a higher rate than total assets. Our "Stockholders' Equity" is comprised of "Capital Stock," "Non Capitalized Contributions," "Adjustments to Stockholders' Equity" resulting from accounting for inflation in accordance with Argentine Banking GAAP, "Earnings Reserved" ("Legal and Other Reserves") and "Unappropriated Earnings" (retained earnings less the earnings reserved).

          The changes in stockholders' equity for fiscal years 1999, 2000 and 2001 reflect net income of Ps.119.2 million, Ps.207.6 million and net loss of Ps.10.2 million, respectively, reduced by the payment of cash dividends of Ps.30.3 million, Ps.35.7 million and Ps.62.3 million, respectively. In the fiscal years 1999, 2000 and 2001, Ps.20.2 million, Ps.23.8 million and Ps.41.5 million, respectively, were transferred from unappropriated earnings (retained earnings) to legal reserves. In fiscal year 2000, stockholders' equity increased by Ps.17.3 million due to the incorporation of Banco Tornquist. In fiscal year 2001, stockholders' equity decreased by Ps.38 million due to the distribution of the irrevocable contribution received on July 31, 1996.

          "Adjustments to Stockholders' Equity" reflects the restatement of "Capital Stock" in equivalent purchasing power. The "Capital Stock" account generally maintains its nominal value at each balance sheet date. In fiscal year 2000, due to the merger with Banco Tornquist, capital stock increased by Ps.11.5 million to Ps.346.7 million at December 31, 2000 and 2001. The Central Bank requires that 20% of a bank's annual net income be added to its legal reserve, which is reflected in "Earnings Reserved." "Earnings Reserved" also includes other reserves (primarily voluntary reserves), from which we cannot pay dividends. "Earnings Reserved" are unrelated to our allowances for loans.

          Capital Adequacy

          Following the criteria set forth in the directives of the Basle Committee for the Supervision of Banking Practices in July 1991, the Central Bank substantially amended its capital adequacy guidelines. Under these guidelines, banks are required to have specified levels of capital based on a percentage of the value of its non-liquid assets and the risk-weighted value of its financial and other liquid assets. See "Argentine Banking System and Regulation."

          The table below sets forth our capital, calculated pursuant to Central Bank requirements and Central Bank minimum capital requirements in effect at December 31, 1999, 2000 and 2001:

                                                                  December 31,
                                                --------------------------------------------------
                                                   1999 (1)          2000 (2)         2001 (3)
                                                ---------------   ---------------  ---------------
                                                             (in thousands of Pesos)
Central Bank minimum capital requirements

      Allocated to loans, other receivables
      and other assets and guarantees given....        698,900           863,594          785,642
      Allocated to fixed assets................         58,831            60,543           63,706
      Allocated to market risk value...........          2,348             9,148            3,173
      Allocated to interest rate risk..........          6,887             6,103            6,648
                                                ---------------   ---------------  ---------------
      Central Bank minimum capital requirements        766,966           939,388          859,169
                                                ===============   ===============  ===============

Bank capital calculated under Central Bank
Requirements
      Core capital.............................      1,086,411         1,138,342        1,076,559
      Supplemental capital.....................        124,135           204,225           11,505
      Deductions...............................       (68,425)          (61,697)         (80,409)
      Additional integration market valuation..          5,813               579          (6,554)
      Bank capital calculated under Central....
                                                ---------------   ---------------  ---------------
      Bank requirements........................      1,147,934         1,281,449        1,001,101
                                                ===============   ===============  ===============

Excess capital over required capital..........         380,968           342,061          141,932
                                                ===============   ===============  ===============

_______________
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the result of operations and average balance sheets of Banco Tornquist through the time of its merger with and into the Bank.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.

                                    Business

History

          We were created in 1908 in the city of La Plata, the capital of the province of Buenos Aires, as an insurance company under the name of Rio de la Plata Compania de Seguros Contra Incendios. As banking transactions in Argentina increased during the 1930s, the insurance company expanded its activities to banking operations in 1932 under the name of Banco de Creditos y Seguros Rio de la Plata S.A. In 1935, our name was changed to Banco Rio de la Plata S.A., and the insurance activities were transferred to a separate company.

          Carlos Perez Companc acquired over 90% of our shares in 1960, and held the position of Chairman of the Board of Directors until his death in 1977, when he was replaced by his brother, Jorge Gregorio Perez Companc. Jorge Gregorio Perez Companc held this position until his resignation following the acquisition, or the Acquisition, as further described below. In 1964, we acquired Banco del Este, a Uruguayan bank with a branch in Buenos Aires. Banco del Este subsequently merged with and into us in 1968. In 1968, we moved our headquarters from the city of La Plata to the city of Buenos Aires. Our principal executive office is located at Bartolome Mitre 480, Buenos Aires, Argentina (1036). Our main telephone number is 54-11-4341-1000.

          We acquired Banco Delta S.A., a local commercial bank, in 1981, which marked the beginning of a period of sustained growth that involved the acquisition of branches of Banco Rural S.A., Banco Espanol S.A. and Banco Comercial del Norte S.A. Between 1985 and 1987, we acquired another local commercial bank, Banco Ganadero Argentino S.A.

          Since the late 1970s, we opened a branch in Panama, an agency in New York and a representative office in Paris. In 1987, we, together with certain of our shareholders, established Riobank in the Cayman Islands, acquiring the other shareholders' 70% equity interest in 1996. In 1996, we opened a representative office in Sao Paulo, Brazil, to support our relationships with corporations and correspondent banks operating in the Mercosur area. We closed our New York agency in December 1997.

          On May 26, 1997 and June 26, 1997, Jorge Gregorio Perez Companc and Maria Carmen Sundblad de Perez Companc, or the Perez Companc Family, and Sudacia, then holders of an aggregate of 78.93% of our capital stock and 91.50% of our voting stock, entered into agreements, or the Acquisition Agreements, with Santander Investment S.A., or Santander Investment, and Banco Santander S.A., a Spanish corporation (sociedad anonima), or Banco Santander, which resulted in the transfer on August 22, 1997 of 105,180,556 Class A Shares to Santander Investment, representing 35.06% of the capital stock and 51% of our voting stock.

          As provided in the Acquisition Agreements, we entered into a management agreement with Banco Santander (the "Management Agreement"). See "Major Shareholders and Related Party Transactions" for a further description of these agreements.

          On June 26, 1997, we sold our direct and indirect equity participation in Compania Rio-Citi, Siembra AFJP S.A., Siembra Seguros de Retiro S.A. and Sur Seguros de Vida S.A. (collectively, the "Rio-Citi Group") to Citicorp Pension Management Company Limited, Citicorp Banking Corporation and other related companies for an aggregate amount of U.S.$229.0 million. This transaction resulted in a gain of approximately Ps.154.4 million for us in fiscal year 1997.

          In October 1997, 84,640,000 of our Class B Shares entitled to one vote per share, par value Ps.1.00 per share (the "Class B Shares"), were offered to the public in and outside Argentina (the "Combined Offering") by Sudacia and the Perez Companc Foundation, or the Foundation.

          Pursuant to the Acquisition Agreements, Sudacia, Banco Santander and Santander Investment also agreed to effect the merger of Santander Argentina with and into us (the "Merger"). The Merger was consummated on October 15, 1998 and, at such time, became retroactively effective as of January 1, 1998 under Argentine GAAP. See "Selected Consolidated Financial Information of the Bank -- Presentation of Financial Information -- Accounting for the Merger." The Merger resulted in the issuance of 35,267,675 Class B Shares in exchange for all of the shares of common stock of Santander Argentina, par value Ps.0.01. In connection with the Merger, we acquired 99.99% of the capital stock of Santander Fondos, a subsidiary that manages and administrates mutual funds and that subsequently merged with Geinver. We also acquired 99.96% of the capital stock of Santander Sociedad de Bolsa, an investment banking subsidiary that subsequently merged with Rio Valores.

          On September 25, 1998, Sudacia transferred all of its Class A Shares and Class B Shares to BRS Investments S.A. ("BRS Investments"), a company that is wholly owned by the Perez Companc Family and initially formed to hold these shares.

          On April 17, 1999, Banco Santander merged with Banco Central Hispanoamericano S.A. ("BCH"), and the surviving corporate entity is SCH. References to "Banco Santander" herein means Banco Santander S.A. of Spain if it refers to the period of time prior to the merger with BCH, and SCH if it refers to the period thereafter.

          Prior to the merger, BCH owned 50% of the shares of Banco Tornquist and approximately 9.90% of the shares of Banco de Galicia y Buenos Aires S.A., each of which is an Argentine commercial bank. On May 3, 1999, Banco Santander acquired a Chilean company, which owned the remaining 50% of Banco Tornquist. After that acquisition, SCH owned 100% of Banco Tornquist.

          Our merger with Banco Tornquist became final on June 30, 2000, and was retroactive to January 1, 2000. All Banco Tornquist business outstanding as of such date was discontinued. The merger of Banco Tornquist with and into us, and the accompanying dissolution of Banco Tornquist, was registered with the Inspeccion General de Justicia (the Argentine Governmental regulatory agency of corporations) on July 13, 2000. Our merger with Banco Tornquist was authorized by the Central Bank on March 9, 2000.

          In addition, as a result of the merger, we hold 58.33% of the capital stock and votes of Gire S.A.

          On December 12, 2000, the Foundation entered into a contract with Merrill Lynch International, London ("Merrill") to sell to Merrill all of the 24,999,998 Class B Shares owned by the Foundation. On the same date, the Perez Companc Family entered into a separate contract with Merrill to transfer to Merrill all the 36,730,452 Class A Shares and 2,539,000 Class B Shares owned by it indirectly through BRS Investments through the sale of BRS Investments to Merrill. The sale of BRS Investments was consummated on December 18, 2000. The Foundation sale was consummated on February 8, 2001. On January 2002, as a result of the exercise of these options, Banco Santander held, directly and indirectly through other entities of the SCH Group, Class A and Class B Shares representing 98.85% of the stockholders equity and 99.24% of the our voting capital.

          On June 21, 2000, the Santander Central Hispano group, or the SCH Group, launched a public tender offer in Argentina and the United States for our shares and American Depositary Shares, for a total of 94,666,698 Class B book-entry shares, each with a face value of Ps.1.0 and each entitling its holder to one vote, representing 28.24% of the Bank's capital stock. This public tender offer closed on July 20, 2000; 88,830,009 Class B shares were tendered, resulting in the exchange of our shares representing 26.50% of our capital stock, which corresponds to 9.80% of the votes for shares in Banco Santander Central Hispano S.A., or SCH. The exchange ratio was five SCH shares for every seven of our shares.

          At our shareholders' meeting held on April 27, 2001, the shareholders agreed to delist the ADRs from the New York Stock Exchange (the "NYSE") due to the small number of holders and the low volume traded. On November 1, 2001, we Bank announced that our ADRs would be delisted from the NYSE. On December 14, 2001, our ADRs were suspended and delisted from the NYSE, as instructed by the Commission.

          On January 3, 2002, our controlling shareholders and Origenes Vivienda y Consumo Compania Financiera S.A., a financial institution (formerly Origenes Vivienda S.A., a company fully and indirectly controlled by SCH Group), signed an agreement to merge the two companies. Pursuant to that merger agreement, Origenes Vivienda y Consumo Compania Financiera S.A. would be merged into us and all transactions were absorbed by us. In connection with the merger we entered into an asset sale agreement with Origenes Vivienda y Consumo Compania Financiera S.A. pursuant to which we acquired their Ps.179 million loan portfolio at book value net of allowances.

The effects of this merger are retroactively effective for legal purposes as of January 1, 2002, upon approval by the related supervisory authorities.

          In January 2002, we sold to Santander Overseas Bank Inc. our 100% equity interest in Santander Riobank (Grand Cayman). The price of this sale was set on the basis of a valuation made by an independent third party and did not give rise to any significant gain or loss.

          We are one of the largest private-sector financial institutions in Argentina with consolidated assets of Ps.9.9 billion, loans (net of allowances) of Ps.6.9 billion, deposits of Ps.6.4 billion and stockholders' equity of Ps.1.1 billion at December 31, 2001. This compares to consolidated assets of Ps.15.7 billion, loans (net of allowances) of Ps.6.8 billion, deposits of Ps.5.5 billion and stockholders' equity of Ps.1.5 billion as of September 30, 2002. For the last few years, we have been operating in an economy that, as described herein, is experiencing significant economic difficulties, most recently with high inflation and the significant financial instability of the Argentine Government, private corporations and businesses and individuals. As a result of the general recession throughout 2001 and increasing financial instability throughout the year, for fiscal year 2001 we had a net loss of Ps.10.2 million and for the first nine months of fiscal year 2002 we had a net loss of Ps.873.6 million. Based on net income, for the fiscal year 2001, we had a negative return on average equity of 0.78% and a negative return on average assets of 0.08%. Based on net income, for the fiscal year 2002, we had a negative return on average equity of 46.77% and a negative return on average assets of 5.95%. We had a market share of 8.0% in terms of total loans (gross of allowances) and 8.7% in terms of total deposits in the Argentine financial system at December 31, 2001 and we had a market share of 8.0% in terms of total loans (gross of allowances) and 8.3% in terms of total deposits in the Argentine financial system at December 31, 2002. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General."

          We channel our services through one of the widest branch networks in Argentina. As of December 31, 2002, it was comprised of 209 branches in real time connection, 67 of which are located in Buenos Aires and the remaining 142 branches are distributed among 20 of the 23 Argentine provinces. We also have 502 automated teller machines, or ATMs, 557 self-service information terminals, 41 customer service positions at companies and 59 customer service positions in public places, a telemarketing center, phone banking and access through the Internet. We are headquartered in the city of Buenos Aires.

          Traditionally, we have engaged in a wide variety of commercial and investment banking activities and related financial services directed towards large corporations, small- and medium-sized companies, and individuals. Our commercial banking activities include making personal and corporate loans, taking deposits, and issuing credit and debit cards and overdraft facilities. Due to the recent events in Argentina, we have not been engaged in lending activities. We also have been engaged in investment banking and project finance. In addition, we develop and sell mutual funds, market and sell insurance products, and provide foreign trade financing and other transactional and cash management services to our customers.

          We have historically been one of the leading corporate banks in Argentina and have utilized our strong relationships with our corporate customers to increase expansion into the consumer and middle markets. Over the last several years, and in response to the significant political and economic changes in Argentina, we have begun to emphasize our consumer business and have sought to build our middle market business.

          During 2001 and 2002, the aggregate gross Argentine public debt grew significantly, and as of September 2002, was estimated at US$130 billion. The default on payments of the Argentine external debt and the restrictions on the withdrawal of bank deposits further contributed to the recession in Argentina. The measures adopted by the Argentine Government have significantly diminished the confidence of depositors and investors in the financial institutions, and in the financial system in Argentina as a whole. As a result, depositors withdrew a large amount of funds from banks, including ours, and during the first six months of 2002, refrained from making further deposits of funds. Recently, we have experienced an increase in the number of deposits.

          Due to the crisis, most of the banks have ceased to disburse funds under new loans and are instead focusing their efforts on collecting funds in order to pay their depositors. The lack of foreign and domestic credit has aggravated the liquidity crisis in Argentina. The devaluation of the Peso, along with exchange controls preventing conversion of Pesos into U.S. dollars, has significantly weakened the Argentine economy and the Argentine Government's capacity to create conditions for economic growth.

          Our business activities have substantially diminished compared to December 2001 in light of the liquidity crisis and economic and political environment in Argentina. Since that date, we have suspended most new loans, have encountered difficulties obtaining new deposits compared to prior years, and have decreased the sales of financial products. Despite our efforts to proactively reinforce credit risk controls by strengthening credit approval and follow-up and recover processes, the asset quality of our loan portfolio will continue to deteriorate. As discussed in this Offering Memorandum, we are beginning to renew our lending activities, initially with small loans to individuals for purchases of automobiles and other consumer goods but expect to continue maintaining ample liquidity and decreasing exposure to the government sector in order to protect shareholders' and depositors' equity and interests.

New Business Strategy

          Our business strategy is being developed and refined in reaction to the current events in Argentina, as further described in "Recent Events in Argentina and the Impact on the Bank." As a result, our ability to achieve financial stability will depend in large part on further developments in the Argentine economic and political situation, as well as the reaction of our traditional customer base to these developments.

          Background

          As described herein, Argentina is currently involved in one of the worst political and financial crises in its history. The actions taken by the Argentine Government, starting in December 2001 with the default on its external debt, have had a number of macroeconomic effects, including a significant reduction in real GDP, which is likely to be more than 15% in 2002 and a major decrease in the size of the Argentine economy measured in U.S. dollars of over 61%. These conditions have been accompanied by a number of microeconomic effects that have had a negative impact on us and our ability to operate, including the pesification of our assets and liabilities and a major increase in the quantity of our non-performing corporate and, to a lesser extent, individual loans and resulting loan loss provisions and a decrease in the our liquidity in 2002. See "Selected Statistical Information -- Credit Approval Process and Loan Provisions."

          We are currently operating in an environment of substantial legal and economic uncertainty. The current Argentine Government has imposed exchange and capital controls, has enacted changes to the bankruptcy laws and is readjusting tax and other legislation. While the Argentine Government has reached an agreement with the IMF, there can be no assurance that Argentina will be able to comply with IMF requirements pursuant to the agreement. The political situation itself is uncertain given that the current Argentine government is in fact an interim government. The next presidential elections in Argentina are scheduled to be held in April 2003, with the new administration scheduled to take office on May 25, 2003. While the economic situation has somewhat stabilized since August 2002 and, among other things, deposits have started to increase, uncertainties regarding the Argentine Supreme Court's assessment of the constitutionality of the pesification and other actions taken by the current Government and the absence of any major candidate or political party having articulated a credible program for dealing with the current situation continues to threaten the restoration of confidence necessary to ensure economic stability in Argentina.

          Impact of Recent Situation

          Despite the foregoing trends, since mid-2002 the Argentine economy has shown signs of limited stability. We believe that overall liquidity in the financial system has experienced a slight recovery, the amount of new emergency credit lines for the liquidity shortfall granted by the Central Bank has declined significantly in the last four months, the decline in sight deposits has ceased and overall deposits grew approximately 5% for the second half of 2002. As of December 31, 2002, the cumulative retail inflation for the year, as measured by the Indec, was 41.0% and exchange rate appreciation of the U.S. dollar relative to the Peso was 236%. Since May 2002, inflation has showed signs of slowing, with the official exchange rate remaining constant at around Ps.3.60 to the U.S. dollar up to November 2002 and declining to approximately Ps.3.35 to the U.S. Dollar at year end.

          We believe that our ability to pay our obligations to the holders of our indebtedness, including the holders of the Existing Notes, as well as our overall profitability will depend on a number of variables, including the recovery of the financial system in Argentina, the rescheduling of our own indebtedness, the reaction of our traditional customer base to these developments, the policies to be articulated in connection with the upcoming changes in Government in 2003, the continuation of financial support from the IMF and the resolution of discussions with other multilateral creditor agencies or other creditors of Argentine debt. Due to the current economic crisis in Argentina, we do not expect to generate significant earnings over the next few years as we seek to restructure our assets and liabilities and refocus our business. We have determined to pursue a business strategy of dealing with the "Old Bank" and our portfolio of non-performing loans and expense items, and seeking to establish a "New Bank" more focused than in the past on fees earned from the provision of a number of transactional services, selective lending and cost reductions.

          New Focus on Fee-Based Transactional Business

          To provide revenue, we expect to expand and increase our offerings of financial products and services that generate fees. We have been carrying out a systematic reevaluation of opportunities in Argentina designed to maximize revenue growth in areas in which we have perceived strengths. We are actively seeking to utilize our extensive branch network and electronic systems to increase the array of products and services we may offer and are currently focusing on a number of areas with the greatest perceived potential for growth, including the transaction business (cash management, incentives to use of credit cards), international trade activities (including promoting the use of payment and collection systems), continued sales of insurance through our agency and brokerage agreements with third party insurance companies, an expansion of our foreign currency business (consisting principally of sales and wire transfers), and other fee-based treasury activities. We will seek to improve the level of fee revenue to cover more than a 100% of operating expenses and to do so, we expect to identify additional sources of fee-based revenue and will seek to refocus the "New Bank" on a transaction-oriented business model designed to produce revenue through the provision of value-added products and services rather than the risks associated with new lending.

          We believe that the uncertain financial condition of the financial markets in Argentina and the likely difficulties that would be encountered in making and collecting on any new loans preclude any significant new lending activity. We will continue making certain short-term loans on a selective basis, subject to our liquidity, to certain of our customers primarily when we believe that such loan will generate other fee-business for us. Nevertheless, under the current economic and political environment, despite the recent increase in deposits, we do not project that we will at any time in the near future begin again making significant corporate or individual loans in Argentina.

          Increased Efforts to Contain Costs

          We have been actively seeking to reduce costs and enhance profitability. Measures adopted by us include a reduction of 65 branches, primarily in the Buenos Aires region, that have low potential for significant deposit growth and fee-related business, and a reduction of 91 in the number of automated teller machines maintained and serviced by us. To further control costs, we have also reduced the overall number of personnel from 4,770 at December 31, 2001 to 3,832 at September 30, 2002, not only in the number of personnel related to closed branches but also in other areas. Finally, we are in the process of seeking to optimize physical resources to further control costs and enhance profitability.

          Refinancing of Liabilities

          Since early 2002, we have been engaged in restructuring of our principal debt, including our external indebtedness. During 2002, we concluded negotiations with 46 international banks in three different transactions arranged by Bank of America, made partial ratable up-front cash payments and renewed (i) US$300,000,000 U.S. commercial paper program with a new one-year maturity and a reduced aggregate principal amount of US$270,000,000, (ii) US$190,000,000 of a US$200,000,000 series of one-year floating rate notes with a new one-year maturity, and (iii) US$128,250,000 for an existing US$135,000,000 U.S. commercial paper facility with a new one-year maturity. We will try to restructure each of the three facilities, together with other liabilities (including the Existing Notes) totaling in excess of US$850 million before the end of first semester in 2003, with an objective of significantly lengthening the overall maturities of the relevant indebtedness to be able to allow us to meet our obligations thereunder and to reduce significantly the cost of these liabilities in line with the LIBOR rate we will be receiving on our assets, particularly on all Government Securities that account for almost 70% of our dollar-denominated assets. We believe that the success of any restructuring will depend on the willingness of the holders of the Existing Notes to accept the exchange described in this Offer and that failure on the part of the holders of the Existing Notes to accept these offers will call into question our ability to achieve financial stability.

          Pursue Selected Lending

          Since late 2001, we generally have refrained from making new loans due to the uncertainty surrounding the economic crisis in Argentina. In recent months, we have been evaluating lending opportunities in Argentina and in November 2002 we determined to begin making loans to individuals for personal purposes, including acquiring automobiles and other consumer products on a very selective and limited basis. We do not foresee making significant commercial loans for the foreseeable future. While we will continue to monitor credit and other developments in Argentina, there can be no assurances when, if at all, we will recommence large scale lending consistent with past practices.

          Pursue Recovery of Assets

          As of the date hereof, we estimate that approximately 28% of our private loan portfolio is currently non-performing due to the financial instability of our borrowers resulting from the continued economic crisis in Argentina. Increases to our loan loss provision since December 31, 2001 have been in excess of Ps.750 million, representing an increase of over 321% and 344% from the aggregate level of provisions in 2000 and 2001, respectively. While there has been a lessening of inflation, inflation still persists at an extremely high level compared to that prior to the government's default and other actions earlier in 2002. In addition, the full impact of the economic crisis has not been addressed by the borrowing segment of the economy and we expect that the level of non-performing loans and need for loan loss provisions will continue throughout 2002 and into 2003. We believe that a significant portion of our non-performing loans in our loan portfolio may be unrecoverable, either due to decreases in the value of collateral and guarantees for particular loans and/or difficulties in collecting on collateral or on borrower obligations due to changes in Argentina's bankruptcy laws. To help maximize recoveries, we have increased the number of personnel focused on the restructuring and recovery efforts and expect that additional personnel may be refocused accordingly in the near term. As we do not expect to generate significant earnings for the foreseeable future, our strategy, in part based on our increased recovery and management efforts, will be to allow gross interest earnings and recoveries to cover the impact of additional provisions on the loan portfolio.

          Manage Need for Assistance

          In July 2002, we were required to manage our liquidity shortfalls with assistance from the Central Bank. Rediscounts consisting of secured advances from the Central Bank collateralized by guaranteed loans held by us totalled Ps.415 million in September 2002, corresponding to 2.2% of the total amount of advances granted in response to circumstances of illiquidity and rediscounts, given by the Central Bank in Argentina. While we have complied with all requirements imposed on financial institutions by the Central Bank for receiving and maintaining rediscounts, there can be no assurances that the Central Bank will provide us with any financial or other kind of assistance in the future.

          Also during 2002, SCH agreed to subordinate approximately US$161.5 million of its outstanding loans to us, which were outstanding prior to the beginning of the economic crisis in Argentina. Holders of the Existing Notes and any New Notes should not expect SCH to provide any further financial support.

          Business Operations

          Prior to the recent events in Argentina, we have engaged in a wide range of wholesale, commercial, mortgage and individual lending and related financial services businesses, including securities brokerage, trade finance, foreign exchange and asset management activities. In light of the current economic situation in Argentina, we do not see the ability to engage in any significant new lending activities in Argentina and are experiencing patterns of deposits by customers that are markedly different from trends in prior periods. We expect that in the near future we may not be able to adhere to the historic model of business and may not be in a position, due to loan loss provisions associated with our loan portfolio and other circumstances, to generate any significant net income. As a result, we are currently refocusing the Bank into new businesses, including fee generating activities, and utilizing our financial margin from our existing portfolio of loans to cover restructuring charges and any additional loan loss provisions that may be necessary. See "New Business Strategy." Therefore, the description of our business below may change in the future.

          We are engaged in commercial banking, investment banking and other financial activities directed towards our three major customer segments: consumer, middle market and corporate. Commercial banking activities include the provision of traditional banking products and services such as deposit-taking, lending (including overdraft facilities), promissory notes, bill discounts, personal loans, secured loans (including mortgages and chattel mortgages), credit lines for financing foreign trade and investment projects, and non-credit services to large corporations, small- and medium-sized companies and individuals. Whereas, traditionally, we have offered short- and medium-term loans denominated in Pesos and U.S. dollars, with the recent economic crisis in Argentina, we have not been involved in such activity.

          Investment banking activities, on the origination side, are directed primarily toward our governmental, corporate and middle-market clients and, on the distribution side, to institutional investors with whom we have established relationships, as well as individual investors. Our activities include merger and acquisition advisory work, debt and equity underwriting, and securities sales and trading.

          Our other financial activities include the issuance of credit and debit cards, including Visa and American Express, the development and sale of mutual funds, the marketing and sale of insurance products, and the provision of foreign trade products and certain other transactional and cash management services.

          Commercial Banking

          The commercial banking business unit provides a wide range of financial products and services to individuals and middle-market businesses. It has been traditionally an important area of funding for us in the generation of interest and fee income, but, as a reaction to the economic crisis in Argentina, we are refocusing our strategy on fee generation activities and reduced dramatically our lending-related activities.

          The existence of more stable economic conditions following the implementation of the Convertibility Plan resulted in substantially increased loan demand from the consumer- and middle-market sectors, increased availability of credit, lower interest rates and longer credit terms for loans. Through our extensive distribution network, our commercial banking unit serviced more than
1.25 million customers as of December 31, 2001. Approximately 66.69% of our total U.S. dollar-denominated deposits and 63.58% of its total Peso-denominated deposits were attributable to this unit as of such date. As a result of the repeal of the Convertibility Law and diminished depositors' confidence in Argentine financial institutions, we, like most Argentine financial institutions, have seen a dramatic decrease in deposits. Since August 2002, there has been a slight increase in our deposits.

          We channel our services through one of the widest branch networks in Argentina. We are comprised of 209 branches in real time connection, 67 of which are located in Buenos Aires, and the remaining 142 branches are distributed among 20 of the 23 Argentine provinces. We also have 502 ATMs, 557 self-service information terminals, 41 customer service positions at companies and 59 customer service positions in public places, a telemarketing center, phone banking and access through the Internet.

          Innovation and segmentation are combined to respond to the various needs and lifestyles of our customers. Personalized and tailored customer assistance provided by the "RIO Infinity" product line is recognized in the market. Through exclusive publications for customers of each group, we have maintained our ability to promote and sell products and services that are advantageous to customers and that have been specially selected. This strategy adds value to our services and stimulates cross sales.

          The "SuperCuenta" product line, the first account that rewards savings in cash, has consolidated as market model. Under its three models, designed to tailor cost and functionality to the specific characteristics of each segment, SuperCuenta has enabled growth in mortgage loans, collateral loans and insurance, affirming our "long-term relationship" marketing strategy. In 2001, we doubled our efforts to grow in the salary account in the consumer segment.

          The bank insurance concept (sale of insurance products to our customers through our own channels) has maintained its steady growth as compared to prior years, as it grew by 20% in 2001 as compared to 2000, both in terms of commissions and policies. Commission income exceeded Ps.40.0 million, which enabled an improvement in the efficiency ratio (commission/expenses). We sell insurance policies mainly to individuals.

          Over the year 2001, insurance products were incorporated into RIO Home Banking, which placed us as one of the few institutions, including insurance companies, that allows its customers to purchase coverage through insurance. Our customers also have access to any information about the purchased insurance (i.e. coverage, due dates, payments, etc.).

          The mortgage loan product line, "Super Hipoteca," was offered successfully until the end of 2001, when it was suspended. From the year 2000, the products benefited from the "Super Recompensa," which contains compliance incentives and functions as a powerful tool for customer-loyalty building and cross sales. Under this program, customers with a good credit record who hold Infinity or SuperCuenta accounts were awarded a discount covering a portion of the loan's installment. As of December 31, 2001, there were more than 34,000 loans for an aggregate of Ps.1.07 billion.

          Small- and medium-sized companies were seriously affected by the economic crisis in Argentina. We have more than 25,000 small- and medium-sized companies as customers, which led us to implement efforts to enable such small- and medium-sized companies to continue operating despite decreased sales and restricted access to credit. In 2001, we continued training our company account officers to achieve a high degree of specialization and innovation to evaluate solutions to the different issues affecting our customers created by the economic crisis in Argentina.

          Day-to-day business transactions can use the support of Cuenta Comercio, which was created as an overall response to usual business operations, including automatic crediting of payments related to credit cards and permanent services. In mid-2001, we developed the special checking account to enable companies to continue with the operations they conducted through their savings accounts.

          The group of automatic banking tools exclusively available for companies is called "Super Banca Facil Empresas." Any company that is our customer may have access to the following products, according to their business methods: "Net Banking" and "RIOself Empresas."

          "Net Banking" enables customers to access and manage their accounts, investments and loans, make payments through transfers and receive information from any computer. Security and confidentiality of the data is assured through state-of-the-art encrypting technology. The service is free, and companies that do not have an Internet connection can obtain access to the service through Infovia.

          "RIOself Empresas" is a service provided through self-service terminals that are located at our branches and at RIO24 areas. They operate daily from 7 a.m. to 9 p.m. and accept deposits, payments, investments, requests and account inquiries. Companies may operate with these channels only or supplement them with other channels. For example, they may request a checkbook through RIOself and then authorize the transactions by calling RIOline (phone banking) or by visiting Net Banking (through the Internet).

          To achieve a quicker response, we have a credit analysis process, "CPP" or small loan central, which enables an overnight response to a large number of applications from our company customers. Small businesses, service companies, industrial customers and agribusinesses are generally assisted by qualified professionals who focus on listening and sharing information to obtain the best results for each customer's needs.

          "Super Agro" is a full line of products and services offered to agricultural customers, focused on production growth. Although we have branches located in rural areas, their activities have been suspended due to the financial crisis in Argentina.

          Corporate and Investment Banking

          Corporate and Investment Banking is our business unit that provides commercial and investment banking services to large corporations, public-sector institutions and other financial institutions. We are the leader in the Argentine financial system in the provision of services to large corporations, as a result of our experience and high financial capacity.

          Corporate and Investment Banking offers services in the following areas:

          o    corporate financing;

          o    investment banking;

          o    transactional services;

          o    custody; and

          o    foreign trade.

          Four specialized units per activity sector are responsible for covering the requirements of the different Corporate and Investment Banking customers, which are: (i) manufacturing industries, (ii) primary industries,
(iii) consumption industries and (iv) public sector and financial institutions. In the case of investment banking, there is a unit in charge of providing mergers and acquisition advice, capital and debt issuance and investment project financing advisory services.

          During 2001, trust activities expanded. The growing need to structure more complex financing and security transactions allowed us to consolidate as the leading provider of these services, and we were able to take advantage of the related benefits therefrom, such as commission and financing margin in the Argentine markets. We are known for our experience as a reliable "third party" rendering fiduciary services, which provide protection and security to complex transactions. In 2001, we participated in the most important security trusts organized in Argentina, and had a very important role in agreements with Swiss Medical, Mastellone, Aguas de Campana and Riverview, among others.

          Furthermore, we have participated in more than 90 agreements related to registration and payment agencies, in the capacity of transfer agent and representative of the trustee in Argentina.

          Our custody area provides settlement, income collection, advising and legal and tax advisory services. We are also one of the main custodians for equity securities in Argentina in terms of traded volume.

          The transactional services area is important to the current and future relationship development between us and our customers. The comprehensive solution offered by us to corporations for transactional, banking and commercial activities is RIO Serv. Launched in 1999, RIO Serv is the tool that enables the implementation of services required by companies, thus allowing them to operate from their offices in the most reliable and secure, confidential manner, conduct business in real time and carry out transactions in Argentina and abroad. It provides maximum security and confidentiality for the management of information and monetary flow, since information is encrypted and digital certificates by each of the company's representatives are used. This tool is essential to support electronic business-to-business, thereby permitting links between a company's information technology system and those of its customers, vendors or the Bank, assuring automatic allocation of transactions, and significantly reducing costs and time.

          We have been consolidated as a "Direct Debit" leader in Argentina, and are the leader in terms of number of debits. Some of our customers are the main Argentine utility companies, such as Telecom, CTI, Edea, Aguas Argentinas, Cablevision and Multicanal, representing more than 60% of the market of the companies with the largest revenues in Argentina.

          Electronic exchange of information between companies, as part of the customer-vendor relationship or between competitors, fostered the creation of Comunidades de Negocios (business communities). Business communities are comprised of large corporations, their vendors and customers. We believe that value creation is higher in a group where all participants are integrated favorably.

          Trading Activities

          Due to the Argentine economic crisis and specifically due to the default by Argentina on its foreign debt, our trading activities decreased substantially. To date, our main trading activities include foreign exchange, including the exchange of the new currencies (such as patagones and lecops).

          Mutual Funds

          We developed, and are the depository for, the Superfondos Fondos Comunes de Inversion, or the Superfondos, a group of 16 open- and closed-end funds (resulting from the integration of the "BR" funds of the Bank and the Superfondos of Banco Santander of Argentina). We market Superfondos as an investment alternative to both individuals and companies.

          The mutual fund industry plummeted in 2001 with the lowest equity in five years as of closing. Superfondos' results also reflected this trend, with total equity managed in the amount of Ps.555 million at December 31, 2001. Our pricing strategy during the period enabled us to meet revenue targets despite the serious economic difficulties. Investment objectives were met since 85% of funds were well over the benchmarks, exceeding the 69% growth of the prior year.

          Due to the Argentine financial crisis, our mutual funds activities have not been significant.

          Other Services

          To facilitate the export and import operations of our customers, we offer traditional foreign trade financing, including letters of credit, credit facilities, collections, bank drafts, fund transfers, bank acceptances and foreign currency transactions. Due to the Argentine economic crisis, any foreign trade financing involving credit risk were almost suspended. We also offer our business customers a wide range of cash management and transaction services aimed at improving their cash management and their ability to interact with their commercial counterparts. We have a large corporate collections business operating through our extensive customer service network. Other important services are payroll services, accelerated check clearing, zero balance accounts and general account services.

          Through its SWIFT facility and its extensive correspondent network, we support our customers' needs for overseas fund transfers and collections. We also provide electronic payment and banking facilities, and automated data interchange services to our customers. In 1998, we launched "RioEDI," a new Electronic Data Interchange-based customer access mechanism that offers real-time, secure, encrypted payments and collections. We also introduced "Debito Directo," an electronic payment mechanism that simplifies bill collections for our corporate customers.

          International Operations

          Our international activities relate to the development of new sources of funds in the international markets, placing debt and equity issues, financing foreign trade, engaging in money market and foreign exchange operations, and lending and deposit-taking activities. As of December 2001, we maintained relationships with approximately 400 banks worldwide. Due to the Argentine economic crisis, our international activities are concentrated in the areas of design and implementation of our strategy of refinancing liabilities.

Investments in Other Companies

          The following table provides information with respect to our principal equity ownership at September 30, 2002 in unconsolidated companies and other information about such companies at the end of their most recent fiscal year:


                                                                                      Last Published
                                                                                       Stockholders'
                                                   % of                                   Equity           Fiscal
                   Company                     Shares Owned   Principal Activity      (in thousands)    Period Ended
                   -------                     ------------   ------------------     ----------------  -------------
Bladex S.A..................................           (1)    Banking               US$       699,205      12-31-00
Banelco S.A.................................        20.00%    Services              Ps.        28,019      06-30-02
Visa Argentina S.A..........................         5.00%    Services              Ps.        15,534      05-31-01
Interbanking S.A............................        15.00%    Services              Ps.         5,640      12-31-00
Mercado de Valores de Buenos Aires S.A......         1.10%    Securities Market     Ps.       250,232      09-30-02
Caminos de las Sierras S.A..................        37.97%    Roads works           Ps.       134,700      12-31-01
Rio Cia de Seguros S.A......................        12.50%    Insurance             Ps.        14,606      09-30-02

______________________
(1) The Bank holds 45,406 Class "B" shares, no par value, one vote per share, and 6,246 preferred shares, par value US$10 per share, non-voting.


Competition

          We have a presence in every market segment of the Argentine financial sector and a broad geographic base from which we offer a wide variety of financial products in Argentina. Competition in each market segment of the Argentine financial sector is strong. There are banks that have similar general objectives, while other banks, financial institutions, securities brokers, financial advisers and other entities compete with us in specific products or types of activities, or in particular geographic areas. We recognize all of these banks, financial institutions, securities brokers, financial advisers and other entities as competitors.

          Since the last quarter of 1996, there has been a substantial increase in foreign ownership of Argentine privately owned commercial banks, including us.

          We believe that we have an important competitive advantage because of our historically strong relationships with large corporations and small- and medium-sized companies, our extensive customer service network and our advanced technology in Argentina. These features enable us to serve individual customers efficiently and provide them with high-quality service. In addition, we follow credit policies designed to maintain the quality of our loan portfolio using the most efficient refinancing strategy of our clients.

          The impact of the recent economic crisis in Argentina has greatly affected the stability of banks in Argentina and, as a result, the extent of competition between them. Several large institutions have experienced financial instability great enough to require involuntary assistance from the Central Bank and the establishment of a restructuring plan that has had a material adverse effect on its business activities. Other banks, including those like us that have foreign ownership, continue to work towards a voluntary restructuring of their assets and liabilities. The impact of the crisis is most pronounced in the area of lending, which has been curtailed, and in deposits, where, after a freeze on deposits, deposit levels have begun to increase in recent months as the markets adjust to the economic situation in Argentina. Over the foreseeable future, we expect that competition in the market, particularly for fee-based income and transactional services, will increase as financial institutions seek to increase revenue while controlling risks associated with old and new lending and reduce operating expenses. We believe we will meet the challenges of the new competitive environment through careful monitoring of our nonperforming loan portfolio, our dependence on government securities and debt and expense levels. No assurances can be given that we will be able to successfully compete in the current economic environment.

Employees

          As of September 30, 2002, we had 3,832 employees. The following table shows the distribution of our employees human resources by main units:

               General Manager Unit..........................................  5
               Corporate and Investment Banking.............................. 49
               Commercial Banking............................................332
               Branch Network..............................................2,359
               Private Banking and Asset Management.......................... 32
               Systems and Operations........................................534
               Risk Management...............................................170
               Treasury...................................................... 45
               Administration and Corporate Control..........................127
               Internal Audit................................................ 46
               Corporate Communications......................................  8
               Strategic Planning and e-Business............................. 17
               Human Resources............................................... 36
               Legal Affairs................................................. 36
               Other Staff................................................... 36
                                                                           -----
               Total employees.............................................3,832

          Only 153 (4%) of our employees are represented by the national bank union, in which membership is optional. The union negotiates a collective agreement to establish minimum wages and general labor conditions for all of its members. In recent years, we have not experienced any conflict with the union and we consider relations with our employees to be good.

          Training and development of personnel have always played an important role in our human resources policy. We have focused particularly on the development and training of our management personnel in order to increase the quality of our operations. In fiscal year 2001, multiple programs have been continued for the training of employees, carrying out a decentralization and regionalization process. In this way, a large part of the need for training is covered in local meetings that foster opportunities to introduce and integrate colleagues located in the same geographical area. As to position coverage, the use of the search and internal resource selection system was taken to its maximum possibility of promotion and development for our team, and all demands were covered with internal resources. The future project for trainees and interns was consolidated as well, which is especially interesting and highly demanded by young university students. The project, based on a successful interaction with universities, allows students to access a different training and labor experience that will give them the possibility - in the case of trainees -- of a subsequent incorporation as junior professionals.

Legal Proceedings

          We are involved in normal collection proceedings initiated by us and other legal proceedings in the ordinary course of business. We are not involved in any litigation or other legal proceedings that, if determined adversely to us, would individually or in the aggregate have a material adverse effect on us or our operations, except for the legal claims filed by depositors against deposits reprogramming and de-dollarization provided for by the Argentine Government.

          Since December 20, 2001, several Argentine courts have rendered decisions in favor of plaintiffs for prompt and final release of their funds deposited in banks for amounts in the U.S. dollar equivalent of the Peso amount in deposit at the date the decision is rendered.

          As of September 30, 2002, numerous depositors had commenced legal actions against us challenging the pesification and rescheduling of deposits established by the Argentine Government. As of the date hereof, we are involved in approximately 17,000 legal proceedings, which are in different procedural stages. As of December 31,

2002, we have paid Ps.389.8 million and US$221.7 million in connection with these legal proceedings. See also Note 1.2. to our Consolidated Interim Financial Statements.

          In all cases, we have filed our defense, including relief from exchange differences between Ps.1.40 = US$1.00 and the free exchange rate at which the court orders to pay the preventive relief. To date, this exchange difference is also the subject matter of an extrajudicial claim to the Government.

          Furthermore, a few criminal proceedings were commenced against some of our officers after the adoption of the economic measures; such officers are being assisted by criminal law experts retained by us and the criminal proceedings were reported to the insurance company.

          We expect that new suits will continue to be filed against us. Notwithstanding the fact that on February 1, 2002, the Argentine Supreme Court ruled that certain measures adopted by the Government to prevent funds withdrawals were unconstitutional, the Government continued to issue regulations aimed at decreasing the depletion of money from banks. For this measure to be effective, they need not to be challenged on constitutional grounds by the Argentine Supreme Court. This has not happened yet and it is impossible to determine whether it will do so.

                        Selected Statistical Information

          In the following selected statistical information, assets and liabilities have been classified by currency of denomination (Pesos or U.S. dollars), rather than by country of origin, because substantially all of our transactions are effected in Argentina or on behalf of Argentine residents in Pesos or U.S. dollars. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements included elsewhere herein.

          On August 22, 1995, the Argentine Government published Decree No. 316/95, which eliminated the requirement that financial information at any date or for any period after August 31, 1995 be restated for inflation. Pursuant to such decree, the CNV issued its General Resolution 272 and the Central Bank issued its Communication "A" 2365, which eliminated such requirement with respect to those companies that are subject to their respective jurisdictions, such as us.

          The Argentine Government published Decree No. 1269/02, which repealed Decree No. 316/95, and reestablished restatement of financial information accounting for inflation. Accordingly, the Central Bank, through Communication "A" 3702 and the CNV, through General Resolution No. 415/02 provided for the resumption of inflation restatement of financial information starting on January 1, 2002, and for the conversion of all entries prior to January 1, 2002, into December 31, 2001 currency values.

          The events described in detail under "Risk Factors" and "Recent Events in Argentina and the Impact on the Bank," including the conversion of certain of our U.S. dollar-denominated assets and liabilities into Peso-denominated assets and liabilities and the devaluation of the Peso, took place after December 31, 2001, and therefore are not reflected in our financial statements for the fiscal year ended December 31, 2001 and may not be fully reflected in our financial statements for the nine-month period ended September 30, 2002. Therefore, the financial information below are not indicative of our current financial position or anticipated results of operations or business prospects, all of which have probably been materially and adversely affected since the dates indicated, and should not be relied upon.

          Set forth below is financial information concerning our assets and liabilities and results of operations for each of the years ended December 31, 1999, 2000 and 2001 as reported in our Form 20-F for the year ended December 31, 2002 filed with the Commission. The historical financial information included herein may not fully reflect the impact of various actions taken by the Argentine Government, principally the pesification of our assets and liabilities in early 2002, and other more recent actions, including the default by the Argentine Government on November 14, 2002 on US$805 million in principal due on certain external indebtedness to the World Bank and payment of only US$77 million to cover interest. In addition, certain of the actions taken by the Argentine Government have yet to be fully reflected in our financial statements, including the results of the various exchanges of Government securities for certain of our assets and liabilities. Due to the continued deterioration of the Argentine economy and the impact of such deterioration on our customers and, as a result, of our prospects and financial condition, investors should assume that our financial condition as of the date hereof may be less secure than reflected in the financial information included herein.

Average Balance Sheet and Interest Rate Data

          Peso-Denominated Average Balances and Interest Income

          Average balances for peso-denominated assets and liabilities have been calculated for each month based on the month-end balance expressed in nominal Pesos. The average balance for each year presented below is the average of the month-end balances in such year so determined. Interest income (expense) for each category has been calculated for each year assuming that it is the total of the interest income (expense) for the months in such year so determined.

          U.S. Dollar-Denominated Average Balances and Interest Income

          Average balances and interest income (expense) for U.S. dollar-denominated assets and liabilities have been calculated for each month based on a month-end balance and the interest income (expense) for such year was determined. Each month-end balance and interest income (expense) amount was then translated into Pesos at the exchange rate in effect at the end of such month. The peso average balances for each year presented below are the average of the monthly balances so determined. Interest income (expense) for each year is the total of the income (expense) for the months in such year so determined.

          Average Nominal and Real Rates

          The tables that follow present both the nominal and real rates earned on interest-earning assets and paid on interest-bearing liabilities. Average nominal rates have been calculated by dividing the amount of interest earned or paid during the period by the related average balance, calculated in the manner described below. The average nominal rates for each period were converted to average real rates as follows:

                  Rp       =     1 + Np               -1
                                 ----------
                                 1 + I

                  Rd       =     (1 + Nd)(1+D)            -1
                                 -------------------
                                 1 + I
where:

          Rp   = average real rate for Peso-denominated assets and liabilities for the period;

          Rd   = average real rate for U.S. dollar-denominated assets and liabilities for the period;

          Np   = nominal peso average rate for Peso-denominated assets and liabilities for the period;

          Nd   = nominal dollar average rate for U.S. dollar-denominated assets and liabilities for the period;

          D    = devaluation rate of the peso relative to the U.S. dollar for the period; and

          I    = Argentine inflation rate (WPI).

          The formula for the average real rates for peso-denominated assets and liabilities (Rp) deflates the average nominal rates for each period by the WPI for the period. The formula for the average real interest rates for US dollar-denominated assets and liabilities (Rd) reflects the loss or gain in purchasing power caused by the difference between the rate of depreciation of the peso relative to the US dollar, and the rate of inflation in Argentina for each period. Negative average real rates occur in periods when the inflation rate exceeds the nominal interest rate in Pesos or the combination of the nominal interest rate on US dollar-denominated assets or liabilities and the rate of depreciation of the peso.

          The following example illustrates the calculation of the average real rate for a US dollar-denominated asset yielding an average nominal rate of 15.00% per annum (Nd =0.15), a rate of depreciation of the peso of 10% per annum (D=0.10) and a rate of inflation in Argentina of 20.00% per annum (I=0.20):


              Rd         =     (1 / 0.15)(1 + 0.10)    -1      = 5.4% per annum
                              -----------------------
                                        (1 + 0.20)

          Because the inflation rate exceeds the devaluation rate, the average real interest rate in peso terms is less than the average nominal interest rate in US dollars. In this example, if the devaluation rate had been 25% per annum, and the other assumptions had remained the same, then the average real interest rate in peso terms would have been 19.8% per annum, which is more than the average nominal interest rate in US dollars. In the above example, if the inflation rate were to exceed 26.5% per annum, then the average real interest rate on this US dollar-denominated asset would become negative.

          Included in interest earned are capital gains and losses and mark-to-market adjustments on government securities and short-term investments. We do not, as a matter of practice, distinguish between interest income and the market gain or loss on its government securities portfolio. Neither the monetary loss or gain on financial transactions nor the loss or gains on foreign exchange are included as a component of interest earned or paid, but are instead accounted for as part of the calculation of average real rates. See "Managements Discussion and Analysis of Financial Conditions and Results -- Presentation of Net Financial Income." Non-accrual loans have been included in the related average loan balance calculation.

          The U.S. dollar-denominated portion of average assets and liabilities has been separated into those assets and liabilities related to our operations in Argentina (dollars domestic) and those related to our Grand Cayman branch and New York agency and, where applicable, the Bank (dollars foreign).

          The classification of line items in the following average balance sheet differs in certain respects from the balance sheet in the Consolidated Financial Statements. The classification system employed in the average balance sheet corresponds to the classifications used in Note 24 of the Consolidated Financial Statements in order to present the balance sheets using the classifications of Regulation S-X of the Commission.

              AVERAGE BALANCE SHEET AND INCOME FROM EARNING ASSETS
                              (Average Real Rates)

                                                          For the fiscal years ended December 31,
                  -----------------------------------------------------------------------------------------------------------------
                                 1999 (1)                                2000 (2)                            2001 (3)
                  -----------------------------------------------------------------------------------------------------------------
                            Average    Interest  Average      Average       Interest   Average     Average    Interest    Average
                            Balance               Rate        Balance                    Rate      Balance                  Rate
                            -------    --------   ----        -------       --------     ----      -------    --------      ----
ASSETS
Cash and Due From Banks (4)
    Pesos...............          -           -       -              -            -         -       52,421      1,607      8.83%
    Dollars domestic....    571,096      27,912   3.73%        684,637       41,400     3.59%      702,811     25,913      9.49%
    Dollars foreign.....          -           -       -              -            -         -            -          -          -
                          ---------   ---------              ---------      -------              ---------   --------
                            571,096      27,912   3.73%        684,637       41,400     3.59%      755,232     27,520      9.45%
                          ---------   ---------              ---------      -------              ---------   --------
BODEN
    Pesos...............    230,791      36,532  14.55%         75,553       13,661    15.35%       15,289      2,513     22.95%
    Dollars domestic....    940,279      76,623   6.96%      1,607,559      188,384     9.13%    1,363,747     10,705      6.43%
    Dollars foreign.....     10,321       3,001  27.65%        178,062       18,493     7.83%      118,470      2,803      8.10%
                          ---------  ----------              ---------      -------              ---------   --------
                          1,181,391     116,156   8.62%      1,861,174      220,538     9.26%    1,497,506     16,021      6.73%
                          ---------  ----------              ---------      -------              ---------   --------
Marketable Securities (5)
    Pesos...............     21,147       2,378  10.02%         20,500         (138)   (2.97%)      25,262     (8,320)   (29.18%)
    Dollars domestic....     12,786       3,683  27.38%         33,173        8,460    22.60%       30,927     16,587     62.23%
    Dollars foreign.....     27,674         262  -0.17%         15,721           71    (1.87%)      46,054      3,271     13.10%
                          ---------  ----------               --------      -------              ---------   --------
                             61,607       6,323   9.05%         69,394        8,393     9.50%      102,243     11,538     17.51%
                          ---------- ----------               --------      -------              ---------   --------
Loans and Financial Leases (6)
    Pesos...............  1,330,720     248,452   17.36%     1,399,399      269,505    16.50%    1,226,881    289,514     30.52%
    Dollars domestic....  4,199,922     478,503   10.16%     4,871,220      595,200     9.62%    4,963,783    667,804     19.80%
    Dollars foreign.....    488,957      53,375    9.69%       229,473       18,160     5.41%      504,508     24,893     10.81%
                          ---------   ---------              ---------     --------              ---------   --------
                          6,019,599     780,330   11.72%     6,500,092      882,865    10.95%    6,695,172    982,211     21.09%
                          ---------   ---------              ---------     --------              ---------   --------
Other Interest Earning Receivables (7)
    Pesos...............      7,106         182    1.43%        10,924          296     0.33%       15,798        650      9.94%
    Dollars domestic....    754,225      39,707    4.10%       852,048       48,253     3.22%      497,103     16,321      9.06%
    Dollars foreign.....    200,546      16,965    7.26%       122,782       11,465     6.81%       33,931        491      7.13%
                          ---------   ---------              ---------       ------              ---------    -------
                            961,877      56,854    4.74%       985,754       60,014     3.63%      546,832     17,462      8.97%
                          ---------   ---------              ---------       ------              ---------    -------

Total Interest Earning Assets
    Pesos...............  1,589,764     287,544   16.78%     1,506,376      283,324    16.06%    1,335,651    285,964      28.21%
    Dollars domestic....  6,478,308     626,428    8.46%     8,048,637      881,697     8.39%    7,558,371    737,330      15.90%
    Dollars foreign.....    727,498      73,603    8.90%       546,038       48,189     6.31%      702,963     31,458      10.32%
                          ---------   ---------            -----------   ----------             ----------  ---------
                          8,795,570     987,575   10.00%    10,101,051   1,213,210      9.42%    9,596,985  1,054,752      17.20%
                          ---------   ---------            -----------   ----------             ----------  ---------

Investment Securities (8)
    Pesos...............     24,437           -        -        20,991            -        -        30,985          -           -
    Dollars domestic....        311           -        -           462            -        -           342          -           -
    Dollars foreign.....      2,240           -        -             -            -        -             -          -           -
                          ----------                        ----------                          -----------
                             26,988           -        -        21,453            -        -        31,327          -           -
                          ----------                        ----------                          -----------
Cash and Due From Banks  (9)
    Pesos...............    148,084           -        -       158,398            -        -       137,639          -           -
    Dollars domestic....     72,455           -        -        87,897            -        -        99,476          -           -
    Dollars foreign.....      7,065           -        -        10,303            -        -        53,504          -           -
                          ----------                        ----------                          ----------
                            227,604           -        -       256,598            -        -       290,619          -           -
                          ----------                        ----------                          ----------
Allowances
    Pesos...............    (70,042)          -        -      (103,161)           -        -       (79,506)         -           -
    Dollars domestic....   (105,856)          -        -      (173,214)           -        -      (146,911)         -           -
    Dollars foreign.....     (6,625)          -        -        (5,295)           -        -        (4,454)         -           -
                          ----------                        ----------                        -----------
                           (182,523)          -        -      (281,670)           -        -      (230,871)         -           -
                          ----------                        ----------                        -----------


                                                            For the fiscal years ended December 31,
                          ---------------------------------------------------------------------------------------------------------
                                  1999 (1)                                  2000 (2)                             2001 (3)
                          ---------------------------------------------------------------------------------------------------------
                          ---------------------------------------------------------------------------------------------------------
                            Average                Average       Average               Average    Average                Average
                            Balance      Interest    Rate        Balance   Interest     Rate      Balance      Interest   Rate
                            -------      --------    ----        -------   --------     ----      -------      --------   ----
   Premises and Equipment
    Pesos...............      432,988            -      -         433,648          -       -        400,923           -        -
    Dollars domestic....            -            -      -               -          -       -              -           -        -
    Dollars foreign.....        1,310            -      -             720          -       -            694           -        -
                          -------------                      ------------                       -----------
                              434,298            -      -         434,368          -       -        401,617           -        -
                          -------------                      ------------                       -----------
Other Non-Interest Bearing Assets (10)
    Pesos...............    1,214,094            -      -       1,446,759          -       -      1,274,838           -        -
    Dollars domestic....      915,010            -      -       1,457,225          -       -        975,188           -        -
    Dollars foreign.....       48,201            -      -           2,461          -       -            395           -        -
                          -------------                      ------------                      ------------
                            2,177,305            -      -       2,906,445          -       -      2,250,421           -        -
                          -------------                      ------------                      ------------

TOTAL ASSETS
    Pesos...............    3,339,325      287,544  7.41%       3,463,011    283,324   5.68%      3,100,530     285,964    15.34%
    Dollars domestic....    7,360,228      626,428  7.31%       9,421,007    881,697   6.83%      8,486,466     737,330    14.77%
    Dollars foreign.....      779,689       73,603  8.23%         554,227     48,189   6.18%        753,102      31,458    10.01%
                          -----------      -------             ----------  ---------             ----------   ---------    -----
                           11,479,242      987,575  7.40%      13,438,245  1,213,210   6.50%     12,340,098   1,054,752    14.62%
                          -----------      -------             ----------  ---------             ----------   ---------

------------------------
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the result of operations and average balance sheets of Banco Tornquist through the time of its merger with and into the Bank.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(4) Includes a portion of "Cash and due from banks" relating to amounts invested in interest-earning instruments. See " -- Argentine Banking System and Regulations."
(5) Includes shares and corporate bonds listed on the Buenos Aires Stock Exchange and the Argentine OTC Market.
(6) Includes loans and financial leases to financial institutions, federal funds sold and overnight deposits in foreign branches.
(7)  Includes other receivables from financial transactions.
(8) Includes investment in unlisted companies. See Note 12 to the Consolidated Financial Statements.
(9) Includes "Cash" in "Cash and due from banks" in the Balance Sheet in the Consolidated Financial Statements and the balance in current accounts in correspondent banks.
(10) Includes "Other receivables from financial transactions" in the Balance Sheet in the Consolidated Financial Statements, except "Central Bank of the Republic of Argentina" and "Corporate bonds purchased." Also includes "Other receivables," "Other assets," and "Suspense items."


                                                   AVERAGE BALANCE SHEET AND INTEREST PAID ON LIABILITIES
                                                                    (Average Real Rates)
                                                          For the fiscal years ended December 31,
                          ---------------------------------------------------------------------------------------------------------
                                       1999 (1)                           2000 (2)                           2001 (3)
                          ---------------------------------------------------------------------------------------------------------
                           Average    Interest      Average    Average    Interest     Average        Average     Interest  Average
                           Balance    --------       Rate      Balance    --------      Rate          Balance     --------   Rate
                           -------                   ----      -------                  ----          -------                ----
LIABILITIES
Interest-Bearing
Liabilities
Checking Deposits
    Pesos...............          -           -         -           -           -            -         32,862        1,830    11.48%
    Dollars domestic....          -           -         -           -           -            -        166,434       10,647    12.35%
    Dollars foreign.....          -           -         -           -           -            -              -            -         -
                          ---------    --------             ---------    --------                  ----------     --------
                                  -           -         -           -           -            -        199,296       12,477    12.21%
                          ---------    --------             ---------    --------                  ----------     --------

Deposits-Savings
    Pesos...............    759,729      21,562      1.70%    809,516      24,428         0.63%       540,032       14,789     8.49%
    Dollars domestic....    530,353       9,782      0.72%    603,989      16,250         0.31%       532,645        8,507     7.28%
    Dollars foreign.....          -           -         -           -           -            -          5,662          723    19.08%
                          ---------    --------             ---------    --------                  ----------     --------
                          1,290,082      31,344      1.30%  1,413,505      40,678         0.50%     1,078,339       24,019     7.95%
                          ---------    --------             ---------    --------                  ----------     --------

Deposits-Time
    Pesos...............    695,353      50,271      6.05%    538,206      47,968         6.39%       518,964       53,223    16.43%
    Dollars domestic....  2,900,330     196,518      5.60%  4,019,904     292,802         4.80%     3,921,259      357,014    15.21%
    Dollars foreign.....    287,127      19,532      5.62%    217,436      10,794         2.53%       407,777       15,224     9.54%
                          ---------    --------             ---------    --------                  ----------     --------
                          3,882,810     266,321             4,775,546     351,564         4.88%     4,848,000      425,461    14.86%
                          ---------    --------             ---------    --------                  ----------     --------

Short-term Borrowings (4)
    Pesos...............     37,049       2,149      4.63%     40,238       2,018         2.58%        29,369          472     7.29%
    Dollars domestic....    899,920      61,090      5.61%  1,157,068     107,026         6.72%       884,664       68,626    13.79%
    Dollars foreign.....    287,358      28,071      8.56%    155,476      11,523         4.92%       102,662        9,043    14.90%
                          ---------    --------             ---------    --------                  ----------     --------
                          1,224,327      91,310      6.27%  1,352,782     120,567         6.39%     1,016,695       78,141    13.71%
                          ---------    --------             ---------    --------                  ----------     --------

Long-term Debt (5)
    Pesos...............          -           -         -           -           -            -              -            -        -
    Dollars domestic....  1,016,723      81,108      6.79%  1,068,467      90,465         5.96%     1,013,138       75,673    13.48%
    Dollars foreign.....          -           -         -           -           -            -              -            -        -
                          ---------    --------             ---------    --------                  ----------     --------
                          1,016,723      81,108      6.79%  1,068,467      90,465         5.96%     1,013,138       75,673    13.48%
                          ---------    --------             ---------    --------                  ----------     --------

Total Interest Bearing Liabilities
    Pesos...............  1,492,131      73,982      3.80%  1,387,960      74,414         2.92%     1,121,227       70,314    12.22%
    Dollars domestic....  5,347,326     348,498      5.34%  6,849,428     506,543         4.91%     6,518,140      520,467    14.03%
    Dollars foreign.....    574,485      47,603      7.09%    372,912      22,317         3.53%       516,101       24,990    10.71%
                          ---------    --------             ---------    --------                  ----------     --------
                          7,413,942     470,083      5.17%  8,610,300     603,274         4.53%     8,155,468      615,771    13.57%
                          ---------    --------             ---------    --------                  ----------     --------

Deposits-Checking and Other
    Pesos...............    397,552           -         -     428,460           -            -        363,764            -        -
    Dollars domestic....    126,439           -         -     146,605           -            -        172,619            -        -
    Dollars foreign.....     38,806           -         -      18,189           -            -         88,662            -        -
                          ---------     -------             ---------     -------                  ----------      -------
                            562,797           -         -     593,254           -            -        625,045            -        -
                          ---------     -------             ---------     -------                  ----------      -------

Other Liabilities (6)
    Pesos...............    487,999           -         -     775,619           -            -        793,057            -        -
    Dollars domestic....  1,858,695           -         -   2,145,501           -            -      1,455,205            -        -
    Dollars foreign.....      5,996           -         -       3,160           -            -          2,071            -        -
                          ---------     -------             ---------     -------                  ----------      -------
                          2,352,690           -         -   2,924,280           -            -      2,250,333            -        -
                          ---------    --------             ---------     -------                  ----------      -------

Stockholders' Equity
    Pesos...............  1,149,813           -         -   1,310,411           -            -      1,309,252            -        -
    Dollars domestic....          -           -         -           -           -            -              -            -        -
    Dollars foreign.....          -           -         -           -           -            -              -            -        -
                          ---------     -------             ---------     -------                  ----------      -------
                          1,149,813           -         -   1,310,411           -            -      1,309,252            -        -
                          ---------     -------             ---------     -------                  ----------      -------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
    Pesos...............  3,527,495      73,982      0.97%  3,902,450      74,414       (0.45%)     3,587,300       70,314     7.67%
    Dollars domestic....  7,332,460     348,498      3.60%  9,141,534     506,543        3.10%      8,145,964      520,467    12.34%
    Dollars foreign.....    619,287      47,603      6.50%    394,261      22,317        3.21%        606,834       24,990     9.95%
                         ----------     -------            ----------     -------                  ----------      -------
                         11,479,242     470,083      2.95% 13,438,245     603,274        2.07%     12,340,098      615,771    10.87%
                         ----------     -------            ----------     -------                  ----------      -------

-----------------
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the results of operations and average balance sheets of Banco Tornquist through the time of its merger with and into the Bank.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(4) Includes "Central Bank of Argentina" and the other banks of "Banks and international organizations" (call money and credit lines).
(5)  Includes "Unsubordinated Corporate bonds."
(6) Includes other non-interest bearing liabilities, spot and forward sales and purchases of foreign currency pending settlement from "Other liabilities from financial transactions," "Other liabilities," "Contingent liabilities" and "Suspense items."


                                                        AVERAGE BALANCE SHEET AND INCOME FROM EARNING ASSETS
                                                                       (Average Nominal Rates)
                                                               For the fiscal years ended December 31,
                          ---------------------------------------------------------------------------------------------------------
                                         1999 (1)                            2000 (2)                             2001 (3)
                          ---------------------------------------------------------------------------------------------------------
                             Average                  Average     Average                 Average    Average               Average
                             Balance     Interest      Rate       Balance     Interest     Rate      Balance    Interest     Rate
                             -------     --------      ----       -------     --------     ----      -------    --------     ----
ASSETS
Interest-Earning Assets
Cash and Due From Banks (4)

   Pesos................            -          -           -           -            -        -       52,421      1,607      3.07%
   Dollars domestic.....      571,096     27,912       4.89%     684,637       41,400     6.05%     702,811     25,913      3.69%
   Dollars foreign......          -            -       -               -            -        -            -          -          -
                            ---------   --------                 -------      -------             ---------    -------
                              571,096     27,912       4.89%     684,637       41,400     6.05%     755,232     27,520      3.64%
                            ---------   --------                 -------      -------             ---------    -------
BODEN
   Pesos................      230,791     36,532      15.83%      75,553       13,661    18.08%      15,289      2,513     16.44%
   Dollars domestic.....      940,279     76,623       8.15%   1,607,559      188,384    11.72%   1,363,747     10,705      0.78%
   Dollars foreign......       10,321      3,001      29.08%     178,062       18,493    10.39%     118,470      2,803      2.37%
                            ---------   --------               ---------      -------             ---------    -------
                            1,181,391    116,156       9.83%   1,861,174      220,538    11.85%   1,497,506     16,021      1.07%
                            ---------   --------               ---------      -------             ---------    -------
Marketable Securities (5)
   Pesos................       21,147      2,378      11.25%      20,500        (138)   (0.67%)     25,262     (8,320)    (32.93%)
   Dollars domestic.....       12,786      3,683      28.80%      33,173        8,460    25.50%     30,927     16,587      53.63%
   Dollars foreign......       27,674        262       0.95%      15,721           71     0.45%     46,054      3,271       7.10%
                            ---------   --------               ---------      -------             ---------    -------
                               61,607      6,323      10.26%      69,394        8,393    12.09%    102,243     11,538      11.28%
                            ---------   --------               ---------      -------             ---------    -------
Loans and Financial Leases (6)
   Pesos................    1,330,720    248,452      18.67%   1,399,399      269,505    19.26%  1,226,881    289,514      23.60%
   Dollars domestic.....    4,199,922    478,503      11.39%   4,871,220      595,200    12.22%  4,963,783    667,804      13.45%
   Dollars foreign......      488,957     53,375      10.92%     229,473       18,160     7.91%    504,508     24,893       4.93%
                            ---------   --------               ---------      -------             ---------    -------
                            6,019,599    780,330      12.96%   6,500,092      882,865    13.58%  6,695,172    982,211      14.67%
                            ---------   --------               ---------      -------             ---------    -------
Other Interest Earning
Receivables (7)
   Pesos................        7,106        182       2.56%     10,924          296     2.71%     15,798        650        4.11%
   Dollars domestic.....      754,225     39,707       5.26%    852,048       48,253     5.66%    497,103     16,321        3.28%
   Dollars foreign......      200,546     16,965       8.46%    122,782       11,465     9.34%     33,931        491        1.45%
                            ---------   --------               ---------      -------             ---------    -------
                              961,877     56,854       5.91%    985,754       60,014     6.09%    546,832     17,462        3.19%
                            ---------   --------               ---------      -------             ---------    -------

Total Interest Earning Assets
   Pesos................    1,589,764    287,544      18.09%  1,506,376      283,324    18.81%  1,335,651    285,964       21.41%
   Dollars domestic.....    6,478,308    626,428       9.67%  8,048,637      881,697    10.95%  7,558,371    737,330        9.76%
   Dollars foreign......      727,498     73,603      10.12%    546,038       48,189     8.83%    702,963     31,458        4.48%
                            ---------   --------               ---------      -------             ---------    -------
                            8,795,570    987,575      11.23% 10,101,051    1,213,210    12.01%  9,596,985  1,054,752       10.99%
                            ---------   --------               ---------      -------             ---------    -------

Non-interest-Earning Assets
Investments Securities (8)
   Pesos................       24,437         -        -         20,991            -        -     30,985          -             -
   Dollars domestic.....          311         -        -            462            -        -        342          -             -
   Dollars foreign......        2,240         -        -              -            -        -          -          -             -
                              -------   -------              ----------    ---------            --------   --------
                               26,988         -        -         21,453            -        -     31,327          -             -
                              -------   -------              ----------    ---------            --------   --------
Cash and Due From Banks  (9)
   Pesos................      148,084         -        -        158,398            -        -    137,639          -             -
   Dollars domestic.....       72,455         -        -         87,897            -        -     99,476          -             -
   Dollars foreign......        7,065         -        -         10,303            -        -     53,504          -             -
                              -------   -------              ----------    ---------            --------   --------
                              227,604         -        -        256,598            -        -    290,619          -             -
                              -------   -------              ----------    ---------            --------   --------


                                                     AVERAGE BALANCE SHEET AND INCOME FROM EARNING ASSETS
                                                                   (Average Nominal Rates)
                                                           For the fiscal years ended December 31,
                          --------------------------------------------------------------------------------------------------------
                                        1999 (1)                             2000 (2)                           2001 (3)
                          --------------------------------------------------------------------------------------------------------
                             Average     Interest    Average   Average     Interest      Average   Average    Interest    Average
                             Balance     --------     Rate     Balance     --------       Rate     Balance    --------      Rate
                             -------                  ----     -------                    ----     -------                  ----

Allowances
   Pesos................      (70,042)          -         -   (103,161)          -          -     (79,506)         -           -
   Dollars domestic.....     (105,856)          -         -   (173,214)          -          -    (146,911)         -           -
   Dollars foreign......       (6,625)          -         -     (5,295)          -          -      (4,454)         -           -
                            ----------  -----------          ----------  -----------            ---------- ----------
                             (182,523)          -         -   (281,670)          -          -    (230,871)         -           -
                            ----------  -----------          ----------  -----------            ---------- ----------
Premises and Equipment
   Pesos................      432,988           -         -    433,648           -          -     400,923          -           -
   Dollars domestic.....            -           -         -          -           -          -           -          -           -
   Dollars foreign......        1,310           -         -        720           -          -         694          -           -
                            ----------  -----------          ----------  -----------            ---------- ----------
                              434,298           -         -    434,368           -          -     401,617          -           -
                            ----------  -----------          ----------  -----------            ---------- ----------
Other Non-Interest Bearing Assets (10)
   Pesos................    1,214,094           -         -  1,446,759           -          -   1,274,838          -           -
   Dollars domestic.....      915,010           -         -  1,457,225           -          -     975,188          -           -
   Dollars foreign......       48,201           -         -      2,461           -          -         395          -           -
                            ----------  -----------          ----------  -----------            ---------- ----------
                            2,177,305           -         -  2,906,445           -          -   2,250,421          -           -
                            ----------  -----------          ----------  -----------            ---------- ----------

TOTAL ASSETS
   Pesos................    3,339,325     287,544     8.61%  3,463,011     283,324      8.18%   3,100,530    285,964        9.22%
   Dollars domestic.....    7,360,228     626,428     8.51%  9,421,007     881,697      9.36%   8,486,466    737,330        8.69%
   Dollars foreign......      779,689      73,603     9.44%    554,227      48,189      8.69%     753,102     31,458        4.18%
                            ----------  -----------          ----------  -----------            ---------- ----------
                            11,479,242    987,575     8.60% 13,438,245   1,213,210      9.03%  12,340,098  1,054,752        8.55%
                            ----------  -----------          ----------  -----------            ---------- ----------

--------------------
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the results of operations and average balance sheets of Banco Tornquist through the time of its merger with and into the Bank.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(4) Includes a portion of "Cash and due from banks" relating to amounts invested in interest-earning instruments. See " -- Argentine Banking System and Regulation."
(5) Includes shares and corporate bonds listed on the Buenos Aires Stock Exchange and the Argentine OTC Market.
(6) Includes loans and financial leases to financial institutions, federal funds sold and overnight deposits in foreign branches.
(7)  Includes other receivables from financial transactions.
(8) Includes investment in unlisted companies. See Note 12 to the Consolidated Financial Statements.
(9) Includes "Cash" in "Cash and due from banks" in the Balance Sheet in the Consolidated Financial Statements and the balance in current accounts in correspondent banks.
(10) Includes "Other receivables from financial transactions" in the Balance Sheet in the Consolidated Financial Statements, except "Central Bank of the Republic of Argentina" and "Corporate bonds purchased." Also includes "Other receivables," "Other assets" and "Suspense items."


                                                      AVERAGE BALANCE SHEET AND INTEREST PAID ON LIABILITIES
                                                                     (Average Nominal Rates)
                                                             For the fiscal years ended December 31,
                      -------------------------------------------------------------------------------------------------------------
                                         1999 (1)                             2000 (2)                            2001 (3)
                       -------------------------------------------------------------------------------------------------------------
                              Average                 Average   Average              Average     Average                  Average
                              Balance     Interest     Rate     Balance   Interest    Rate       Balance    Interest       Rate
                              -------     --------     ----     -------   --------    ----       -------    --------       ----

LIABILITIES
Interest-Bearing Liabilities
Checking Deposits
   Pesos................            -            -         -           -           -       -      32,862       1,830         5.57%
   Dollars domestic.....            -            -         -           -           -       -     166,434      10,647         6.40%
   Dollars foreign......            -            -         -           -           -       -           -           -            -
                            ---------  -----------              --------    --------         -----------  ----------
                                    -            -         -           -           -       -     199,296      12,477         6.26%
                            ---------  -----------              --------    --------         -----------  ----------
Deposits-Savings
   Pesos................      759,729       21,562      2.84%    809,516      24,428    3.02%    540,032      14,789         2.74%
   Dollars domestic.....      530,353        9,782      1.84%    603,989      16,250    2.69%    532,645       8,507         1.60%
   Dollars foreign......            -            -         -           -           -       -       5,662         723        12.77%
                            ---------  -----------              --------    --------         -----------  ----------
                            1,290,082       31,344      2.43%  1,413,505      40,678    2.88%  1,078,339      24,019         2.23%
                            ---------  -----------              --------    --------         -----------  ----------
Deposits-Time
   Pesos................      695,353       50,271      7.23%    538,206      47,968    8.91%    518,964      53,223        10.26%
   Dollars domestic.....    2,900,330      196,518      6.78%  4,019,904     292,802    7.28%  3,921,259     357,014         9.10%
   Dollars foreign......      287,127       19,532      6.80%    217,436      10,794    4.96%    407,777      15,224         3.73%
                            ---------  -----------              --------    --------         -----------  ----------
                            3,882,810      266,321      6.86%  4,775,546     351,564    7.36%  4,848,000     425,461         8.78%
                            ---------  -----------              --------    --------         -----------  ----------
Short-term Borrowings (4)
   Pesos................       37,049        2,149      5.80%     40,238       2,018    5.02%     29,369         472         1.61%
   Dollars domestic.....      899,920       61,090      6.79%  1,157,068     107,026    9.25%    884,664      68,626         7.76%
   Dollars foreign......      287,358       28,071      9.77%    155,476      11,523    7.41%    102,662       9,043         8.81%
                            ---------  -----------              --------    --------         -----------  ----------
                            1,224,327       91,310      7.46%  1,352,782     120,567    8.91%  1,016,695      78,141         7.69%
                            ---------  -----------              --------    --------         -----------  ----------
Long-term Debt (5)
   Pesos................            -            -         -           -           -       -           -           -            -
   Dollars domestic.....    1,016,723       81,108      7.98%  1,068,467      90,465    8.47%  1,013,138      75,673         7.47%
   Dollars foreign......            -            -         -           -           -       -           -           -            -
                            ---------  -----------              --------    --------         -----------  ----------
                            1,016,723       81,108      7.98%  1,068,467      90,465    8.47%  1,013,138      75,673         7.47%
                            ---------  -----------              --------    --------         -----------  ----------
Total Interest Bearing Liabilities
   Pesos................    1,492,131       73,982      4.96%  1,387,960      74,414    5.36%  1,121,227      70,314         6.27%
   Dollars domestic.....    5,347,326      348,498      6.52%  6,849,428     506,543    7.40%  6,518,140     520,467         7.98%
   Dollars foreign......      574,485       47,603      8.29%    372,912      22,317    5.98%    516,101      24,990         4.84%
                            ---------  -----------              --------    --------         -----------  ----------
                            7,413,942      470,083      6.34%  8,610,300     603,274    7.01%  8,155,468     615,771         7.55%
                            ---------  -----------              --------    --------         -----------  ----------
Deposits-Checking and Other
   Pesos................      397,552           -          -     428,460           -       -     363,764           -            -
   Dollars domestic.....      126,439           -          -     146,605           -       -     172,619           -            -
   Dollars foreign......       38,806           -          -      18,189           -       -      88,662           -            -
                            ---------  -----------             --------     --------         -----------  ----------
                              562,797           -          -     593,254           -       -     625,045           -            -
                            ---------  -----------             --------     --------         -----------  ----------
Other Liabilities (6)
   Pesos................      487,999           -          -     775,619           -       -     793,057           -            -
   Dollars domestic.....    1,858,695           -          -   2,145,501           -       -   1,455,205           -            -
   Dollars foreign......        5,996           -          -       3,160           -       -       2,071           -            -
                            ---------  -----------             --------     --------         -----------  ----------
                            2,352,690           -          -   2,924,280           -       -   2,250,333           -            -
                            ---------  -----------             --------     --------         -----------  ----------

Stockholders' Equity
   Pesos................    1,149,813           -          -   1,310,411           -       -   1,309,252           -            -
   Dollars domestic.....            -           -          -           -           -       -           -           -            -
   Dollars foreign......            -           -          -           -           -       -           -           -            -
                            ---------  -----------             --------     --------         -----------  ----------
                            1,149,813           -          -   1,310,411           -       -   1,309,252           -            -
                            ---------  -----------             --------     --------         -----------  ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
   Pesos................    3,527,495      73,982       2.10%  3,902,450      74,414   1.91%   3,587,300      70,314         1.96%
   Dollars domestic.....    7,332,460     348,498       4.75%  9,141,534     506,543   5.54%   8,145,964     520,467         6.39%
   Dollars foreign......      619,287      47,603       7.69%    394,261      22,317   5.66%     606,834      24,990         4.12%
                           ---------- -----------             ----------    --------          ----------  ----------
                           11,479,242     470,083       4.10% 13,438,245     603,274   4.49%  12,340,098     615,771         4.99%
                           ---------- -----------             ----------    --------          ----------  ----------

----------------------
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the results of operations and average balance sheets of Banco Tornquist through the time of its merger with and into Banco Rio.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(4) Includes "Central Bank of Argentina" and the other banks of "Banks and international organizations" (call money and credit lines).
(5)  Includes "Unsubordinated Corporate bonds."
(6) Includes other non-interest bearing liabilities, spot and forward sales and purchases of foreign currency pending settlement from "Other liabilities from financial transactions," "Other liabilities," "Contingent liabilities" and "Suspense items."

Changes in Net Interest Income -- Volume and Rate Analysis

         The following table allocates, by currency denomination, changes in our net interest income between changes in average volume, changes in nominal rates and the variation caused by changes in both average volume and nominal rate for the fiscal year 1999 compared to the fiscal year 1998, for fiscal year 2000 compared to fiscal year 1999, and for fiscal year 2001 compared to fiscal year 2000. Volume and rate variances have been calculated based on movements in average balances over the period and changes in nominal interest rates on average interest-earning assets and average interest-bearing liabilities. The net change attributable to changes in both volume and interest rate has been allocated to the change due to changes in volume.


                            ---------------------------------------------------------------------------------------------
                            December 1999/December 1998             December 2000/December 1999
                            ---------------------------------------------------------------------------------------------
                            Increase (Decrease) Due to Changes in:   Increase (Decrease) Due to Changes in:
                                                              Net                                            Net
                              Volume          Rate          Change           Volume         Rate           Change
                              ------          ----          ------           ------         ----           ------

INTEREST-EARNING ASSETS

Cash and Due From Banks (1)
    Pesos...............              -              -             -                -              -              -
    Dollars domestic....          5,547         (3,665)        1,882            6,866          6,622         13,488
    Dollars foreign.....              -              -             -                -              -              -
                                -------         ------        ------         --------         ------        -------
                                  5,547         (3,665)        1,882            6,866          6,622         13,488
                                -------         ------        ------         --------         ------        -------
BODEN
    Pesos...............         10,071          5,204        15,275          (28,069)         5,198        (22,871)
    Dollars domestic....         21,057         18,974        40,031           78,196         33,565        111,761
    Dollars foreign.....        (24,409)        19,956        (4,453)          17,421         (1,929)        15,492
                                -------         ------        ------         --------         ------        -------
                                  6,719         44,134        50,853           67,548         36,834        104,382
                                -------         ------        ------         --------         ------        -------
Marketable Securities (2)
    Pesos...............         (1,142)         2,454         1,312                4         (2,520)        (2,516)
    Dollars domestic....         (4,700)         5,013           313            5,199           (422)         4,777
    Dollars foreign.....           (381)        (5,674)       (6,055)             (54)          (137)          (191)
                                -------         ------        ------         --------         ------        -------
                                 (6,223)         1,793        (4,430)           5,149         (3,079)         2,070
                                -------         ------        ------         --------         ------        -------
Loans and Financial Leases (3)
    Pesos...............         33,328         (2,649)       30,679           13,227          7,826         21,053
    Dollars domestic....         45,700         22,721        68,421           82,024         34,673        116,697
    Dollars foreign.....        (37,379)        19,720       (17,659)         (20,535)       (14,680)       (35,215)
                                -------         ------        ------         --------         ------        -------
                                 41,649         39,792        81,441           74,716         27,819        102,535
                                -------         ------        ------         --------         ------        -------
Other Interest-Earning Receivables (4)
    Pesos...............            (94)            82           (12)             104             10            114
    Dollars domestic....          7,065         (1,865)        5,200            5,540          3,006          8,546
    Dollars foreign.....         16,965              -        16,965           (7,261)         1,761         (5,500)
                                -------         ------        ------         --------         ------        -------
                                 23,936         (1,783)       22,153           (1,617)         4,777          3,160
                                -------         ------        ------         --------         ------        -------
Total Interest-Earning Assets
    Pesos...............         42,163          5,091        47,254          (14,734)        10,514         (4,220)
    Dollars domestic....         74,669         41,178       115,847          177,825         77,444        255,269
    Dollars foreign.....        (45,204)        34,002       (11,202)         (10,429)       (14,985)       (25,414)
                                -------         ------        ------         --------         ------        -------
                                 71,628         80,271       151,899          152,662         72,973        225,635
                                -------         ------        ------         --------         ------        -------


                                -------------------------------------------
                                     December 2001/ December 2000
                                --------------------------------------------
                                  Increase (Decrease) Due to Changes in:
                                                                  Net
                                    Volume         Rate          Change
                                    ------         ----          ------

INTEREST-EARNING ASSETS

Cash and Due From Banks (1)
    Pesos...............            1,607             -         1,607
    Dollars domestic....              670       (16,157)      (15,487)
    Dollars foreign.....                -             -            -
                                   -------      --------     --------
                                    2,277       (16,157)      (13,880)
                                   -------      --------     --------
BODEN
    Pesos...............           (9,906)       (1,242)      (11,148)
    Dollars domestic....           (1,913)     (175,766)     (177,679)
    Dollars foreign.....           (1,410)      (14,280)      (15,690)
                                   -------      --------     --------
                                  (13,229)     (191,288)     (204,517)
                                   -------      --------     --------
Marketable Securities (2)
    Pesos...............           (1,568)       (6,614)       (8,182)
    Dollars domestic....           (1,205)        9,332         8,127
    Dollars foreign.....               47           (47)        3,200
                                   -------      --------     --------
                                   (2,726)        2,671         3,145
                                   -------      --------     --------
Loans and Financial Leases (3)
    Pesos...............          (40,710)       60,719        20,009
    Dollars domestic....           12,453        60,151        72,604
    Dollars foreign.....           13,571        (6,838)        6,733
                                   -------      --------     --------
                                  (14,686)      114,032        99,346
                                   -------      --------     --------
Other Interest-Earning
  Receivables (4)
    Pesos...............              201           153           354
    Dollars domestic....          (11,654)      (20,278)      (31,932)
    Dollars foreign.....           (9,666)        1,891       (10,974)
                                   -------      --------     --------
                                  (21,119)      (18,234)      (42,552)
                                   -------      --------     --------
Total Interest-Earning Assets
    Pesos...............          (50,376)       53,016         2,640
    Dollars domestic....           (1,649)     (142,718)     (144,367)
    Dollars foreign.....            2,542       (19,273)      (16,731)
                                   -------      --------     --------
                                  (49,483)     (108,975)     (158,458)
                                   -------      --------     --------


                            ----------------------------------------------------------------------------------------------
                            December 1999/December 1998                   December 2000/December 1999
                            -------------------------------------------   --------------------------------------------
                            Increase (Decrease) Due to Changes in:        Increase (Decrease) Due to Changes in:
                                                              Net                                            Net
                              Volume          Rate          Change           Volume          Rate          Change
                              ------          ----          ------           ------          ----          ------

INTEREST-BEARING LIABILITIES

Deposits-Checking
    Pesos...............               -             -             -                -              -              -
    Dollars domestic....               -             -             -                -              -              -
    Dollars foreign.....               -             -             -                -              -              -
                             -----------   -----------   --------------   -------------  -------------  --------------
                                       -             -             -                -              -              -
                             -----------   -----------   --------------   -------------  -------------  --------------
Deposits-Savings
    Pesos...............           1,918        (2,869)         (951)           1,502          1,364          2,866
    Dollars domestic....           1,496          (914)          582            1,981          4,487          6,468
    Dollars foreign.....               -             -             -                -              -              -
                             -----------   -----------   --------------   -------------  -------------  --------------
                                   3,414        (3,783)         (369)           3,483          5,851          9,334
                             -----------   -----------   --------------   -------------  -------------  --------------
Deposits-Time
    Pesos...............           3,671         1,152         4,823          (14,006)        11,703         (2,303)
    Dollars domestic....          59,791         8,245        68,036           81,547         14,737         96,284
    Dollars foreign.....           1,094         2,778         3,872           (3,460)        (5,278)        (8,738)
                             -----------   -----------   --------------   -------------  -------------  --------------
                                  64,556        12,175        76,731           64,081         21,162         85,243
                             -----------   -----------   --------------   -------------  -------------  --------------
Short-term Borrowings (5)
    Pesos...............          (1,748)       (1,167)       (2,915)             160           (291)          (131)
    Dollars domestic....          12,403           714        13,117           23,785         22,151         45,936
    Dollars foreign.....         (35,598)       15,344       (20,254)          (9,774)        (6,774)       (16,548)
                             -----------   -----------   --------------   -------------  -------------  --------------
                                 (24,943)       14,891       (10,052)          14,171         15,086         29,257
                             -----------   -----------   --------------   -------------  -------------  --------------
Long-term Debt (6)
    Pesos...............               -             -             -                -              -              -
    Dollars domestic....         (15,470)       11,327        (4,143)           4,381          4,976          9,357
    Dollars foreign.....               -             -             -                -              -              -
                             -----------   -----------   --------------   -------------  -------------  --------------
                                 (15,470)       11,327        (4,143)           4,381          4,976          9,357
                             -----------   -----------   --------------   -------------  -------------  --------------

Total Interest-Bearing Liabilities
    Pesos...............           3,841        (2,884)          957          (12,344)        12,776            432
    Dollars domestic....          58,220        19,372        77,592          111,694         46,351        158,045
    Dollars foreign.....         (34,504)       18,122       (16,382)         (13,234)       (12,052)       (25,286)
                             -----------   -----------   --------------   -------------  -------------  --------------
                                  27,557        34,610        62,167           86,116         47,075        133,191
                             -----------   -----------   --------------   -------------  -------------  --------------


                            ------------------------------------------
                             December 2001/December 2000
                            ------------------------------------------
                            Increase (Decrease) Due to Changes in:
                                                             Net
                              Volume         Rate          Change
                              ------         ----          ------

INTEREST-BEARING LIABILITIES

Deposits-Checking
    Pesos...............        1,830             -         1,830
    Dollars domestic....       10,647             -        10,647
    Dollars foreign.....            -             -             -
                           ----------   -----------   --------------
                               12,477             -        12,477
                           ----------   -----------   --------------
Deposits-Savings
    Pesos...............       (7,380)       (2,259)       (9,639)
    Dollars domestic....       (1,139)       (6,604)       (7,743)
    Dollars foreign.....          723             -           723
                           ----------   -----------   --------------
                               (7,796)       (8,863)      (16,659)
                           ----------   -----------   --------------
Deposits-Time
    Pesos...............       (1,973)        7,228         5,255
    Dollars domestic....       (8,981)       73,193        64,212
    Dollars foreign.....        7,106        (2,676)        4,430
                           ----------   -----------   --------------
                               (3,848)       77,745        73,897
                           ----------   -----------   --------------
Short-term Borrowings (5)
    Pesos...............         (175)       (1,371)       (1,546)
    Dollars domestic....      (21,131)      (17,269)      (38,400)
    Dollars foreign.....       (4,652)        2,172        (2,480)
                           ----------   -----------   --------------
                              (25,958)      (16,468)      (42,426)
                           ----------   -----------   --------------
Long-term Debt (6)
    Pesos...............            -             -             -
    Dollars domestic....       (4,133)      (10,659)      (14,792)
    Dollars foreign.....            -             -             -
                           ----------   -----------   --------------
                               (4,133)      (10,659)      (14,792)
                           ----------   -----------   --------------

Total Interest-Bearing Liabilities
    Pesos...............       (7,698)        3,598        (4,100)
    Dollars domestic....      (24,737)       38,661        13,924
    Dollars foreign.....        3,177          (504)        2,673
                           ----------   -----------   --------------
                              (29,258)       41,755        12,497
                           -----------   -----------   --------------

-----------------------
(1) Includes cash and amounts due to the Bank in respect of amounts invested in interest-earning instruments in accordance with Central Bank requirements. See "Argentine Banking System and Regulation -- Argentine Banking Regulation -- Liquidity and Solvency Requirements."
(2) Includes shares and corporate bonds listed on the Buenos Aires Stock Exchange and the Argentine OTC Market.
(3) Includes loans and financial leases to financial institutions, federal funds sold and overnight deposits in foreign branches.
(4)  Includes other receivables from financial transactions.
(5) Includes "Central Bank of Argentina," "Banks and International Organizations" (call money and credit lines).
(6)  Includes "Unsubordinated Corporate Bonds."

Interest-Earning Assets-Yield Spread

         The following table sets forth, by currency of denomination, our levels of average interest-earning assets and net interest income, and illustrates the comparative net yield obtained, for each of the fiscal years indicated. In addition, the table presents the yield spread in both nominal and real (adjusted) terms and the cross yield (adjusted for the effects of inflation and currency fluctuation) on average interest-earning assets. Yields presented on a real basis were calculated based on the methodology explained under "Average Balance Sheet and Interest Rate Data."

                                         For the fiscal year ended December 31,
                                         ---------------------------------------
                                          1999             2000         2001
                                          ----             ----         ----
                                           (1)             (2)           (3)
                                    (In thousands of Pesos, except percentages)

Total Average Interest-Earning Assets
         Pesos......................    1,589,764        1,506,376    1,335,651
         Dollars Domestic...........    6,478,308        8,048,637    7,558,371
         Dollars Foreign............      727,498          546,038      702,963
                                        ---------       ------------------------
             Total..................    8,795,570       10,101,051    9,596,985
                                        =========       ========================
Net Interest Income (4)
         Pesos......................      213,562          208,910      215,650
         Dollars Domestic...........      277,930          375,154      216,863
         Dollars Foreign............       26,000           25,872        6,468
                                        ---------       ------------------------
             Total..................      517,492          609,936      438,981
                                        =========       ========================
Nominal Gross Yield  (5)
         Pesos......................       18.09%           18.81%       21.41%
         Dollars Domestic...........        9.67%           10.95%        9.76%
         Dollars Foreign............       10.12%            8.83%        4.48%
             Total..................       11.23%           12.01%       10.99%

Gross Yield Adjusted (6)
         Pesos......................       16.78%           16.06%       28.21%
         Dollars Domestic...........        8.46%            8.39%       15.90%
         Dollars Foreign............        8.90%            6.31%       10.32%
             Weighted Average Rate..       10.00%            9.42%       17.20%

Net Interest Margin (7)
         Pesos......................       13.43%           13.87%       16.15%
         Dollars Domestic...........        4.29%            4.66%        2.87%
         Dollars Foreign............        3.57%            4.74%        0.92%
             Weighted Average Rate..        5.88%            6.04%        4.57%

Nominal Yield Spread (8)
         Pesos......................       13.13%           13.45%       15.14%
         Dollars Domestic...........        3.15%            3.56%        1.78%
         Dollars Foreign............        1.83%            2.84%      (-0.36%)
             Weighted Average Rate..        4.89%            5.00%        3.44%

Adjusted Yield Spread (9)
         Pesos......................       12.98%           13.14%       15.79%
         Dollars Domestic...........        3.12%            3.48%        1.65%
         Dollars Foreign............        1.81%            2.77%       (0.39%)
             Weighted Average Rate..        4.83%            4.89%        3.43%

----------------------
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the results of operations and average balance sheets of Banco Tornquist through the time of its merger with and into Banco Rio.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(4) Includes capital gains and losses and mark-to-market adjustments on government securities and short-term investments. The difference between this line item and "Net interest income before adjustments" as derived from the Statement of Income in the Consolidated Financial Statements is miscellaneous interest income/expense (e.g., punitive interest and interest on other liabilities) included in "Other income" and "Other expense" in the Statement of Income in the Consolidated Financial Statements.
(5) Average nominal rate earned on interest-earning assets or interest earned divided by interest-earning assets.
(6) Average real rate earned on interest-earning assets, or nominal gross yield adjusted for the effects of inflation and currency fluctuations. Nominal net yield represents the difference between the average nominal rate on interest-earning assets and the average nominal rate on interest-bearing liabilities.
(7) Net interest margin is net interest income divided by total average interest-earning assets.
(8) Nominal yield spread represents the difference between the average nominal rate on interest-earning assets (nominal gross yield) and the average nominal rate on interest-bearing liabilities.
(9) Adjusted yield spread represents the difference between the average real rate on interest-earning assets (gross yield adjusted) and the average real rate on interest-bearing liabilities.


Return on Equity and Assets

         The following table presents our return on equity and assets for the periods indicated:

                                                                     For the fiscal year ended December 31,
                                                         ---------------------------------------------------------------
                                                                 1999 (1)             2000 (2)             2001 (3)
                                                                 --------             --------             --------

Net Income...........................................            119,168              207,593              (10,208)
Average Total Assets.................................         11,479,242           13,438,245           12,340,098
Average Stockholders' Equity.........................          1,149,813            1,310,411            1,309,252
Net Income as a percentage of:
        Average Total Assets.........................                  1.04%                1.54%               (0.08%)
        Average Stockholders' Equity.................                 10.36%               15.84%               (0.78%)
Average Stockholders' Equity
        as a percentage of Average Total Assets......                 10.02%                9.75%               10.61%
Declared Cash Dividend (4)...........................             35,750               62,278                    0
Dividend Payout Ratio................................                 30.00%               30.00%                0.00%

---------------------------
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the result of operations and average balance sheets of Banco Tornquist through the time of its merger with and into the Bank.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(4) Under the FIL, financial institutions are only permitted to pay dividends in respect of net earnings arising from yearly financial statements approved by their shareholders. The Bank declares dividends at its annual ordinary shareholders' meeting out of earnings of the previous fiscal year. Dividends have been classified according to the fiscal year's earnings to which they relate, rather than the year in which they were paid.

Investment Securities

         Our total investment securities amounted to approximately Ps.455.9 million at December 31, 2001, representing 4.58% of our total assets. The following table sets forth our investments in government and private securities as of December 31, 2000 and 2001, by type and currency. Listed government securities are valued at market price, net of estimated selling expenses, or at acquisition cost, increased by accruing a compound internal rate of return over the period elapsed since the acquisition date, depending on the classification of each security. Unlisted government securities are valued at acquisition cost plus accrued interest. Private securities are valued at market price, net of estimated selling expenses.

                                             For the fiscal year ended,
                                                    December 31,
                                           ----------------------------
                                               2000 (1)       2001 (2)
                                           ----------------------------
                                             (in thousands of Pesos)
PESO-DENOMINATED (3)
Argentine Government Securities
  Economic Consolidation Bonds..............      6,622          61
  External Global Bonds.....................          -          17
  Treasury Bills to settle obligations
     of the Province of Buenos Aires........          -       1,515
  External Notes............................     48,143           -
  Other.....................................      4,527         943
                                              ---------    --------
Total Argentine Government Securities.......     59,292       2,536
                                              ---------    --------

Marketable Securities
  Mutual Funds..............................      6,587      10,571
  Marketable Equity Securities..............      6,003       1,900
  Corporate Bonds (4).......................          -       1,625
                                              ---------    --------
Total Marketable Securities.................     12,590      14,096
                                              ---------    --------
TOTAL PESO-DENOMINATED
INVESTMENT SECURITIES.......................     71,882      16,632
                                              ---------    --------

DOLLAR-DENOMINATED (3) (5)
Argentine Government Securities
  External Bonds............................        545       1,093
  External Global Bonds.....................    210,945         330
  Treasury Bonds............................    842,219         539
  Treasury Bills............................     72,188           -
  Par Bonds, Discount Bonds and Floating
      Rate Bonds............................     70,475         262
  Economic Consolidation Bonds..............     17,835          64
  Variable Rate Bonds.......................    578,403         100
  External Bills in Pesetas and Euros.......      1,900           -
  External Bills............................          -     179,208
  Fixed-Rate Government Bond................          -     192,634
  Tax Credit Certificate....................          -      57,371
  Other.....................................     31,077          11
                                              ---------    --------
Total Argentine Government Securities.......  1,825,587     431,612
                                              ---------    --------
Total Foreign Government Securities.........      1,472       1,442
                                              ---------    --------

Marketable Securities
        Mutual Funds........................     14,645           -
        Corporate Bonds (4).................     39,013       6,184
                                              ---------    --------
Total Marketable Securities.................     53,658       6,184
                                              ---------    --------
TOTAL DOLLAR-DENOMINATED                      ---------    --------
INVESTMENT SECURITIES.......................  1,880,717     439,238
                                              ---------    --------

TOTAL INVESTMENT SECURITIES.................  1,952,599     455,870
                                              =========     =======
--------------------------------
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the assets of Banco Tornquist through the time of its merger with and into the bank.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(3)  Before allowances.
(4)  Includes listed corporate bonds.
(5) Includes investment securities denominated in currencies other than Pesos. The majority of these investment securities are denominated in U.S. dollars.

         The following table analyzes the remaining maturities at December 31, 2001 and weighted average yields of our government securities:


                                                                         At December 31, 2001
                                                    -----------------------------------------------------------------------------
                                                                        Maturing after     Maturing after      Maturing after
                                                         Maturing        6 months but        1 year but          5 years but
                                                     within 6 months     within 1 year     within 5 years      within 10 years
                                                    -----------------------------------------------------------------------------
                                                    Amount    Yield     Amount   Yield    Amount    Yield     Amount    Yield
                                                    ------    -----     ------   -----    ------    -----     ------    -----
                                                                   (in thousands of Pesos, except percentages)
ARGENTINE
GOVERNMENT BONDS

    EXTERNAL BONDS.................................        -         -    1,093    9.44%          -        -        -          -
    EXTERNAL BILLS US$.............................        -         -        -        -    179,208   11.40%        -          -
    EXTERNAL GLOBAL BONDS Ps.......................        -         -        -        -          -        -       17     10.00%
    ECONOMIC CONSOL. BONDS Ps......................       15    15.12%        9   15.26%         21   16.06%       16      7.62%
    ECONOMIC CONSOL. BONDS US$.....................       42    11.05%       21   11.06%          1   12.01%        -          -
    EXTERNAL GLOBAL BONDS US$......................        -         -        -        -         71    9.16%       66     11.51%
    TREASURY BONDS US$.............................       11    11.50%        -        -        528   11.89%        -          -
    TAX CREDIT CERTIFICATE US$.....................        -         -        -        -     57,371    7.50%        -          -
    FIXED RATE GOVERNMENT BONDS....................  192,634     9.00%        -        -          -        -        -          -
    FLOATING AND DISCOUNT RATE BONDS...............        1    11.48%        1   11.48%          2   11.48%        -          -
    VARIABLE RATE GOVERNMENT BOND..................        -         -        -        -        100   12.80%        -          -
    PROVINCIAL BONDS Ps............................        -         -    1,515    7.00%        942    5.95%        1          -
    COUPONS AND OTHER..............................        8         -        -        -          3        -        -          -

TOTAL ARGENTINE
GOVERNMENT BONDS..................................   192,711     9.00%    2,639    8.07%    238,245   10.44%      102     10.31%
                                                     -------              -----             -------               ---

    OTHER..........................................       25         -        -        -          -        -        -          -

TOTAL.............................................   192,736     9.00%    2,639    8.07%    238,245   10.44%      102     10.31%
                                                     -------              -----             -------               ---



                                                                At December 31, 2001
                                                   ----------------------------------------------
                                                     Maturing in more
                                                       than 10 years               Total
                                                    --------------------   -----------------------
                                                     Amount    Yield        Amount      Yield
                                                     ------    -----        ------      -----

ARGENTINE
GOVERNMENT BONDS

    EXTERNAL BONDS.................................        -          -       1,093         9.44%
    EXTERNAL BILLS US$.............................        -          -     179,208        11.40%
    EXTERNAL GLOBAL BONDS Ps.......................        -          -          17        10.00%
    ECONOMIC CONSOL. BONDS Ps......................        -          -          61        13.50%
    ECONOMIC CONSOL. BONDS US$.....................        -          -          64        11.07%
    EXTERNAL GLOBAL BONDS US$......................      193     11.30%         330        10.88%
    TREASURY BONDS US$.............................        -          -         539        11.88%
    TAX CREDIT CERTIFICATE US$.....................        -          -      57,371         7.50%
    FIXED RATE GOVERNMENT BONDS....................        -          -     192,634         9.00%
    FLOATING AND DISCOUNT RATE BONDS...............      258      9.30%         262         9.33%
    VARIABLE RATE GOVERNMENT BOND..................        -          -         100        12.80%
    PROVINCIAL BONDS Ps............................        -          -       2,458         6.59%
    COUPONS AND OTHER..............................        -          -          11             -

TOTAL ARGENTINE
GOVERNMENT BONDS..................................       451     10.16%     434,148         9.79%
                                                       -----                -------

    OTHER..........................................    1,417      6.75%       1,442         6.63%

TOTAL.............................................     1,868      7.57%     435,590         9.78%
                                                       -----                -------


---------------------
(1) The exchange rate prevailing in the Argentine foreign exchange market on December 31, 2001 was Ps.1.00 per U.S.$1.00.

Loan Portfolio

         Below is a description of the procedures we use for the approval and recovery of our loans for all segments of the market. Despite the changes in the financial market due to the financial crisis beginning at the end of 2001 and the pesification in 2002, the policies and procedures described below have not been changed and we intend to apply them when we return to our usual lending activities. Since the beginning of 2002, we practically have not been making any loans and, therefore, we have redirected our resources to our risk management department to improve the quality of our loan portfolio and to aid the process of recovery of non-performing loans.

         The following table sets out details of our loan portfolio by type of loan as of December 31, 1999, 2000 and 2001:


                                          1999 (1)        2000 (2)        2001 (3)
                                          --------        --------        --------
                                                  (in thousands of Pesos)
                                       -----------------------------------------------
Domestic Loans
Performing loans
Public sector loans
Secured
With preferred guarantees........             858,799       1,024,570         912,168
With other guarantees............             101,410          13,520          33,006
Unsecured........................             310,685         588,852       1,030,682
                                       ---------------  --------------  --------------
Total public sector loans........           1,270,894       1,626,942       1,975,856
                                       ---------------  --------------  --------------
Financial sector loans
Secured
With preferred guarantees........              82,072          38,177          27,152
With other guarantees............                 192              63           2,825
Unsecured
Call money.......................              50,500               -             322
Other unsecured..................              85,174          40,625         106,120
                                       ---------------  --------------  --------------
Total financial sector loans.....             217,938          78,865         136,419
                                       ---------------  --------------  --------------
Private sector corporate loans
Secured
Real estate mortgage guarantees..             124,604         182,761         104,262
With collateral guarantees.......              39,671          32,025          24,526
With other preferred guarantees..             143,158         142,895          84,189
With other guarantees............             405,008         402,972         412,994
Unsecured
Overdraft........................           1,513,165       1,275,516         853,750
Term.............................             469,031         631,885         425,542
                                       ---------------  --------------  --------------
Total private sector corporate loans        2,694,637       2,668,054       1,905,263
                                       ---------------  --------------  --------------
Individual loans
Overdraft........................              94,866          57,513         145,438
Real estate mortgage.............             779,604         932,575       1,002,309
Collateral.......................              88,107         116,981         138,944
Credit card......................             244,195         282,827         287,926
Other secured....................              17,077          11,890           4,364
Other unsecured..................             223,924         309,951         246,542
                                       ---------------  --------------  --------------
Total individual loans...........           1,447,773       1,711,737       1,825,523
                                       ---------------  --------------  --------------

Total domestic performing loans..           5,631,242       6,085,598       5,843,061
                                       ---------------  --------------  --------------

Past due loans
Secured
With high liquidity guarantees...               1,041             727           1,540
With senior guarantees...........             124,917         167,666          94,385
Without senior guarantees........              26,407          28,284          60,079
Unsecured........................             121,548         147,982         145,793
                                       ---------------  --------------  --------------


                                          1999 (1)        2000 (2)        2001 (3)
                                          --------        --------        --------
                                                  (in thousands of Pesos)
                                       -----------------------------------------------

Total domestic past-due loans....             273,913         344,659         301,797
                                       ---------------  --------------  --------------
Total domestic loans.............           5,905,155       6,430,257       6,144,858
                                       ===============  ==============  ==============

Foreign loans
Performing loans
Public sector loans
Secured
With preferred guarantees........              40,842           5,848               -
With other guarantees............                   -               -         104,701
Unsecured........................                   -               -               -
Total public sector loans........              40,842           5,848         104,701
                                       ---------------  --------------  --------------
Financial sector loans
Secured
With preferred guarantees........                   -               -               -
With other guarantees............                   -               -               -
Unsecured
Call money.......................                   -               -               -
Other unsecured..................              31,396           5,833               -
Total financial sector loans.....              31,396           5,833               -
                                       ---------------  --------------  --------------
Private sector corporate loans
Secured
Real estate mortgage guarantees..                   -               -               -
With collateral guarantees.......                   -               -               -
With other preferred guarantees..                   -               -               -
With other guarantees............                   -               -               -
Unsecured
Overdraft........................                 247              38              22
Term.............................             235,501         169,319         635,017
Total private sector corporate loans           35,748         169,357         635,039
                                       ---------------  --------------  --------------

Total foreign performing loans...             307,986         181,038         739,740
                                       ---------------  --------------  --------------

Past due loans
Secured
With high liquidity guarantees...                   -               -               -
With senior guarantees...........                 536               -               -
Without senior guarantees........                 300               -               -
Unsecured........................                   -             500               -
Total foreign past-due loans.....                 836             500               -
                                       ---------------  --------------  --------------
Total foreign loans..............             308,822         181,538         739,740
                                       ===============  ==============  ==============

Total loans......................           6,213,977       6,611,795       6,884,598
Allowances for loan losses.......            (168,112)       (236,810)      (225,193)
                                       ---------------  --------------  --------------
Total loans, net of allowances...           6,045,865       6,374,985       6,659,405
                                       ===============  ==============  ==============

---------------------------
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the assets of Banco Tornquist through the time of its merger with and into the Bank.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.

         Our loan categories are as follows:

         Public Sector Loans. Public sector loans are loans granted to federal governments and provinces in Argentina and elsewhere and to state-owned companies. Public sector loans with guarantees are mainly loans secured by assignment of the Argentine provinces' share of taxes collected by the federal government, tax receivables and/or energy-related royalties.

         Foreign Loan Guarantees

         Financial Sector Loans. Financial sector loans are loans granted to financial institutions. Financial sector loans with guarantees consist of loans secured by highly liquid assets, promissory notes and other guarantees. Call money loans are short-term loans to other banks.

         Private Sector Corporate Loans. Private sector corporate loans are loans to private companies and other legal entities, other than financial institutions. Private sector corporate loans with guarantees consist primarily of loans secured by highly liquid assets, mortgages and pledges of assets. Collateral guarantees consist primarily of warehouse receipts.

         Individual Loans. Individual loans are loans to individuals. Individual loans with guarantees consist primarily of loans secured by mortgages and chattel mortgages.

         Our loans (net of allowances) amounted to Ps.6.66 billion at December 31, 2001, an increase of 4.22% from Ps.6.39 billion at December 31, 2000. This increase in the amount of loans (net of allowances) was due to an increase in public sector loans, in private individual loans and in the financial sector, partially offset by a decrease in the private corporate sector loans. Total public sector loans (excluding past-due loans) increased by 27.42% from Ps.1.6 billion at December 31, 2000 to Ps.2.1 billion at December 31, 2001. Total loans to non-financial private sector companies (excluding past-due loans) decreased by 10.92%, from Ps.2.9 billion at December 31, 2000 to Ps.2.5 billion at December 31, 2001. Total individual loans (excluding past-due loans) increased by 6.65% from December 31, 2000 to December 31, 2001, increasing from Ps.1.7 billion to Ps.1.8 billion. Total financial sector loans (excluding past-due loans), including call money loans, increased by 61.07% from Ps.84.7 million at December 31, 2000 to Ps.136.4 million at December 31, 2001. We consider call money to be part of our loan portfolio.

         Our loan portfolio is well diversified in terms of business sectors. For a breakdown of our loan portfolio by the principal business activity of the borrower, see the table "Loans by Economic Activity" included herein. We historically have been the leading lender to a number of large Argentine corporations. At December 31, 2001, the aggregate principal amount of our 50 largest loans represented approximately 46.40% of our total loans. Substantially all of these loans are U.S. dollar-denominated. The percentage of our total loans that are secured has decreased from 40.63% at December 31, 2000 to 36.16% at December 31, 2001 because of an increase of loans to the financial sector and unsecured loans to the public sector.

         Total public sector loans, which include loans to governments and companies owned by governments, represented 31.61% of our total loans (excluding past-due loans) at December 31, 2001 as compared to 26.05% in fiscal year 2000. This increase is attributable to the government-debt restructuring in November 2001. A portion of the government-sector risks previously booked as government-security holdings were subsequently booked under loans.

         Total private sector corporate loans, which include secured loans, mortgage loans, overdrafts and term loans, are an important part of our total loan portfolio, representing 47.16%, 43.04% and 36.9% of total loans (excluding past-due loans) at December 31, 1999, 2000 and 2001, respectively. Approximately 24.64% of this portfolio was secured at December 31, 2001.

         Total individual loans, which include overdrafts, mortgage loans, credit card loans and consumer loans, are an important component of the loan portfolio, representing 26.52% of total loans (excluding past-due loans) at December 31, 2001. Mortgage loans (excluding past-due loans), representing 54.90% of total individual loans at December 31, 2001, increased from Ps.779.6 million at December 31, 1999 to Ps.932.6 million at December 31, 2000 and to Ps.1,002.3 million at December 31, 2001. Credit card loans, representing 15.77% of the total individual loans at December 31, 2001, increased from Ps.244.2 million at December 31, 1999, to Ps.282.8 million at December 31, 2000 and to Ps.287.9 million at December 31, 2001. Total financial sector loans (excluding past-due loans) increased by 61.07% to Ps.136.4 million at December 31, 2001 from Ps.84.7 million at December 31, 2000 because of the increase in secured loans (with guarantees) and call money loans.

         Of the total financial sector loans at December 31, 1999, Ps.50.5 million (23.2%) were overnight and time deposits with other financial institutions (call money loans). These funds represent a temporary use of funds awaiting application in our commercial banking business. At December 31, 2001, there were only Ps.0.3 million of call money loans balances.

         We have a heavy concentration of short-term loans, due in part to the lack of substantial long-term funding in Argentina. See "Operating and Financial Review and Prospects -- Funding." At December 31, 2001, 41.12% of our total loan portfolio (excluding past-due loans) had maturities of less than one year including overnight and time deposits with other financial institutions and 36.53% had maturities between one year and five years. See the "Maturity Composition of the Loan Portfolio" table below.

         At December 31, 2001, 93.43% of our total loan portfolio was U.S. dollar-denominated. Most of our Peso-denominated loans represented loans to individuals and small and medium-sized companies. Substantially all of the loans to large corporations and most mortgage loans are denominated in U.S. dollars. Large Argentine companies, including many of our largest borrowers, that generate foreign currency in their operations or otherwise have the capacity to hedge exchange rate risks, generally have been able to borrow in U.S. dollars at competitive rates. U.S. dollar denominated loans are typically longer term and less expensive for our customers. At December 31, 2001, 52.53% of our dollar-denominated loans and 27.86% of our Peso-denominated loans had a maturity of more than one year.

         The following table gives a breakdown of our total loans classified according to the principal economic activity of the borrower:

                                                     At December 31,
                                  ---------------------------------------------
                                   1999 (1)       2000 (2)      2001 (3)
                                  ------------   ------------  ------------
                                    (in thousands of Pesos, except percentages)

Services.......................     1,937,156      2,159,643     2,575,718       37.41%
Finance (4)....................       427,250        430,171       701,048       10.18%
Construction Industry..........       404,962        443,155       358,164        5.20%
Other Manufacturing Industries.       502,693        395,402       240,211        3.49%
Retail Merchants...............       371,963        341,559       381,561        5.54%
Wholesale Merchants............       349,344        357,131       189,052        2.75%
Primary Production.............       259,132        275,195       250,333        3.64%
Base Metal Industries..........        75,614         63,806        26,580        0.39%
Personal Loans.................     1,198,244      1,308,148     1,478,112       21.47%
Foodstuffs.....................       184,757        179,736       114,731        1.67%
Chemical Products..............        94,253         91,991        52,313        0.76%
Petroleum and Coal Products....        92,434         58,824       111,813        1.62%
Electric, Gas, Water and Health
  Services.....................       163,149       132,605         32,037        0.47%
Textiles.......................        41,834        43,406         32,731        0.48%
Others.........................       111,192       331,023        340,194        4.94%
                                  ------------  ------------   ------------   ----------
Total Loans Before Adjustments.     6,213,977     6,611,795      6,884,598      100.00%

Allowances.....................     (168,112)     (236,810)      (225,193)
                                  ------------  ------------   ------------
Total loans, net of allowances.     6,045,865     6,374,985      6,659,405
                                  ============  ============   ============

-------------------------------
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the assets of Banco Tornquist through the time of its merger with and into the Bank.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(4)  Includes call money loans.

         The following table shows the maturities of our loan portfolio by type and time remaining to maturity at December 31, 2001:

                                                   Maturing       Maturing     Maturing
                                                    after           after       after
                                     Maturing      1 month         6 months     1 year       Maturing
                                      within      but within     but within   but within      after
                                     1 month       6 months        1 year       5 years       5 years     Total Loans
                                   ------------  ------------   ------------ ------------  ------------  -------------
                                                     (in thousands of Pesos, except percentages)
DOMESTIC LOANS
Performing loans
Public sector loans
    Secured
      With preferred guarantees         21,117        38,119         30,810     512,696       309,426        912,168
      With other guarantees....          3,767        15,604         12,492       1,143             -         33,006
    Unsecured..................         32,313         3,703         61,685     932,981             -      1,030,682
                                   ------------  ------------  -------------- -----------  ------------  -------------
Total public sector loans....           57,197        57,426        104,987   1,446,820       309,426      1,975,856
                                   ============  ============  ============== ===========  ============  =============

Financial sector loans
    Secured
      With preferred guarantees            107         7,233             53      19,759             -         27,152
      With other guarantees....          2,740             -             85           -             -          2,825
    Unsecured
      Call money...............            322             -              -           -             -            322
      Other unsecured..........        103,721            60             34       2,305             -        106,120
                                   ------------  ------------ -------------- -----------  ------------  -------------
Total financial sector loans...        106,890         7,293            172      22,064             -        136,419
                                   ============  ============ ============== ===========  ============  =============

Private sector corporate loans
    Secured
      Real estate mortgage              22,047        17,690         15,578      47,448         1,499        104,262
        guarantees...............
      With collateral guarantees        16,213         2,632          1,786       3,895             -         24,526
      With other preferred              52,427        25,353          5,748         661             -         84,189
        guarantees...............
      With other guarantees....        134,179        74,127         72,359     131,629           700        412,994
    Unsecured
      Overdraft................        544,218       147,429        115,278      46,615           210        853,750
      Term.....................        194,474       110,116         22,442      98,247           263        425,542
                                   ------------  ------------ -------------- -----------  ------------  -------------
Total private sector corporate
loans..........................        963,558       377,347        233,191     328,495         2,672      1,905,263
                                   ============  ============ ============== ===========  ============  =============

Individual loans
      Overdraft................         31,068         3,190          1,287       2,745       107,148        145,438
      Real estate mortgage.....         15,300        36,370         48,238     420,058       482,343      1,002,309
      Collateral...............          9,857        21,338         24,193      83,550             6        138,944
      Credit Card..............        287,926             -              -           -             -        287,926
      Other secured............          1,012         1,147            580       1,462           163          4,364
      Other unsecured..........         35,145        68,833         54,028      81,762         6,774        246,542
                                   ------------  ------------ -------------- -----------  ------------  -------------
Total individual loans.........        380,308       130,878        128,326     589,577       596,434      1,825,523
                                   ============  ============ ============== ===========  ============  =============

Total domestic performing loans      1,507,953       572,944        466,676   2,386,956       908,532      5,843,061
                                   ============  ============ ============== ===========  ============  =============

FOREIGN LOANS

Performing loans
Public sector loans
    Secured
      With preferred guarantees              -             -              -           -             -              -
      With other guarantees....              -             -              -      12,519        92,182        104,701
    Unsecured..................              -             -              -           -             -              -
                                 --------------  ------------ -------------- -----------  ------------  -------------
Total public sector loans....                -             -              -      12,519        92,182        104,701
                                 ==============  ============ ============== ===========  ============  =============
Financial sector loans
    Secured
      With preferred guarantees              -             -              -           -             -              -
      With other guarantees....              -             -              -           -             -              -
    Unsecured
      Call money...............              -             -              -           -             -              -
      Other unsecured..........              -             -              -           -             -              -
                                 --------------  ------------ -------------- -----------  ------------  -------------
Total financial sector loans.                -             -              -           -             -              -
                                 ==============  ============ ============== ===========  ============  =============
Private sector corporate loans
    Secured
      Real estate mortgage                   -             -              -           -             -              -
        guarantees.............
      With collateral guarantees             -             -              -           -             -              -
      With other preferred                   -             -              -           -             -              -
        guarantees.............
      With other guarantees....              -             -              -           -             -              -
    Unsecured
      Overdraft................             22             -              -           -             -             22
      Term.....................        621,601         4,605          3,427       5,384             -        635,017
                                 --------------  ------------ -------------- -----------  ------------  -------------
Total private sector corporate
  loans........................        621,623         4,605          3,427       5,384             -        635,039
                                 ==============  ============ ============== ===========  ============  =============

Total foreign performing loans         621,623         4,605          3,427      17,903        92,182        739,740
                                 ==============  ============ ============== ===========  ============  =============

Total performing loans.......        2,129,576       577,549        470,103   2,404,859     1,000,714      6,582,801
                                 --------------  ------------ -------------- -----------  ------------  -------------

Percentage of total performing
  loans......................           32.35%         8.77%          7.14%      36.53%        15.20%         100.0%

         The following table shows the interest rate sensitivity of our loan portfolio by currency denomination at December 31, 1999, 2000 and 2001:

                                                                   At December 31,
                                     ----------------------------------------------------------------------------
                                            1999 (1)                   2000(2)                   2001(3)
                                     ------------------------  ------------------------  ------------------------

                                                     (in thousands of Pesos except percentages)
Variable rate loans
Peso-denominated (4).............         332,421      5.50%        331,759      5.20%        278,404      4.18%
U.S. Dollar-denominated..........       1,506,567     24.92%      1,791,389     28.10%      1,490,958     22.39%
                                     -------------  ---------  -------------  ---------  ------------- ----------
Total variable rate loans........       1,838,988     30.42%      2,123,148     33.30%      1,769,362     26.57%
                                     =============  =========  =============  =========  ============= ==========
Fixed rate loans
Peso-denominated.................       1,025,513     16.96%        982,088     15.41%        143,866      2.16%
U.S. Dollar-denominated..........       3,074,727     50.86%      3,161,400     49.59%      4,669,573     70.12%
                                     -------------  ---------  -------------  ---------  ------------- ----------
Total fixed rate loans...........       4,100,240     67.82%      4,143,488     65.00%      4,813,439     72.28%
                                     =============  =========  =============  =========  ============= ==========
Total normal loans (5)...........       5,939,228     98.24%      6,266,636     98.30%      6,582,801     98.81%
Past due loans, net of allowances         106,637      1.76%        108,349      1.70%         76,604      1.15%
                                     -------------  ---------  -------------  ---------  ------------- ----------
Total loan portfolio, net
  of allowances..................       6,045,865    100.00%      6,374,985    100.00%      6,659,405    100.00%
                                     =============  =========  =============  =========  ============= ==========

---------------------------
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the assets of Banco Tornquist through the time of its merger with and into the Bank.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(4)  Includes overdrafts.
(5)  According to Central Bank classifications.


         The following table provides the amounts of loans to borrowers in foreign countries as of December 31, 1999, 2000 and 2001:

                                              At December 31,
                      ----------------------------------------------------------
                         1999 (1)          2000 (2)        2001 (3)
                      ------------   -------------------------------------------
                                (in thousands of Pesos, except percentages)

Country

Brazil..............      20,630           18,647                 -           -
United States.......      45,871          183,513           661,270     100.00%
Mexico..............         514                -                 -           -
Other...............       3,585                -                 -           -
                      ===========    ===========================================
Total (4)...........      70,600          202,160           661,270     100.00%
                      ===========    ===========================================

--------------------
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the results of operations and average balance sheets of Banco Tornquist through the time of its merger with and into the Bank.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(4)  Accrued interest is not included.

         Credit Review Policies

         Our credit standards and policies aim to achieve a high level of credit quality in our loan portfolio, efficiency and flexibility in the processing of loans and the specific assignment of responsibility for credit risk determination. Our credit standards and policies in respect of the evaluation, approval and disbursement of loans are determined and revised by our risk management department. Our standards and policies in determining the degree of credit risk in our loan portfolio and the classification of loans according to credit quality are established and updated by our risk auditing department. These standards and policies are specified by type of product and client segment, and formalized in a manual of rules and procedures that must be followed by all persons involved in the loan origination and approval process. Our management committee must approve all of our credit standards and policies.

         Since the beginning of the economic crisis in Argentina we generally have refrained from making new loans, except under special conditions. In recent months, we have been evaluating lending opportunities in Argentina and in November 2002 we determined to begin making loans to individuals for personal purposes, including acquiring automobiles and other consumer products on a very selective and limited basis. We do not foresee making significant commercial loans for the foreseeable future. Therefore, the policies described herein, although still valid, have not been put in practice by us. We intend to resume our lending activities as described below in the event the economic situation in Argentina improves.

         Corporate loans, depending upon their amount, were approved by our corporate banking credit committee or senior credit committee.

         The corporate banking credit committee is comprised of a corporate banking manager, managers of the relevant client segments within corporate banking (depending upon the particular loan being considered), a corporate banking risk manager and the bank risk manager. The corporate banking credit committee may approve loans resulting in an aggregate exposure to a client or a group of related companies ("Aggregate Risk") of up to US$5 million (including proposed loans and loans approved but not yet disbursed).

         Since December 1997, loans to corporate customers resulting in an Aggregate Risk exceeding US$5.0 million used to be approved by our senior credit committee, which meets twice a week and is composed of the country head manager, the risk manager and the corporate banking manager. The senior credit committee may approve loans resulting in an aggregate risk of up to US$20 million. Loans resulting in aggregate risk exceeding US$20 million must be submitted with our senior credit committee approval and recommendation to the senior credit committee of SCH.

         Loans to small- and medium-sized companies resulting in an aggregate risk of up to US$5 million were submitted to the commercial banking credit committee, comprised of a commercial banking manager, a commercial banking risk manager and the relevant regional manager and regional risk supervisor. Total exposure exceeding US$5 million must be submitted to our senior credit committee. Since January 1, 2000, loans up to US$100,000 are approved on a centralized basis by a small loans unit (Centro de Pequenos Prestamos).

         Loans to individuals had been rapidly growing since 1991. We used a computerized scoring program to evaluate all individual loans. Special requirements were applied to different products, such as loan to value ratios in mortgage and chattel mortgage loans, property valuation by independent appraisers, and maximum percentages of income required for installment repayments. We used statistically developed scorecards based on the type of loan, the socio-economic market and the geographical segment in its assessment process.

         Special requirements regarding the evaluation and approval of loans to individuals were intended to ensure credit quality and to manage risk arising from lending activities. Although home mortgage and automobile lending is suspended at the moment due to the economic situation in Argentina, we would not finance in excess of 80% of a property's value for first home mortgages, as determined by an independent appraiser, for periods up to 15 years and 70% for such loans for a period from 15 to 30 years, and we will not finance in excess of 80% of the car's value (60% in the case of a used car).

         We consider the income of the household in determining whether to make a mortgage loan and do not grant a loan if the installment payments on the loan would exceed 25% of household income (this percentage goes up to 35% in the case of high-income customers).

         Due to the current financial crisis, we monitor our loan portfolio on a weekly basis. Under normal business conditions, we use a credit review process that we implemented, which monitors all accounts periodically as follows:

         o loans in excess of 5% of our net worth (as determined at the end of the month prior to the review) are reviewed during each fiscal quarter;

         o loans in excess of 1% but not exceeding 5% of our net worth (or Ps.1.0 million, whichever is greater) are reviewed semiannually;

         o all loans exceeding Ps.200,000 are reviewed at least once every fiscal year, although loans may be reviewed more frequently if the circumstances of particular loans require such review; and

         o all consumer loans and all other loans are reviewed and classified based upon payment performance.

         All loans are subject to an internal classification system in accordance with the Central Bank's classifying requirements. For loans that are not classified according to this procedure, the review process results in the design and implementation of a plan by our risk auditing department where the loan originates in order to improve the credit quality of the loan.

         As a general policy, small past-due consumer loans are managed by our collections department as soon as principal or interest is three days overdue. For the following 90 days, the collections department makes every attempt to contact the consumer and recover past-due amounts. Meanwhile, a 5% mandatory reserve is established (3% if the loan is collateralized) and after 90 days, full provisions are established for these loans. However, when the specific situation of the loan suggests a serious risk of loss, more immediate action is taken, such as the commencement of legal proceedings.

         Our corporate loans are more closely monitored by the corporate and risk management departments. If deficiencies are observed in a corporate loan, we take immediate action, which may include administrative and legal action, without waiting for any specific time period to elapse. However, if a corporate loan is 90 days or more past-due, it is transferred to the recovery unit. At that time, the entire loan is classified as non-accrual and, according to our policy, a 100% provision is made.

         Classification of Loan Portfolio Based on Central Bank Regulations

         The following table shows our total loan portfolio (net of allowance) by the classification categories of the Central Bank relating to credit quality by type of loan at the dates indicated below:

                                                    At December 31,
                                        ----------------------------------------
                                         1999 (1)       2000 (2)       2001 (3)
                                        ----------     ----------     ----------
                                                (in thousands of Pesos)

Commercial loan portfolio
Normal
Public sector.........................   1,311,678      1,632,778      2,080,557
Financial sector
Public................................     123,845         67,258         26,917
Private
      High liquidity..................         606              -          7,108
      With preferred guarantees.......      28,421            273            295
      Without preferred guarantees....      95,213         16,992        100,963
Private sector
      High liquidity..................      68,197        145,624         65,381
      With preferred guarantees.......     293,569        338,375        138,917
      Without preferred guarantees....   2,530,233      2,225,913      2,220,219
                                        ----------     ----------     ----------
Total ................................   4,451,762      4,427,213      4,640,357
                                        ==========     ==========     ==========

Potential risk
Public sector.........................           -              -              -
Financial sector......................           -              -              -
Private sector
      High liquidity..................           -            489              -
      With preferred guarantees.......       3,212          5,074          4,730
      Without preferred guarantees....      31,156         12,738         27,282
                                        ----------     ----------     ----------
Total ................................      34,368         18,301         32,012
                                        ==========     ==========     ==========

Problematic
Not past-due
Public sector.........................           -              -              -
Financial sector......................           -              -              -
Private sector
      High liquidity..................           -              -             45
      With preferred guarantees.......         803            292          1,642
      Without preferred guarantees....         462            680          3,772
                                        ----------     ----------     ----------
Total not past-due....................       1,265            972          5,459
                                        ==========     ==========     ==========

Past-due
Public sector.........................           -              -              -
Financial sector......................           -              -              -
Private sector
      High liquidity..................           -              -              -
      With preferred guarantees.......       1,854          7,057          3,511

                                                    At December 31,
                                        ----------------------------------------
                                         1999 (1)       2000 (2)       2001 (3)
                                        ----------     ----------     ----------
                                                (in thousands of Pesos)

      Without preferred guarantees....       1,927          3,748          1,456
                                        ----------     ----------     ----------
Total past-due........................       3,781         10,805          4,967
                                        ----------     ----------     ----------
Total ................................       5,046         11,777         10,426
                                        ==========     ==========     ==========

High risk of insolvency
Not past-due
Public sector.........................           -              -              -
Financial sector......................           -              -              -
Private sector
      High liquidity..................         520              -            761
      With preferred guarantees.......         667          5,283          3,436
      Without preferred guarantees....       1,998          2,815          5,320
                                        ----------     ----------     ----------
Total not past-due....................       3,185          8,098          9,517
                                        ==========     ==========     ==========

Past due
Public sector.........................           -              -              -
Financial sector......................           -              -              -
Private sector........................
      High liquidity..................         297              -            166
      With preferred guarantees.......       2,751         15,270          6,341
      Without preferred guarantees....       6,850         26,812         28,813
                                        ----------     ----------     ----------
Total past-due........................       9,898         42,082         35,320
                                        ----------     ----------     ----------
Total ................................      13,083         50,180         44,837
                                        ==========     ==========     ==========

Uncollectible
Public sector.........................           -              -              -
Financial sector......................           -              -              -
Private sector....................
      High liquidity..................         214            177              -
      With preferred guarantees.......           -          2,112              -
      Without preferred guarantees....           -              -              -
                                        ----------     ----------     ----------
Total ................................         214          2,289              -
                                        ==========     ==========     ==========

Irrecoverable for technical reasons
Public sector.........................           -              -              -
Financial sector......................           -              -              -
Private sector
      High liquidity..................           -              -              -
      With preferred guarantees.......           -              -              -
      Without preferred guarantees....           -              -              -
                                        ----------     ----------     ----------
Total   ..............................           -              -              -
                                        ----------     ----------     ----------
Total commercial loan portfolio.......   4,504,473      4,509,760      4,727,632
                                        ==========     ==========     ==========
Consumer loan portfolio (4)

Normal performance
Public sector.........................          58             12              -
Private sector
      High liquidity..................       1,533          1,692          5,441
      With preferred guarantees.......     786,955      1,025,957      1,122,091

                                                    At December 31,
                                        ----------------------------------------
                                         1999 (1)       2000 (2)       2001 (3)
                                        ----------     ----------     ----------
                                                (in thousands of Pesos)

      Without preferred guarantees....     653,926        765,952        770,159
                                        ----------     ----------     ----------
Total   ..............................   1,442,472      1,793,613      1,897,691
                                        ==========     ==========     ==========

Inadequate performance
Public sector.........................           -              -              -
Private sector
      High liquidity..................           -             50            141
      With preferred guarantees.......      44,047         60,604         45,112
      Without preferred guarantees....      36,418         36,643         52,605
                                        ----------     ----------     ----------
Total   ..............................      80,465         97,297         97,858
                                        ==========     ==========     ==========

Deficient performance
Not past-due public sector............           -              -              -
Private sector high liquidity.........           -              -              -
      With preferred guarantees.......       1,921          3,929          3,296
      Without preferred guarantees....       2,050          4,219          7,215
                                        ----------     ----------     ----------
Total not past-due....................       3,971          8,148         10,511
                                        ==========     ==========     ==========

Past-due public sector................           -              -              -
Private sector high liquidity.........           -              4             12
      With preferred guarantees.......       2,228          4,877          1,071
      Without preferred guarantees....      10,104         16,907         11,026
                                        ----------     ----------     ----------
Total past-due........................      12,332         21,788         12,109
                                        ----------     ----------     ----------
Total ................................      16,303         29,936         22,620
                                        ==========     ==========     ==========

Difficult collection
Not past-due public sector............           -              -              -
Private sector high liquidity.........           -              -              -
      With preferred guarantees.......       1,266          1,237          3,011
      Without preferred guarantees....       1,485            708          2,465
                                        ----------     ----------     ----------
Total not past-due....................       2,751          1,945          5,476
                                        ==========     ==========     ==========

Past-due public sector................           -              -              -
Private sector high liquidity.........           -              -              8
      With preferred guarantees.......       8,439         11,499          9,887
      Without preferred guarantees....      13,393          3,148          3,596
                                        ----------     ----------     ----------
Total past-due........................      21,832         14,647         13,491
                                        ----------     ----------     ----------
Total ................................      24,583         16,592         18,967
                                        ==========     ==========     ==========

Uncollectible
Public sector.........................           -              -              -
Private sector high liquidity.........           -              -              3
      With preferred guarantees.......       8,531          9,489            798
      Without preferred guarantees....           -              -              -
                                        ----------     ----------     ----------
Total   ..............................       8,531          9,489            801
                                        ==========     ==========     ==========

                                                    At December 31,
                                        ----------------------------------------
                                         1999 (1)       2000 (2)       2001 (3)
                                        ----------     ----------     ----------
                                                (in thousands of Pesos)

Irrecoverable for technical reasons
Public sector.........................           -              -              -
Private sector high liquidity.........           -              -              -
      With preferred guarantees.......           -              -              -
      Without preferred guarantees....           -              -              -
                                        ----------     ----------     ----------
Total ................................           -              -              -
                                        ==========     ==========     ==========
Total consumer loan portfolio.........   1,572,354      1,946,927      2,037,937
                                        ==========     ==========     ==========

Total loan portfolio..................   6,076,827      6,456,687      6,765,569
Allowances in excess over minimum
required..............................    (30,962)       (81,702)      (106,164)
                                        ----------     ----------     ----------
Total loans, net of allowances........  6,045,865      6,374,985      6,659,405
                                        ==========     ==========     ==========
------------------

(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the assets of Banco Tornquist through the time of its merger with and into the Bank.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(4) Consumer loans include loans of up to Ps.100,000 without preferred guarantees and loans up to Ps.200,000 with preferred guarantees.

         Past-due Loan Portfolio

         On a monthly basis, banks are required to classify loan obligors according to the Central Bank's six categories, which are based upon the highest level of repayment risk of loans to an obligor. Banks are also required to submit reports to the Central Bank on a monthly basis. For further information with respect to such loan classification categories, see "Argentine Banking System and Regulation."

         Account managers monitor past-due loans on a regular basis. In addition, the risk management department monitors all loans that are considered non-performing and continually updates its estimates on the collectibility of such loans, adjusting the provision levels accordingly. We have a general allowance that is allocated to specific loans upon review in accordance with ours credit review process. See " -- Credit Review Policies."

         The following table presents information with respect to past-due and non-performing loans at December 31, 1999, 2000 and 2001:

                                            At December 31,
                         -------------------------------------------------------
                             1999 (1)          2000 (2)            2001 (3)
                         ---------------  ------------------  ------------------
                                 (in thousands of Pesos, except percentages)

Total loans (4)..........    6,213,977         6,611,795           6,884,598
Past due loan
Portfolio (5)............      274,749           345,159             301,797
Non-performing loan
Portfolio (6)............      154,898           224,926             166,180
Past due loans to
total loans..............        4.42%             5.22%               4.38%
Non-performing
loans to total loans.....        2.49%             3.40%               2.41%

--------------------------
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the assets of Banco Tornquist through the time of its merger with and into the Bank.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(4) Includes loans to public sector entities, financial institutions (including call money), corporations and individuals. Includes past-due loan portfolio.
(5) Past-due loans are equal to the loans classified in the potential risk, problematic, high risk of insolvency, uncollectable and irrecoverable for technical reasons categories for the Bank's commercial portfolio and in the inadequate performance, deficient performance, difficult collection, uncollectable and irrecoverable for technical reasons categories for the Bank's consumer loan portfolio.
(6) Includes loans in the problematic, high risk of insolvency, uncollectable and irrecoverable for technical reasons categories for the Bank's commercial portfolio and in the deficient performance, difficult collection, uncollectable and irrecoverable for technical reasons categories for the Bank's consumer portfolio at December 31, 1999, 2000 and 2001.

         Our policy is to cease accruing interest on loans classified as non-performing. The Central Bank has specific requirements with respect to non-performing loans.

         At December 1999, the ratios of non-performing loans to total loans and past-due loans to total loans were approximately the same as on December 31, 1998. At December 31, 2000, the increases in both ratios were due to the merger with Banco Tornquist. At December 31, 2001, the decreases in both ratios were due to the large write-offs during the year.

         None of our loans in approximately the top 25% of the loan portfolio in terms of principal amount were past-due at December 31, 2001.

         Allowance for Loan Losses

         The Central Bank requires that specified loan loss provisions be made with respect to loans of obligors that fall in the classification categories of the Central Bank. See "Argentine Banking System and Regulation."

         The following table presents our allowance ratios at December 31, 1999, 2000 and 2001:

                                                  At December 31,
                                   ---------------------------------------------
                                      1999 (1)       2000 (2)        2001 (3)
                                   -------------- --------------  --------------
                                     (in thousands of Pesos, except percentages)

Allowances.......................   Ps. 168,112    Ps. 236,810     Ps. 225,193
Allowances as a % of:
Total loan portfolio.............         2.71%          3.58%           3.27%
Past due loan
Portfolio........................        61.19%         68.61%          74.62%
Non-performing loan
Portfolio........................       108.53%        105.28%         135.51%
Past due loan portfolio without
senior guarantees................       113.39%        133.97%         234.12%
Non-performing loan portfolio
without senior guarantees........       217.97%        189.77%         504.23%

------------------------
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the assets of Banco Tornquist through the time of its merger with and into the Bank.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.

         The following table shows changes in our loan loss provision at December 31, 1999, 2000 and 2001:

                                                  At December 31,
                                   ---------------------------------------------
                                      1999 (1)       2000 (2)        2001 (3)
                                   -------------- --------------  --------------
                                              (in thousands of Pesos)
Allowance at beginning of
the year.......................        173,300         168,112         236,810
Provision, net (4).............        111,050         304,730         257,107
Application of allowances
(charge offs)..................       (115,905)       (231,673)       (268,724)
Allowances restored to income..           (333)         (4,359)              -
                                   -------------- --------------  --------------
Allowance at end of the year...        168,112         236,810         225,193
                                   ============== ==============  ==============
---------------------
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the assets of Banco Tornquist through the time of its merger with and into the Bank.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(4) The difference in provisions as set forth in this table and the Bank's income statement represents direct charges to income.

         The following table presents our allowances for loan losses by type of loan in accordance with the loan classification system of the Central Bank for December 31, 1999, 2000 and 2001:

                                                  At December 31,
                                   ---------------------------------------------
                                      1999 (1)       2000 (2)        2001 (3)
                                   -------------- --------------  --------------
                                              (in thousands of Pesos)

Commercial loan portfolio

Normal
Public sector......................           -              -              -
Financial sector
Public.............................           -              -              -
Private
      High liquidity................          -              -             72
      With preferred guarantees.....          -              3              3
      Without preferred guarantees..      1,249            172          1,020
Private sector
      High liquidity................        689          1,471            661
      With preferred guarantees.....      2,923          3,418          1,403
      Without preferred guarantees..     25,567         22,629         22,426
                                   -------------- --------------  --------------
Total..............................      30,428         27,693         25,585
                                   ============== ==============  ==============

Potential risk
Public sector......................           -              -              -
Financial sector...................           -              -              -
Private sector
      High liquidity...............           -              5              -
      With preferred guarantees....          99            157            146
      Without preferred guarantees.       1,640            670          1,436
                                   -------------- --------------  --------------
Total..............................       1,739            832          1,582
                                   ============== ==============  ==============

Problematic
Not past-due
Public sector......................           -              -              -
Financial sector...................           -              -              -
Private sector
      High liquidity...............           -              -              -
      With preferred guarantees....         110             40            224
      Without preferred guarantees.         154            226          1,258
                                   -------------- --------------  --------------
Total not past-due.................         264            266          1,482
                                   ============== ==============  ==============

Past-due
Public sector......................           -              -              -
Financial sector...................           -              -              -
Private sector
      High liquidity...............           -              -              -
      With preferred guarantees....         253            962            479
      Without preferred guarantees.         642          1,250            485
                                   -------------- --------------  --------------
Total past-due.....................         895          2,212            964
                                   -------------- --------------  --------------
Total..............................       1,159          2,478          2,446
                                   ============== ==============  ==============

                                                  At December 31,
                                   ---------------------------------------------
                                      1999 (1)       2000 (2)        2001 (3)
                                   -------------- --------------  --------------
                                              (in thousands of Pesos)

High risk of insolvency

Not past-due
Public sector......................           -              -              -
Financial sector...................           -              -              -
Private sector
      High liquidity...............           5              -              8
      With preferred guarantees....         598          1,761          1,145
      Without preferred guarantees.       1,998          2,816          5,321
                                   -------------- --------------  --------------
Total not past-due.................       2,601          4,577          6,474
                                   ============== ==============  ==============

Past due
Public sector......................           -              -              -
Financial sector...................           -              -              -
Private sector
      High liquidity...............           3              -              1
      With preferred guarantees....       2,750          5,254          2,114
      Without preferred guarantees.       6,850         26,813         28,813
                                   -------------- --------------  --------------
Total past-due.....................       9,603         32,067         30,928
                                   -------------- --------------  --------------
Total..............................      12,204         36,644         37,402
                                   ============== ==============  ==============

Uncollectible
Public sector......................           -              -              -
Financial sector...................           -              -             41
Private sector
      High liquidity...............           2              2              -
      With preferred guarantees....       6,079          5,135              -
      Without preferred guarantees.       2,171          9,160            977
                                   -------------- --------------  --------------
Total..............................       8,252         14,297          1,018
                                   ============== ==============  ==============

Irrecoverable for technical reasons

Public sector......................           -              -              -
Financial sector...................           -              -              -
Private sector
      High liquidity...............           -              -            395
      With preferred guarantees....         351            409            614
      Without preferred guarantees.           -            950          7,918
                                   -------------- --------------  --------------
Total..............................         351          1,359          8,927
                                   -------------- --------------  --------------
Total commercial loan portfolio....      54,133         83,303         76,960
                                   ============== ==============  ==============


Consumer loan portfolio (4)

Normal performance
Public sector......................           -              -              -
Private sector
      High liquidity...............          16             17             55
      With preferred guarantees....       7,951         10,364         11,334
      Without preferred guarantees.       6,599          7,736          7,779
                                   -------------- --------------  --------------
Total..............................      14,566         18,117         19,168
                                   ============== ==============  ==============

                                                  At December 31,
                                   ---------------------------------------------
                                      1999 (1)       2000 (2)        2001 (3)
                                   -------------- --------------  --------------
                                              (in thousands of Pesos)

Inadequate performance

Public sector......................           -              -              -
Private sector
      High liquidity...............           -              -              1
      With preferred guarantees....       1,362          1,874          1,395
      Without preferred guarantees.       1,917          1,929          2,769
                                   -------------- --------------  --------------
Total..............................       3,279          3,803          4,165
                                   ============== ==============  ==============

Deficient performance

Not past-due
Public sector......................           -              -              -
Private sector
      High liquidity...............           -              -              -
      With preferred guarantees....         262            536            449
      Without preferred guarantees.         684          1,406          2,405
                                   -------------- --------------  --------------
Total not past-due.................         946          1,942          2,854
                                   ============== ==============  ==============

Past due
Public sector......................           -              -              -
Private sector
      High liquidity...............           -              -              -
      With preferred guarantees....         304            665            146
      Without preferred guarantees.       3,367          5,636          3,676
                                   -------------- --------------  --------------
Total past-due.....................       3,671          6,301          3,822
                                   -------------- --------------  --------------
Total..............................       4,617          8,243          6,676
                                   ============== ==============  ==============

Difficult collection

Not past-due
Public sector......................           -              -              -
Private sector
      High liquidity................          -              -              -
      With preferred guarantees.....        422            412          1,004
      Without preferred guarantees..      1,485            708          2,465
                                   -------------- --------------  --------------
Total not past-due..................      1,907          1,120          3,469
                                   ============== ==============  ==============

Past due
Public sector.......................          -              -              -
Private sector
      High liquidity................          -              -              -
      With preferred guarantees.....      2,813          3,918          3,296
      Without preferred guarantees..     13,601          3,148          3,595
                                   -------------- --------------  --------------
Total past-due......................     16,414          7,066          6,891
                                   -------------- --------------  --------------
Total...............................     18,321          8,186         10,360
                                   ============== ==============  ==============

Uncollectible

Public sector.......................          -              -              -
Private sector
      High liquidity................          -              -              -
      With preferred guarantees.....     34,237         19,826            798
      Without preferred guarantees..      7,895         13,630            902
                                   -------------- --------------  --------------

                                                  At December 31,
                                   ---------------------------------------------
                                      1999 (1)       2000 (2)        2001 (3)
                                   -------------- --------------  --------------
                                              (in thousands of Pesos)

Total...............................     42,132         33,456          1,700
                                   ============== ==============  ==============

Irrecoverable for technical reasons
Public sector.......................          -              -              -
Private sector
      High liquidity................          -              -              -
      With preferred guarantees.....         91              -              -
      Without preferred guarantees..         11              -              -
                                   -------------- --------------  --------------
Total...............................         102              -              -
                                   -------------- --------------  --------------
Total consumer loan portfolio.......      83,017         71,805         42,069
                                   ============== ==============  ==============

Total assigned allowance............     137,150        155,108        119,029
Excess of allowances over
minimum required....................      30,962         81,702        106,164
                                   -------------- --------------  --------------
Total allowances....................     168,112        236,810        225,193
                                   ============== ==============  ==============
---------------------------

(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the assets of Banco Tornquist through the time of its merger with and into the Bank.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(4) Consumer loans include loans of up to Ps.100,000 without preferred guarantees and loans of up to Ps.200,000 with preferred guarantees. All loans were classified according to the categories of the Central Bank in effect at December 31, 2001.

         The following table sets out charge offs and recoveries classified by type of loan at December 31, 1999, 2000 and 2001:

                                                  At December 31,
                                   ---------------------------------------------
                                      1999 (1)       2000 (2)        2001 (3)
                                   -------------- --------------  --------------
                                              (in thousands of Pesos)

Private sector
Corporate loans
      Secured
           Overdraft.............           -               -                -
           Term..................           -          16,970           22,406
      Unsecured
           Overdraft.............      18,284          29,691           31,506
           Term..................       4,257          41,717           60,866
                                   -------------- --------------  --------------
Total private sector corporate
loan charge offs...............        22,541          88,378          114,778
                                   ============== ==============  ==============

Individual loans
      Secured
           Overdraft.............           -               -                -
           Credit cards..........           -               -                -
           Other individual loans         218          12,690           51,315
      Unsecured
           Overdraft.............      59,778          53,148           71,603
           Credit cards..........      27,470           8,027            5,782
           Other individual loans       5,898          69,430           25,246
                                   -------------- --------------  --------------

                                                  At December 31,
                                   ---------------------------------------------
                                      1999 (1)       2000 (2)        2001 (3)
                                   -------------- --------------  --------------
                                              (in thousands of Pesos)

Total individual loan
charge offs....................        93,364         143,295          153,946
                                   ============== ==============  ==============
Total charge offs..............       115,905         231,673          268,724
                                   ============== ==============  ==============
Recoveries.....................        11,247          28,229           44,030

-----------------------------
(1) Consolidated to include the financial statements of Riobank, Santander Bolsa and Santander Fondos.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the assets of Banco Tornquist through the time of its merger with and into Banco Rio.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.

Deposits

         The following table presents information regarding the maturity of deposits held by us at December 31, 2001:

                                                                  At December 31, 2001
                               --------------------------------------------------------------------------------------------
                                     Peso-denominated           U.S. Dollar-denominated                  Total
                               --------------------------------------------------------------------------------------------
                                                       (in thousands of Pesos, except percentages)
Demand and savings
deposits (1)...............        1,028,251         78.30%        2,220,070        43.90%        3,248,321        50.99%
                               --------------  -------------  ---------------  ------------   --------------   ------------

Time deposits maturing (2).
Up to 1 month..............          100,855          7.68%        1,603,979        31.72%        1,704,834        26.76%
From 1 to 3 months.........           16,882          1.29%          363,713         7.19%          380,595         5.97%
From 3 to 6 months.........          120,389          9.17%          551,430        10.90%          671,819        10.55%
From 6 to 12 months........           46,849          3.57%          311,315         6.16%          358,164         5.62%
More than 12 months........                0          0.00%            6,642         0.13%            6,642         0.10%

                               --------------  -------------  ---------------  ------------   --------------   ------------
Total time deposits........          284,975         21.70%        2,837,079        56.10%        3,122,054        49.01%
                               --------------  -------------  ---------------  ------------   --------------   ------------

Total deposits.............        1,313,226        100.00%        5,057,149       100.00%        6,370,375       100.00%
                               ==============  =============  ===============  ============   ==============   ============

---------------------------
(1) Includes demand deposits, saving deposits and all other deposits that are not time deposits. Includes accrued interest and exchange differences payable.
(2)  Includes accrued interest and exchange differences payable.

         The following table shows the time deposits held by us at December 31, 2001, by amount and maturity for deposits in excess of Ps.100,000:

                                                   At December 31, 2001
                                                 -----------------------
                                                 (in thousands of Pesos)

Peso-Denominated Time Deposits (1)
Up to 100,000 Pesos...........................            228,228
More than 100,000 Pesos
              Up to 1 month...................              8,073
              From 1 to 3 months..............              3,267
              From 3 to 6 months..............                116
              From 6 to 12 months.............             45,291
              More than 12 months.............                  0

                                                  ----------------
Total more than 100,000 Pesos...............               56,747
                                                  ----------------
Total Peso-denominated time deposits........              284,975
                                                  ================

Dollar-Denominated Time Deposits (1)
Up to 100,000 Dollars.......................            1,430,930
More than 100,000 Dollars
              Up to 1 month...................            529,641
              From 1 to 3 months..............            128,860
              From 3 to 6 months..............            469,795
              From 6 to 12 months.............            273,318
              More than 12 months.............              4,535

                                                  ----------------
Total more than 100,000 Dollars.............            1,406,149
                                                  ----------------
Total U.S. Dollar-denominated time deposits.            2,837,079
                                                  ================

Total Time Deposits.........................            3,122,054
                                                  ================
------------------------
(1)  Includes accrued interest and exchange differences payable.


         The following table shows information relating to our short-term borrowings at December 31, 2000 and 2001:

                                   At December 31, (1)
                          ------------------------------------
                              2000 (2)            2001 (3)
                          ----------------    ----------------

Balance.............          1,435,319            1,166,412
Average.............          1,376,223            1,285,122
Maximum.............          1,517,462 (4)        1,402,443
Average interest rate             7.95%                4.15%

----------------------
(1) Short-term borrowings in excess of 30% of stockholders' equity are comprised of lines of credit to finance foreign trade operations.
(2) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A. which are controlled by us. Also includes the liabilities of Banco Tornquist through the time of its merger with and into the Bank.
(3) Consolidated to include the financial statements of Riobank, Santander Bolsa, Santander Fondos and Gire S.A.
(4)  Maximum at the end of March 2000.
(5)  Maximum at the end of September 2001.

                                   Management

Board of Directors

         Our administration is conducted through the Board of Directors, which is composed of a minimum of six and a maximum of 15 directors elected for one-year terms by the shareholders at their annual general meeting. The Board of Directors is comprised of six members and six alternate members.

         The following table shows the composition of our Board of Directors at January 31, 2003:

                                                                             Date of        Expiration of
Name                                   Position                            Appointment          Term
------------------------------         --------------------------------    ------------    --------------
Jose Luis Enrique Cristofani           Director and Chief Executive        May 29, 2002    One year
                                       Officer
Claudio Alberto Cesario                Director                            May 29, 2002    One year
Angel Oscar Agallano                   Director                            May 29, 2002    One year
Marcelo Alejandro Castro               Director                            May 29, 2002    One year
Gabriel Omar Alonso                    Director                            May 29, 2002    One year
Julio Jose Gomez                       Director                            May 29, 2002    One year
Luis Miguel Garcia Morales             Alternate Director                  May 29, 2002    One year
Fernando Omar de Illana                Alternate Director                  May 29, 2002    One year
Jaime Chocano Aguirre                  Alternate Director                  May 29, 2002    One year
Carlos Osvaldo Schmidt                 Alternate Director                  May 29, 2002    One year
Mario Eduardo Vazquez                  Alternate Director                  May 29, 2002    One year
Jose Ramon Rodrigo Zarza               Alternate Director                  May 29, 2002    One year

         Jose Luis Enrique Cristofani. Mr. Cristofani has been the Executive Vice Chairman of the Board of Directors since the shareholders' meeting held on August 22, 1997. He became the Chief Executive Officer of Banco Rio in September 1997. He obtained his degree in accounting and business administration from the University of Buenos Aires. He began work at J.P. Morgan & Co. Incorporated Buenos Aires ("J.P. Morgan Buenos Aires") in the Corporate Finance unit, and, in 1984, was transferred to Madrid to be Unit Head of Corporate Finance and, in 1988, became Head of Equities. In 1992, he returned to J.P. Morgan Buenos Aires and was appointed a member of the management committee. In 1992, he joined Banco Santander as a Managing Director and Country Manager for Banco Santander and Santander Investment, respectively.

         Claudio Alberto Cesario. In 1982, Mr. Cesario graduated as a lawyer from the University of Buenos Aires. Between 1984 and 1989 he was Vice Manager of the Legal Department of Bank of America S.A. in Buenos Aires. Before he joined Banco Rio in June 1998, he was a partner at the law firm Allende & Brea. During the course of his career, he has specialized in financial and banking subjects.

         Angel Oscar Agallano. Mr. Agallano has been a member of the Board of Directors since the shareholders' meeting held on June 26, 1998. Mr. Agallano became the Principal Accounting Officer of Banco Rio in September 1997. He worked for ten years with Bank of America and became the Operations Manager and Administration Manager of Santander Argentina in 1986 and 1997, respectively. Mr. Agallano is a member of the board of directors of Santander Sociedad de Bolsa S.A.

         Marcelo Alejandro Castro. Mr. Castro has been an Alternate Director since the shareholders' meeting held on June 26, 1998 and Director since the shareholders' meeting held on May 29, 2002. Mr. Castro became the Treasury Manager of Banco Rio in September 1997, with responsibility for funding and fixed income distribution, sales, trading and research. Mr. Castro joined Grupo Santander in 1986. He became the Financial Officer of Santander Argentina in 1986 and a Managing Director of Santander Investment Securities Inc. ("SIS") in 1997. He received his degree in accounting from the Argentine Catholic University.

         Gabriel Omar Alonso. Mr. Alonso has been an Alternate Director since the shareholders' meeting held on June 26, 1998 and Director since the shareholders' meeting held on May 29, 2002. Mr. Alonso is the Corporate Banking Manager of Banco Rio. He received a degree in public accounting from the University of Buenos Aires and completed post-graduate studies in business administration in the Instituto de Altos Estudios Empresariales ("IAE") in 1988. From 1989 to 1994, he was Vice President of J.P. Morgan Buenos Aires in charge of the Global Credit unit and the Corporate Desk. In August 1994, Mr. Alonso joined Banco Rio as Government and Public Entities Manager in charge of commercial relations with public entities and banks.

         Julio Jose Gomez. Mr. Gomez has been a member of the Board of Directors since the shareholders' meeting held on April 28, 2000. Mr. Gomez was President of the Banks Association of the Argentine Republic from 1993 to 1998, President of the Central Bank of the Argentine Republic in 1981, General Manager, Vice-president and President of Banco Shaw from 1959 to 1994 and Vice-president of Banco Tornquist from 1995 to 2000.

         Luis Miguel Garcia Morales. Mr. Garcia Morales received a degree in accounting from the University of Buenos Aires. He spent nine years working for Banco Exprinter, where his assignments included responsibilities on their "Sociedad de Bolsa," Corporate and Middle Market Banking Group, and finally, Distribution Group. He joined Banco Rio Argentina in 1995, to head the Factoring Group. In December 1997, he became the head of the branch network of Banco Rio. During 1998, he was appointed as head of consumer banking.

         Fernando Omar de Illana. Mr. Illana has been an Alternate Director since April 30, 1999 and from December 23, 1997 to April 30, 1999, he was a member of the Board of Directors. He became the Private Banking and Asset Management Manager of Banco Rio in September 1997. He joined Grupo Santander in 1992, starting his career with Santander Argentina in the Treasury department. Before that, he worked for Bunge & Born Group, first as Chief Financial Officer of Bunge Espana and then as Financial Manager of Bunge & Born S.A. (holding company). Currently, he is a General Manager of Origenes AFJP.

         Jaime Chocano Aguirre. Mr. Chocano has been an Alternate Director since the shareholders' meeting held on December 3, 1999. Mr. Chocano is a Peruvian banker and director of other companies in Peru.

         Carlos Osvaldo Schmidt. Mr. Schmidt has been a member of the Board of Directors since the shareholders' meeting held on April 28, 1998. He graduated as a public accountant from the University of Buenos Aires in 1971 and took specialized courses in financial management at Stanford University. Mr. Schmidt began his career in 1971 at Andersen Consulting, leaving the firm as a partner in 1992. He continued his career at Banco Credito Argentino where he was responsible for Systems & Operations until 1995, when he became General Manager. He left Banco Credito Argentino in 1996 to join Ernst & Young Management Consulting Services as director until 1997, when he joined Banco Rio.

         Mario Eduardo Vazquez. Mr. Vazquez has been a member of the Board of Directors since the shareholders' meeting held on August 22, 1997. He received a degree in accounting and a masters in economics from the University of Buenos Aires. He worked for Pistrelli, Diaz y Asociados, member firm of Andersen, and, in 1993, he retired as an active Partner. He is a member of the board of directors of Central Puerto S.A., Corporacion Metropolitana de Finanzas S.A. and Heller Sud S.A., among others. He acts as a syndic (statutory auditor) for Ceras Johnson S.A., Mercedes Benz Argentina S.A., Repsol-YPF and others.

         Jose Ramon Rodrigo Zarza. Mr. Zarza has been an Alternate Director since the shareholders' meeting held on December 3, 1999. Mr. Zarza is a Spanish banker, and he acts as a director of various other companies in Spain.

         Duties and Liabilities of Directors

         Under Argentine law, directors have the obligation to perform their duties with the loyalty and the diligence of a prudent business person. Directors are jointly and severally liable to us, the shareholders and third parties for the improper performance of their duties, for violating the law, the by-laws of the Bank (the "By-Laws") or applicable regulations, if any, and for any damage caused by fraud, abuse of authority or gross negligence. Under Argentine law, specific duties may be assigned to a director by the by-laws or by a resolution of a shareholders' meeting. In such cases, a director's liability will be determined with reference to the performance of such duties, provided that certain recording requirements are met. Under Argentine law, directors are prohibited from engaging in activities in competition with Banco Rio without express shareholders' authorization. Certain transactions between directors and Banco Rio are subject to ratification procedures established by Argentine law; these procedures do not apply in connection with transactions between affiliates of directors and Banco Rio or between shareholders and Banco Rio. A director must inform the Board of Directors of any conflicting interest he may have in a proposed transaction and must abstain from voting thereon.

         A director will not be liable if, notwithstanding his presence at the meeting at which a resolution was adopted or his knowledge of such resolution, a written record exists of his opposition thereto and he reports his opposition to the Supervisory Committee before any complaint against him is brought to the Board of Directors, the Supervisory Committee, a shareholders meeting, the competent governmental agency or the courts. Except in the event of our mandatory liquidation or bankruptcy, shareholders' approval of a director's performance terminates any liability of a director vis-a-vis the Bank, provided that shareholders representing at least 5% of our capital stock do not object and provided further that such liability does not result from a violation of the law or the By-Laws.

         Causes of action against directors may be initiated by Banco Rio upon a majority vote of shareholders. If a cause of action has not been initiated within three months of a shareholders' resolution approving its initiation, any shareholder may start the action on behalf and for the account of Banco Rio.

Executive Officers

         Banco Rio has a Management Committee composed of Banco Rio's Chief Executive Officer and substantially all of the executive officers of Banco Rio. The Management Committee meets once a week, and attendance at each meeting varies according to the matters being brought before the committee. The Management Committee oversees the day-to-day operations of Banco Rio to ensure that the overall strategic objectives of Banco Rio are being implemented.

         The following table shows our executive officers at January 31, 2003:

Name                                  Position
----------------------------          -----------------------------------------
Jose Luis Enrique Cristofani          Chief Executive Officer
Luis Miguel Garcia Morales            Consumer Banking Manager
Oscar Luis Correa                     Corporate Communications Manager
Claudio Alberto Cesario               Corporate Banking Manager
Marcelo Alejandro Castro              Treasury Manager
Guillermo Tempesta                    General Counsel
Jose Alberto Garcia Matanza           Risk Manager
Lucia Esther Haedo                    Human Resources Manager
Norberto Rodriguez                    Administration and Corporate Control
Jesus Lopez Garcia                    Internal Audit Manager
Luis Alberto Aragon                   Strategic Planning and e-Business Manager
Pablo Enrique Vispo                   System Manager

         Oscar Luis Correa. Mr. Correa is the Corporate Communications Manager of Banco Rio. He holds a degree in business administration from the Argentine Catholic University and, before joining Banco Rio, he was a Director of Media Services at A.C. Nielsen Argentina and Senior Manager in international advertising agencies, such as J. Walter Thompson and Ogilvy & Mather.

         Guillermo Tempesta. In 1987, Mr. Tempesta graduated with a law degree from the University of La Plata. From 1987 to 1993, he completed several post-graduate studies and earned a PhD. in Law from the European University Institute (Florence, Italy) in 1992. From 1993-1996, he handled legal matters for the government of the Province of Buenos Aires, the Constituent National Assembly and the Supreme Court of Justice of Buenos Aires.

From 1996 until January 27, 2003, when he joined Banco Rio, he worked in the finance and banking department of the law firm, Cardenas, Cassagne & Associates.

         Jose Alberto Garcia Matanza. Mr. Matanza graduated with a degree in Economic and Business Sciences from the University of Cantabria in Spain. From 1990 to 1991, he worked as a Risk Analyst for the Risk Central Area at Banco Santander in Spain. In 1991, he was appointed Assistant Director for the Risk Central Area at Banco Santander in Spain. In 1997, he was appointed Vice President of Risk Area at Banco Santander in Colombia. From 2000 to 2002, he joined Banco Rio as the Manager of the Gestion y Seguimiento department. As of the date hereof, he is our Risk Management Manager.

         Lucia Esther Haedo. Ms. Haedo is Head of Human Resources in Banco Rio. She holds a degree in Sciences, Communications and Psychology (labor orientation) from the University of Buenos Aires. She got a post-graduate degree in Human Resources Management from the IAE. In 1993, before joining Banco Rio, Ms. Haedo was named Head of Human Resources of Origenes AFJP S.A.

         Jesus Lopez Garcia. Mr. Jesus Lopez Gracia graduated in Economics in 1986 and in Law in 2001. Mr. Lopez Gracia began his professional career in 1988 in Banco Santander, later SCH Group. Since 1991, his functions have included being auditor and manager of various business units. Prior to joining Banco Rio, from 1998 through May 2002, Mr. Lopez Gracia held the office of Audit Director in Banco Santander Mexicano.

         Luis Alberto Aragon. Mr. Aragon graduated as Industrial Engineer from the Argentine Catholic University and earned an MBA from the Ecole des Ponts et Chausees in Paris. From 1988 through 1996, Mr. Aragon worked for BankBoston, in Buenos Aires. He joined Banco Rio in 1996, where he worked in the international business area. In 1998, Mr. Aragon was placed in charge of Investor Relations and in March 2000 added the responsibilities of E-Business and Strategic Planning Manager.

         Norberto Rodriguez. Mr. Rodriguez obtained the degree of Public Accountant at University of Buenos Aires in 1983. He worked for Price Waterhouse in its Financial Entities Division. Then he worked for Continental Illinois National Bank as an Operations Manager and Comptroller until 1988. From 1989 to 1995, he headed the Administration and IT departments of MBA. Mr. Rodriguez joined Banco Rio in 1995, a Planning and Financial Control Department manager and was named Head of Administration and Control in 2002.

         Pablo Enrique Vispo. Mr. Vispo graduated with a degree in Systems in 1985 and has a post-graduate degree in Economics and Business Administration from EASEADE in 1997 and a Banking Management degree from CEMA in 2000. In 1985 he was appointed Chief Information Officer for Bank of America. Prior to that, he worked as a Chief Information Officer at Banco de Valores. After that, he served as the Chief Operation Officer and Assistant General Manager to The Principal Financial Group. In 1997, Mr. Vispo joined Grupo Santander as the Chief Information Officer.

Compensation

         The amount of compensation for the directors is composed of a fixed portion and a variable portion. The variable portion of their compensation depends on the achievement of strategic and commercial goals, which are set on a yearly basis.

         We have no stock option plans.

         For the nine-month period ended September 30, 2002 total compensation paid to our directors was approximately Ps.1,869,500. Directors that hold office positions at the Bank do not receive any compensation for their directorship functions.

         We and our subsidiaries offer a medium-term program to recruit and retain our best employees that hold positions of high responsibility and enhance the results of our operations. Payments thereunder are contingent on achieving goals related to (i) our profitability, efficiency and quality, and (ii) the position held by the employee.

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

Supervisory Committee

         The By-Laws provide for a Supervisory Committee consisting of three members ("Syndics") and three alternate members ("Alternate Syndics"). In accordance with the By-Laws, Syndics and Alternate Syndics are elected by a majority vote of the holders of Common Stock. Each member of the Supervisory Committee is elected at the annual ordinary shareholders' meeting and serves for a one-year renewable term. Pursuant to the Argentine Companies Law, as amended, only lawyers and accountants admitted to practice in Argentina or civil partnerships composed of such persons may serve as Syndics of an Argentine sociedad anonima.

         The primary responsibilities of the Supervisory Committee are to monitor the management's compliance with Argentine Companies Law, the By-Laws, its regulations, if any, and the shareholders' resolutions, and to perform other functions such as: (i) to attend meetings of the board of directors and shareholders, (ii) to call extraordinary shareholders' meetings when deemed necessary and ordinary shareholders' meetings when not called by the Board of Directors and (iii) to investigate written complaints of shareholders. In performing these functions, the Supervisory Committee does not control the operations of the Bank or assess the merits of the decisions made by the Directors.

         The following table shows the composition of the Supervisory Committee of Banco Rio at October 31, 2002:

                                              Date of      Expiration of
Name                         Position       Appointment        Term
----------------------       ---------      ------------   -------------
Alberto Bande                Syndic         May 29, 2002     One year
Claudio Gustavo Giaimo       Syndic         May 29, 2002     One year
Carlos Oscar Rey             Syndic         May 29, 2002     One year
Alberto Adolfo Allemand      Alternate      May 29, 2002     One year
Omar Raul Rolotti            Alternate      May 29, 2002     One year
Ruben Roberto Ruival         Alternate      May 29, 2002     One year

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                             Principal Shareholders

Principal Shareholders

         The following table sets forth certain information concerning the beneficial ownership of the capital stock of Banco Rio by each person known to Banco Rio to own more than 5% of the outstanding capital stock of Banco Rio as of September 30, 2002:

                                 Class A Shares          Class B Shares                      Percentage of    Percentage of
       Shareholder             (5 votes per share)     (1 vote per share)       Total          Capital           Votes
----------------------------   -------------------     ------------------    ------------    -------------    -------------
Administracion de Bancos
Latinoamericanos Santander...         105,180,556        109,474,024          214,654,580         61.91%          69.27%
S.L. (ABLASA)................

SCH..........................                   -         88,830,009           88,830,009         25.62%           9.68%
BRS Investments S.A..........          36,730,452          2,539,000           39,269,452         11.33%          20.30%
Others.......................             727,398          3,260,226            3,987,624          1.14%           0.75%
                               ------------------       -----------------    ------------    -------------    -------------
Total........................         142,638,406        204,103,259          346,741,665        100.00%         100.00%
                               ==================       =================    ============    =============    =============

         SCH holds, directly and indirectly through other subsidiaries of the SCH Group, 98.86% of our total capital and 99.24% of our voting stock.

         SCH

         Our controlling shareholder, ABLASA, is a wholly owned subsidiary of SCH. The SCH Group is engaged principally in financial operations in Spain and other countries worldwide and it also provides a wide range of banking, financial and related services to corporate and individual clients in approximately 40 countries. SCH was established in 1857 and it is headquartered in Spain, with consolidated assets of Euros 335.5 billion at September 30, 2002. At September 30, 2002, Grupo Santander had stockholders' equity of Euros 18,554 billion.

         SCH is the largest company in the SCH Group. The capital stock of SCH is listed on the Madrid, London, Tokyo, Frankfurt, Zurich and Geneva stock exchanges and, in the form of American Depositary Shares, on the NYSE under the symbol "STD."

         Investment banking activities are conducted principally through Santander Investment, which was organized to hold the various SCH Group companies involved in investment and merchant banking activities, including Santander Investment Securities, Inc. in New York. In addition, Santander Investment engages in corporate finance, securities underwriting, structured finance, securities trading and brokerage services, mergers and acquisitions advisory services, and project finance.

         The SCH Group does not guarantee and is not otherwise liable for any obligation with respect to any of our liabilities (including the repayment of the Existing Notes and the New Notes).

         BRS Investments

         BRS Investments is a wholly owned subsidiary of SCH Group since January 22, 2002. BRS Investments was a holding company wholly owned by the Perez Companc Family. On July 25, 1998, Sudacia transferred all of its 36,730,452 Class A Shares and its 2,539,000 Class B Shares of the Bank to BRS Investments. On December 18, 2000 the Perez Companc Family transferred to Merrill Lynch International, London, or MLI, all the shares of BRS Investment.

              Certain Relationships and Related Party Transactions

Management Agreement

         We entered into a management agreement, or the Management Agreement, with SCH on August 22, 1997. Pursuant to the terms of the Management Agreement, SCH has agreed to provide management and advisory services to us until June 30, 2007, and we have agreed to pay SCH for those services an annual fee equal to 10% of our annual net income before income tax.

         Pursuant to the Management Agreement, SCH has agreed to provide the following services, among others, to us: (i) assist and advise in, and supervise, the implementation of changes in policies and procedures in the areas of administration, operations and systems analysis and credit evaluation, decision-making processes and any other areas related to our banking and financial business; (ii) recommend and implement marketing strategies for products offered or sold and/or to be offered or sold by us, as well as for services rendered or to be rendered by us, and with respect to all our current or future markets; (iii) make recommendations related to the development of new products and financial and/or banking services, as well as in connection with the development of new markets; (iv) present and deliver to us product and/or service developments aiming to achieve our strategic objectives, as well as the design of the technological support and administrative services to effect them;
(v) present and propose new clients to us, and to advise us in our relationship with them; (vi) recommend, develop and implement internal audit policies and procedures in accordance with modern banking practices; (vii) recommend, develop and implement organization plans to our operation, administration, systems and human resources areas; (viii) recommend, develop and implement policies in the area of human resources, including policies and procedures related to performance evaluation and salaries and benefits administration; (ix) establish systems and procedures for the adequate documentation of transactions entered into by us; (x) recommend and implement policies on procedures and controls of foreign exchange transactions performed by us; (xi) recommend and implement improvements in the use of our real estate resources and security systems; (xii) recommend and implement a centralized system for our approval and control of expenses; (xiii) recommend and implement improvements in our budget and planning systems; and (xiv) provide training in its offices in Spain, or in any other place chosen by SCH for that purpose, to our employees in the areas of foreign exchange, banking transactions and credit administration, among others.

         In accordance with the terms of the Management Agreement, neither SCH nor any entity controlling, controlled by or under its common control, SCH will charge us any additional fee or any other amount, for any customary management or advisory products or services even if such product or service is not specifically listed in the Management Agreement. SCH will perform these services at the request and under the supervision of our Board of Directors and in accordance with an annual plan submitted by SCH for approval to our board of directors during the first month of each fiscal year. In addition, SCH must submit to our board of directors, within 60 days of the end of each fiscal year, a report detailing the management products and services provided by it during the prior fiscal year. The Management Agreement may be terminated by SCH upon 30 days' notice and by us in the event of a material breach by SCH or if SCH ceases to be our controlling shareholder.

         Due to the Argentine financial crisis, we did not generate any positive net income; therefore, there have been no payments under the Management Agreement for the years 2001 and 2002.

Financial and Related Services

         The extension of credit to related persons of the Bank is subject to the regulations of the Central Bank, which limits the amount of credit that may be extended to related persons based on, among other things, a percentage of our net worth. See "Argentine Banking System and Regulation."

         Our extensions of credit to companies belonging to the SCH Group and its directors and officers at December 31, 2001 amounted to Ps.205.6 million, representing approximately 2.7% of our total loans (net of allowances).

                     Argentine Banking System and Regulation

         The following is a summary of certain matters relating to the Argentine banking system, including provisions of Argentine law and regulations applicable to financial entities in Argentina. This summary is not intended to constitute a complete analysis of all laws and regulations applicable to financial entities in Argentina. Prospective investors in the Notes are advised to consult their legal advisors for a more detailed analysis thereof.

         Since December 2001, Argentina has experienced an unprecedented political and economic crisis. The new administration has recently undertaken a number of far reaching legislative and regulatory initiatives, the full consequences of which are still unknown. During this period, several of the rules and regulations described below are not being fully enforced by the Central Bank. This information should be read in conjunction with, and is qualified in its entirety by reference to, "Risk Factors" and "Recent Events in Argentina and the Impact on the Bank" appearing elsewhere in this Offering Memorandum.

The Argentine Banking System

         As of January 31, 2002, the Argentine financial system consisted of 107 financial institutions (including finance companies, credit unions, savings and loan associations and investment banks), 73 of which were privately owned and 13 of which were Argentine Government-owned or related banks.

         As of January 31, 2002, out of the 73 privately owned banks:

         (1) 32 were privately owned, locally based banks (i.e., sociedades anonimas);

         (2) 39 were foreign-owned banks (i.e., local branches or subsidiaries of foreign banks); and

         (3)  2 were cooperative banks (bancos cooperativos limitados).

         The largest privately owned commercial banks, in terms of total assets, were: Banco Galicia, us, Banco Frances, BankBoston and Citibank. According to information published by the Central Bank as of December 31, 2001, privately owned commercial banks accounted for approximately 66.8% of deposits and approximately 68.9% of loans in the Argentine financial system. The largest foreign banks operating in Argentina at such date, according to their level of deposits, were Banco Frances, us, BankBoston and Citibank. Foreign banks compete under the same regulatory conditions as Argentine banks. Cooperative banks are active principally in consumer banking, with a special emphasis on the lower end of the market. As of December 31, 2001, financial entities (other than Banks) accounted for approximately 0.4% of deposits and 1.9% of loans in the Argentine financial system.

         The largest Argentine Government-owned or related banks, in terms of total assets, were Banco Nacion and Banco de la Provincia de Buenos Aires. Under the provisions of Argentine Law No. 21,526, as amended (the "Financial Institutions Law"), public banks have comparable rights and obligations as private banks, except that public banks handle public revenues and promote regional development and certain public banks have preferential tax treatment. The by-laws of some Argentine Government-owned banks provide that the governments that own them (national and provincial) guarantee their commitments. Under current law, Banco de la Provincia de Buenos Aires will not be subject to taxes, levies or contributions that the Argentine Government may impose. According to information published by the Central Bank, as of December 31, 2001, government-owned commercial banks and commercial banks in which the Argentine Government had an ownership interest accounted for approximately 32.8% of deposits and approximately 29.0% of loans in the Argentine financial system.

         Consolidation has been a dominant theme in the banking sector since the Convertibility Plan was implemented in 1991, with the total number of banks declining from 214 in 1991 to 86 at January 31. In spite of the large number of banks, the system is somewhat concentrated, with the ten largest private banks holding 50.8% of the system's deposits as of December 31, 2001, with significant differences in operating statistics (credit quality, efficiency and profitability ratios) between the top-tier and bottom-tier banks.

         Since the last quarter of 1996, control of many of the largest Argentine privately owned commercial banks has been transferred to foreign banks.

         The financial and economic measures adopted by the Argentine Government commencing in January 2002 will likely result in a restructuring of the financial system.

         Due to the severe crisis which affects Argentina and specifically the banking system, the Central Bank has not provided updated information since January 31, 2002 and, therefore, we cannot assure you that the information mentioned above has not become outdated as of the date of this Offering Memorandum. We can point out, however, that two foreign banks, Scotiabank and Credit Agricole, have closed its operations in Argentina during the first semester of 2002.

Argentine Banking Regulation

         General

         Since 1977, the Financial Institutions Law has primarily regulated banking activities in Argentina, which empowers the Central Bank to regulate and supervise the Argentine banking system. In practice, the Central Bank has vested the Superintendencia de Entidades Financieras y Cambiarias (Superintendency of Financial Institutions and Exchange, hereinafter referred to as the "Financial Superintendency") with most of the Central Bank's supervisory powers. In this section, unless the context otherwise requires, references to the Central Bank shall be understood as references to the Central Bank acting through the Financial Superintendency. The Financial Institutions Law confers numerous powers on the Central Bank, including the ability to grant and revoke bank licenses, to authorize the establishment of branches outside Argentina, to approve bank mergers, capital increases and certain transfers of stock, to fix minimum capital, liquidity and solvency requirements, to grant certain credit facilities to financial institutions in cases of temporary liquidity problems and to promulgate other regulations that further the intent of the Financial Institutions Law.

         Argentine Law No. 25,562 passed by the Argentine Executive Branch on February 6, 2002 introduced substantial amendments to the Central Bank's charter which, inter alia, released certain restrictions on the Central Bank's ability to act as lender of last resort, allowed the Central Bank to make temporary advance payments to the federal government for up to 10% of the cash funds obtained during the preceding twelve months, which before could only be effected by purchasing at market prices negotiable securities issued by the National Treasury, and released the restriction whereby up to one-third of the freely available reserves could be composed of public securities considered at market values.

         Supervision

         As supervisor of the system, the Central Bank requires financial institutions to submit information on a daily, monthly, quarterly, semi-annual and annual basis. These reports, which include balance sheets and income statements, information relating to reserve funds, use of deposits, indications of portfolio quality (including details on debtors and any loan-loss provisions established) and other pertinent information, allow the Central Bank to monitor the financial institutions' business practices. If the Central Bank's rules are breached, it may impose various sanctions depending on the gravity of the violation. These sanctions range from calling attention to the infraction to the imposition of fines or even the revocation of the institution's operating license. Moreover, non-compliance with certain rules may result in the obligatory presentation to the Central Bank of specific adequacy or regularization plans. The Central Bank must approve these plans in order for the financial institution to remain in business.

         Additionally, the Central Bank is authorized to make inspections in order to confirm the accuracy of the information it receives from financial institutions.

         Financial institutions have been subject to the supervision of the Central Bank on a consolidated basis since 1994.

         In order to exercise supervision, the Central Bank requires financial institutions to submit certain information, including the following:

         o monthly consolidated financial statements of the financial institution, its local and foreign branches and its "material subsidiaries";

         o quarterly and annual consolidated financial statements of the financial institution, its local and foreign branches, its "subsidiaries," material subsidiaries of material subsidiaries, those "associated institutions" determined by the Central Bank and companies not mentioned above but elected by the financial institution to be consolidated with the prior approval of the Central Bank;

         o a detailed list, at June 30 and December 31 of each year, of local and foreign companies "related" either to the directors of the financial institution or to holders of at least 5.0% of the financial institution's capital stock or its voting stock; and

         o consolidated semiannual financial statements of the economic group comprising the controlling shareholders or controlling group of the financial institution, except where the controlling shareholders are local financial institutions or foreign financial institutions subject to a consolidated supervision regime in the country of origin.

         For purposes of this regulation:

         o "subsidiary" of a local financial institution means any local or foreign financial institution that provides services complementary to those that such local financial institution provides, in which the local financial institution possesses, directly or indirectly, more than 50.0% of the voting shares in such institution that has direct or indirect control to determine how the majority of the management bodies of such institution or company are organized, or in which the majority of the directors of the local financial institution is also the majority in such institution or company;

         o "indirectly" refers to the situation in which the financial institution, through another legal entity or its controlling shareholders, directors designated by the controlling shareholders and persons connected to the financial institution, possesses 50.0% or more of the voting shares of such other institution or company; "indirect" shall also refer to any other means of control or participation in the financial institutions that, in the opinion of the Financial Superintendency, even when shareholder participation is less than 50.0%, is deemed to be, or can be inferred to be, after analysis, a situation in which one institution or company controls another and, therefore, one institution has the character of a subsidiary of a local or foreign institution or company;

         o a "material subsidiary" includes, among others, subsidiaries whose assets, contingencies and off-balance sheet operations amount to 10.0% or more of the financial institution's Argentine Regulatory Capital (as defined herein); and

         o "associated institutions" include any local or foreign financial institution which, directly or indirectly, owns or controls between 25.0% and 50.0% of the total voting stock of such associated institutions.

          Due to the significant impact of the financial crisis in Argentina, since December 31, 2001 the Central Bank has suspended the requirement of the above mentioned information or has changed the terms for the filing of relevant information by the financial institutions.

         Permitted Activities

         The Financial Institutions Law provides for the following types of financial institutions: commercial banks, investment banks, mortgage banks, financial companies, savings and loan companies (sociedades de ahorro y prestamo para la vivienda) and credit unions (cajas de credito). Except for commercial banks, which are authorized to conduct all financial activities and services that are not specifically prohibited by law or by regulations of the Central Bank, the activities that may be carried out by Argentine financial institutions are set forth in the Financial

Institutions Law and related Central Bank regulations. Some of the activities which are permitted for commercial banks include the ability:

         o    to make and receive loans;

         o to receive deposits from the public in both local currency and U.S. dollars;

         o    to guarantee clients' debts;

         o to acquire, place or negotiate stock or debt securities, including government securities, in the over-the-counter market (subject to the prior approval of the CNV);

         o    to conduct transactions in foreign currency;

         o    to act as fiduciary;

         o    to issue credit cards;

         o to act, subject to certain conditions, as brokers in real estate transactions; and

         o    to conduct trade finance transactions.

         In addition, the Financial Institutions Law prohibits commercial banks from, among other things, owning commercial, industrial, agricultural and other types of enterprises except in the case of activities that the Central Bank specifically allowed pursuant to regulations issued for all financial institutions.

         Since October, 2002, the Central Bank regulations establish certain restrictions on the lending capacity for financial entities which had received financial assistance from the Central Bank due to illiquidity circumstances. Such financial entities can only grant financing to non-related clients of the private non-financial sector, subject to certain limits imposed by the Central Bank on the total amounts to be borrowed which are determined by a percentage resulting from the relation between the assets of the bank and the assistance received from the Central Bank.

         The Central Bank regulations establish several requirements for the establishment of local or foreign branches, including the authorization of the Central Bank. However, as of April 24, 1998, the establishment of mini branches and permanent promotion stands requires only notification to the Central Bank. Mini branches are permitted to engage only in minor operations (i.e., payment of pensions, collection of up to Ps.2,000 loan forms, collections of public services and taxes). A promotion stand may be established to engage only in the receipt and delivery of forms related to services provided us and is not permitted to deal with money and securities.

         Legal Reserve

         The Central Bank requires that each year banks allocate to a legal reserve a percentage of net income set by the Central Bank which is currently 20.0%. Such reserve can only be used during periods in which a bank has incurred losses and has exhausted all allowances and other provisions. Dividends may not be paid if the legal reserve has been impaired.

         Minimum Liquidity Requirements

         General

         After the crisis of early 1995 (the "Tequila Crisis"), the Central Bank implemented a systemic liquidity policy that consisted of setting up a liquidity reserve that discouraged the withdrawal of deposits and other liabilities, in order to regain the depositors' confidence and ensure credit for the economy. This policy resulted in the creation of substantial asset reserves which enabled the financial system to provide an immediate response in the event of supervening liquidity problems. For such reason, during the second half of 1995 a system of "Minimum Liquidity Requirements" was established in substitution of the minimum cash reserves. This system principally consisted of considering the residual terms of financial liabilities and the creation of reserves preferably composed of foreign instruments, so that financial institutions could obtain a return from such reserves and thus reduce the costs incurred in their creation. This liquidity policy was implemented in accordance with the legal restrictions effective at such time (namely, the Convertibility Law and the Central Bank's charter) which prevented the Central Bank from acting as lender of last resort and the limitations imposed by the market on such powers in terms of risk.

         On March 1, 2002, through Communication "A" 3498, the Central Bank provided for the unification of both systems, therefore repealing the system of minimum liquidity requirements created in 1995.

         The minimum cash requirement is calculated based on the monthly average of the daily balances of the obligations recorded at the closing of each calendar month. For purposes of calculation of minimum cash, the following obligations shall be taken into account:

         o deposits and other obligations for sight or term financial intermediation; and

         o unused balances from advance payments made to current accounts which do not have clauses which enable the financial entity to provide for the annulment thereof.

         The cash requirement may be observed separately for each currency in which the obligations mentioned are denominated. Minimum cash payments must be made in any instrument indicated below:

         o    Cash in the country;

         o Financial entities' current accounts in Pesos and special guaranty accounts held with the Central Bank; and

         o Financial entities' minimum cash accounts held with the Central Bank in U.S. dollars or in other foreign currencies.

         The amounts of minimum cash to be paid shall be those arising from the application of the rates indicated below according to the nature of the obligation:

Item                                                                      Rate
-------------                                                           --------

Current account deposits...........................................        22%

Savings account deposits...........................................        22%

Certain special accounts (custodial accounts for the benefit of
minors, "payment of remunerations," etc)...........................        22%

Other sight deposits and obligations, pension and retirement contributions credited by the ANSES, the payment of which is
still pending, and immobilized balances............................        22%

Unused balances of advance payments made to current account........        22%

Sight placements which are the funds of mutual investment funds....       100%

Current account deposits with financial non-banking entities,
computable for the payment of minimum cash.........................       100%

Deposits reached by Rescheduling...................................        40%

Deposits reached by Rescheduling the last installment of which
is payable as from March, 2003.....................................        0%

Item                                                                      Rate
-------------                                                           --------

Obligations for foreign loans......................................        0%

Negotiable obligations.............................................        0%

Deposits reached by Rescheduling assigned by other financial
entities...........................................................       100%

Term deposits created in cash debited from "special accounts for cash deposits"

From 7 to 13 days..................................................        9%

From 14 to 29 days.................................................        7%

More than 30 days..................................................        5%

Obligations for "acceptances" if cash enters the financial system or by debit of special accounts for cash deposits

From 7 to 13 days..................................................        5%

From 14 to 29 days.................................................        4%

More than 30 days..................................................        3%

Fixed term deposits in U.S. dollars payable in Pesos...............        0%

Obligations assumed with the trust fund of aid to financial
insurance and institutions.........................................        0%

Deposits made due to court orders..................................        10%

Special accounts denominated in U.S. dollars devoted to the
deposit of the warranties required for the operations concerning futures and options carried out in the self-regulated markets
subject to the control of the CNV..................................       100%

Special sight accounts denominated in foreign currency.............       100%

Term deposits with CER clause......................................        0%

         Likewise, financial entities must comply with the following additional requirements:

         o 75% minimum cash requirement over the monthly average of daily increase (taking into account only the positive balances) registered by the deposits as from March 1, 2002, with respect to the balance verified as at November 30, 2001.

         o 25% minimum cash requirement over the monthly average of daily increase (taking into account only the positive balances) registered by the deposits as from March 1, 2002, with respect to the balance verified as at January 4, 2002.

         o 100% minimum cash requirement of any defect in the application of resources corresponding to deposits in foreign currency. See "Loan capacity of deposits in foreign currency."

         o 100% minimum cash requirement of any defect in the minimum application of resources derived from sight and term obligations denominated in Pesos. See "Minimum Application of Resources Derived from Sight and Term Obligations Denominated in Pesos."

         Reporting Requirements on Liquidity Position

         In order to complement the regulations designed to limit the liquidity risk assumed by financial institutions in Argentina, banks are required to prepare for the Central Bank monthly reports on cash-flows, detailing the following: (1) contractual cash-flow of assets and liabilities; (2) projected cash-flow replicating the past three months, behavior of assets and liabilities,
(3) projected cash-flow assuming an illiquidity scenario at the bank only, and
(4) projected cash-flow assuming a systemic illiquidity scenario (both with and without compliance with

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minimum requirements). Financial institutions are further required to adopt management and control policies to assure the availability of reasonable levels of liquidity in order to effectively manage the different potential scenarios that may affect deposits and other financial obligations. Such policies are required to establish procedures to evaluate and sufficiently anticipate the liquidity of the institutions in the context of the market so as to revise projections, adopt measures to eliminate liquidity problems and obtain funds on market terms sufficient to maintain a prudent level of assets over the long term. Such policies are also required to address: (1) the concentration of assets and liabilities in particular customers; (2) the general economic situation, probable trends and the impact on available credit, and (3) the ability to obtain funds through the sale of public debt instruments and/or liquid assets. Furthermore, Central Bank regulations require financial institutions to establish a "daily tracking" of their liquidity and of the market, calling for the participation of and coordination with the highest level manager of the institution. Additionally, one member of the board of directors of the bank must be appointed to be informed at least weekly of the changes in the liquidity condition of the institutions and the market which may require new strategies to protect the liquidity of the institutions.

         Minimum Application of Resources Derived from Sight and Term Obligations Denominated in Pesos

         According to Communication "A" 3598 of the Central Bank, as amended and supplemented, a system was created which imposes a minimum application for the resources deriving from sight and term obligations denominated in Pesos for certain specified purposes enumerated below, the application of which is mandatory since May 2002.

         Any defect in the application of the resources under such system shall be computed by an amount equal to the effects of determining the minimum cash in Pesos for the relevant period.

         The following reflects the different types of deposits included in this system and the requirement applicable to each of them:


         Current accounts and other sight deposits and obligations ........ 18%

         Savings accounts ................................................. 18%

         Certain Special Accounts (custodial accounts for the benefit of minors, "payment of remunerations," etc)....................... 18%

         Unused balance of advance payments made to current accounts ...... 18%

         Sight deposits of mutual funds ................................... 0%

         Obligations for foreign loans .................................... 0%

         Sight deposits made due to court orders .......................... 0%

         Term deposits with CER clause .................................... 100%

         These resources must be applied for the following purposes: (a) credits or debt securities or interest certificates issued by financial trusts acquired in operations formalized or to be formalized as from November 26, 1998, in view of the restructuring of financial entities under the Financial Entities Law, including possible unpaid balances of participation certificates or debt securities of such trusts executed up to January 31, 2001, and (b) bills of exchange of the Central Bank in Pesos adjustable by CER, acquired through biddings or secondary negotiations. This application must be equal to the amount resulting from the requirement over fixed term deposits having a "CER" clause and it will only be admitted for such purpose.

         As from August 2002, and for a 12-month consecutive period the holding of "9% Government Bonds - maturity 2002" may be deducted from the minimum requirement to be applied to such ends, except for those corresponding to fixed term deposits having a "CER" clause, subject to compliance with certain conditions.

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         Loan capacity of deposits in foreign currency

         According to the provisions of Communication "A" 3528 of the Central Bank, the loan capacity derived from the deposits created in foreign currency, including those created in U.S. dollars payable in Pesos, must be applied, indistinctly, to the following purposes:

         o    pre-financing or financing of exports,

         o    making inter-bank loans, and

         o securities by the Central Bank denominated in U.S. dollars, acquired in biddings or through secondary negotiations (this application must be at least equivalent to the amount payable in Pesos).

         The loan capacity shall be the sum of all the deposits in foreign currency plus the amount of all the inter-financial loans received, prior deduction of the minimum cash requirement over deposits.

         Any defect in the application of resources under such system shall be computed for an equivalent amount in order to determine the minimum cash in Pesos for the relevant period, except for that corresponding to the application mentioned in item 3, which application shall be subject to a charge equivalent to twice the rate arising from the biddings of the bills of the Central Bank in Pesos.

         Regulatory Capital

         The minimum capital requirement to cover market risk is determined as a direct function of our various positions in government securities and certain other securities recorded in marked-to-market accounts, as well as positions in foreign currencies other than the U.S. dollar. The risk-adjusted assets in this case correspond to the required capital multiplied by the reciprocal of the requirement percentage.

         "Minimum Capital" is equal to the sum of:

         (a)  "Basic Net Worth," which includes:

              o    capital stock,
              o    capital adjustments,
              o    reserves and irrevocable capital contributions, and
              o third parties' share interests for those corporations subject to a supervision system on a consolidated basis; plus

         (b) "Complementary Net Worth," which includes 50% of loan loss allowances for loans to borrowers classified as "normal" under Central Bank rules, certain subordinated debt and certain unaudited net income, minus unaudited losses and certain items such as permanent investments in other financial entities and intangible assets.

         Central Bank Communication "A" 2914, dated May 5, 1999, required the deduction, as from May 1999, of any surplus between the book value of government bonds held in investment accounts as at the last day of each month and the market value of such holdings as at that date, increased by 20%. This deduction was eliminated as from March 1, 2000 by Communication "A" 3039 of the Central Bank.

         Minimum Capital must be, at least, the greater of:

         (a)  minimum basic capital and

         (b) the sum of the minimum capital required for credit risk, market risk, and the minimum capital requirement for interest rate risk.

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         Basic Minimum Capital. The basic minimum capital set forth by the
Central Bank for Commercial Banks (excepting wholesale commercial banks which are subject to a basic minimum capital of $10,000,000) is $15,000,000. Notwithstanding the foregoing, those entities in operations as at October 31, 1995 must maintain as from January 1, 1999 a basic minimum capital of $5,000,000 if as at December 31,1998 they were subject to basic requirements lower than $5,000,000, or about $8,000,000 for the rest of the entities. Currently, the basic minimum capital is fixed at $15,000,000 for all commercial banks (except for wholesale banks subject to a basic minimum capital of $10,000,000). Those banks which act as custodians and/or registration agents of securities representing the investments of retirement and pension funds and/or as registration agents for registered mortgage letters must certify a minimum capital equal to or above the greater of $50,000,000, or the equivalent of 5% of the securities under custody (in the case of mortgage letters, considering the net value of any amortizations effected).

         Minimum Capital for Credit Risk. Central Bank Communication "A" 3307 modified the calculation of minimum capital for credit risk in force, with effect over the calculation of the Computable equity liability as well, applicable as from 2001, in the manner described below:

         Minimum Capital Requirement for Credit Risk = Max[Min(Cer1;Cerj), Cer2]

         Cer1: It corresponds to the minimum capital required according to the credit risk calculated taking the method described below. Communication "A" 3307 provides two tables of risk indicators in accordance with the interest rate, the first one of such tables is applicable to personal loans, with credit card and guaranteed by means of a pledge for amounts not exceeding the sum of Ps.15,000, advance payments in current account and other advances. The second table is applicable to any other financing.

         Cerj: It corresponds to the minimum capital required calculated taking the same method applied to Cer1 but on assets corresponding to May 2001. Therefore, Cerj has remained constant since July 2001.

         Cer2: It uses the same methodology applied for the calculation of Cer1 and Cerj with the following variations:

              A) The coefficients applicable in accordance with the above-mentioned Communication "A" 3039 were replaced by the following:

                   - For Z1: 0.01

                   - For Z2: 0.015

                   - For Z3: 0.02

                   - For Z4: 0.025

              B) Two new risk indicator tables are established according to the interest rate, based upon the standards described for Cer1 but determining new tranches according to the increases of interest rates in force at that time in the financial system.

         The minimum capital requirement for credit risk is the sum of:

         o    A certain percentage of the value of our fixed or illiquid assets;
              and

         o 11.5% of the value of certain financial or liquid assets, net of certain allowances and reserves, multiplied by a coefficient based on the perceived risk of such assets; and

         o A certain percentage on shareholdings and term purchases for swaps of government securities in investment accounts and financing granted to non-financial Argentine public sector as from June 6, 2000.

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         The sum of (a), (b) and (c) shall then be multiplied by a second coefficient ranging from 0.970 to 1.15 based on the rating that the Superintendence grants to the bank based on the its net worth, asset quality, management, profitability and liquidity.

         The percentage of the value of our fixed or illiquid assets to be used to determine the Minimum Capital requirements is 15% in the case of assets acquired before June 30, 1993 and 12.5% in the case of assets acquired after that date. To determine a bank's risk-weighted assets, the Central Bank has assigned to each category of liquid asset a risk value based on the type of asset, borrower, collateral or guarantee, if any.

         In addition, loans and other extensions of credit are subject to a second risk valuation depending on their interest rate and the type of weighing granted. For example, while personal loans, credit cards, advance payments in current accounts and other advances at an annual rate of up to 26% and the remaining loan transactions at an annual rate of up to 16%, were assigned a 100% risk value, the same transactions at rates up to 29% and 19%, respectively, have been assigned 110% and 100% risk indicators depending upon whether the rate is applicable to the calculation of Cer1 or Cer2.

         With respect to the assets mentioned in item (c), they are classified under four groups called "Zones" (Z) according to their "Modified Duration"
(MD), with Z1 being equivalent to Modified Duration transactions up to 0.5; Z2 for Modified Duration from 0.5 to 1; Z3 for Modified Duration from 1 to 2.5, and Z4 for Modified Duration above 2.5. To each of these groups corresponds a coefficient as follows: 0.01 for Z1; 0.025 for Z2; 0.04 for Z3, and 0.05 for Z4. From the multiplication of the Zones and the coefficients corresponding to each of the Zones, the amounts are obtained which will be added to the (a) and (b) values mentioned in the preceding paragraph.

         Minimum Capital for Interest Rate Risk. Under Communication "A" No. 2793, dated October 27, 1998, the Central Bank has implemented certain modifications, to be effective as from March 1999, to the methodology used by financial entities to calculate minimum capital requirements, including risks associated with fluctuations in interest rates, credit quality and certain types of market risk. However, the following items are excluded from this regulation:

         1. securities and derivative instruments that are already subject to minimum capital requirements;

         2.   banker's acceptances;

         3. subordinated debt that is included in the calculation of Complementary Net Worth; and

         4. derivative contracts with foreign banks that have credit ratings of at least "A," as determined by an international credit rating agency.

         Minimum Capital for Market Risk. Under Communication "A" 2435, dated May 16, 1996, as amended by Communication "A" 2461, dated August 30, 1996, the Central Bank implemented, effective as from September 1, 1996, additional minimum capital requirements in relation to market risk associated with positions held by financial entities in "local assets," "foreign assets," and "foreign currency positions," including derivatives bought or sold on such positions.

         "Local assets" include:

         (a) sovereign securities issued by the national government, except for those held in investment accounts;

         (b) shares of capital stock of Argentine companies included in the Argentine stock market index (or "Indice Merval"); and

         (c) holdings in common investment funds the purpose of which is the securities or shares mentioned in (a) and (b) above.

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         "Foreign assets" are defined to include:

         (a) sovereign securities issued by foreign governments and debt securities issued by foreign companies;

         (b)  shares of capital stock of foreign companies; and

         (c) holdings in common investment funds the purpose of which is the securities or shares mentioned in (a) and (b) above.

         "Foreign currency position" is defined to include:

         (a)  positions in foreign currencies other than U.S. Dollars;

         (b)  derivatives purchased or sold on such currency; and

         (c) the value in U.S. dollars of positions held in foreign assets, which assets are denominated in any foreign currency other than U.S. dollars.

         The new capital requirements related to risk are determined by using specific risk methodologies and based on the financial entity's daily net positions in any of the above-mentioned assets. These new requirements follow, in general, standards established by the Basle Committee and the European Union.

         If a financial entity does not comply with all these minimum capital requirements, the Central Bank may impose various penalties, including:

         o    temporary limitation on the amount of deposits a bank may accept;

         o revocation of the license of a bank to conduct foreign exchange transactions; and

         o    in some cases, revocation of the license of a bank to operate.

         Ratings

         The Central Bank requires that financial institutions be rated by at least one of the rating agencies registered with the Central Bank. Local branches of foreign financial institutions, or local banks whose deposits or other financial obligations are guaranteed by foreign banks, may alternatively provide at least two rating evaluations issued by an international rating agency approved by the Central Bank, with respect to the parent foreign financial institution of the local branch, with respect to the guarantor foreign bank. Ratings must be obtained on a three-month basis and must evaluate the relevant financial institution in order to determine the repayment probability. The factors analyzed include, among others, each institution's liquidity, capitalization, management, profitability and market indicators of credit quality and asset quality. The Central Bank outlined a series of situations in which the rating agencies or their employees will be ineligible to carry out a rating process (e.g., when both the rating agency and the financial institution have common employees). The primary objective of this requirement is to obtain an independent opinion as to the capacity of the relevant financial institution to repay principal and interest accrued in connection with any financial transaction entered into by it. Failure to maintain ratings as required leads to penalties being applied, ranging from fines to the revocation of the institution's banking license.

         Accordingly, the Central Bank established the "CAMEL" quality rating system which is based on weighting consistent and comparable criteria, creditworthiness, compliance with the Argentine Financial Entities Law, its administrative order and the general operating solvency of the entity. Each letter of the CAMEL system corresponds to the following operating areas of each bank that is being rated: "C" represents capital, "A" represents assets, "M" represents management, "E" represents earnings, and "L" represents liquidity. Each factor is evaluated and rated on a scale from 1 to 5, 1 being the highest rating an entity can receive. By combining the individual factors that are under evaluation, a combined index can be obtained that represents the final rating for the entity.

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The rating a bank receives from the CAMEL system can be used by the Central Bank in making decisions, such as determining the levels of minimum capital or the amount of contributions a bank is required to make to the insurance guarantee system. According to the letter presented by the Central Bank on June 2001, we were granted a quality rating of 1.

BASIC System

         The Central Bank established a control system ("BASIC") which requires all financial entities to comply with a set of procedures concerning the operations of such financial entities. Consequently, it allows the public access to a greater level of information and safety with respect to their holdings in the Argentine banking system. Each letter of the BASIC system corresponds to one of the following procedures:

         B ("Bonos" or Bonds). The Central Bank requires that, on an annual basis, all financial entities in Argentina engage in at least one of the following activities:

         (a) an issuance of debt in a country that is both a member of the OECD and has a sovereign debt rating of "AAA";

         (b) an issuance of equity that has been approved by the relevant local authorities and whereby such shares may be freely traded in either such local market or in a market whose nation is both a member of the OECD and has a sovereign debt rating of "AAA";

         (c) an issuance of debt to an Argentine financial entity that is in compliance with the alternative procedure described in (a) above; and

         (d) a transaction with a foreign bank that has a credit rating of at least "A" whereby the Argentine financial entity either receives deposits or borrows from such foreign bank. The purpose for such requirement is to expose Argentine financial entities to scrutiny and analysis by third parties that the Central Bank considers to be demanding in terms of credit analysis and quality control. The necessity to respond to the expectations of such third parties, in turn, creates for the Central Bank an additional source of quality control for the Argentine banking system. As from the adoption of this requirement, we have always been in compliance. This requirement was repealed by means of Central Bank Communication "A" 3498 issued on March 1, 2002.

         A ("Auditoria" or Audit). The Central Bank requires a set of audit procedures that include:

         (a)  the creation of a registry of auditors;

         (b) the implementation of strict accounting procedures to be complied with by auditors;

         (c) the payment of a performance guarantee by those auditors to induce their compliance with the procedures, and

         (d) the creation of a division within the Central Bank liable for verifying that the procedures are followed.

         The purpose of this requirement is to assure accurate disclosures by the financial entities to both the Superintendence and the public.

         S ("Supervision" or Supervision). The Central Bank reserves the right to inspect financial entities from time to time.

         I ("Informacion" or Information). The Central Bank requires financial entities to disclose on a monthly basis certain daily, weekly, monthly and quarterly statistical information.

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         C ("Calificacion" or Rating). The Central Bank established a system requiring periodic credit evaluation by internationally recognized rating agencies.

Foreign Currency Position

         As of the date of this Offering Memorandum, the maximum limit of the general foreign exchange position for financial entities is the greater of (a) 5% of adjusted shareholders' equity recorded by the end of November 2001, or (b) US$1,000,000 (for banks) or US$500,000 (for non-banking financial entities). The maximum limit is reduced by 50% if the financial entity records a debt for rediscount loans (redescuentos) with the Central Bank for an amount greater than 50% of the last adjusted shareholders' equity recorded by the entity.

         To such effect, the Central Bank defines the general exchange position as the total liquid foreign assets of the entity, which comprise:

         (a) cash, gold, foreign currency and foreign currency notes in Argentina and abroad;

         (b) holdings of deposits and investments at all terms in foreign banks;

         (c)  investments in foreign government and private bonds;

         (d)  other liquid investments abroad;

         (e)  correspondent bank debt and credit balances; and

         (f) purchases and sales of such assets that are perfected and which settlement is pending for exchange purchases and sales with clients within a term not exceeding 48 business hours.

         Holding of Securities in Investments Accounts

         As from March 1, 2000 and according to Communication "A" 3039 of the Central Bank, the holdings in investment accounts are recorded at cost value, increased by the interest resulting from the current coupon. The accounting value of the holdings as of the last day of each month will be reduced by an amount resulting from the positive difference between the accounting value for the position of each security as of that date and its market value increased by 20%. As an offset, the obligation to deduct from the entity's computable equity the difference between the accounting value of the securities and their market value increased by 20% is eliminated.

         By means of Central Bank Communication "A" 3083, the criteria for the accounting of holdings in investment accounts have been modified as from June 1, 2001. Such holdings are recorded at the cost value exponentially increased until the date of payment of each service, taking into account their internal return rate and the time elapsed since the incorporation into such investment accounts.

         In case of holdings incorporated into investment accounts prior to June 1, 2001, the base to be taken into account shall be the value recorded as at May 31, 2001, resulting from the application of the valuation procedures admitted up to such time and the internal return rate applicable to such securities as at May 31, 2001.

         The accounting value of the holdings shall decrease on the last day of each month by the amount of the positive difference resulting from the following formula:

         Pvc  - (1,20 * Pvm)

         where

         Pvc: shall be the accounting balance of the position of each security as of the last day of each month. Pvm: position of each security, as of the last day of each month, taken at the market value.

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         Lending and Investment Limits

         Central Bank rules limit the amount of credit, including guarantees, that a commercial bank may extend to, and the amount of equity that it may invest in, any entity at any time. These limits are based on our Adjusted Stockholders' Equity on the last day of the immediately preceding month.

         According to Central Bank rules, a commercial bank may not extend credit to a single non-related client and its affiliates, or invest in that client's equity, for an amount in excess of 15% of the bank's Adjusted Stockholders' Equity. However, a bank may extend additional credit to that client up to 25% of the bank's Adjusted Stockholders' Equity if that additional credit is secured with certain senior preferred liquid assets, including government or private debt securities. Total loans or other extensions of credit that a commercial bank may grant to any particular borrower and its affiliates are also limited based on the borrower's net worth. Total loans or other extensions of credit to any one borrower and its affiliates may not exceed, in general, 100% of such borrower's net worth, but such limit may be increased to 200% of the borrower's net worth if such amount does not exceed 2.5% of the bank's Adjusted Stockholders' Equity.

         Effective as from October 1, 1995, the Central Bank requires that extensions of credit in any form in excess of 2.5% of a bank's Adjusted Stockholders' Equity must be approved by the relevant branch manager, regional manager, relevant first line administrative officer of the credit area, general manager and credit committee, if any, of the bank, as well as by its board of directors, administration council or similar corporate body.

         Under Central Bank regulations, the aggregate amount of investments of a commercial bank in the stock of third parties, including participation in certain mutual funds authorized pursuant to Central Bank regulations, may not exceed 50.0% of such bank's Argentine Regulatory Capital, with the aggregate amount of such investments on the assets described below being limited to 15.0% of such bank's Argentine Regulatory Capital. Such assets are:

         o unlisted stock, excluding (a) stock of companies which provide services complementary to the services offered by the bank and (b) any stock participation which is necessary in order to obtain the rendering of public services;

         o listed stock and participations in mutual funds which are not taken into account in order to determine the market risk related capital requirements referred to below; and

         o listed stock which does not have a "largely publicly available" market price. Under the regulations, a stock's market price is considered to be "largely publicly available" when daily quotes of relevant transactions are available, which quotes would not be significantly affected by the disposition of the bank's holdings of such stock.

         In addition, an equity investment of a commercial bank in another company that does not provide services complementary to the services provided by the commercial bank may not exceed 12.5% of such company's net worth.

         On July 17, 1997, the Central Bank issued Communication "A" 2563, which establishes new requirements, effective January l, 1998, with which banks must comply in order to grant real estate financing secured by mortgages to individuals. These requirements are intended to standardize the way in which banks grant mortgages and thereby to promote the securitization of mortgage loans by Argentine banks.

         Under Central Bank regulations, a person is "related" to a financial institution (and thus part of the same "economic group"):

         o if the financial institution controls, is controlled by, or is under common control with, such person;

         o if the financial institution or the person that controls the financial institution have common directors to the extent such directors, voting together, will constitute a simple majority of each board; or



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         o    in certain exceptional cases, if such person has a relationship with the financial institution or the person controlling such financial institution and the Board of Directors of the Central Bank determines that such person may adversely affect the economic condition of the financial institution.

         In turn, "control" by one person of another is defined under such regulations as:

         o holding or controlling, directly or indirectly, 25.0% of the voting stock of the controlled person;

         o having held 50% or more of the voting stock of the controlled person at the time of the last election of directors;

         o holding, directly or indirectly, any other kind of participation in the controlled person so as to be able to prevail in its shareholders or Board of Directors meetings; or

         o when the Board of Directors of the Central Bank determines that a person is exercising an influence, directly or indirectly, in the direction or policies of another person.

         As from July 1, 2000, by means of Communication "A" 3129 dated June 30, 2000, the Central Bank established that the total amount of the operations of a bank or related person may not exceed the following percentages of their computable equity as at the last day of the month prior to that in which they apply:

         (a) Local financial entities whose transactions are subject to consolidation by lender or borrower in terms of rules on consolidated supervision and which are rated CAMEL 1 or 2:

              o    100% when the entity receiving the loan is rated 1.

              o If the receiving entity is rated 2, 10% without limitations and an additional 90% to be used should the term for the loans and other credit facilities not exceed 180 days.

         (b)  Local financial entities not included in the definition above:
              10%.

         (c) Local companies consolidated by the financial entity in terms of the rules on consolidated supervision issued by the Central Bank and whose only purpose is one of the activities defined below as "supplementary services of the financial activity" which are mentioned below:

              (i) Stock-exchange or over-the-counter agent in stock exchanges or markets.

              (ii)  Issuance of credit or debit or similar cards.

              (iii) Financial assistance through lease transactions in capital goods, durable goods or real property acquired for such purpose or in connection with credits on sales.

              (iv) Temporary acquisition of shareholdings in companies to facilitate their development in order to sell such holdings afterwards. The granting of financing, or advice regarding financial management and planning, to such companies.

                    o   If the controlling financial entity is rated 1: 100%.

                    o If the rating is 2, 10% without limitations, plus an additional 90% to be used if the term of the loans and other credit facilities do not exceed 180 days.

         (a) Any other domestic company not complying with the provisions mentioned in the preceding item: 10%.


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         (b)  Foreign financial entities rated as "Investment Grade": 10%; all others, 5% for unsecured operations and up to 10% for secured operations, without exceeding 10% as a whole.

         (c) All other transactions: 5% unsecured and up to 10% secured, without exceeding 10% as a whole.

         The total amount of the operations of all companies or persons related to the financial entity referred to in items (b), (d), (f) and (g) above may in no case exceed 20% of the Bank's computable equity liability as of the last day of the preceding month.

         On November 13, 1998, pursuant to Communication "A" 2800, as supplemented, all loans to, or investment in, Related Persons is prohibited for financial entities having a CAMEL rating of 4 or 5 (Communication "A" 2829) except in the following situations and under the following limitations:

         (a) foreign financial entities which are subsidiaries of the domestic entity subject to consolidated supervision (Communication "A"
              2829),

         (b) foreign banks controlling domestic financial entities or their branches or subsidiaries abroad (Communication "A" 2829),

         (c) when the Related Person is a company that has been fully consolidated by the bank and is exclusively involved in certain activities that are complementary to financial intermediation, the foregoing traditional restrictions with regard to investments and loans apply, and

         (d) when the Related Person is a company expressly referred to as an exempted entity under Article 28 of Law No. 21726 and only in respect of equity investments, the bank is limited to lending to such Related Person and only in accordance with the previous traditional restrictions.

         In addition, with respect to Related Persons who are individuals, the total amount of loans to those Related Persons cannot exceed Ps.50,000, which must be used exclusively for personal or family purposes. Failure to properly observe these requirements can result in an increase of the minimum capital requirements for credit risk in an amount equal to 100% of the daily excess amounts over the requirements beginning on the month when the excess amounts appear and continuing while the excess amounts remain. In the case of information registered out of term, this increase will be applied beginning on the month when the information is registered and for as long as the default exists. Moreover, once the default has been corrected, the increase will be applied for a number of months equal to the period during which the Central Bank was not informed. For repeated defaults, the increase can reach up to 130% of the excess amount.

         Effective as from July 1, 1993, the amount of non-exempted credit to, and share interests in, a single client, whether related to the bank or not, of a given bank which individually exceeds 10% of that bank's Adjusted Stockholders' Equity may not exceed, in aggregate, three or five times the bank's Adjusted Stockholders' Equity, excluding loans in domestic financial entities and including share interests in domestic financial entities.

         Approval of Significant Acquisitions

         Argentine law and the Central Bank regulations require that, with respect to financial entities, the Central Bank approve in advance certain acquisitions of shares or transfers of voting power ("Significant
Acquisitions"). A Significant Acquisition may be:

         o    a transfer of shares;

         o    a transaction likely to result in the transfer of shares; or

         o a transaction having the effect of giving the voting rights attached to shares to a person other than the owner of those shares that is likely to alter the structure of the shareholders' groups within the financial entity or involves the transfer of 5.0% or more of the capital stock or voting power,



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              whether acquired in a single transaction or through a series of transactions within a six-month period.

         The Central Bank must also provide prior approval of the acquisition of shares through the exercise of an option, if such transaction constitutes a Significant Acquisition.

         In addition, the issuer must report any acquisition to the Central Bank, other than Significant Acquisitions, in an initial public offering of 2.0% or more of the capital stock of a financial institution.

         The approval of Significant Acquisitions by the Central Bank requires that the entity whose shares are to be acquired submit to the Financial Superintendency certain documentation, including:

         o a statement from the board of directors or members of the audit committee describing the expected changes in shareholders' ownership;

         o    the purchase price, class of stock and payment conditions;

         o copies of the prospective purchaser's bylaws and certificate of incorporation;

         o copies of the audited financial statements of the prospective purchaser for the last two fiscal years;

         o an auditors' certificate as to the existence and sufficiency of funds to purchase the shares; and

         o the identities of the members of the board of directors, audit committee and surveillance committee of the prospective purchaser and shareholders.

         Transactions which upon completion will result in a Significant Acquisition require Central Bank approval.

         Loan Loss Reserves

         The Central Bank requires financial institutions to establish loss reserves in respect of all loans, guarantees and other extensions of credit granted by such institutions, the amount of which depends on the category in which the obligors thereunder are classified. Under Central Bank regulations, a bank may elect either to establish loan loss reserves or to allocate existing loan loss reserves which, based on such bank's assessment of the risk underlying its portfolio, would otherwise be available for reversal.

         Priority Right of Depositors and the Central Bank

         Argentine Law No. 24,485, as amended, provides that in the event of judicial liquidation or bankruptcy of a bank, all depositors, regardless of the type, amount or currency of their deposits, whether individuals or legal entities, would have a general and absolute priority right over all creditors, with the exception of certain labor creditors and those creditors secured by a pledge or mortgage, credits granted under Section 17, subsections (b), (c) and
(f) of the Central Bank's charter (including rediscounts granted to financial institutions based on temporary illiquidity, overdrafts granted to financial institutions with collateral, collateral assignment, pledge or special allocation of certain assets) and credits granted by the Banking Liquidity Fund (Fondo de Liquidez Bancaria) secured with pledge or mortgage, to be paid out of 100% of the proceeds of the liquidation or the assets of a failed bank. In addition, depositors of any type of deposits have a special priority right over all other creditors of a bank, with the exception of certain labor creditors, to be paid out of: (i) any funds of such bank which may be held by the Central Bank as reserves; (ii) any other funds of such bank existing at the date the license of such bank is revoked; or (iii) any proceeds which may result from the mandatory transfer of certain assets of such bank as determined by the Central Bank.

         Such payments are to be made in the following order of priority: (a) deposits up to Ps.5,000 per person or its equivalent in foreign currency; (b) all deposits with maturities of more than 90 days; and (c) all other deposits on a pro rata basis. Additionally, pursuant to section 53 of Argentine Law No. 21,526, as amended, the claims of the


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Central Bank will have seniority over other creditors, except creditors secured by pledge or mortgage, certain labor creditors and depositors, credits granted under Section 17, subsections (b), (c) and (f) of the Central Bank's charter (including rediscounts granted to financial institutions based on temporary illiquidity, overdrafts granted to financial institutions with collateral, collateral assignment, pledge or special allocation of certain assets) and credits granted by the Banking Liquidity Fund (Fondo de Liquidez Bancaria) secured by pledge or mortgage.

         The New Notes are not a deposit guaranteed pursuant to the deposit insurance system established by Argentine Law No. 24,485, as amended. The New Notes have no special or general priority right of payment in case of bankruptcy, liquidation or winding up of the Bank, as the provisions of Section 49(d) and (e) of Argentine Law No. 21.526, as amended, are not applicable. In addition, the New Notes are not entitled to a lien on the assets of the Issuer ("garantia flotante" or "especial," as defined under Argentine Law), nor are they secured by any other means or guaranteed by any other financial institution.

         Mandatory Deposit Insurance System

         Argentine Law No. 24,485 and Decree No. 540, as amended by Decree No. 1292/96 and Decree No. 1127/98, created a deposit insurance system for bank deposits and delegated to the Central Bank the organization and start-up of the deposit insurance system.

         The deposit insurance system has been implemented through the creation of a fund named Fondo de Garantia de los Depositos ("FGD") which is administered by a private legal entity named Seguro de Depositos Sociedad Anonima ("SEDESA"). The shareholders of SEDESA are the Argentine Government through the Central Bank, which holds at least one share, and a trust constituted by the financial institutions authorized by the Central Bank which wish to participate in the fund. The Central Bank establishes the extent of participation by each institution proportionally to the resources contributed by each such institution to the FGD (Communication "A" 2,337).

         The deposit insurance system covers deposits of individuals and legal entities in local and foreign currency held in accounts in participating financial institutions, including checking accounts, savings deposits and time deposits up to Ps.30,000.

         The Central Bank may modify, at any time, and with general scope, the sum of the mandatory deposit guarantee insurance according to the consolidation of the financial system and any other elements that it may deem appropriate.

         The effective payment on this guarantee will be made within 30 days of the revocation of the license of the financial institution in which such funds are held and is subordinated to the exercise of priority rights of depositors described under " -- Priority Right of Depositors."

         Decree No. 214/2002 also contemplates that SEDESA could issue a bond denominated in U.S. dollars which depositors may opt to receive in lieu of the reimbursement of their deposits in Pesos. This substitution may only be exercised up to the sum of U.S.$30,000 per depositor and per financial institution.

         In November 1998, the Central Bank established that the deposit insurance system does not cover:

         o all transferable time deposits which have been transferred by endorsement, even if the last holder is the original depositor;

         o the taxes captured by means of systems that offer incentives to the agreed upon interest rate, whatever is the denomination or form that they adopt (insurance, lotteries, tourism, provision of services, etc.);

         o the deposits on which interest rates agreed are greater than the ones released periodically by the Central Bank for fixed-term deposits and the amounts in checking and savings accounts by the Financial Telecommunications System ("Sistema de
              Telecomunicaciones del Area Financiera"),



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

              determined by adding two percentage points annually to the moving average of the last five business days of the passive rates resulting from the survey by the Central Bank;

         o deposits of financial institutions in other financial institutions, including certificates of deposits acquired in the secondary market;

         o deposits made by persons related directly or indirectly to the entity;

         o    time deposits of bonds or shares, acceptances or guarantees;

         o    the amounts not yet available from deposits; and

         o other deposits excluded pursuant to further regulations of the Central Bank.

         Every financial institution is required to contribute to the FGD a monthly amount ranging from a minimum of 0.015% to a maximum of 0.06% (currently 0.03%) of the monthly average of daily balances of deposits in local and foreign currency, as determined by the Central Bank. Punctual contribution of such amounts is a condition precedent to the continuing operation of the financial institution. The first contribution was made on May 24, 1995. The Central Bank may require financial institutions to advance the payment of up to the equivalent of two years of monthly contributions and debit the past due contributions from funds of the financial institutions deposited with the Central Bank. The Central Bank may require additional contributions by certain entities, depending on its evaluation of the financial condition of such entities.

         When the contributions to the FGD reach the greater of Ps. 2,000 million or 5.0% of the total deposits of the system, the Central Bank may suspend or reduce the monthly contributions and reinstate them when the contributions fall below that level.

         Other Restrictions

         The Financial Institutions Law prohibits commercial banks from creating security interests over their assets without prior authorization from the Central Bank and entering into transactions with their directors and administrators and with affiliated entities on terms more favorable than those offered to their clients.

         Capital Markets

         Pursuant to the Financial Institutions Law, commercial banks are authorized to underwrite and place both equity and debt securities. There are currently no statutory limitations as to the amount of securities a bank may commit to underwrite. However, under Central Bank regulations, the underwriting of equity and debt securities by a bank would be treated as "credit assistance" and, accordingly, until the time the securities are placed with third parties, such underwriting would be subject to the limitations discussed under.

         Commercial banks are authorized to trade equity and debt securities on the Argentine Over-The-Counter ("OTC") Market if they are registered with the CNV as OTC brokers (agentes de mercado abierto). In its capacity as OTC broker, a commercial bank will be subject to the supervision of the CNV and, as a result, must comply with certain reporting requirements.

         The Buenos Aires Stock Market has authorized brokerage firms organized as sole-purpose corporations (sociedades de bolsa) to operate as securities brokers at the Buenos Aires Stock Exchange (BASE) since 1990. There are currently no restrictions on a commercial bank owning a sociedad de bolsa and most of the principal commercial banks operating in Argentina have established their own sociedad de bolsa. All brokers (individuals or firms) are required to purchase at least one share of the Buenos Aires Stock Market as a condition to operating as a securities broker at the BASE.

         An agreement between the BASE and the Mercado Abierto Electronico S.A. sets forth that the trading of shares and share-related securities must be done exclusively in the BASE, and that corporate debt securities listed in the BASE may also be traded in the Mercado Abierto Electronico S.A.



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         Commercial banks may operate as both managers and depositories of
Argentine mutual funds, provided that a bank may not act simultaneously as a manager and depositary for the same fund.

         Financial Institutions with Economic Difficulties

         Any financial institution, including a commercial bank, which (i) evidences a cash reserve deficiency, (ii) has not abided by certain technical standards, (iii) has not maintained a minimum net worth or (iv) whose solvency or liquidity is deemed impaired by the Central Bank must submit a restructuring plan (a "Restructuring Plan") to the Central Bank, not later than 30 calendar days from the date on which the request is made by the Central Bank. The Central Bank can assign a trustee to monitor the financial institution and limit dividend distributions. In connection with a Restructuring Plan, the Central Bank is authorized to provide a temporary exemption from compliance with technical regulations and/or payment of fines which arise from such non-compliance.

         In addition, the Central Bank's charter authorizes the Superintendent of Financial Entities within the Central Bank, subject only to the approval of the president of the Central Bank, to suspend for up to 120 days, in whole or in part, the operations of a financial entity if its liquidity or solvency has been adversely affected. During the suspension, there is an automatic stay of claims, enforcement actions and precautionary measures, any commitment increasing the financial entity's liabilities is void and acceleration of indebtedness and interest accrual is suspended.

         If, in the judgment of the Central Bank, a financial entity is in a situation which, under the Financial Institutions Law, would authorize the Central Bank to revoke the financial entity's license to operate as such, the Central Bank may, prior to considering such revocation, order a variety of measures, including:

         o taking steps to capitalize or increase the financial entity's capital;

         o revoking the approval granted to the shareholders of the financial entity to own an interest therein;

         o    restructuring and/or transferring assets and liabilities;

         o granting of temporary exemptions to comply with technical regulations and/or pay charges and fines arising from such defective compliance; or

         o appointing a delegate or intervenor which may eventually replace the board of directors of the financial entity.

         Dissolution and Liquidation of Financial Institutions

         The Central Bank must be notified of any decision to dissolve a financial institution pursuant to the Financial Institutions Law. The Central Bank, in turn, must then notify a court of competent jurisdiction which will determine who will liquidate the entity: the corporate authorities or an appointed, independent liquidator. This determination is based on whether or not sufficient assurances exist which indicate that such corporate authorities are able to carry out liquidation properly.

         Pursuant to the Financial Institutions Law, the Central Bank no longer acts as liquidator of financial institutions. However, when:

         o    a Restructuring Plan has failed or is not considered viable;

         o    local and regulatory violations exist; or

         o substantial changes have occurred in the entity's condition since the original authorization was granted,

         The Central Bank may decide to revoke a bank's license to operate as a financial institution. In this case, the law allows judicial or extrajudicial liquidation as in the case of voluntary liquidation described in the preceding paragraph. During the liquidation process, bankruptcy proceedings may be instituted against a bank by a court of competent jurisdiction or by any creditor of the bank, provided that in certain cases a waiting period of 60 days will apply.



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                       Description of the Existing Notes

General

         The following description sets forth certain terms and conditions of the Existing Notes. This description does not purport to be complete and is qualified in its entirety by reference to an indenture, dated as of December 15, 1993 (the "Indenture"), among the Bank, The Bank of New York, as trustee, co-registrar and principal paying agent, and The Bank of New York S.A., as registrar. Copies of the Indenture are available for inspection at the principal office of the Information Agent. The Existing Notes were originally issued in the amount of US$250,000,000 on December 23, 1993, of which US$89,875,000 is outstanding at the date hereof (including approximately US$720,000 held by us). The Existing Notes mature at par on December 15, 2003 and bear interest at 8.75% per annum. Interest on the Existing Notes is computed on the basis of a 360-day year of twelve 30-day months and is payable semiannually in arrears on June 15 and December 15 of each year.

         Ranking and Subordination

         The Existing Notes are our unsecured obligations. Our payment obligations under the Existing Notes, except as is or may be provided by Argentine law, at all times ranks at least equally in priority of payment with all our other present and future unsecured and unsubordinated obligations from time to time outstanding. With respect to deposits, Argentine law currently provides that, in the event of our judicial liquidation, all depositors, regardless of the type, amount or currency of their deposits, whether made by individuals or corporations, will have a general and absolute priority right over all creditors (such as the Holders of Existing Notes), with the exception of certain labor creditors, those creditors secured with a pledge or mortgage, credits granted under section 17, subsections (b), (c), and (f) of the Central Bank's Charter (rediscounts granted to financial institutions based on temporary illiquidity, overdrafts granted to financial institutions with collateral, collateral assignment, pledge or special allocation of certain assets) and credits granted by the Banking Liquidity Fund secured by a pledge or mortgage, to be paid out of 100% of the proceeds of the liquidation of our assets. In addition, depositors of any type of deposits have a special priority right over all our other creditors, with the exception of certain labor creditors, to be paid out of (i) any of our funds which may be held by the Central Bank as total reserves, (ii) any of our other funds existing as of the date our license is revoked, or (iii) any proceeds which may result from the mandatory transfer of certain of our assets as determined by the Central Bank. Payments are to be made in the following order of priority: (i) deposits made by individuals up to 5,000 Pesos per person, or its equivalent in foreign currency, (ii) all deposits with maturities of more than 90 days, and (iii) all other deposits on a pro rata basis. Additionally, pursuant to Section 53 of Argentine Law No. 21,526, as amended, the claims of the Central Bank will have seniority over other creditors, except creditors secured by pledge or mortgage, certain labor creditors and depositors, credits granted under section 17, subsections (b),
(c), and (f) of the Central Bank's Charter (rediscounts granted to financial institutions based on temporary illiquidity, overdrafts granted to financial institutions with collateral, collateral assignment, pledge or special allocation of certain assets), and credits granted by the Banking Liquidity Fund secured by pledge or mortgage. The New Notes are not a deposit guaranteed pursuant to the deposit insurance system established by Argentine Law No. 24,485, as amended. The New Notes have no special or general priority right of payment in case of bankruptcy, liquidation or winding up of the Bank, as the provisions of Section 49(d) and (e) of Argentine Law No. 21,526, as amended, are not applicable to the New Notes. In addition, the New Notes are not entitled to a lien on the assets of the Bank ("garantia flotante" or "especial," as defined under Argentine Law), nor are they secured by any other means or guaranteed by any other financial institution.

         Restrictive Covenants

         The Existing Notes are subject to certain restrictive covenants which, among other things, restrict (with certain exceptions) our ability to create liens and to consolidate, merge, transfer or lease our Properties. Certain of the terms and conditions of the Existing Notes differ from those of the New Notes as described below under "Description of the Series A Notes and the Series B Notes."

         Additional Payments

         All payments of principal and interest on the Existing Notes are made without withholding or deduction for, or on account of, any present or future taxes, duties, levies, contributions, withholdings or transfer expense of


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any nature in effect on the closing date, or imposed or established in the future by or on behalf of Argentina or any authority in Argentina.

         Tax Redemption

         The Existing Notes are redeemable at our option in whole at par plus accrued and unpaid interest in the event that we become obligated to pay any additional payments in respect of, among other things, Argentine withholding taxes, as a result of a change in Argentine tax law or regulation or its interpretation.



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                 Description of the Series A and Series B Notes

General

         Both the Series A Notes and the Series B Notes will be issued under the Program pursuant to an indenture dated as of May 19, 2000, as amended by the First Supplemental Indenture, dated January 22, 2001 (the "Program Indenture"), among the Bank, The Bank of New York, as Trustee (the "Trustee," which term includes any successor as Trustee under the Program Indenture), Co-Registrar (the "Co-Registrar") and Principal Paying Agent (the "Principal Paying Agent"), and Banque Internationale a Luxembourg S.A., as a Paying Agent and a transfer agent (a "Transfer Agent"). We will act as Registrar and Paying Agent in Argentina (the Principal Paying Agent and all other Paying Agents, including any successor or additional paying agents, are collectively referred to herein as the "Paying Agents"). The Trustee has appointed Banco de Galicia y Buenos Aires S.A., presently at Tte. Gral. J. D. Peron N(0) 415, (1038), Buenos Aires, Argentina, as it agent (the "Trustee's Representative") in Buenos Aires to receive notices on its behalf in Argentina from holders of the notes issued under the Program, including the New Notes (holders of the New Notes being referred to herein as "Holders of the New Notes" or the "New Noteholders"). The Program Indenture and the New Notes will be subject to and governed by the Trust Indenture Act. The following summary is qualified entirely by reference to the Program Indenture, copies of which are available upon request from the Trustee. The terms and conditions described below shall, unless otherwise indicated, apply to both the Series A Notes and the Series B Notes (referred to collectively as the "New Notes").

         The Bank of New York, in its capacity as Trustee, Co-Registrar and Principal Paying Agent, will be responsible for, among other things, (i) maintaining a record of the registration of ownership, exchange and transfer of the New Notes and accepting New Notes for exchange and transfer, (ii) ensuring that payments of the principal, premium and Additional Amounts (as defined below), if any, and interest received from us in respect of the New Notes are duly paid to the registered holders thereof, (iii) transmitting to us any notices or other communications from Holders of the New Notes and (iv) transmitting to the Holders of the New Notes notice of the occurrence of any Event of Default (as defined below) as soon as practicable after obtaining knowledge thereof.

         Pursuant to the New Offer, the aggregate amount of New Notes to be issued in the New Offer shall not exceed US$85,381,200, and when taken together with the aggregate amount of New Notes issued in the Prior Offer, will not exceed US$237,500,000, which is the maximum amount of New Notes that we would have authorized to be issued under the Program Indenture for the New Notes if all of the Existing Notes had been tendered in the Prior Offer.

         We reserve the right, as necessary and appropriate, to issue New Notes and CICCs in the New Offer that may be treated as a separate series from the New Notes and CICCs issued in the Prior Offer and which may have different designations and identifying codes and may not be fungible with the New Notes and CICCs issued in the Prior Offer. See "U.S. Taxation -- U.S. Federal Income Tax Consequences of the Series A New Offer to Holders."

Differences with Existing Notes

         The terms and conditions of both the Series A Notes and the Series B Notes will be similar to the Existing Notes, with the principal differences relating to the following:

         o    the rate of interest;

         o    the amortization schedule;

         o    the maturity date;

         o    the Series A Notes will be issued with a CICC;

         o the Series B Notes will be mandatorily redeemable and exchangeable into BODEN;

         o the cross-default provisions as described under "Description of the Series A Notes and the Series B Notes," which will provide that the amount of indebtedness is US$20 million and that the Existing Notes will be excluded from the cross default provisions of



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              the New Notes so that a payment default on the Existing Notes does not result in a cross-default on (or become the basis for cross-acceleration of) the New Notes;

         o the conditions involving mergers, consolidations, sales and leases relating to us and our subsidiaries;

         o certain provisions relating to subordination to rights of our depositors in the Bank in compliance with Argentine law;

         o addition of certain permitted encumbrance to our negative pledge covenants;

         o the required timing of our delivery of financial statements and deletion of requirement to provide U.S. GAAP reconciliation;

         o the occurrence of events for which we may be subject to pay Additional Amounts on, and for which we may redeem for tax reasons, the Series A Notes and the Series B Notes;

         o no requirement to extend exchange offer or similar purchases to holders of New Notes on an equal basis; and

         o    certain provisions relating to defeasance.

Maturity

         The Series A Notes to be issued in the New Offer will be in an amount up to US$80,887,500 aggregate principal amount and will mature on December 15, 2009.

         The Series B Notes to be issued in the New Offer will be in an amount up to US$85,381,200 aggregate principal amount and will mature on August 3, 2012, the same date as the maturity of the BODEN into which the Series B Notes shall be mandatorily redeemable and exchangeable as provided below. See "Redemption and Purchase Provisions."

Interest

         Series A Notes

         The Series A Notes to be issued in the New Offer will bear interest at 4% per annum until December 15, 2005, and thereafter interest on the Series A Notes will increase 1% per annum up to a maximum interest rate of 6% per annum, payable semiannually in arrears on June 15 and December 15 of each year (each, an "Interest Payment Date"), commencing June 15, 2003, to the person in whose name the Series A Note is registered at the close of business 15 calendar days prior to the relevant interest payment date (whether or not a Business Day (as defined below)) (each a "Regular Record Date"), as the case may be, immediately preceding such interest payment date; provided, however, that if we at any time default in the payment of principal or interest in respect of the Series A Notes, we shall pay interest on the amount in default from the date of such default until the date of payment at a rate equal to 2% per annum in addition to the then applicable interest rate (the "Default Rate"). Interest on the Series A Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months and, in the case of an incomplete month, the number of days actually elapsed. Principal of, interest, any premium and any Additional Amounts (as defined below) on, the New Notes will be payable as provided under "Payments and Paying Agents."

         Series B Notes

         The Series B Notes to be issued in the New Offer will bear interest, if any, commencing on February 4, 2003 on a floating rate basis which will be determined by applying to the minimum denomination (US$100) the interest rate applicable to U.S. dollar deposits for a six month term in the London Interbank Market ("LIBOR") at 11:00 a.m. London time on the second business day next preceding the commencement of each semiannual interest period and adjusted to a calendar year of 365 or 366 days, as applicable, with the adjusted interest rate for the interest period ending August 3, 2003 being 1.369% per annum. The interest is calculated as from and including the first day of interest accrual up to and excluding the last day of the relevant interest period. In case an interest payment date shall occur on a day that is not a business day in Buenos Aires, Argentina, New York or London,



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payment of interest shall be made on the next business day, provided that, in such case, the interest shall be calculated until effective payment of interest is made. The next interest period shall commence on such effective interest payment date. Interest will be calculated on the basis of a year of 365 or 366 days, as applicable, and the number of days actually elapsed. The LIBOR interest due at any time in respect of the Series B Notes will de determined by The Bank of New York, which acts as calculation agent. Interest shall be payable semiannually in arrears on February 3 and August 3 of each year (an "Interest Payment Date"), commencing August 3, 2003. The interest payable on the Series B Note on any Interest Payment Date will, subject to certain conditions set forth in the Conditions, be paid to the person (the "Registered Holder") in whose name the Floating Rate Mandatorily Exchangeable Note is registered at the close of business 15 calendar days prior to the relevant interest payment date (the "Record Date") preceding such Interest Payment Date.

Form, Denomination and Registration; Book-Entry System

         The Series A Notes, including any Global Note, will be issued only in registered form without coupons and in minimum denominations of US$1.00. The Series B Notes, including any Global Note, will be issued only in registered form without coupons and in minimum denominations of US$100. No service charge will be made for any registration of transfer or exchange of New Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

         Global Note

         Initially, each series of New Notes offered and sold in reliance on
Section 3(a)(9) under the Securities Act pursuant to the New Offer will be represented by one or more global notes (each, a "U.S. Global Note").

         Initially, each series of New Notes offered and sold in reliance on Regulation S ("Regulation S") under the Securities Act pursuant to the Non-U.S. Concurrent New Offer will be represented by one or more global notes (each, a "Regulation S Global Note"). The beneficial interest in a Regulation S Global Note may be held through Euroclear or Clearstream, or through organizations that are DTC participants and any resale or transfer of such interests to U.S. persons shall not be permitted unless such resale and transfer is made pursuant to Regulation S.

         The U.S. Global Notes and Regulation S Global Notes are, collectively the "Global Notes." The Global Notes will be deposited with, or on behalf of, The Depository Trust Company, as Depositary ("DTC" or the "Depositary"), and will be registered in the name of the nominee of the Depositary.

         Upon receipt of Global Notes, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Existing Notes represented by such Global Notes to the accounts of institutions that have accounts with the Depositary or its nominee ("Participants"). Ownership of beneficial interests in Global Notes are limited to Participants or persons that may hold interests through Participants. Ownership of interests in such Global Notes are shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to Participants' interests) and such Participants (with respect to the owners of beneficial interests held through Participants in such Global Notes). The laws of some jurisdictions may require that certain purchasers of New Notes take physical delivery of such New Notes in definitive form. Consequently, any transfer of beneficial interests in Global Notes to such persons may require that such interests in Global Notes be exchanged for Certificated Notes (as defined below).

         Because the Depositary can only act on behalf of Participants, which in turn act on behalf of owners of beneficial interests held through such Participants and certain banks, the ability of a person having a beneficial interest in a Global Note to pledge or transfer such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may require that such interest in a Global Note be exchanged for Certificated Notes. Interests in a Global Note will be exchangeable for Certificated Notes as described under "-- Certificated Notes." Such limits and laws may impair the ability to transfer or pledge beneficial interests in a Global Note.

         So long as the Depositary, or its nominee, is the registered holder and owner of such Global Notes, the Depositary or such nominee, as the case may be, will be considered the sole owner and holder of the related New



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Notes for all purposes of such Notes and for all purposes under the Program
Indenture. Except as set forth below, owners of beneficial interests in Global Notes will not be entitled to have the relevant series of the New Notes represented by such Global Notes registered in their names, will not receive or be entitled to receive physical delivery of the relevant series of the New Notes in definitive form and will not be considered to be the owners or holders of any New Notes under the Program Indenture or such Global Notes.

         Accordingly, each person owning a beneficial interest in Global Notes must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder of New Notes under the Program Indenture or such Global Notes. We understand that under existing industry practice, in the event we request any action of Holders or an owner of a beneficial interest in Global Notes desires to take any action that the Depositary, as the holder of such Global Notes, is entitled to take, the Depositary would authorize the Participants to take such action, and that the Participants would authorize beneficial owners owning through such Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

         All payments in respect of New Notes represented by a Global Note are made to the Depositary or its nominee, as the case may be, as the registered owner and holder of such Global Note and we will be fully discharged by payment to DTC from any responsibility or liability in respect of each amount so paid. Upon receipt of any such payment in respect of a Global Note, DTC will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC.

         The Depositary has advised us and the Trustee that its current practice is to immediately credit the accounts of the Participants with payments in respect of Global Notes on the date the same are payable in amounts proportionate to their respective holdings in principal amount of beneficial interests in the applicable Global Notes as shown in the records of the Depositary. DTC's current practice is to credit such accounts with respect to such payments in same-day funds. Payments by Participants to owners of beneficial interests in Global Notes held through such Participants will be governed by standing instructions and customary practices, as is now the case with New Notes held for the accounts of customers registered in "street name," and will be the responsibility of such Participants. None of the Trustee, any Paying Agent or us will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Note for any New Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its Participants or the relationship between such Participants and the owners of beneficial interests in such Global Notes held through such Participants.

         Unless and until it is exchanged in whole or in part for New Notes in definitive form, a Global Note may not be transferred except as a whole by the Depositary to a nominee of such Depositary, by a nominee of such Depositary to such Depositary or another nominee of such Depositary, or to a successor of the Depositary or its nominee.

         The Depositary has advised us as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

         The rules applicable to the Depositary and the Participants are on file with the Commission. The Depositary agrees with and represents to its Participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. Neither the Bank nor the Trustee will have any responsibility for the performance by the Depositary or its Participants or owners of beneficial interests held through Participants of their respective obligations under the rules and procedures governing their operations.



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         Certificated Notes

         Owners of beneficial interests in Global Notes will be entitled under the limited circumstances described below, to receive physical delivery of certificated Notes ("Certificated Notes") in fully registered definitive form. The New Notes are not issuable in bearer form. Interests in a Global Note will be exchangeable or transferable, as the case may be, for Certificated Notes if
(i) the Depositary notifies us that it is unwilling or unable to continue as depositary for such Global Note, or the Depositary ceases to be a "Clearing Agency" registered under the Exchange Act, and a successor depositary is not appointed by us within 90 days, (ii) we, at our option, notify the Trustee in writing that Global Notes shall be exchangeable for Certificated Notes, or (iii) an Event of Default has occurred and is continuing with respect to such New Notes. Upon the occurrence of any of the events described in the preceding sentence, we will cause the appropriate Certificated Notes to be delivered. Certificated Notes will be exchangeable or transferable for interests in other Certificated Notes as described under "-- Transfer and Exchange."

         All Certificated Notes issued upon any exchange or registration of transfer of New Notes shall be valid obligations of us evidencing the same debt and entitled to the same benefits as the Global Note.

Transfer and Exchange

         Transfers by a holder of a beneficial interest in a Global Note to a transferee who takes delivery of such interest through a Global Note will be made only in accordance with the applicable procedures of the Depositary (the "Applicable Procedures").

         Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to the beneficial interests in such Global Note for as long as it remains such interest.

         Transfers between Participants will be effected in the ordinary way in accordance with the Applicable Procedures and will be settled in same day funds.

         Certificated Notes may be exchanged or transferred in whole or in part for other Certificated Notes of any authorized denominations and of a like tenor and aggregate principal amount by surrendering such Certificated Notes at the office of the Registrar or Co-Registrar with a written instrument of transfer as provided in the Program Indenture.

         The costs and expenses of effecting any exchange or registration of transfer pursuant to the foregoing provisions, except for the expense of delivery by other than regular mail (if any) and except for the payment of a sum sufficient to cover any tax or other governmental charges or insurance charges that may be imposed in relation thereto, will be borne by us.

         The Registrar and Co-Registrar will effect transfers of Global Notes and will effect exchanges and transfers of Certificated Notes. In addition, the Registrar and Co-Registrar will keep books (the "Note Register") for the ownership, exchange and transfer of any New Notes in definitive form.

         The Depositary has advised us that it will take any action permitted to be taken by a Holder (including, without limitation, the presentation of New Notes for exchange as described above) only at the direction of one or more Participants to whose account with the Depositary interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the New Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the New Notes, the Depositary will exchange the Global Notes for Certificated Notes which it will distribute to its Participants.

Payments and Paying Agents

         Payments in respect of the principal of the New Notes will be made at the corporate trust office of the Principal Paying Agent in The City of New York and at our principal executive office in Buenos Aires and, subject


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to any fiscal or other laws and regulations applicable thereto, at the specified offices of any other Paying Agent appointed by us. Payments in respect of principal on New Notes will be made only against surrender of such New Notes, in the same manner as payments of interest as set forth below. Payment in respect of interest on each interest payment date with respect to any New Note will be made to the person in whose name such New Note is registered on the Regular Record Date immediately preceding such interest payment date by U.S. dollar check drawn on a bank in The City of New York or, in the case of a registered holder of at least US$1,000,000 principal amount of New Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United
States or in Argentina, provided that the registered Holder so elects by giving written notice to such effect designating such account which is received by the Trustee or a Paying Agent no later than June 1 or December 1, as the case may be, immediately preceding such interest Payment Date. Unless such designation is revoked, any such designation made by such Holder with respect to such New Notes will remain in effect with respect to any future payments with respect to such New Note payable to such Holder. We will pay any administrative cost imposed by banks in connection with making payments by wire transfer.

         If any payment on a New Note is due on a day that is, at any place of payment, a Saturday or Sunday or a day on which banking institutions are authorized or obligated by law or executive order or decree to close, then, at such place of payment, such payment need not be made on such day but may be made on the next succeeding day that is not, at such place of payment, a day on which banking institutions are authorized or obligated by law or executive order or decree to close (a "Business Day"), with the same force and effect as if made on the date for such payment, and no interest will accrue for the period from and after such date.

         Under the terms of the Program Indenture and the New Notes, any money paid by us to any Paying Agent with respect to payments on the New Notes which remains unclaimed at the end of two years after the principal and/or interest shall have become due and payable (whether at maturity, upon election for redemption or otherwise) will be repaid to the Bank upon written request therefor and, upon such repayment, all liability of such Paying Agent with respect thereto shall cease without, however, limiting in any way any obligations that we may have to pay the principal of, interest, premium, if any, and Additional Amounts, if any, on the New Notes as the same shall become due.

         Under the terms of the Program Indenture and the New Notes, in the event of any foreign exchange restriction or prohibition in Argentina, any and all payments in respect of the New Notes will be made in U.S. dollars through
(i) the sale of any series of Bonos Externos de la Republica Argentina (U.S. dollar-denominated Argentine Government Bonds, or "Bonex") or of any other public or private bond issued in U.S. dollars in Argentina or (ii) any other legal mechanism for the acquisition of U.S. dollars in any exchange market. All costs, including any taxes, relative to such operations to obtain U.S. dollars will be borne by us.

Status

         The New Notes will constitute (subject to "-- Covenants -- Negative Pledge") our direct, unsecured and unconditional obligations and will rank pari passu without any preference among themselves, except for such exceptions as are or may be provided by Argentine law. Our payment obligations under or in respect of the New Notes will, except for such exceptions as are or may be provided by applicable Argentine law and subject to "-- Covenants -- Negative Pledge" at all times rank at least equally in priority of payment with all of our other present and future unsecured and unsubordinated obligations from time to time outstanding.

         Argentine Law No. 24,485, as amended, provides that in the event of our judicial liquidation or bankruptcy, all depositors, regardless of the type, amount or currency of their deposits, whether made by individuals or corporations, will have a general and absolute priority right over all creditors (such as the holders of the New Notes), with the exception of certain labor creditors, those creditors secured with a pledge or mortgage, credits granted under section 17, subsections (b), (c), and (f) of the Central Bank's Charter (rediscounts granted to financial institutions based on temporary illiquidity, overdrafts granted to financial institutions with collateral, collateral assignment, pledge or special allocation of certain assets) and credits granted by the Banking Liquidity Fund secured by a pledge or mortgage, to be paid out of 100% of the proceeds of the liquidation of our assets. In addition, depositors of any type of deposits have a special priority right over all other of our creditors, with the exception of certain labor creditors, to be paid out of (i) any of our funds which may be held by the Central Bank as reserves,


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(ii) any other of our funds existing as of the date our license is revoked, or
(iii) any proceeds which may result from the mandatory transfer of certain of our assets as determined by the Central Bank.

         Such payments are to be made in the following order of priority: (i) deposits up to Ps.5,000 per person or its equivalent in foreign currency, (ii) all deposits with maturities of more than 90 days, and (iii) all other deposits on a pro rata basis. Additionally, pursuant to Section 53 of Argentine Law No. 21,526, as amended, the claims of the Central Bank will have seniority over other creditors, except creditors secured by pledge or mortgage, certain labor creditors and depositors, credits granted under section 17, subsections (b),
(c), and (f) of the Central Bank's Charter (rediscounts granted to financial institutions based on temporary illiquidity, overdrafts granted to financial institutions with collateral, collateral assignment, pledge or special allocation of certain assets), and credits granted by the Banking Liquidity Fund secured by pledge or mortgage.

         The New Notes are not deposits guaranteed under the deposit insurance system established by Argentine Law No. 24,485, as amended. The New Notes have no special or general priority right of payment in case of our bankruptcy, liquidation or winding up, since provisions contained in Section 49(d) and (e) of Argentine Law No. 21,526, as amended, are not applicable. In addition, the New Notes are not entitled to a lien on our assets nor are they secured by any other means or guaranteed by any other financial institution.

Redemption and Purchase Provisions

         Mandatory Redemption and Exchange into BODEN

         The Series B Notes will be subject to being mandatorily redeemed by us and exchanged for BODEN on a dollar-for-dollar basis as soon as the restrictions imposed by the Central Bank on our ability to transfer ownership of the BODEN shall have been released on BODEN credited to our account in 2002 in connection with the pesification of our assets and liabilities. See "Recent Events in Argentina and the Impact on the Bank". The terms of the BODEN are as set forth in "Description of BODEN" below.

         Under the terms of the Program Indenture, we shall be obligated to use commercially reasonable efforts to obtain the release of the restrictions imposed by the Central Bank on our ability to transfer ownership of the BODEN and to communicate to the Trustee when the restrictions shall have been released from an aggregate amount of BODEN equal to the then aggregate outstanding amount of the Series B Notes. It is expected that upon receipt of such notice, the Trustee will commence the process of informing holders of the Series B Notes of the date of the mandatory redemption and exchange and thereafter to effect the mandatory redemption and exchange without the need of any action by the holders of the Series B Notes. At the time of the mandatory redemption and exchange, holders will be furnished with BODEN in an aggregate principal amount equal to the amount of the Series B Notes held by them, together with accrued but unpaid interest on the BODEN at the rate stated to be paid thereon (which may differ from the stated rate on the Series B Notes) from the immediately preceding interest payment date to the date of any such mandatory redemption and exchange in satisfaction of all of the rights of the holders of the Series B Notes to principal, accrued but unpaid interest and other amounts on the Series B Notes held by, or for the benefit of, such holder of Series B Notes.

         No BODEN will be furnished to the holders of the Series B Notes until the restrictions on our ability to transfer ownership of a sufficient quantity of BODEN have been released so that all holders of Series B Notes may be furnished with their allocable portion of BODEN. To the extent BODEN become available to us prior to the Expiration Date, we may, at our discretion, exchange the Series B Notes or the amount of BODEN that would otherwise be delivered upon mandatory redemption and exchange of the Series B Notes as described herein for the Existing Notes validly tendered and accepted in the New Offer on the Settlement Date. In addition, in the event that Argentina has defaulted on the BODEN prior to the date scheduled for the mandatory redemption and exchange, or publicly indicated an intention to do so, the redemption and the exchange will not proceed as aforesaid and the holders of the Series B Notes will not be furnished with BODEN and will retain the Series B Notes and all rights related thereto. Series B Notes that are the subject of the mandatory redemption and exchange will be cancelled. BODEN furnished to the holders of the Series B Notes will not be held by the Trustee or in the manner in which the Series B Notes are held and will instead be held directly by the holders of the Series B Notes in the manner provided for under "Description of the BODEN."



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         Redemption of both the Series A Notes and Series B Notes for Tax
Reasons

         If at any time after the date of the issuance of the New Notes as a result of any change in, or amendment to, the laws or regulations of Argentina or of any political subdivision thereof, or of any authority therein having power to tax, or as a result of any change in the application, administration or official interpretation of such laws, regulations or rulings, including the holding of a court of competent jurisdiction, which change or amendment becomes effective after the date of issuance of the New Notes, we become obligated to pay any additional amounts ("Additional Amounts") as provided or referred to below under "-- Payments of Additional Amounts" and such obligation cannot be avoided by us taking reasonable measures available to it, then the New Notes will be redeemable as a whole (but not in part), at our option, at any time upon not less than 30 nor more than 60 days' notice to the Trustee and not less than 15 nor more than 60 days' notice to the Holders (which notice shall be irrevocable), as provided in the Program Indenture at 100% of their principal amount together with accrued interest thereon to the date fixed for redemption (the "Redemption Date"). We will also pay to the Holders on the Redemption Date any Additional Amounts which would otherwise be payable. In order to effect a redemption of the New Notes under this paragraph, we are required to deliver to the Trustee prior to the distribution of any notice of redemption pursuant to this paragraph (i) a certificate signed by two of our Directors stating that the obligation to pay such Additional Amounts cannot be avoided by us taking reasonable measures available to it and setting forth a statement of facts showing that the conditions precedent to our right to effect such redemption have occurred and (ii) an opinion of independent legal counsel of recognized standing to the effect that we have or will become obligated to pay such Additional Amounts as a result of such change or amendment. No notice of redemption may be given earlier than (90) days prior to the earliest date on which we would be obliged to pay such Additional Amounts were a payment in respect of the New Notes then due.

         Our Right to Purchase of New Notes

         We may, to the extent permitted by applicable law, at any time or from time to time purchase New Notes in the open market, on an exchange, or by tender or by private agreement at any price. All New Notes so purchased may be held for our account and may be canceled by us; provided, however, that for purposes of determining the Holders entitled to make, give or take any requests, demands, authorizations, directions, notices, consents, waivers or other action under the terms of the Program Indenture and the New Notes, any New Notes held for our account, any of our Subsidiaries (as defined below) or any other of our Affiliate (as defined below) or such Subsidiaries shall not be considered outstanding and shall not participate in making, giving or taking such action. As used herein, "Subsidiary" means any corporation of which, at the time of determination, we and/or one or more of our Subsidiaries owns or controls directly or indirectly more than 50% of the shares of voting stock; "voting stock," when used with reference to a Subsidiary, means stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such corporation provided that, for the purposes hereof, stock which carries only the right to vote conditionally on the happening of an event shall not be considered voting stock whether or not such event shall have happened. As used herein, "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified person; for the purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting notes, by contract or otherwise, and the terms "controlling" and "controlled" have the meanings correlative to the foregoing.

Payments of Additional Amounts

         Except with respect to Argentine entities, all payments in respect of the New Notes, including, without limitation, payments of principal, interest and premium, if any, will be made by us without withholding or deduction for, or on account of, any present or future taxes, duties, levies, withholdings or transfer amounts or other governmental charges of whatever nature in effect on the date of the Program Indenture or imposed or established in the future by or on behalf of Argentina or any political subdivision or authority thereof or therein having power to tax ("Argentine Taxes"), unless such withholding or deduction is required by law. In the event any such taxes or liabilities are so imposed or established, we will pay such Additional Amounts as may be necessary in order that the net amounts receivable by the Holders after any payment, withholding or deduction in respect of such tax or liability shall equal the respective amounts of principal, interest and premium, if any, which would have been receivable in respect of the New Notes in the absence of such payment, withholding or deduction; except that no such Additional


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Amounts will be payable with respect to any payment on any New Note to, or to a third party on behalf of, a Holder for or on account of any such Argentine Taxes that have been imposed by reason of:

         (i) the Holder or beneficial owner of a New Note being a resident of Argentina or having some present connection with Argentina other than the mere holding of such New Note or the receipt of principal, interest or premium, if any, in respect thereof; or

         (ii) the presentation by the Holder of a New Note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later except to the extent that the Holder would have been entitled to such Additional Amounts on presenting such New Note (or payment on the last date of such period of 30 days); or

         (iii) any estate, asset, inheritance, gift, sales or transfer tax or any similar tax, assessment or governmental charge; or

         (iv) any tax, duty, assessment or other governmental charge which is payable otherwise than by deduction or withholding from payments on or in respect of any New Note; or

         (v) any Argentine taxes imposed by reason of a holder's failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the holder or beneficial owner of such Note requested by us at least 30 days prior to the applicable Payment Date if such compliance is required by statute or regulation of Argentina or of any political subdivision or taxing authority thereof as therein as a precondition to relief or exemption from such Argentine Taxes (and such Argentine Taxes would not have been imposed but for such failure to comply).

         Any reference herein or in the New Notes to principal and/or interest shall be deemed also to refer to any Additional Amounts which may be payable under the undertakings described in this paragraph.

Covenants

         Under the terms of the New Notes, we will covenant and agree that as long as any of the New Notes remain outstanding:

         Negative Pledge

         We will not, and will not permit any of our Subsidiaries to, create or suffer to exist any Encumbrance (defined to mean any mortgage, pledge, lien or security interest or other charge or encumbrance including, without limitation, any equivalent created or arising under the laws of Argentina) upon or with respect to any of their present or future Property (defined to include any asset, revenue or any other property, whether tangible or intangible, real or personal, including, without limitation, any right to receive income), in each case to secure Indebtedness (as defined below) unless the New Notes are equally and ratably secured to the satisfaction of the Trustee, except:

         (i)    any Encumbrance on any Property existing on the date hereof;

         (ii) any Encumbrance on any asset securing Indebtedness incurred or assumed solely for the purpose of financing all or any part of the cost of acquiring such asset, which Encumbrance attached to such asset concurrently with or within 90 days after the acquisition thereof;

         (iii) any Encumbrance required to be created in connection with: (a) special lines of credit or advances granted to the Bank by or through local or foreign governmental entities (including, without limitation, the Central Bank, Banco de Inversion y Comercio Exterior S.A. ("BICE"), Fondo Fiduciario de Asistencia A Entidades Financieras y de Seguros ("FFA"), Seguro de Depositos S.A. ("SEDESA"), Fondo de Liquidez Bancaria ("FLB"), and banks and export credit agencies) or



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                international multilateral lending organizations (including, without limitation, the International Bank for Reconstruction and Development and the Inter-American Development Bank), (the "lineas especiales de credito"); or (b) rediscount loans or advances granted in response to circumstances of illiquidity by the Central Bank and by other Argentine Government entities (including, without limitation, BICE, FFA, SEDESA and FLB) (the "redescuentos" or "adelantos"), each obtained in accordance with the applicable rules and regulations of the Central Bank or such other applicable rules and regulations governing lineas especiales de credito or redescuentos or adelantos.

         (iv) any Encumbrance on any Property existing thereon at the time of acquisition of such Property and not created in connection with such acquisition;

         (v) any Encumbrance on any Property securing an extension, renewal or refunding of Indebtedness secured by an Encumbrance referred to in (i), (ii) or (iv) above provided that such new Encumbrance is limited to the Property which was subject to the prior Encumbrance immediately before such extension, renewal or refunding and provided that the principal amount of Indebtedness secured by the prior Encumbrance immediately before such extension, renewal or refunding is not increased;

         (vi) any Encumbrance in the form of a tax or other statutory lien, provided that any such lien shall be discharged within 30 days after the date it is created or arises (unless contested in good faith by us, in which case it shall be discharged within 30 days after final adjudication); or

         (vii) any other Encumbrance on our assets or any Subsidiary provided that the Indebtedness secured by such Encumbrance, together with all of our other indebtedness or any Subsidiary secured by any Encumbrance under this clause shall have an aggregate market value at the time of the creation of such Encumbrance no greater than 10% of the total assets of us and our Subsidiaries as set forth in our most recent consolidated financial statements.

         Notwithstanding the foregoing, this provision shall not prohibit us and our Subsidiaries from complying with the Central Bank's capital adequacy and other requirements.

         As used herein, the term "Indebtedness" shall mean, for any individual, corporation, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof (each a "Person"), (A) all Indebtedness of such Person for borrowed money or for the deferred purchase price of any Property or services, (B) all Indebtedness created or arising under any conditional sales (including, without limitation, Indebtedness under any such agreement which provides that the rights and remedies of the seller or lender thereunder in the event of default are limited to repossession or sale of such Property), (C) all obligations under leases which shall have been or should be, in accordance with Argentine GAAP, recorded as capitalized leases in respect of which such Person is liable as lessee, (D) all direct or indirect guaranties (including, without limitation, avales) of such Person in respect of, and all obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, any Indebtedness referred to above in clause (A), (B) or (C) of any other Person, and (E) all Indebtedness and obligations referred to above in clause (A), (B),
(C) or (D) secured by (or for which the holder of such Indebtedness or obligation has an existing right, contingent or otherwise, to be secured by) any Encumbrance upon or in any Property of such Person, notwithstanding that such Person has not assumed or become liable for the payment of such Indebtedness or obligation; provided, however, that the term "Indebtedness" shall not include "Indebtedness incurred by us or any Subsidiary in the ordinary course of business." As used herein, the "Indebtedness incurred by us or any Subsidiary in the ordinary course of business" shall include any liability or obligation of the Bank or any Subsidiary with respect to (1) any deposits with or funds collected by it (but not funds borrowed or raised by it), (2) any check, note, certificate of deposit, draft or bill of exchange, issued, accepted or endorsed by it in the ordinary course of its business, (3) any transaction in which it acts solely in a fiduciary or agency capacity, (4) any banker's acceptance, (5) any agreement, made by it in the ordinary course of business, to purchase or repurchase notes or loans or currency or to participate in loans, (6) letters of credit to the extent they are issued by us or any of our Subsidiary in the ordinary course of business.



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         Financial Statements

         We will furnish or cause to be furnished to the Trustee, (i) as soon as available but in any event not later than 120 days after the close of each of its fiscal years, a complete copy of our report in English (an "Annual Report") unless a later date is prescribed by the Central Bank and our regulators, in which case it will be as of such later date, and (ii) as soon as available and in any event no later than 90 days unless a later date is prescribed by the Central Bank and our regulators, in which case it will be as of such later date, after the end of each of our first three quarters of each of our fiscal years, a complete copy of our report in English (a "Quarterly Report") unless a later date is prescribed by the Central Bank and our regulators, in which case it will be as of such later date, and such Annual Report and Quarterly Report shall include a balance sheet, statement of income, statement of changes in stockholders' equity and statement of cash flows for such fiscal year or quarter, as the case may be, and which, in the case of the Annual Report, will be audited by and accompanied by a report of an independent certified public accountant selected by us and, in the case of each Quarterly Report, will be subject to limited review by an independent certified public accountant selected by us.

         Notification

         We will give notice to the Trustee, as soon as possible and in any event within 10 days after we become aware or should reasonably become aware of the occurrence of any Event of Default (as defined herein) or an event that would give rise to an Event of Default upon the giving of notice or the lapse of time or both, accompanied by a certificate specifying the nature of such Event of Default or other such event, the period of existence thereof and the action that we have taken or proposes to take with respect thereto.

         Insurance

         We will, and will cause each of our Subsidiaries to, maintain insurance with financially sound, responsible and reputable insurance companies in such amounts and covering such risks as is usually carried by financial institutions engaged in similar businesses and owning and/or operating Properties similar to those owned and/or operated by us or such Subsidiary, as the case may be, in the same general areas in which we or such Subsidiary owns and/or operates its Properties.

         Maintenance of Existence

         We will, and will cause each of its Subsidiaries to (i) maintain in effect our and their corporate existence (including our authorization from the Central Bank to engage in the business of banking) and all registrations necessary therefor and (ii) take all reasonable actions to maintain all rights, privileges, and titles to Property, franchises necessary or desirable in the normal conduct of our business, activities or operations and (iii) keep all our and their Property in good working order or condition; provided, however, that this covenant shall not prohibit any transaction by us or any of our Subsidiaries otherwise permitted under "Mergers, Consolidations, Sales and Leases" and this covenant shall not require us to maintain any such right, privilege, or title to Property or franchise or to preserve the corporate existence of any Subsidiary, if our board of directors shall determine that the maintenance or preservation thereof is no longer desirable in the conduct of our business and our Subsidiaries taken as a whole, and that the loss thereof is not, and will not be, adverse in any material respect to the New Noteholders.

         Mergers, Consolidations, Sales and Leases

         We will not, and will not permit any of our Subsidiaries to, merge, consolidate or amalgamate with or into, or convey, transfer or lease our Properties and assets substantially as an entirety to, any Person, unless immediately after giving effect to such transaction (i) no Event of Default shall have occurred and be continuing, (ii) any corporation formed by any such merger, consolidation or amalgamation with us or the Person which acquires by conveyance or transfer, or which leases, our properties and assets substantially as an entirety (a "successor corporation") shall expressly assume the due and punctual payment of the principal of, premium, if any, and interest (including Additional Amounts, if any) on all the New Notes according to their terms, and the due and punctual performance of all of our covenants and obligations under the New Notes as specified herein and in the Program


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Indenture and (iii) our successor corporation (except in the case of leases), if any, succeeds to and becomes substituted for us with the same effect as if it had been named in the New Notes as the issuer thereof.

         Compliance with Laws and Other Agreements

         We will, and will cause each of our Subsidiaries to, comply with all applicable laws, rules, regulations, orders and directions of any governmental agency (as defined in the Program Indenture) having jurisdiction over it or its business and all covenants and other obligations contained in any agreements to which we or any such Subsidiary is a party, except where the failure to so comply would not have a material adverse effect on the condition, financial or otherwise, or on our earnings, operations, business affairs or business prospects and those of our Subsidiaries taken as a whole.

         Maintenance of Books and Records

         We will, and will cause each of our Subsidiaries to, maintain books, accounts and records in accordance with Argentine GAAP and the accounting standards of the Central Bank.

         Further Assurances

         We will, at our own cost and expense, execute and deliver to the Trustee all such other documents, instruments and agreements and do all such other acts and things as may be reasonably required, in the opinion of the Trustee, to enable the Trustee to exercise and enforce its rights pursuant to the Program Indenture under the Program and under the documents, instruments and agreements required under the Program Indenture and to carry at the intent of the Program Indenture.

         Other

         We may make offers or other purchases for the Series A and/or Series B Notes to some but not other holders, including if extending such offer to holders residing in any particular jurisdiction would impose substantial burdens on us.

Contingent Interest Coupon Certificates

         General. Each $1.00 original principal amount of Series A Notes (but not the Series B Notes) will be issued with an immediately detachable CICC that will be able to be traded separately from the Series A Notes. The CICC will be issued under the Program and pursuant to the Program Indenture under which the Series A Notes will be issued.

         The CICCs are being issued as part of the Series A Notes as additional contingent interest and will detach from the Series A Notes automatically following issuance without any action on the part of the holders thereof. The CICCs will represent only a contingent right of the holder to receive a cash payment in US dollars determined in accordance with the formula set forth below that is based on our yearly earnings and net worth for each of the fiscal years 2003 through and including 2009, subject to satisfaction of specified conditions. Our obligation under the CICCs will not have any principal, fixed or certain amount and the claim of the holders of the CICCs will constitute an unsecured unsubordinated contingent claim against us for amounts, if any, payable to the CICC holders as such amounts accrue under the terms of the formula described herein. The CICCs will have no covenants or events of default or rights of acceleration associated therewith other than the obligation to make the specific payment, if any, if provided the conditions to such payment are satisfied.

         As with payments of principal or interest on the Series A Notes generally, the Trustee and the Paying Agent for the Series A Notes will act on behalf of the holders from time to time of the CICCs for purposes of making the contingent payments, if any, contemplated herein.

         Notional Amount and Adjusted Notional Amount. The CICCs will be issued to each holder that elects to receive Series A Notes in the New Offer with a notional amount equal to the principal amount of the Series A Notes


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to be issued to such holder in the New Offer (the "Notional Amount"). The
Notional Amount will be adjusted throughout the term of the CICCs by a factor for each fiscal year set forth in the following schedule:

                   Fiscal Year                      Factor
                   2003 through 2006..............  1.000
                   2007...........................  0.750
                   2008...........................  0.500
                   2009...........................  0.250

         The amount obtained by multiplying the Notional Amount by the Factor set forth above is the "Adjusted Notional Amount." The CICC will not entitle the holder thereof to payment of the Notional Amount or the Adjusted Notional Amount. Amounts due on or in respect of the CICCs will, however, be determined solely by applying the formula described below to the Adjusted Notional Amount.

         Timing of Payments (if any). Payments on the CICC, if any, will be determined annually following the delivery by us to the Trustee of our audited consolidated financial statements for the prior fiscal year. Subject to the rules and requirements of the Central Bank, we expect that such financial statements will be prepared and publicly released on March of each year and, assuming this to be the case, payments (if any) on the CICCs will be made on or about April 30 of each year starting on April 30, 2004 through April 30, 2010 (with respect to the fiscal years 2003 through and including 2009) and in any event no later than 30 days after our audited consolidated financial statements have been publicly released by us (each, a "CICC Payment Date"). No later than 30 days after our audited consolidated financial statements are publicly released, our independent auditors will be required to certify to the Trustee whether, and if so the amount of any payment, we are required to make under the CICC for such fiscal year. In the event that we change our fiscal year in the future, payment dates and calculations under the CICC will be adjusted to reflect such change.

         Amount of Payment (if any). Under the terms of the CICC, no payment for any fiscal year covered by the CICC will be made unless, for the relevant fiscal year (i) our shareholders' equity under Argentine Banking GAAP as set forth in our audited consolidated financial statements at the end of each calendar year (excluding any capital contributions made after the date of issuance of the CICCs adjusted to reflect inflation in accordance with Argentine Banking GAAP to the end of such calendar year and measured in U.S. dollars at the Exchange Rate (as defined below) on the last business day of the relevant fiscal year) exceeds US$500 million and (ii) the Return on Equity, or ROE (as defined below), exceeds 8%. Assuming that the foregoing preconditions are satisfied, we shall be obligated to make a payment in respect of the CICCs, on a pro rata basis, determined by multiplying the Adjusted Notional Amount by a percentage amount (the "CICC Coupon"), which shall be equal to the lesser of:

         (i)    6%; or

         (ii) an amount, expressed as a percentage, equal to 25% of the amount obtained by taking ROE for the relevant fiscal year and subtracting 8% and multiplying the resulting percentage obtained therefrom by Net Worth (as defined below) and dividing the result by US$250,000,000.

         For purpose of the foregoing:

         (i) "Net Worth" means for any fiscal year our stockholders' equity as reflected on our annual consolidated audited financial statements prepared in accordance with Argentine Banking GAAP for such fiscal year as converted into US dollars based on the Exchange Rate on the last business day of the relevant fiscal year.

         (ii) "ROE" is an amount, expressed as a percentage of our Net Worth, equal to our Net Income for the prior fiscal year divided by Net Worth minus Net Income for such fiscal year.

         (iii) "Net Income" means for any fiscal year the amount of our net income after taxes as reflected on our audited consolidated financial statements prepared in accordance with Argentine Banking



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                GAAP for such fiscal year as converted into US dollars based on the Exchange Rate on the last day of the relevant fiscal year.

         (iv) "Exchange Rate" means, for any date with respect to Argentine pesos to be converted into US dollars, the rate for the purchase of US dollars with Argentine pesos (or any other legal tender of Argentina for such date) determined in accordance with the "CME/EMTA ARS Industry Survey Rate" which is published on the Reuters Screen EMTA page, the EMTA website (www.emta.org) and/or the CME website (www.cme.com) by approximately 1:00 p.m. Buenos Aires time, on such date; provided, however, that in the event no such rate is quoted for such date, the Exchange Rate shall be determined by reference to the rate for the purchase of US dollars with Argentine pesos (or any other legal tender of Argentina for such date) quoted by Reuters page "ARSIB-" at approximately 3:00 p.m., Buenos Aires time on such date.

         Pesos amounts used in calculating the CICC Coupon will be converted into US dollars by reference to the Exchange Rate on the last calendar day of the relevant fiscal year for which the calculation is to be made and shall be payable as provided above.

         Other. Payments, if any, in respect of the CICCs will be made consistent with the manner in which payments are made with respect to payments of principal, interest or other amounts on or with respect to the Series A Notes, including the provisions with respect to the payment of Additional Amounts. Payments, if any, on the CICCs will be subject to the same possibility of limitations or restrictions imposed by, and need for authorizations or approval from, the Central Bank as apply to payments of principal, interest and other amounts on the Series A Notes. See "Description of the Series A Notes and the Series B Notes -- Additional Amounts." The Paying Agent will deliver or cause to be delivered to holders of the CICCs any payments received from us to which such holders are entitled under the Program and related indenture. In addition, the CICCs are redeemable at our option (without regard to any redemptions of Series A Notes or the Series B Notes) in the event that we become obligated to pay additional amounts in respect of, among other things, Argentine withholding taxes as a result of a change in Argentine tax law or regulation or in its interpretation after the Issue Date at a redemption price equal to 5% of the then prevailing Adjusted Notional Amount. See "Description of the Series A Notes and the Series B Notes -- Redemption and Purchase Provisions -- Redemption for Tax Reasons."

         Amendments. The CICCs and the provisions of the Program Indenture related thereto may not be amended without the consent of the holders of the CICC in the manner provided in the Program Indenture, regardless of whether the Series A Notes are outstanding.

         Form and Denomination. The CICC are to be issued in global form as a coupon attached to the form of Global Series A Notes, as described above under "Form, Denomination and Registration; Book Entry System." The CICC will have a separate Common Code and ISN that is different from that for the Series A Notes to which they are attached. No service charge will be made for registration of transfer or exchange upon surrender of any CICC at the office at the Trustee maintained for that purpose.

Events of Default

         As long as any of the New Notes remain outstanding, if any of the following events (each, an "Event of Default") shall occur and be continuing:

         (i) default by us in the payment of any principal due on the New Notes; or

         (ii) default by us in the payment of any interest, any premium, or any Additional Amounts due on any New Note and such default continues for a period of 30 business days; or

         (iii) default by us or any of our Subsidiaries in the performance or observance of any term, covenant or obligation described herein under "Mergers, Consolidations, Sales and Leases"; or



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         (iv)    default in the performance or observance of any other term, covenant or obligation of the Bank or any of our Subsidiaries in the New Notes or the Program Indenture, not otherwise expressly defined as an Event of Default in (i), (ii) or (iii) above, for a period of more than 30 days after there has been given, by registered or certified mail, to us by the Trustee, or to us and the Trustee by any New Noteholder, a written notice specifying such default or breach and requiring it to be remedied; or

         (v) we or any of our Subsidiaries shall (A) default in the payment of the principal of, premium or prepayment charge (if any) or interest on, any note, bond, coupon or other instrument evidencing Indebtedness for money borrowed or raised in an amount of US$20 million or more, other than the Existing Notes, issued, assumed or guaranteed by us, when and as the same shall become due and payable, if such default shall continue for more than the period of grace, if any, originally applicable thereto and the time for payment of such amount has not been effectively extended; provided, however, that in the case of any such Indebtedness constituting interbank loans of up to seven days, any such default must continue for a minimum of 15 days beyond the time payment thereof was originally due before the default in the payment of any amount in respect thereof shall constitute an Event of Default hereunder, or (B) default in the observance of any other terms and conditions relating to any such Indebtedness for money borrowed or raised, if the effect of such default is to cause such Indebtedness to become due prior to its stated maturity; or

         (vi) any government or governmental authority shall have condemned, nationalized, seized, or otherwise expropriated all or any substantial part of our property or other assets, or of any Significant Subsidiary (defined to mean any of our Subsidiaries which is material to the condition, financial or otherwise, or to our earnings, operations, business affairs or business prospects and those of our Subsidiaries taken as a whole) or our share capital or of any such Significant Subsidiary, or shall have assumed custody or control of such property or other assets or of our business or operations or of any such Significant Subsidiary, or shall have taken any action for our dissolution or disestablishment or any such Significant Subsidiary or any action that would prevent us or any such Significant Subsidiary or our officers from carrying on their business or operations or a substantial part thereof for a period of longer than 90 days and the result of any such action shall materially prejudice our ability to perform our obligations under the New Notes; or

         (vii) it becomes unlawful for us to perform any of our obligations under the Program Indenture or the New Notes, or any of our obligations thereunder ceases to be valid, binding or enforceable; or

         (viii) the Program Indenture for any reason ceases to be in full force and effect in accordance with its terms or the binding effect or enforceability thereof shall be contested by us, or we shall deny that we have any further liability or obligation thereunder or in respect thereof; or

         (ix) a resolution is passed or adopted by our directors or stockholders or by the Central Bank, or a judgment of a court of competent jurisdiction is made, that we be wound up or dissolved other than for the purposes of or pursuant to a merger, consolidation or amalgamation (within the meaning of these words under the law of Argentina) otherwise permitted under and in accordance with the terms under "Mergers, Consolidation, Sales and Leases" and any winding up, dissolution or liquidation proceedings resulting from the taking of such corporate action remains undismissed for 30 days; or

         (x) an attachment, execution, seizure before judgment or other legal process is levied or enforced upon any part of our property or of any of our Subsidiaries which property is material to the condition, financial or otherwise, or to our earnings, operations, business affairs or business prospects and those of our Subsidiaries taken as a whole and (A) such attachment, execution, seizure before judgment or other legal process is not discharged within 60 days thereof or (B) if such attachment, execution, seizure before judgment or other legal process shall not have been discharged within such 60-day period, we or such Subsidiary, as the case may be, shall not have within such 60-day period contested such attachment, execution, seizure before judgment or other



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                 legal process in good faith by appropriate proceedings upon stay of execution of the enforcement thereof or upon posting a bond in connection therewith; provided, however, that in no event shall the grace period provided by subclause (B) of this subparagraph extend beyond the 90th day after the initiation of such proceedings; or

         (xi)    (a) a court having jurisdiction enters a decree or order for
                 (i) relief in respect of us or any Significant Subsidiary in an involuntary case under Argentine Law No. 21,526, as amended, Argentine Law No. 24, 522 or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or,
                 (ii) appointment of an administrator, receiver, Trustee or intervenor for us or any Significant Subsidiary for all or substantially all of our property or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days, or (b) the Central Bank (i) initiates a proceeding under Article 34 of Argentine Law No. 21,526, as amended, requesting we submit a plan under such Article, or (ii) orders a temporary, total or partial suspension of our activities pursuant to Article 49 of the charter of the Central Bank; or

         (xii) we or any Significant Subsidiary (i) commence a voluntary case under Argentine Law No. 21,526, as amended, Argentine Law No. 24,522 or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) consents to the appointment of or taking possession by an administrator, receiver, Trustee or intervenor for us or any Significant Subsidiary for all or substantially all of our Property or any Significant Subsidiary, or (iii) effects any general assignment for the benefit of creditors; or

         (xiii) a moratorium is agreed or declared in respect of any of our Indebtedness, or of any Significant Subsidiary, or any Governmental Agency condemns, seizes, compulsorily purchases or expropriates 5% or more of our assets and those of our Subsidiaries considered as one enterprise; or

         (xiv) any event occurs which under the laws of any relevant jurisdiction has an analogous effect to any of the events referred to in subparagraph (xi) or (xii) above;

then, if such an Event of Default (other than an Event of Default of the type described in subparagraphs (xi) or (xii) above) shall occur and be continuing, then either the Trustee or the holders of at least 25% in aggregate principal amount of New Notes may by written notice to us, and, in the case of holders of New Notes, to the Trustee, declare the principal amount of the relevant series of New Notes to be due and payable immediately, and if an Event of Default described in clause (xi) or (xii) above shall occur, the principal of, premium and Additional Amounts, if any, and any accrued interest on the outstanding New Notes of each series shall become immediately due and payable without the need of any notice to us or the New Noteholders, as the case may be; provided, however, that after any such acceleration, the holders of 66 2/3% in aggregate principal amount of New Notes at the time outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided herein and in the Program Indenture. For information as to waiver of defaults, see " -- Meetings of New Noteholders" and " -- Modification, Waiver and Amendments."

         The foregoing provisions shall be without prejudice to the rights of each individual holder to initiate an action against us for the payment of any principal, premium and Additional Amounts, if any, and any interest past due on the New Notes, as the case may be, as established by the Negotiable Obligations Law as amended.

Notices

         We are required to give notice to the Trustee of any event which requires notice to be given to the New Noteholders in sufficient time for the Trustee to provide such notice to the New Noteholders in the manner provided herein. All notices regarding the New Notes will be given by the Trustee.



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         All notices regarding the New Notes will be deemed to have been duly given upon the mailing by United States first class mail, postage prepaid, of such notices to each New Noteholder at the address of such holder as it appears in the Note Register, in each case not earlier than the earliest date and not later than the latest date prescribed in the Program Indenture for the giving of such notice and, while there are holders domiciled in Argentina, published in a general newspaper having general circulation in Argentina (which is expected to be La Nacion) and in the Official Gazette of Argentina to the extent required by law. Any notice so mailed shall be deemed to have been given on the date of such mailing.

Defeasance or Covenant Defeasance of Indenture

         We may, at our option by Board Resolution and at any time, terminate our obligations with respect to the outstanding New Notes. Such action means that we shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding New Notes (hereinafter, "defeasance"), except for
(i) the rights of New Noteholders of outstanding New Notes to receive payment in respect of the principal of, and premium, if any, and interest on such New Notes when such payments are due, (ii) our obligations to issue temporary New Notes, register the transfer or exchange of any New Notes, replace mutilated, destroyed, lost or stolen New Notes and maintain an office or agency for payments in respect of the New Notes, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the defeasance provisions of the Indenture. In addition, we may, at our option and at any time, elect to terminate our obligations with respect to certain covenants set forth herein, as described under " -- Certain Covenants" above, and any omission to comply with such obligations shall not thereafter constitute a Default or an Event of Default with respect to the New Notes (hereinafter, "covenant defeasance").

         In order to exercise the options above, (i) we must irrevocably deposit with the Trustee, in trust, for the benefit of the New Noteholders, cash in United States dollars, United States government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and premium, if any, and interest to redemption or maturity on the outstanding New Notes; (ii) we shall have delivered to the Trustee an opinion of counsel to the effect that the Holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws);
(iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or will occur as a result of such deposit and such deposit (and the related defeasance or covenant defeasance) will not result in a breach or violation of, or constitute a default under, any instrument to which we are a party or by which either is bound; (iv) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest with respect to any of our notes; (v) we shall have delivered to the Trustee, subject to certain exceptions set forth in the Indenture, an opinion of counsel to the effect that after the 91st day (or with respect to any trust funds for the benefit of any Person who may be deemed an "insider" for purposes of Title 11 of the United States Code, after one year) following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vi) we have delivered to the Trustee an opinion of counsel to the effect that the exercise of our option described above will not result in us or any of the Trustee or the trust created by our deposit of funds in connection with the exercise of its option described above becoming or being deemed to be an "investment company" under the United States Investment Company Act of 1940, as amended; (vii) we have paid or duly provided for payment of all amounts then due to the Trustee; (viii) we shall have delivered to the Trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with and that no violations under instruments or agreements governing any other outstanding Indebtedness would result.

Reports to New Noteholders and the Trustee

         The Trustee shall transmit to New Noteholders such information, documents and reports, and such summaries thereof, concerning the Trustee and its actions under the Indenture as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant thereto. A copy of each such report shall, at the time of such transmission to New Noteholders, be filed by the Trustee with any stock exchange upon which such


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New Notes are listed, with the Commission and (except with respect to reports received from us) with us. We will notify the Trustee when any New Notes are listed on any stock exchange.

Meetings of New Noteholders

         We and/or the Trustee shall, upon the request of holders holding at least 5% in aggregate principal amount of each series of New Notes at the time outstanding, or we or the Trustee at its discretion, may, call a meeting of holders of each series of New Notes at any time and from time to time, to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided by the relevant series of New Notes to be made, given or taken by the New Noteholders, including the modification of any of these conditions. The meetings will be held in Buenos Aires; provided, however, that we or the Trustee may determine to hold any such meetings simultaneously in New York or London. In any case, meetings shall be held at such time and at such place in any such city as we or the Trustee shall determine. Any resolution passed at a meeting convened in London or New York shall be binding on all New Noteholders (whether present or not at such meeting), only upon ratification by a meeting of such New Noteholders held in Buenos Aires in accordance with the Negotiable Obligations Law. The Program Indenture contains provisions for holders of each series of New Notes present or represented at such meetings convened in London or New York to appoint representatives at such meetings in Buenos Aires. As described above, any resolution duly passed will be binding on all holders (whether or not they were present at the meeting at which such resolution was passed). If a meeting is being held pursuant to a request of holders of New Notes, the agenda for the meeting shall be as determined in the request, and such meeting shall be convened within 40 days from the date such request is received by the Trustee or by us, as the case may be. Notice of any meeting of holders (which shall include the date, place and time of the meeting, the agenda therefor and the requirements to attend) shall be given not less than 10 days nor more than 30 days prior to the date fixed for the meeting in the Official Gazette of Argentina and also in the manner provided above under "Notices" and any publication thereof shall be for five consecutive business days in each place of publication.

Modification, Waiver and Amendments

         Decisions with respect to New Notes at the relevant series shall be made by the affirmative vote of the holders of 66 2/3% in aggregate principal amount of the New Notes at the relevant series of time outstanding present or represented at a meeting of such holders at which a quorum is present; provided, however, that the unanimous consent or the unanimous affirmative vote of the holders of each affected Series of New Notes shall be required to adopt a valid decision on: (i) changing the stated maturity of the principal of or any installment of interest on such New Note; (ii) reducing or canceling the principal amount of or interest on or Additional Amounts payable with respect to such New Note; or (iii) reducing the percentage in principal amount of outstanding New Notes the consent of the New Noteholders of which is required for the adoption of a resolution or the quorum required at any meeting of New Noteholders at which a resolution is adopted or the percentage in principal amount of outstanding such New Notes, the New Noteholders of which are entitled to request the calling of a meeting. For these purposes, New Notes known to a Responsible Officer of the Trustee to be held for our account, or any other of our Affiliates or Subsidiaries shall not be considered outstanding. The quorum at any meeting called to adopt a resolution will be persons holding or representing 60% in aggregate principal amount of such New Notes at the time outstanding; provided, however, that at any such reconvened meeting adjourned for lack of the requisite quorum, the quorum will be persons holding or representing 30% in aggregate principal amount of such New Notes at the time outstanding. Except as provided above, any modifications, amendments or waivers to the terms and conditions of such New Notes will be conclusive and binding on all New Noteholders, whether or not they have given such consent or were present at any meeting, and whether or not notation of such modifications, amendments or waivers is made upon such New Notes if duly passed at a meeting convened and held in accordance with the provisions of the Negotiable Obligations Law.

         For purposes of any meeting of the New Noteholders, each US$1.00 of face value of the New Notes at the relevant series will entitle the New Noteholder to one vote. Notes known to a Responsible Officer of the Trustee to be held for our account or any person directly or indirectly controlling or controlled by or under common control with us will not be considered outstanding and such New Noteholder(s) will not participate in taking any actions under the terms of such New Notes.

Satisfaction and Discharge of Program Indenture

         The Program Indenture will upon our request cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of New Notes herein expressly provided for), and the Trustee, at our expense, will execute proper instruments acknowledging satisfaction and discharge of this Program Indenture, when (1) either (a) all New Notes theretofore authenticated and delivered (other than (i) New Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided under the Program Indenture and (ii) New Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust, as provided under the Program Indenture) have been delivered to the Trustee for cancellation; or (b) all such New Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, or (ii) will become due and payable at their stated maturity within one year, or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice or redemption by the Trustee in the name, and at our expense, and we, in the case of (i), (ii) or (iii) above, have irrevocably deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust for the purpose of an amount sufficient to pay and discharge the entire Indebtedness on such New Notes not theretofore delivered to the Trustee for cancellation, for principal, premium and Additional Amounts, if any, and interest to the date of such deposit (in the case of New Notes which have become due and payable) or to the stated maturity or redemption date, as the case may be; (2) we have paid or caused to be paid all other sums payable under the Program Indenture; and (3) we have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided in the Program Indenture for relating to the satisfaction and discharge of the Program Indenture have been complied with.

         Notwithstanding the satisfaction and discharge of the Program Indenture, our obligations and those of the Trustee with respect to compensation and reimbursement, our obligations to any authenticating agent, registrar, co-registrar, paying agent or transfer agent under the Program Indenture and, if money shall have been deposited with the Trustee pursuant to subclause (b) of clause (1) above, the obligations of the Trustee with respect to the application of trust money under the Program Indenture shall survive.

Governing Law and Enforceability

         The Negotiable Obligations Law governs the requirements for the New Notes to qualify as obligaciones negociables thereunder, while such law, together with Argentine Law No. 19,550, as amended, and other applicable Argentine laws and regulations, govern our capacity and corporate authorizations to execute and deliver the New Notes and the authorization of the CNV for the establishment of the Program and the public offering of the New Notes in Argentina. As to all other matters, the Program Indenture and the New Notes are governed by, and shall be construed in accordance with, the law of the State of New York, United States of America.

Consent to Service of Process; Jurisdiction

         We have submitted to the jurisdiction of the United States District Court for the Southern District of New York, the Supreme Court of the State of New York, New York County, and any appellate court from either thereof for purposes of any legal suit, action or proceeding against it arising out of or related to the Program Indenture, the Exchange Agency Agreement or the New Notes. We will appoint CT Corporation System, with offices at 111 Eight Avenue, New York, New York 10011, as our authorized agent upon which process may be served in any such suit, action or proceeding.

Proscription

         Claims against us for the payment of principal or interest in respect of the New Notes will be proscribed unless made within three years of the due payment of such principal or interest.

Currency Indemnity

         The dollar is the sole currency of account and payment for all sums payable by us under or in connection with the New Notes, including damages. Any amount received or recovered in currency other than dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in our winding up or dissolution or otherwise) by any New Noteholder in respect of any sum expressed to be due to it from us shall only constitute our discharge to the extent of the dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that dollar amount is less than the dollar amount expressed to be due to the recipient under any New Note, we shall indemnify such recipient against any loss sustained by it as a result. In any event, we shall indemnify the recipient against the cost of making any such purchase. For the purposes of this paragraph, it will be sufficient for the New Noteholder to certify in satisfactory manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). These indemnities constitute a separate and independent obligation from our other obligations, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any New Noteholder and shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any New Note or any other judgment or order.

                            Description of the Boden

         The following description sets forth the principal terms and conditions of BODEN that holders of the Series B Notes will receive in the event of the mandatory redemption and exchange of the Series B Notes for BODEN. See "Description of the Series A Notes and the Series B Notes -- Mandatory Redemption and Exchange of the Series B Notes for BODEN." This description does not purport to be complete and is qualified in its entirety by reference to Executive Order 905/02, as amended and supplemented by applicable Argentine regulations. Copies of Executive Order 905/02 in its original Spanish text, as so amended and supplemented through the date of this Offering Memorandum, are available upon request from the Information Agent. We do not assume any liability in connection with the existing terms of, or future changes to, the terms and conditions of the BODEN.

General

         BODEN are one of a series of U.S. dollar denominated debt securities (such series are referred to as Compensatory Bonds) that were issued by the Argentine Government to compensate financial institutions in Argentina for financial losses caused by the Argentine Government's compulsory conversion of credit and debt obligations and deposits denominated in any foreign currency into Pesos at different exchange rates in January 2002 (the "asymmetric pesification") which resulted in short foreign currency positions at such financial institutions. The Compensatory Bonds, including BODEN, were issued pursuant to Executive Order No. 905/02, published in the Official Gazette on June 1, 2002, which established the compensation to which such affected financial institutions are entitled and prescribed that such compensation will be calculated by taking into account the imbalances created by the compulsory pesification on such financial institution's unconsolidated balance sheet as of December 31, 2001. As a result, BODEN were issued with an issue date of December 31, 2001 although interest on the BODEN began accruing only on February 3, 2002. On August 23, 2002, we filed with the Central Bank the information required to obtain the Compensatory Bonds and as of the date of this Offering Memorandum, BODEN in the aggregate principal amount of US$729.8 million, representing 60.1% of the approximate US$1,215 million total amount due to us as a result of the asymmetric pesification, has been issued to us, but remains subject to restrictions on use currently imposed by the Central Bank, including our ability to transfer ownership rights in BODEN (into which the Series B Notes are mandatorily exchangeable as provided herein) which are to be offered in the New Offer. As of the date of this Offering Memorandum, the aggregate principal amount of BODEN outstanding is approximately US$11.7 billion, of which up to US$85,381,200 are offered as part of the New Offer.

         The BODEN that will be deliverable under certain circumstances upon mandatory redemption and exchange the Series B Notes, were issued to us in connection with the pesification of our assets and liabilities. While the BODEN constitute Compensatory Bonds (as described herein), the BODEN have terms and conditions that differ from the terms and conditions of the Compensatory Bonds issued by the Argentine Government for other purposes, including as compensation to depositors whose deposit accounts would be de-pesified in Government Exchange I and in Government Exchange II. Holders of the Existing Notes that elect to receive Series B Notes should be aware that bonds issued by the Argentine Government have different terms and conditions and it is possible that in the future the Argentine Government may elect to treat the BODEN the same or differently than its treatment of other issuances of Government securities.

Status

         BODEN are U.S. dollar-denominated unsecured obligations of Argentina and rank pari passu with all of Argentina's other unsecured indebtedness. As of September 30, 2002, Argentina has reported to have in excess of US$130 billion in indebtedness, of which an estimated US$87 billion is held by external creditors and US$43 billion is held by Argentine creditors. There is no limit on the amount of indebtedness that Argentina may incur. We do not in any way guarantee, nor does our credit back, the obligations of Argentina in respect of BODEN. As a result of the current economic conditions in Argentina, the ability of Argentina to make timely payments of interest and principal on BODEN when due is uncertain. See "Risk Factors -- Risks Related to BODEN" and "-- Risks Related to Argentina."

Principal and Interest Payments

         Payment of principal on BODEN will be made in eight annual, equal and consecutive installments, each equivalent to 12.50% of initial principal amount, beginning on August 3, 2005 and ending on the final maturity date of August 3, 2012. BODEN bear interest at a floating rate payable semiannually in arrears on February 3 and August 3 of each year commencing on August 3, 2003. Interest is calculated by applying to the minimum denomination (US$100) the interest rate applicable to U.S. dollar deposits for a six month term in the London Interbank Market ("LIBOR") at 11:00 a.m. London time on the second business day preceding the commencement of each semiannual interest period and adjusted to a calendar year of 365 or 366 days, as applicable, as determined by the Central Bank. The adjusted interest rate for the interest period ending August 3, 2003 is 1.369% per annum. The interest is calculated as from and including the first day of interest accrual up to and excluding the last day of the relevant interest period. In case an interest payment date shall occur on a day that is not a business day in Buenos Aires, Argentina, New York or London, payment of interest shall be made on the next business day, provided that, in such case, the interest shall be calculated until effective payment of interest is made. The next interest period shall commence on such effective interest payment date. Interest will be calculated on the basis of a year of 365 or 366 days, as applicable, and the number of days actually elapsed. Under Argentine law, the National Office of Public Credit acts as calculation agent for purposes of determining the LIBOR interest due at anytime in respect of BODEN.

Terms and Conditions

         BODEN have no covenants or events of default permitting for acceleration of amounts due thereunder at any time. Furthermore, BODEN are governed by the law of Argentina, and do not contemplate or provide for the submission by Argentina to the jurisdiction of any foreign court, including in New York.

Permitted Uses of BODEN

         Pursuant to Executive Order No. 905/02 and subject to compliance with certain requirements and limitations imposed by applicable Argentine regulations, holders of BODEN may use them for certain prescribed purposes which include, among others, the following:

         (i) payment of loans granted by financial institutions, secured by a mortgage over the primary residence of the borrower;

         (ii) payment of loans granted by financial institutions to individuals;

         (iii)   building and construction of new real estate;

         (iv) purchase of public real estate out of the public domain, and which are not used as guarantees to trusts or other financing;

         (v) purchase of new vehicles, including agriculture and industrial machinery;

         (vi) purchase of notes issued by trusts used for project financing, authorized for the public offering and listed in self-regulated markets, in accordance with the CNV regulations; and

         (vii) payment of certain Argentine taxes due at June 30, 2001, and amounts due under existing regularization tax regimes, except for social security, labor risk contributions and tax on deposits and credits on bank accounts, subject to restrictions and requirements established from time to time.

         The purposes described in (i) and (ii) are applicable only to Argentine individuals located or residing in Argentina.

         In the case of holders of BODEN that are Argentine financial entities regulated by Law No. 21,526, as amended, BODEN can be exchanged in whole or in part for promissory notes (pagares) issued by the Argentine Government in minimum denominations of US$100,000. The promissory notes shall have the same terms and conditions of the exchanged BODEN.

Trading Market

         BODEN are listed on the Buenos Aires Stock Exchange and are eligible for trading on the Argentine Over-The-Counter market referred to as Mercado Abierto Electronico in Argentina. The BODEN have been accepted for clearance at Caja de Valores S.A., Euroclear and Clearstream, Luxembourg. The ISIN for BODEN is ARARGE 034678 and the Common Code for BODEN is 015630159.

         For your reference below is a table with the monthly average prices as a percentage of their face value of other securities of the Argentine Government. We cannot assure you that the BODEN will have similar values once they have been delivered in connection with the mandatory redemption of the Series B Notes.

--------------------------------------------------------------------------------
                     Monthly Average Prices (% of face value)
                     ----------------------------------------

--------------------------------------------------------------------------------
Bond (coupon)                                   2001
                         -------------------------------------------------------
                           Jun    Jul    Aug    Sep    Oct    Nov   Dec
--------------------------------------------------------------------------------
Argentina 2008 (7%)        80.5   63.3   62.5   61.4   54.8   38.0  30.8

Argentina 2017 (11.375%)   80.0   62.7   59.7   58.7   54.2   40.1  29.3
--------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                    Monthly Average Prices (% of face value)
                                    ----------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Bond (coupon)                                                         2002                                                2003
                        ------------------------------------------------------------------------------------------------------------
                          Jan     Feb     Mar     Apr     May     Jun     Jul     Aug     Sep     Oct     Nov     Dec     Jan
------------------------------------------------------------------------------------------------------------------------------------
Argentina 2008 (7%)       28.0    30.5    28.4    26.9    24.9    21.0    20.8    21.5    23.0    22.0    23.1    22.4    23.7

Argentina 2017 (11.375%)  27.4    27.5    26.3    24.1    22.7    20.8    20.4    21.6    22.8    22.0    24.0    23.9    26.2
------------------------------------------------------------------------------------------------------------------------------------


Source:  Bloomberg

                                 U.S. Taxation

United States Federal Income Taxation

         The following discussion is a summary of the material U.S. tax consequences of the New Offer to U.S. Holders (as defined below) of Existing Notes that have held such Existing Notes, and that, if applicable, will hold the Series A Notes and the related CICCs, the Series B Notes, or the BODEN as capital assets for U.S. federal income tax purposes (generally, property held for investment). This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations, administrative pronouncements of the Internal Revenue Service ("IRS") and judicial decisions, all as currently in effect, and all of which are subject to change (possibly on a retroactive basis), and to different interpretations. This summary is intended for general information only, and does not describe all of the U.S. federal income tax considerations that may be relevant to the particular circumstances of U.S. Holders, or to U.S. Holders that may be subject to special rules under U.S. federal income tax law (including, for example, banks and other financial institutions, insurance companies, tax-exempt organizations, partnerships and other pass-through entities, dealers in securities or currencies, regulated investment companies, real estate investment trusts, persons holding Existing Notes as a part of a "straddle," a "hedge" or a "conversion transaction" and U.S. Holders having a functional currency other than the U.S. dollar). Furthermore, this summary does not apply to any holders that are not U.S. Holders, and does not address the potential implications to U.S. Holders of any state, local or non-U.S. tax laws, or of any U.S. federal tax laws other than those pertaining to income taxation.

         U.S. Holders should be aware that there is uncertainty under current U.S. federal income tax law as to the appropriate treatment of certain aspects of the New Offer, and the resulting U.S. federal income tax consequences to U.S. Holders (including with respect to their receipt and ownership of Series A Notes and related CICCs, the Series B Notes, and BODEN). Moreover, we have not obtained, and will not request, a ruling from the IRS in connection with the New Offer. Accordingly, no assurance can be given that the IRS will agree with the positions to be taken by us, or that a court will not sustain any challenge by the IRS in the event of litigation.

         This discussion assumes that the Existing Notes and any Series A Notes constitute indebtedness for U.S. federal income tax purposes. However, the determination of whether the Existing Notes and the Series A Notes should be characterized as indebtedness or equity under U.S. federal income tax law depends on an analysis of the facts and circumstances relating to the Existing Notes, the Series A Notes and us. If the Existing Notes and/or the Series A Notes were determined to represent equity interests in us for U.S. federal income tax purposes, then U.S. Holders could have U.S. federal income tax consequences that are different than those described below with respect to the New Offer.

         U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF THE OFFER, AS WELL AS OF THE OWNERSHIP AND DISPOSITION OF SERIES A NOTES AND RELATED CICCs, THE SERIES B NOTES, AND THE BODEN BASED UPON THEIR PARTICULAR CIRCUMSTANCES.

         As used herein, a "U.S. Holder" is a beneficial owner of an Existing Note that, for U.S. federal income tax purposes, is (i) a citizen or resident alien individual of the United States, (ii) a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or
(iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust, or
(B) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person. If a partnership holds Existing Notes, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partners of a partnership holding Existing Notes should consult their own tax advisors.

         For purposes of this discussion, the "Series A New Offer" means the part of the New Offer pursuant to which holders of Existing Notes may exchange their Existing Notes for Series A Notes and CICC's, and the "Series

B New Offer" means the part of the New Offer pursuant to which holders of Existing Notes may exchange their Existing Notes for Series B Notes and cash.

U.S. Federal Income Tax Consequences of the Series A New Offer to U.S. Holders

         Treatment of the Series A New Offer as a Recapitalization

         For U.S. Holders that exchange Existing Notes for Series A Notes and related CICCs pursuant to the Series A New Offer, the resulting U.S. federal income tax consequences will depend on whether or not such exchange qualifies as a "recapitalization" under the Code. In general, the Code requirements for recapitalization treatment will be met so long as both the Existing Notes and the Series A Notes are considered securities for U.S. federal income tax purposes. In this regard, the term "securities" is not clearly defined under current U.S. federal income tax law; instead, the status of a debt instrument as a security typically is determined based upon an overall evaluation of the nature of the debt instrument, the term to maturity of the debt instrument, the extent of the investor's proprietary interest in the issuer of the debt instrument and certain other factors. While the matter is not free from doubt, we believe that both the Existing Notes and the Series A Notes would be considered securities for U.S. federal income tax purposes and, thus, that the exchange of Existing Notes for Series A Notes and CICC's pursuant to the Series A New Offer would qualify as a recapitalization under the Code.

         Based upon such recapitalization treatment, a U.S. Holder would not recognize taxable gain or loss in respect of the exchange of Existing Notes for Series A Notes and related CICCs, except that gain, if any, would be recognized to the extent of the fair market value of the CICCs and the amount of cash received by the U.S. Holder in the exchange. In general, a U.S. Holder's gain, if any, in the recapitalization would equal the difference between (i) the sum of the initial issue price of the Series A Notes, determined in the manner described below, the fair market value of the CICCs and the amount of cash received by the U.S. Holder in exchange for Existing Notes, over (ii) the U.S. Holder's adjusted tax basis in the Existing Notes surrendered in the exchange. The holding period for Series A Notes received in the recapitalization would include the period of time during which the exchanging U.S. Holder held the Existing Notes, and the initial tax basis of such Series A Notes would equal the adjusted tax basis of the Existing Notes immediately prior to the exchange, decreased by the fair market value of the CICCs and the amount of cash received by the U.S. Holder in exchange for the Existing Notes, and increased by the amount of gain, if any, recognized by the U.S. Holder in respect of the exchange. The exchanging U.S. Holder should have an initial tax basis in the CICCs equal to their fair market value at the time of the exchange, and the holding period for such CICCs should begin on the date of the exchange.

         Accrued But Unpaid Interest on the Existing Notes

         Notwithstanding the foregoing discussion of recapitalization treatment, amounts received by a U.S. Holder in the Series A New Offer (including cash and, possibly, CICCs and Series A Notes) that are attributable to accrued but unpaid interest on the Existing Notes will be treated as interest for U.S. federal income tax purposes, and will be taxable to the U.S. Holder as ordinary interest income to the extent that such accrued but unpaid interest has not previously been included in gross income by the U.S. Holder.

         Failure of the Series A New Offer to Qualify as a Recapitalization

         In the event that the exchange of Existing Notes for Series A Notes and related CICCs pursuant to the Series A New Offer failed to qualify as a recapitalization under the Code, an exchanging U.S. Holder generally would recognize taxable gain or loss in an amount equal to the difference between (i) the sum of the initial issue price of the Series A Notes, the fair market value of the CICCs and the amount of cash (subject to the discussion above regarding accrued but unpaid interest on the Existing Notes) received by the U.S. Holder in exchange for Existing Notes, and (ii) the U.S. Holder's adjusted tax basis in the Existing Notes surrendered in the exchange. The Series A Notes received by the exchanging U.S. Holder would have an initial tax basis equal to their initial issue price, determined in the manner described below, and the U.S. Holder's holding period for such Series A Notes would begin on the date of the exchange. The exchanging U.S. Holder should have an initial tax basis in the CICCs equal to their fair market value at the time of the exchange, and the holding period for such CICCs should begin on the date of the exchange.

         Characterization of Gain or Loss Recognized in Exchange

         Gain or (in the case of an exchange that does not constitute a recapitalization) loss recognized by a U.S. Holder in respect of the exchange of Existing Notes for Series A Notes and CICC's generally would be treated as capital gain or loss (except that gain would be taxable as ordinary income to the extent attributable to accrued market discount, if any, on the Existing Notes that has not previously been included in gross income by the U.S. Holder), and would be treated as long-term capital gain or loss if the Existing Notes had been held for more than one year at the time of the exchange. Certain U.S. Holders (including individuals) are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The ability of a U.S. Holder to deduct a capital loss could be subject to limitations under the Code.

         Issue Price of the Series A Notes

         The determination of the issue price of any Series A Notes issued pursuant to the Series A New Offer will depend on whether or not such issuance constitutes a "qualified reopening" under applicable Treasury regulations. In general, the requirements for a qualified reopening of the Series A Notes are as follows: (i) the Series A Notes issued in the Prior Offer are considered to be publicly traded, (ii) the issuance of Series A Notes pursuant to the Series A New Offer occurs within 6 months of the issue date of the Series A Notes issued pursuant to the Prior Offer (the "Original Issue Date") and (iii) the yield of the Series A Notes issued in the Prior Offer around the time of the issuance of Series A Notes pursuant to the Series A New Offer (based on fair market value at such time) is not more than 110% of their yield as of the Original Issue Date. Because the Series A Notes issued in the Prior Offer may not be considered to be publicly traded, as defined below, and the fair market value (and, thus, the yield) of the Series A Notes is subject to fluctuation over time, no assurance can be given that the issuance of Series A Notes pursuant to the Series A New Offer will meet the requirements for a qualified reopening.

         If the issuance of Series A Notes pursuant to the Series A New Offer constitutes a qualified reopening, then the issue price of such Series A Notes will be the same as the issue price of the Series A Notes issued in the Prior Offer. For this purpose, if the Series A Notes are traded on an established market (generally meaning that the Series A Notes are listed on a major securities exchange, appear on a quotation medium of general circulation or otherwise are readily quotable by dealers, brokers and traders) during the 60-day period ending 30 days after the Original Issue Date ("publicly traded"), then the issue price of the Series A Notes issued in the Prior Offer should equal their fair market value as of the Original Issue Date; provided, however, that if the Series A Notes were publicly traded as "investment units" with the detachable CICCs, then the issue price of such investment units should be allocated between the Series A Notes and the related CICCs based upon their relative fair market values as of the Original Issue Date. If the Series A Notes issued in the Prior Offer are not publicly traded, but the Existing Notes for which such Series A Notes were issued were publicly traded, then the initial issue price of the Series A Notes generally should be determined by allocating the fair market value of the Existing Notes at the time of the exchange between the Series A Notes and the related CICCs based upon their relative fair market values. We believe that the Existing Notes for which the Series A Notes issued in the Prior Offer were exchanged should be considered to have been publicly traded as of the Original Issue Date, but cannot predict whether the Series A Notes will become publicly traded. For U.S. federal income tax purposes, Series A Notes issued in a qualified reopening generally will be treated as having been issued with the same amount of "original issue discount" (see original issue discount discussion below under "U.S. Federal Income Tax Consequences of Ownership and Disposition of Series A Notes -- Interest and Original Issue Discount) as the Series A Notes issued in the Prior Offer.

         In the event that the requirements for a qualified reopening are not satisfied, then the issue price of any Series A Notes issued pursuant to the Series A New Offer will be determined in the following manner. Generally, if the Series A Notes issued pursuant to the Series A New Offer are publicly traded, then the issue price for such Series A Notes should equal the fair market value of the Series A Notes, or if the Series A Notes are publicly traded as investment units with the related CICCs, to an allocable share (based upon relative fair market values) of the fair market value of such investment units, as of the time of the exchange of Existing Notes for Series A Notes and CICCs. If the Series A Notes issued pursuant to the Series A New Offer are not publicly traded, but the Existing Notes for which such Series A Notes were issued are publicly traded at the time of the issuance of the Series A Notes issued pursuant to the Series A New Offer, then the initial issue price of the Series A Notes generally should be determined by allocating the fair market value of the Existing Notes at the time of the exchange between the Series A Notes and the related CICCs based upon their relative fair market values. If neither the Series A Notes issued pursuant to the Series A New Offer nor the Existing Notes for which such Series A Notes were issued are publicly traded, then the issue price for such Series A Notes should equal their stated principal amount, or in certain cases, their imputed principal amount (generally, the sum of the present values of all payments due under the Series A Notes), as determined in accordance with Section 1274 of the Code and the Treasury regulations thereunder. In the event that the Series A Notes are not issued in a qualified reopening, the amount of original issue discount on the Series A Notes issued pursuant to the Series A New Offer (see original issue discount discussion below under "U.S. Federal Income Tax Consequences of Ownership and Disposition of Series A Notes -- Interest and Original Issue Discount) could differ from the amount of original issued discount on the Series A Notes issued in the Prior Offer. A difference in the amount of original issue discount generally would require the use of different CUSIP, ISIN and Common Codes than those in effect for the Series A Notes issued in the Prior Offer and, thus, could cause discrepancies between the trading value and liquidity of any Series A Notes issued pursuant to the Series A New Offer as compared to the Series A Notes issued in the Prior Offer.

         U.S. Holders are urged to consult their tax advisors regarding the treatment of the Series A New Offer as a qualified reopening for U.S. federal income tax purposes, and the determination of the issue price of the Series A Notes issued pursuant to the Series A New Offer.

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U.S. Federal Income Tax Consequences of the Series B New Offer to U.S. Holders

         Intended Characterization of the Series B Notes

         The Series B Notes will take the form of debt instruments issued by us, but must be exchanged for BODEN of uncertain value once certain conditions are satisfied. No statutory, administrative or judicial authority directly addresses the characterization of the Series B Notes, or financial instruments similar to the Series B Notes, under current U.S. federal income tax law. As a result, the U.S. federal income tax consequences to a U.S. Holder of the receipt, ownership and disposition of Series B Notes are not clear. In the absence of any authority directly on point, we intend to treat the Series B Notes for U.S. federal income tax purposes as equity interests in us.

         Treatment of the Series B New Offer as a Recapitalization

         Assuming that the Series B Notes represent equity interests in us, the exchange of Existing Notes for Series B Notes and cash pursuant to the Series B New Offer would qualify as a recapitalization under the Code. Based upon such recapitalization treatment, a U.S. Holder would not recognize taxable gain or loss in respect of the exchange of Existing Notes for Series B Notes and cash, except that gain, if any, would be recognized to the extent of the amount of cash received by the U.S. Holder in the exchange. In general, a U.S. Holder's gain, if any, in the recapitalization would equal the difference between (i) the sum of the fair market value of the Series B Notes at the time of the exchange and the amount of cash received by the U.S. Holder in exchange for Existing Notes, over (ii) the U.S. Holder's adjusted tax basis of the Existing Notes surrendered in the exchange. The holding period for Series B Notes received in the recapitalization would include the period of time during which the exchanging U.S. Holder held the Existing Notes, and the initial tax basis of such Series B Notes would equal the adjusted tax basis of the Existing Notes immediately prior to the exchange, decreased by the amount of cash received by the U.S. Holder in exchange for the Existing Notes, and increased by the amount of gain, if any, recognized by the U.S. Holder in respect of the exchange.

         Accrued But Unpaid Interest on the Existing Notes

         Notwithstanding the foregoing discussion of recapitalization treatment, amounts received by a U.S. Holder in the Series B New Offer (including cash and, possibly, Series B Notes) that are attributable to accrued but unpaid interest on the Existing Notes will be treated as interest for U.S. federal income tax purposes, and will be taxable to the U.S. Holder as ordinary interest income to the extent that such accrued but unpaid interest has not previously been included in gross income by the U.S. Holder.

         Failure of the Series B New Offer to Qualify as a Recapitalization

         In the event that the exchange of Existing Notes for Series B Notes and cash pursuant to the Series B New Offer failed to qualify as a recapitalization under the Code, an exchanging U.S. Holder generally would recognize taxable gain or loss in an amount equal to the difference between (i) the sum of the fair market value of the Series B Notes and the amount of cash received by the U.S. Holder in exchange for Existing Notes, and (ii) the U.S. Holder's adjusted tax basis in the Existing Notes surrendered in the exchange. The Series B Notes received by the exchanging U.S. Holder would have an initial tax basis equal to their fair market value at the time of the exchange, and the U.S. Holder's holding period for such Series B Notes would begin on the date of the exchange.

         Characterization of Gain or Loss Recognized in Exchange

         Gain or (in the case of an exchange that does not constitute a recapitalization) loss recognized by a U.S. Holder in respect of the exchange of Existing Notes for Series B Notes and cash generally would be treated as capital gain or loss (except that gain would be taxable as ordinary income to the extent attributable to accrued market discount, if any, on the Existing Notes that has not previously been included in gross income by the U.S. Holder), and would be treated as long-term capital gain or loss if the Existing Notes had been held for more than one year at the time of the exchange. Certain U.S. Holders (including individuals) are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The ability of a U.S. Holder to deduct a capital loss could be subject to limitations under the Code.



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         Alternative Characterizations of the Series B Notes

         U.S. Holders should be aware that alternative characterizations of the Series B Notes are possible, any of which might affect the timing, amount or character of income recognized by U.S. Holders in respect of the Series B Notes. For example, the Series B Notes may constitute an indirect ownership interest in the BODEN, in which case, (i) the exchange of Existing Notes for Series B Notes and cash pursuant to the Series B New Offer would be a taxable transaction (and would not qualify as a recapitalization), and (ii) income derived by U.S. Holders from the Series B Notes would be treated for U.S. federal income tax purposes as derived from the BODEN (as described below under "U.S. Federal Income Tax Consequences of Ownership and Disposition of BODEN). Alternatively, the Series B Notes may be classified as "contingent payment debt instruments" that are governed by special rules prescribed by Treasury regulations. Very generally, if the Series B Notes were classified as contingent payment debt instruments, then (i) the exchange of Existing Notes for Series B Notes and cash pursuant to the Series B New Offer still might qualify as a recapitalization,
(ii) a U.S. Holder would be required to accrue interest income in respect of the Series B Notes each taxable year based upon a "comparable yield" for a fixed-rate debt instrument issued by us without the mandatory exchange feature, but with terms and conditions otherwise comparable to the Series B Notes and
(iii) any gain realized by a U.S. Holder upon the mandatory exchange of the Series B Notes for the BODEN would be taxable as additional interest income.

         U.S. Holders are urged to consult their own tax advisors regarding the proper characterization of the Series B Notes under U.S. federal income tax law, and the U.S. federal income tax consequences arising from such characterization.

U.S. Federal Income Tax Consequences of Ownership and Disposition of Series A Notes

         Interest and Original Issue Discount

         The Series A Notes will be treated as issued with "original issue discount" ("OID") for U.S. federal income tax purposes to the extent that the "stated redemption price at maturity" of the Series A Notes exceeds their issue price (determined in the manner described above), unless the amount of such excess is de minimis (i.e., less than .0025 multiplied by the product of the stated principal amount of the Series A Notes and the number of complete years to maturity). The stated redemption price at maturity of the Series A Notes will equal the sum of all cash payments to be made on the Series A Notes (whether denominated as principal or interest), other than "qualified stated interest" that is payable in respect of the Series A Notes. For this purpose, qualified stated interest includes only stated interest that is unconditionally payable, in cash or in property (other than debt instruments of the issuer), at least annually at a single fixed rate that appropriately takes into account the length of intervals between payments. Stated interest on the Series A Notes that does not constitute qualified stated interest would be included in the stated redemption price at maturity of the Series A Notes.

         In general, stated interest on the Series A Notes constituting qualified stated interest will be taxable to a U.S. Holder as ordinary interest income at the time that such interest is received or accrued, depending on the U.S. Holder's regular method of accounting for U.S. federal income tax purposes. In addition, the U.S. Holder, without regard to its regular method of accounting for U.S. federal income tax purposes, will be required to accrue OID in respect of the Series A Notes into gross income over the term of the Series A Notes using a constant-yield method. As a result, a U.S. Holder could be taxable on amounts representing accrued OID in advance of the receipt of cash payments attributable to such OID.

         Market Discount and Acquisition Premium

         To the extent that, immediately after the receipt of Series A Notes pursuant to the Series A New Offer, a U.S. Holder has an adjusted tax basis in the Series A Notes that is less than their initial issue price, the Series A Notes would be treated for U.S. federal income tax purposes as issued with market discount, subject to a de minimis exception. Assuming that the exchange of Existing Notes for Series A Notes and related CICCs qualified as a recapitalization under the Code, any accrued market discount on the Existing Notes, to the extent not recognized at the time of the recapitalization, as discussed above, or previously included in the U.S. Holder's gross income, would be treated as accrued market discount on the Series A Notes if the Series A Notes have market discount, or as ordinary income upon the subsequent disposition of the Series A Notes if the Series A Notes do not have market


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discount. In the case of Series A Notes having market discount, a U.S. Holder will be required to treat any partial principal payment received on, and any gain recognized upon the sale or other disposition of, such Series A Notes as ordinary income to the extent of the market discount that accrued during a U.S. Holder's holding period for the Series A Notes, unless the U.S. Holder elects to annually include market discount in gross income over time as the market discount accrues (on a ratable basis or, at the election of the U.S. Holder, constant yield basis). In addition, a U.S. Holder that holds Series A Notes with market discount, and that does not elect to accrue market discount into gross income over time, may be required to defer the deduction of interest expense incurred or continued to purchase or carry the Series A Notes.

         A U.S. Holder will be treated as having "acquisition premium" on the Series A Notes if the adjusted tax basis of the U.S. Holder's Series A Notes, immediately after their receipt in exchange for Existing Notes, is greater than the initial issue price of the Series A Notes, but less than or equal to the stated redemption price at maturity of the Series A Notes. In such case, the amount of OID includible in the U.S. Holder's gross income in any taxable year would be reduced by an allocable portion of the acquisition premium. The amount of acquisition premium allocable to any taxable year generally would be determined by multiplying the annual OID accrual by a fraction, the numerator of which is the acquisition premium, and the denominator of which is the total OID on the Series A Notes.

         Additional Amounts and Argentine Withholding Taxes

         If a U.S. Holder receives Additional Amounts in respect of Argentine income taxes withheld from payments on the Series A Notes, the U.S. Holder generally should include such Additional Amounts in gross income as received or accrued in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes. U.S. Holders should be aware, however, that the IRS might assert that Additional Amounts should be treated as OID, which could affect the manner in which the Additional Amounts are reported for U.S. federal income tax purposes. A U.S. Holder may be entitled to claim a foreign tax credit for any Argentine income taxes withheld from payments on the Series A Notes, subject to applicable limitations and conditions under the Code, or alternatively may be allowed to deduct such taxes in computing taxable income. For purposes of calculating the limitations applicable to foreign tax credits, interest income (including OID) in respect of the Series A Notes generally would constitute "passive income" (or, for certain types of U.S. Holders, "financial services income") or, if such income is subject to withholding of non-U.S. income taxes at a rate of at least 5%, "high withholding tax interest," in either case, derived from sources outside the United States. The rules governing the foreign tax credit are complex, and U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

         Sale, Retirement or Other Taxable Disposition of Series A Notes

         Upon the sale, retirement or other taxable disposition of a Series A Note, a U.S. Holder generally would recognize gain or loss equal to the difference between the amount realized upon the sale, retirement or other taxable disposition (other than amounts relating to accrued but unpaid qualified stated interest, which would be taxable as ordinary interest income to the extent not previously included in gross income) and the U.S. Holder's adjusted tax basis in the Series A Note. Such gain or loss generally would be capital gain or loss (except that gain would be taxable as ordinary income to the extent attributable to accrued market discount that has not previously been included in gross income by the U.S. Holder), and would be long-term capital gain or loss if the holding period for the Series A Note exceeded one year at the time of the sale, retirement or other taxable disposition. In general, a U.S. Holder's adjusted tax basis in a Series A Note would equal the initial tax basis of the Series A Note, determined in the manner described above, at the time of its receipt in the Series A New Offer, increased by the amount of OID and any market discount previously included in gross income by the U.S. Holder, and decreased by all payments received in respect of the Series A Note other than payments of qualified stated interest. Certain U.S. Holders (including individuals) are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The ability of a U.S. Holder to deduct a capital loss could be subject to limitations under the Code.



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U.S. Federal Income Tax Consequences of the Ownership and Disposition of the
CICCs

         Intended Characterization of the CICCs

         The CICCs will require us to make payments in certain circumstances that will be determined, in part, based upon our earnings. No statutory, administrative or judicial authority directly addresses the characterization of the CICCs, or financial instruments similar to the CICCs, under current U.S. federal income tax law. As a result, the U.S. federal income tax consequences to a U.S. Holder of the receipt, ownership and disposition of CICCs are not clear. In the absence of any authority directly on point, we intend to treat the CICCs for U.S. federal income tax purposes as separate contractual rights to receive payments from us over a specified time period.

         CICC Payments/Sale or Other Taxable Disposition of CICCs

         Based upon such treatment, payments in respect of the CICCs generally should be included in gross income by a U.S. Holder at the time that such payments are received or accrued, in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes. Additionally, a U.S. Holder generally should be permitted to recover its tax basis in the CICCs over the term of the CICCs using a reasonable method of amortization. Furthermore, upon the sale or other taxable disposition of the CICCs, a U.S. Holder generally should recognize capital gain or loss equal to the difference between the amount realized in the sale or other taxable disposition, and the U.S. Holder's adjusted tax basis in the CICCs. Certain U.S. Holders (including individuals) are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The ability of a U.S. Holder to deduct a capital loss is subject to certain limitations under the Code.

         Alternative Characterizations of the CICCs

         U.S. Holders should be aware that alternative characterizations of the CICCs are possible, any of which might affect the timing, amount or character of the income recognized by U.S. Holders in respect of the CICCs. For example, the CICCs might be treated as equity interests in us, in which case, (i) a U.S. Holder should not be required to recognize gain, if any, on the receipt of the CICCs pursuant to the Series A New Offer, (ii) payments in respect of the CICCs should be taxable to a U.S. Holder as ordinary dividend income to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), and (iii) recovery of a U.S. Holder's tax basis in the CICCs may not be available prior to the sale, exchange or expiration of the CICCs. Additionally, a U.S. Holder of a CICC that constitutes an equity interest in us could be subject to special, potentially adverse, U.S. federal income tax rules if we were classified as a "passive foreign investment company" ("PFIC") within the meaning of the Code, for any taxable year. As discussed below (under "U.S. Federal Income Tax Consequences of the Ownership and Disposition of the Series B Notes -- Passive Foreign Investment Company"), we do not believe that we currently are a PFIC, but no assurance can be made that we will not be classified as a PFIC for any taxable year due to the complexities of the PFIC determination.

         U.S. Holders are urged to consult their own tax advisors regarding the proper characterization of the CICCs under U.S. federal income tax law, and the U.S. federal income tax consequences arising from such characterization.

U.S. Federal Income Tax Consequences of the Ownership and Disposition of the Series B Notes

         As previously discussed, the characterization of the Series B Notes under current U.S. federal income tax purposes is not free from doubt, but we intend to treat the Series B Notes as equity interests in us. The following discussion assumes such equity characterization.

         Dividends

         For U.S. federal income tax purposes, payments of stated interest received by a U.S. Holder in respect of a Series B Note (and Additional Amounts, if any, in respect of Argentine income taxes withheld from payments on the Series B Note) would be taxable as ordinary dividend income to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of such payments exceeds our current and accumulated earnings and profits, then the excess first would reduce the U.S. Holder's


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adjusted tax basis in the Series B Note, and thereafter would be treated as capital gain. A U.S. Holder that is a corporation would not be entitled to claim the dividends-received deduction ordinarily available to it for dividends received from other U.S. corporations.

         A U.S. Holder may be entitled to claim a foreign tax credit for any Argentine income taxes withheld from payments on the Series B Notes, subject to applicable limitations and conditions under the Code, or alternatively may be allowed to deduct such taxes in computing taxable income. For purposes of calculating the limitations applicable to foreign tax credits, dividend income in respect of the Series B Notes generally would constitute "passive income" (or, for certain types of U.S. Holders, "financial services income") derived from sources outside the United States. The rules governing the foreign tax credit are complex, and U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

         Redemption Premium

         If the stated principal amount of the Series B Notes exceeds their issue price by more than a de minimis amount, such excess may constitute a "redemption premium" that gives rise to constructive distributions under section 305 of the Code. In general, a U.S. Holder would be required to accrue the redemption premium over the term of the Series B Notes on a constant yield basis (in a manner similar to the accrual of OID on debt instruments, as described above under "U.S. Federal Income Tax Consequences of the Ownership and Disposition of Series A Notes -- Interest and Original Issue Discount"). Such accruals would be treated as constructive distributions by us, and would be taxable to a U.S. Holder as dividend income to the extent of our current and accumulated earnings and profits (as determined under U.S. federal income tax principles). While the matter is not free from doubt, we believe that, for purposes of section 305 of the Code, the issue price of the Series B Notes should be equal to the fair market value of the Series B Notes at the time of exchange of Existing Notes for Series B Notes and cash pursuant to the Series B New Offer. Additionally, while not entirely clear under current U.S. federal income tax law, a U.S. Holder may be able to reduce the amount of constructive distributions that must be taken into account in any taxable year by an allocable share of any "acquisition premium" on the Series B Notes (that is, the excess, if any, of the U.S. Holder's initial tax basis in the Series B Notes, determined in the manner described above, at the time of their receipt in exchange for Existing Notes, over the issue price of the Series B Notes).

         U.S. Holders are urged to consult their own tax advisors regarding the application to the Series B Notes of the constructive distribution rules of Code section 305.

         Sale, Redemption or Other Taxable Disposition of Series B Notes

         Upon the sale, redemption or other taxable disposition of a Series B Note, a U.S. Holder would recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized upon the sale or other taxable disposition and the U.S. Holder's adjusted tax basis in the Series B Note. Such gain or loss generally would be a capital gain or loss, and would be long-term capital gain or loss if the holding period for the Series B Note exceeded one year at the time of the sale or other taxable disposition. However, assuming that the exchange of Existing Notes for Series B Notes and cash qualified as a recapitalization under the Code, any accrued market discount on the Existing Notes, to the extent not recognized at the time of the recapitalization, as discussed above, or previously included in the U.S. Holder's gross income, would be treated as ordinary income upon a subsequent disposition of the Series B Notes. Certain U.S. Holders (including individuals) are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The ability of a U.S. Holder to deduct a capital loss could be subject to limitations under the Code.

         The mandatory exchange by a U.S. Holder of Series B Notes for the BODEN would be treated as a taxable disposition of the Series B Notes, and the amount realized in such disposition would be based upon the fair market value of the BODEN at the time of the exchange.

         Under the terms of the Series B Notes, the principal amount of the Series B Notes will be amortized in eight annual payments. In general, a U.S. Holder should compute gain or loss in respect of such partial redemptions (in the manner described above) by allocating a proportionate share of the adjusted tax basis of the Series B Notes to each of the scheduled principal payments. However, a partial redemption of the Series B Notes could be treated for U.S. federal income tax purposes as a dividend to the extent of our current and accumulated earnings and profits (as


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determined under U.S. federal income tax purposes) unless the redemption meets the requirements of section 302(b) of the Code. In general, Code section 302(b) requires that (i) after the redemption, the U.S. Holder does not own, actually or constructively, any equity interests in us, (ii) the redemption is "substantially disproportionate" with respect to the U.S. Holder or (iii) the redemption is "not essentially equivalent to a dividend" with respect to the U.S. Holder. Whether a redemption will qualify as "substantially disproportionate" or as "not essentially equivalent to a dividend" with respect to a U.S. Holder will depend upon all the relevant facts and circumstances at the time of the redemption. Nevertheless, for a U.S. Holder that does not own (actually or constructively) any equity interests in us other than the Series B Notes, we believe that a partial redemption of the Series B Notes typically should satisfy the requirements of Code section 302(b) and, thus, should qualify for as a transaction in which gain or loss is recognized.

         Passive Foreign Investment Company

         Special U.S. federal income tax rules apply to U.S. Holders (including certain indirect U.S. Holders) owning equity interests in a "passive foreign investment company" or "PFIC" within the meaning of the Code. A foreign corporation generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying relevant look-through rules for certain subsidiaries, either (i) at least 75% of its gross income for the taxable year is "passive income" or (ii) on average at least 50% of the gross value of its assets is attributable to assets that produce "passive income" or are held for the production of passive income ("passive assets"). For this purpose, passive income generally includes, among other things, dividends, interest, rents, royalties and gains from the disposition of passive assets, but under an exception for active foreign banks, does not include active banking income derived by such banks when certain requirements are met.

         We do not believe that we currently are a PFIC. However, because PFIC status is a factual determination that is made annually after the end of each taxable year, and because there are uncertainties in the application of the relevant rules, there can be no assurances that we will not be classified as a PFIC for any particular year.

         If we were classified as a PFIC for any taxable year, a U.S. Holder holding an equity interest in us would be subject to U.S. federal income tax under special rules with respect to (i) any gain realized on the sale or other disposition of the equity interest and (ii) any "excess distributions" made by us to the U.S. Holder (generally, any distributions to the U.S. Holder during a taxable year that are more than 125% of the average annual distributions during the three preceding taxable years, or, if shorter, such U.S. Holder's holding period). More specifically, (i) any such gain or excess distribution would be allocated ratably over a U.S. Holder's holding period for the Series B Notes,
(ii) the amount allocated to the taxable year in which the gain or excess distribution was realized would be taxable as ordinary income, (iii) the amount allocated to each prior taxable year, with certain exceptions, would be subject to U.S. federal income tax at the highest rate in effect for such prior taxable year and (iv) the interest charge generally applicable to underpayments of tax would be imposed in respect of the U.S. federal income tax liability attributable to each such prior taxable year. Under the special rules applicable to the ownership of equity interests in PFICs, a disposition in which gain is realized could include a disposition by way of gift, an exchange in a corporate reorganization and a pledge as security for a loan.

         U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to the Series B Notes and the availability and advisability of making an election to avoid the adverse U.S. federal income tax consequences of PFIC status should we be classified as a PFIC for any taxable year.

U.S. Federal Income Tax Consequences of the Ownership and Disposition of the
BODEN

         Interest and Original Issue Discount

         The BODEN should be considered "variable rate debt instruments" governed by Treasury regulations under section 1275 of the Code. As such, stated interest that is payable on the BODEN semi-annually at a rate equal to LIBOR would constitute qualified stated interest, and would be included in gross income by a U.S. Holder when such interest is received or accrued in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes. While the matter is not free from doubt, we believe that the BODEN had an initial issue price, at the time issued to us by the Republic of Argentina, equal to the stated redemption price at maturity of the BODEN and, thus, were not treated as issued with OID for U.S. federal income tax purposes. If, contrary to our expectations, the BODEN originally were issued with OID, then U.S. Holders, regardless of their regular method of accounting for U.S. federal income tax purposes, would be required to accrue such OID into gross income over the term of the BODEN on a constant yield basis (subject to adjustment for acquisition premium, if any), in advance of the receipt of cash attributable to such OID.

         Market Discount

         To the extent that, immediately after the exchange of Series B Notes for BODEN, a U.S. Holder has an initial tax basis in the BODEN that is less than their stated redemption price at maturity, the BODEN will be treated for U.S. federal income tax purposes as acquired with market discount, subject to a de minimis exception. For this purpose, the initial tax basis in BODEN should equal the fair market value of the BODEN at the time of their receipt in exchange for Series B Notes. In the case of BODEN having market discount, a U.S. Holder would be required to treat any partial principal payment received on, and any gain recognized upon the sale or other disposition of, such BODEN as ordinary income to the extent of the market discount that accrued during a U.S. Holder's holding period for the BODEN, unless the U.S. Holder elects to annually include market discount in gross income over time as the market discount accrues (on a ratable basis or, at the election of the U.S. Holder, constant yield basis). In addition, a U.S. Holder that holds BODEN with market discount, and that does not elect to accrue market discount into gross income over time, may be required to defer the deduction of interest expense incurred or continued to purchase or carry the BODEN.

         Sale, Retirement or Other Taxable Disposition of the BODEN

         Upon the sale, retirement or other taxable disposition of the BODEN, a U.S. Holder generally would recognize gain or loss equal to the difference between the amount realized upon the sale, retirement or other taxable disposition (other than amounts relating to accrued but unpaid qualified stated interest, which would be taxable as ordinary interest income to the extent no previously included in gross income) and the U.S. Holder's adjusted tax basis in the BODEN. Such gain or loss generally would be capital gain or loss (except that gain would be taxable as ordinary income to the extent attributable to accrued market discount that has not previously been included in gross income by the U.S. Holder), and would be long-term capital gain or loss if the holding period for the BODEN exceeded one year at the time of the disposition. In general, a U.S. Holder's adjusted tax basis in the BODEN would equal the initial tax basis of the BODEN, determined in the manner described above, at the time of their receipt, increased by the amount of market discount (and OID), if any, previously included in gross income by the U.S. Holder, and decreased by all payments received in respect of the BODEN other than payments of qualified stated interest. Certain U.S. Holders (including individuals) are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The ability of a U.S. Holder to deduct a capital loss could be subject to limitations under the Code.

Backup Withholding

         A U.S. Holder who exchanges its Existing Notes pursuant to the New Offer may be subject to backup withholding at the rate of 30% with respect to payments made pursuant to the New Offer, unless such U.S. Holder (i) is a corporation or other exempt recipient and, when required, establishes its exemption from backup withholding or (ii) provides its correct taxpayer identification number ("TIN"), certifies that is it not currently subject to backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional U.S. federal income tax. Rather, the amount of any backup withholding imposed on a U.S. Holder will be allowed as a credit against such U.S. Holder's U.S. federal income tax liability, and may entitle such U.S. Holder to a refund provided that the required information is timely furnished to the IRS.

                               Argentine Taxation

         The following discussion is a summary of certain Argentine tax considerations associated with an investment in the New Notes, the BODEN and the Contingent Interest Coupon Certificates. The discussion is for general information only and is based on current Argentine laws and regulations in force as of the date of this Offering Memorandum. Moreover, this discussion does not reflect all potential tax consequences arising from an investment in the New Notes, the BODEN and the Contingent Interest Coupon Certificates. While this description is considered to be a correct interpretation of the existing laws and regulations in force as of the date of this Offering Memorandum, no assurance can be given that the courts or fiscal authorities responsible for the administration of such laws will agree with this interpretation or that changes in such laws or the interpretation thereof by such courts or authorities will not occur.

         PROSPECTIVE HOLDERS OF THE NEW NOTES, THE GOVERNMENT SECURITIES AND THE CONTINGENT INTEREST COUPON CERTIFICATES ARE URGED TO CONSULT THEIR OWN ADVISORS REGARDING THE TAX CONSEQUENCES APPLICABLE TO THEIR PARTICULAR CIRCUMSTANCES DERIVING FROM THE PURCHASE AND SALE, HOLDING, EXCHANGE, OFFSET OR ANY OTHER KIND OF DISPOSITION OF THE NEW NOTES, THE GOVERNMENT SECURITIES, THE CONTINGENT INTEREST COUPON CERTIFICATES AND THE PAYMENT OF INTEREST THEREON.

Tax Treatment of the New Notes and the Existing Notes

         Income Tax

         Resident individuals, including undivided estates and legal entities resident in Argentina, are subject to Argentine tax on their profits obtained both in Argentina and abroad. Non-resident individuals and entities are taxed only on their profits derived from Argentine sources.

          The gains derived from the purchase and sale, barter, exchange, conversion or disposition of the negotiable obligations, as well as payments of and restatements or adjustments of principal or interest thereon, are exempt from Argentine Income Tax, regardless of the residence of the holder, as long as the negotiable obligations are placed by means of a public offering authorized by the CNV and the funds obtained are invested in fixed assets located in Argentina, working capital used in Argentina or refinancing of liabilities, or they are used to pay in capital in corporations controlled by, or related to, the issuer, which uses the funds for one of the above-mentioned purposes (the "Requirements"). In this case, since the Existing Notes meet the Requirements, the Tendering Holders will have no realization event for Income Tax purposes. In addition, since the New Notes will meet the Requirements, the Holders will not be subject to tax on interest or gains on the New Notes for Income Tax purposes.

         If we do not comply with the Requirements, the above-mentioned exemption will not apply, and we will be responsible for the payment of Argentine taxes on interest income with respect to the negotiable obligations, which taxes would have been otherwise imposed on the holders of the negotiable obligations. Pursuant to the terms of the New Notes, if any, withholding on account of Argentine taxes is imposed on interest on the New Notes, we shall be responsible for payment of such withholding taxes and such additional amounts so that the holders receive the amount of interest provided in such New Notes free from any such withholdings. See "Description of the Series A Notes and the Series B Notes -- Payments of Additional Amounts."

         The exemption is not applicable to Argentine residents who are required to make adjustments for inflation for tax purposes under Title VI of the Argentine Income Tax Law (including, but not limited to, corporations, limited liability companies, civil associations and some trusts and investment funds). Therefore, the tendering of the Existing Notes will be considered a realization event for said entities. The difference between the fair market value of the New Notes received and the cost of the Existing Notes recorded for tax purposes by the holder, if positive, shall be a capital gain, taxable at 35%; if negative, it shall be a capital loss.

         Presumptive Minimum Income Tax

         The tax basis of the Presumptive Minimum Income Tax are the assets held by the taxpayer at the end of the fiscal year. The tax rate is 1% Argentine Income Tax paid is creditable against the Presumptive Minimum Income Tax liability.

         Individuals and undivided estates and nonresidents without a permanent establishment in Argentina are exempt from the Presumptive Minimum Income Tax.

         Personal Assets Tax

         New Notes held by individuals and undivided estates resident in Argentina on December 31 of each year are included in the tax basis of the Personal Assets Tax. The value will be the market value of the New Notes at the closing of the last business day of each year. There is a non-taxable minimum of Ps.102,300. If the tax basis is Ps.302,300 or less, there is a 0.5% tax on the excess of Ps.102,300. If the tax basis is more than Ps.302,300 there is a 0.75% tax on the excess of Ps.102,300.

         With regard to individuals or undivided estates resident outside Argentina, personal assets are subject to a 0.75% tax on their value on December 31 of each year. The minimum tax liability is Ps.255.75. The Personal Assets Tax liability is paid by the individual or legal entity domiciled in Argentina that has the custody of or keeps in deposits, holds, manages, maintains, or has the joint ownership or the right of possession, use, enjoyment or disposal of the assets owned by the nonresident individuals or undivided estates ("Substitute Taxpayer"). No other procedure for the collection of the tax has been established with respect to the negotiable obligations if such individuals or undivided estates do not have a Substitute Taxpayer in Argentina.

         The Substitute Taxpayer may recover any amount paid with respect to the Personal Assets Tax on behalf of the non-resident owner by withholding an amount equivalent to the interest paid on the negotiable obligations or by selling negotiable obligations on which the Personal Assets Tax is levied.

         In the case of legal entities residing outside Argentina, the New Notes will not be subject to the Personal Assets Tax to the extent such New Notes were placed by means of a public offering authorized by the CNV and are tradeable on an exchange or securities market located in Argentina or abroad. The New Notes will meet these requirements.

         Value-Added Tax

         Financial transactions and obligations related to the issuance, subscription, placing, transfer, amortization, interest and cancellation of a New Note and an Existing Note are exempt from Value-Added Tax as long as the negotiable obligations meet the Requirements. In this case, since the Existing Notes and the New Notes meet these Requirements, the Tendering Holders and the Holders will have no realization event for Value-Added Tax purposes and payments on the New Notes will not be subject to Value-Added Tax.

         Tax on Credits and Debits on Bank Accounts.

         Money amounts paid through bank accounts in Argentine banks are subject to a 0.6% tax when they are deposited and to another 0.6% tax when they are withdrawn. The tax is withheld by the banking institution.

         Turnover Taxes

         The turnover tax is a local sales tax levied by the Argentine provinces and the City of Buenos Aires. The tax basis is the amount of gross receipts received from any business activity within the jurisdiction. They may have differences from province to province.

         All income from transactions related to negotiable obligations issued according to the Negotiable Obligations Law such as the New Notes, is exempt from the turnover tax in the City of Buenos Aires, according to

Section 126 paragraph 2 of the Fiscal Code of such jurisdiction. Gross receipts from the New Notes are exempt in the Province of Buenos Aires, as long as they are also exempt for income tax purposes. In the other provinces gross receipts therefrom are taxable at an average rate of about 4%.

         Stamp Taxes

         No Argentine stamp taxes shall be payable by holders of the negotiable obligations.

         Court Duties

         In the event it becomes necessary to initiate court proceedings to enforce any of the terms and conditions of the New Notes, a court duty will be imposed, equivalent to 3% of the amount claimed before any Argentine court sitting in the City of Buenos Aires.

Tax Treatment for the BODEN

         Pursuant to the Executive Order No.905/02 and the Resolution No. 81/02 of the Ministry of Economy, as amended, the BODEN are entitled to the tax treatment applicable to the securities issued by the Republic of Argentina. Such securities are subject to the same tax treatment described above for the New Notes under Argentine law, except that no public offering, listing or use of proceeds requirements (including the requirements) are applicable in connection thereto.

Tax Treatment for the Contingent Interest Coupon Certificates

         Payments made to the holders of Contingent Interest Coupon Certificates are subject to the same tax treatment described above for the New Notes.

                              Independent Auditors

         The Consolidated Financial Statements and Unconsolidated and Consolidated Audited Financial Statements of the Bank as of December 31, 2001, 2000 and 1999, included in this Offering Memorandum, have been audited by Pistrelli, Diaz y Asociados SC (a member firm of Andersen), independent accountants, as stated in their report appearing herein.

         The Unconsolidated and Consolidated Unaudited Interim Financial Statements of the Bank as of September 30, 2001 and 2002, included in this Offering Memorandum, have been reviewed by Pistrelli, Diaz y Asociados SRL (a member of Ernst & Young Global), independent accountants, as stated in their report appearing herein.

         The Unconsolidated and Consolidated Unaudited Interim Financial Statements of the Bank as of September 30, 2002, included in this Offering Memorandum, have been reviewed by Deloitte & Co. S.R.L., independent accountants, as stated in their report appearing herein.

                                 Legal Matters

          Certain legal matters will be passed upon for us by Shearman & Sterling, New York, New York, special United States counsel to the Bank, with respect to matters of New York law and United States federal law. Certain legal matters will be passed upon by Perez Alati, Grondona, Benites, Arntsen & Martinez de Hoz(h), special counsel to us with respect to matters of Argentine Law.

                      Where You Can Find More Information

          You have been furnished with a copy of this Offering Memorandum. By receiving this Offering Memorandum you acknowledge that (a) you have been afforded an opportunity to request from us and have received all additional information considered by you to be necessary to verify the accuracy and completeness of the information included or incorporated by reference herein,
(b) you have not relied on the Exchange Agent or the Information Agent or any person affiliated with such persons in connection with your investigation of the accuracy of this additional information or your investment decision and (c) except as provided pursuant to (a) above, no person has been authorized to give any information or to make any representation concerning the Notes, other than those contained in this Offering Memorandum. If given or made, any other information or representation should not be relied upon as having been authorized by the Bank, the Exchange Agent or the Information Agent.

          This Offering Memorandum contains summaries of the terms of certain agreements that we believe to be accurate in all material respects. However, we refer you to the actual agreements for complete information relating to those agreements. All summaries are qualified in their entirety by this reference. We will make copies of those documents available to you upon your request to us.

            Service of Process and Enforcement of Civil Liabilities

         We are a sociedad anonima organized under the laws of Argentina. All of the directors, members of the supervisory committee and officers named herein reside outside the United States. All or a substantial portion of our assets and of such directors, syndics and officers are located outside the United States. As a result, it may not be possible for investors to effect service of process outside Argentina upon us or such persons, or to enforce judgments against us or such persons obtained in courts outside Argentina predicated our upon civil liabilities or such directors, syndics and officers under the laws of jurisdictions other than Argentina, including any judgment predicated upon United States federal securities laws. We have been advised by Perez Alati, Grondona, Benites, Arntsen & Martinez de Hoz, (h), our Argentine legal counsel, that there is doubt as to the enforceability in Argentina, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities predicated solely upon the federal securities laws of the United States.

                         Index to Financial Statements

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2001, 2000 AND 1999

Report of independent public accountants dated as of April 26, 2002
(except for Note 31, which is dated as of June 3, 2002)...................   F-4

Consolidated balance sheets as of December 31, 2001 and 2000..............   F-7

Consolidated statements of income for the fiscal years
ended December 31, 2001, 2000 and 1999....................................  F-10

Consolidated statements of changes in stockholders' equity for the fiscal years ended December 31, 2001, 2000 and 1999.......................  F-11

Consolidated statements of cash flows for the fiscal years
ended December 31, 2001, 2000 and 1999....................................  F-12

Notes to consolidated financial statements as of December 31, 2001,
2000 and 1999.............................................................  F-13

UNCONSOLIDATED AND CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2001 AND 2000 FILED WITH CENTRAL BANK

Auditor's report dated April 26, 2002.....................................  F-80

Unconsolidated balance sheets as of December 31, 2001 and 2000............  F-83

Unconsolidated statements of income for the fiscal years ended December
31, 2001 and 2000.........................................................  F-86

Unconsolidated statements of changes in stockholders' equity for the fiscal years ended December 31, 2001 and 2000.............................  F-87

Unconsolidated statements of cash flows for the fiscal years ended December
31, 2001 and 2000.........................................................  F-88

Notes to the unconsolidated financial statements as of December 31, 2001 and 2000..................................................................  F-89

Consolidated financial statements (Section 33 - Law 19,550)
as of December 31, 2001 and 2000.......................................... F-144

UNCONSOLIDATED AND CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2002 FILED WITH CENTRAL BANK

Limited review report on interim financial statements dated as of January
7, 2003...................................................................

Balance sheets as of September 30, 2002 and 2001..........................

Statement of income for the nine-month period ended September 30, 2002 presented comparatively with the same period of the prior fiscal year......................................................................

Statement of changes in stockholders' equity for the nine-month period ended September 30, 2002 presented comparatively with the same period of the prior fiscal year..................................................

Statement of cash flows for the nine-month period ended September 30,
2002 presented comparatively with the same period of the prior fiscal year......................................................................

Notes to financial statements as of September 30, 2002 and 2001...........

Consolidated financial statements (Section 33 - Law 19,550) as of
September 30, 2002 and 2001...............................................

Notes to the consolidated financial statements with subsidiaries as of
September 30, 2002 and 2001...............................................

                                                  -----------------------------
                                                  FOR PERSONS INSIDE THE UNITED
                                                            STATES ONLY
                                                  ------------------------------
This document relates to a New Offer (as defined below) made by Banco Rio de la Plata S.A. (the "Bank"). The New Offer is described in the U.S. Offering Memorandum dated February __, 2003 that is being sent to persons located inside the United States that are holders of our 8.75% Class IV Negotiable Obligations due December 15, 2003 (the "U.S. Offering Memorandum") and in this Letter of Transmittal (this "Letter of Transmittal"). All terms and conditions contained in the U.S. Offering Memorandum are deemed to be incorporated in and form a part of this Letter of Transmittal. Therefore, you are urged to read the U.S. Offering Memorandum carefully. The terms and conditions contained in the U.S. Offering Memorandum, together with the terms and conditions of this Letter of Transmittal and the instructions herein, are collectively referred to herein as the terms and conditions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the U.S. Offering Memorandum. This Letter of Transmittal may not be used if you are a person located outside the United States and if you have received this Letter of Transmittal by mistake, you should contact the Exchange Agent below.

                              LETTER OF TRANSMITTAL

                                February __, 2003

                            Relating to the New Offer
                                       by
                              BANCO RIO DE LA PLATA S.A.
                                   to exchange
       Step-Up Notes due December 15, 2009 (the "Series A Notes") and Cash
                                       or
         Floating Rate Mandatorily Exchangeable Notes due August 3, 2012
                        (the "Series B Notes") and Cash

                       for any and all of the outstanding

           8.75% Class IV Negotiable Obligations due December 15, 2003
                              (CUSIP No. 059644AE4)

     Pursuant to the U.S. Offering Memorandum dated as of February __, 2003

         The New Offer will expire at 5:00 p.m., New York City time, on March __, 2003, unless extended by the Bank (the "Expiration Date").

                                 EXCHANGE AGENT:
                                  Citibank N.A.
                               5 Carmelite Street
                                 London EC4Y OPA

                                  Citibank N.A.
                               Buenos Aires Branch
                               Bartolome Mitre 530
                                 5th Floor, 1036
                             Buenos Aires, Argentina

   By Registered Mail or By Overnight Courier:         For Information Call:
               Citibank N.A.                             44-207-508-3867
             5 Carmelite Street
             London EC4Y OPA                      Facsimile Transmission Number:
            Attn: Exchange Team                          44-207-508-3885
   (registered or certified mail recommended)
                                                               email:
                                                     exchange.gats@citigroup.com

                                                       Confirm by telephone:
                                                         44-207-508-3867

TO BE COMPLETED ONLY BY DIRECT PARTICIPANTS IN THE DEPOSITORY TRUST COMPANY, EUROCLEAR SYSTEM OR CLEARSTREAM BANKING SOCIETE ANONYME, OR DIRECT HOLDERS OF OUR 8.75% CLASS IV NEGOTIABLE OBLIGATIONS DUE DECEMBER 15, 2003

                                                  -----------------------------
                                                  FOR PERSONS INSIDE THE UNITED
                                                            STATES ONLY
                                                  ------------------------------

Any holder of the Bank's Existing Notes who wishes to tender his or her Existing Notes pursuant to this Letter of Transmittal must be a person inside of the United States. Persons located outside the United States are not eligible to receive or review the U.S. Offering Memorandum or to participate in the New Offer made by the U.S. Offering Memorandum.

         Delivery of this instrument to an address, or transmission of instructions via a facsimile number, other than as set forth above or in accordance with the instructions herein, will not constitute a valid delivery. The instructions set forth in this Letter of Transmittal should be read carefully before this Letter of Transmittal is completed. This Letter of Transmittal should only be returned to the Exchange Agent named herein. The Letter of Transmittal should not be returned to the Bank or any other person or entity.

         The undersigned hereby acknowledges that he, she or it has received and reviewed the U.S. Offering Memorandum and this Letter of Transmittal which, pursuant to the U.S. Offering Memorandum, shall constitute the offer by Banco Rio de la Plata (the "Bank") to holders of the Bank's 8.75% Class IV Negotiable Obligations due 2003 (the "Existing Notes") issued under and governed by the Indenture dated as of December 15, 1993 executed by the Bank in connection with the issuance of the Existing Notes of the opportunity to participate in the new exchange offer (the "New Offer") and tender all or any portion of their Existing Notes and receive in exchange for each US$1,000 principal amount of Existing Notes validly tendered either (a) US$900 principal amount of Series A Notes, which Series A Notes will be issued with a Contingent Interest Coupon Certificate (the "CICC") that will detach from the Series A Notes automatically following issuance without any action on the part of the holder thereof and will entitle the holder thereof to a limited amount of additional interest in the form of contingent cash payment depending on earnings and net worth of each of fiscal years 2003 through 2009 prior to the maturity date of the Series A Notes, plus US$100 in cash; or (b) US$950 principal amount of Series B Notes, which Series B Notes shall not be issued with any CICCs but which shall be mandatorily redeemable and exchangeable upon the occurrence of certain specified events into an equivalent principal amount of Bonos del Gobierno Nacional due August 3, 2012 (referred to herein as "BODEN"), a series of unsecured securities issued in 2002 by the Republic of Argentina ("Argentina"), plus US$102.55 in cash, which includes an amount corresponding to interest paid on the Series B Notes issued in the Prior Offer from December 16, 2002 through February 3, 2003.

         The undersigned hereby tenders the Existing Notes described hereto pursuant to the terms and conditions described in the U.S. Offering Memorandum and this Letter of Transmittal.

         If your Existing Notes are held through the Depository Trust Company ("DTC"), the Euroclear System ("Euroclear") or Clearstream Banking Societe Anonyme ("Clearstream") you must comply with the procedures established by DTC, Euroclear or Clearstream, as applicable, for the New Offer. Each Letter of Transmittal for a tender for exchange of Existing Notes held at DTC, Euroclear or Clearstream must be completed by a direct participant in DTC, Euroclear or Clearstream. In addition to a Letter of Transmittal, "Bond Instructions" (as defined herein) must be delivered to DTC, Euroclear or Clearstream, as the case may be, in accordance with the procedures and deadlines established by DTC, Euroclear or Clearstream.

         If your Existing Notes are held through DTC you may tender any Existing Notes by book-entry transfer to the Exchange Agent's account at DTC through the Automatic Tender Offer Program System ("ATOP") by transmitting to the Exchange Agent a computer generated message (an "Agent's Message") in which a holder of the Existing Notes acknowledges and agrees to be bound by the terms of, and makes the representations and warranties contained in this Letter of Transmittal. DTC will then verify the acceptance and execute a book-entry delivery of the Existing Notes to the Exchange Agent's account at DTC. By crediting the Existing Notes to the Exchange Agent's account at DTC and by complying with the applicable ATOP procedures with respect to the New Offer, the DTC participant confirms on behalf of itself and the beneficial owners of such Existing Notes all provisions of this Letter of Transmittal (including the representations and warranties) applicable to it and such beneficial owners as fully as if the information required herein had been completed and this Letter of Transmittal had been executed and delivered to the Exchange Agent. Holders tendering via DTC's ATOP System do not need to deliver a completed Letter of Transmittal.

         The undersigned may only designate a processor with respect to its tender of Existing Notes by delivering a completed Letter of Transmittal to the Exchange Agent.

         In the event that a discrepancy exists between a Letter of Transmittal received by the Exchange Agent and the blocking reports prepared by the clearing systems, the Exchange Agent will act in accordance with the instructions of the Bank.

         Any beneficial owner whose Existing Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered
                                                  -----------------------------
                                                  FOR PERSONS INSIDE THE UNITED
                                                            STATES ONLY
                                                  ------------------------------
holder of Existing Notes promptly and instruct such registered holder of Existing Notes to tender on behalf of the beneficial owner.

         In order to properly complete this Letter of Transmittal, the DTC, Euroclear or Clearstream participant, as the case may be, through which a beneficial owner holds Existing Notes must complete and sign the "Signature Annex", including the section entitled "Election as to the Form of Consideration". Each holder of Existing Notes should carefully read the detailed instructions below prior to completing the Letter of Transmittal.

         Holders that tender their Existing Notes pursuant to the New Offer may not withdraw their Existing Notes except in the event of a material amendment of the New Offer.

         The Existing Notes may only be tendered and will be accepted for exchange in denominations of US$1,000 principal amount and integral multiples thereof.

         Delivery of documents to DTC, Euroclear or Clearstream does not constitute delivery to the Exchange Agent.


                                                  -----------------------------
                                                  FOR PERSONS INSIDE THE UNITED
                                                            STATES ONLY
                                                  ------------------------------

                        SIGNATURES MUST BE PROVIDED BELOW
               PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

Ladies and Gentlemen:

         The undersigned hereby acknowledges that he, she or it has received and reviewed the U.S. Offering Memorandum and this Letter of Transmittal which, pursuant to the U.S. Offering Memorandum shall constitute the offer by Banco Rio de la Plata (the "Bank") to holders of the Bank's 8.75% Class IV Negotiable Obligations due 2003 (the "Existing Notes") issued under and governed by the Indenture dated as of December 15, 1993 executed by the Bank in connection with the issuance of the Existing Notes of the opportunity to participate in the new exchange offer (the "New Offer") and tender all or any portion of their Existing Notes and receive in exchange for each US$1,000 principal amount of Existing Notes validly tendered either (a) US$900 principal amount of Series A Notes, which Series A Notes will be issued with a Contingent Interest Coupon Certificate (the "CICC") that will detach from the Series A Notes automatically following issuance without any action on the part of the holder thereof and will entitle the holder thereof to a limited amount of additional interest in the form of contingent cash payment depending on earnings and net worth of each of fiscal years 2003 through 2009 prior to the maturity date of the Series A Notes, plus US$100 in cash; or (b) US$950 principal amount of Series B Notes, which Series B Notes shall not be issued with any CICCs but which shall be mandatorily redeemable and exchangeable upon the occurrence of certain specified events into an equivalent principal amount of Bonos del Gobierno Nacional due August 3, 2012 (referred to herein as "BODEN"), a series of unsecured securities issued in 2002 by the Republic of Argentina ("Argentina"), plus US$102.55 in cash, which includes an amount corresponding to interest paid on the Series B Notes issued in the Prior Offer from December 16, 2002 through February 3, 2003.

         The undersigned hereby tenders to the Bank the principal amount of Existing Notes indicated below to be exchanged for Series A Notes (including the CICCs) or Series B Notes as indicated below.

         The undersigned understands that validly tendered Existing Notes (or defectively tendered Existing Notes with respect to which defect the Bank has, or has caused to be, waived) will be deemed to have been accepted by the Bank if, as and when the Bank gives oral (promptly confirmed in writing) or written notice thereof to the Exchange Agent. The undersigned understands that, subject to the terms and conditions in the U.S. Offering Memorandum, Existing Notes properly tendered and accepted in accordance with such terms and conditions will be exchanged for Series A Notes and cash (including the CICCs) or Series B Notes and cash. The undersigned understands that, under certain circumstances, the Bank may not be required to accept any of the Existing Notes tendered (including any such Existing Notes tendered after the expiration date for the New Offer). If any Existing Notes are not accepted for exchange for any reason, no cash will be paid, no Series A Notes or Series B Notes will be issued and such unexchanged Existing Notes will be returned without expense to the undersigned.

         All authority conferred or agreed to be conferred by this Letter of Transmittal shall not be affected by, and shall survive, the death or incapacity of the undersigned, and any obligation of the undersigned hereunder shall be binding upon the heirs, executors, administrators, personal representatives, trustees in bankruptcy, personal and legal representatives, successors and assigns of the undersigned.

         By executing this Letter of Transmittal, and subject to and effective upon acceptance for exchange of the Existing Notes tendered for exchange herewith, the undersigned (i) will have irrevocably sold, assigned and transferred to the Bank or its nominee all right, title and interest in and to, any and all claims in respect of or arising or having arisen as a result of such holder's status as a holder of, all Existing Notes tendered hereby and (ii) will have appointed the Exchange Agent as the true and lawful agent and attorney-in-fact (with full knowledge that the Exchange Agent also acts as agent of the Bank) of such holder of Existing Notes with respect to such Existing Notes, with full power of substitution to (a) transfer ownership of such Existing Notes on the account books maintained by DTC, Euroclear or Clearstream, as the case may be (together, in any such case, with all accompanying evidences of transfer and authenticity), to the Bank and (b) receive all benefits and otherwise exercise all rights and incidents of beneficial ownership with respect to such Existing Notes, all in accordance with the terms of the New Offer. The power of attorney granted in this paragraph shall be deemed to be irrevocable and coupled with an interest.

         The undersigned acknowledges that the Series A Notes or Series B Notes offered in the New Offer have not been registered under the Securities Act and are being offered inside of the United States to persons obtaining the Series A Notes or Series B Notes in a transaction under Section 3(a)(9) of the Securities Act Each holder of Existing Notes, or the beneficial owner of such Existing Notes on behalf of which the holder has tendered, hereby acknowledges, represents, warrants and agrees that:

         1.   it has received and reviewed the U.S. Offering Memorandum;

                                                  -----------------------------
                                                  FOR PERSONS INSIDE THE UNITED
                                                            STATES ONLY
                                                  ------------------------------

         2. it is the beneficial owner (as defined below) of, or a duly authorized representative of one or more such beneficial owners of, the Existing Notes tendered thereby and it has full power and authority to execute the Letter of Transmittal and make the representations, warranties and agreements made thereby, and has full power and authority to tender, sell, assign and transfer the Existing Notes tendered thereby;

         3. the Existing Notes being tendered thereby were owned as of the date of tender, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind, and acknowledges that we will acquire good, indefeasible and unencumbered title to such Existing Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, when we accept the same;

         4. it will not sell, pledge, hypothecate or otherwise encumber or transfer any Existing Notes tendered thereby from the date of the Letter of Transmittal and agrees that any purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect;

         5. it is, or in the event that such holder is acting on behalf of a beneficial owner of the Existing Notes tendered thereby, such holder has received a written certification from such beneficial owner (dated as of a specific date on or since the close of such beneficial owner's most recent fiscal year) to the effect that such beneficial owner is located in the United States.

         6. in evaluating the New Offer and in making its decision whether to participate therein by submitting a Letter of Transmittal and tendering its Existing Notes, such holder has made its own independent appraisal of the matters referred to herein and in any related communications and is not relying on any statement, representation or warranty, express or implied, made to such holder by us, the Exchange Agent or the Information Agent referred to in this U.S. Offering Memorandum (as amended or supplemented to the Expiration Date of the New Offer) or any other person or entity;

         7. the undersigned agrees to execute any further documents and give any further assurances that may be required in connection with any of the foregoing, in each case on and subject to the terms and conditions set out or referred to in the U.S. Offering Memorandum;

         8. the submission of the Letter of Transmittal to the Exchange Agent shall, subject to the terms and conditions of the New Offer generally, constitute the irrevocable appointment of the Exchange Agent as its attorney and agent, and irrevocable instruction to such attorney and agent to complete and execute all or any form(s) of transfer and other document(s) deemed necessary in the opinion of such attorney and agent in relation to the Existing Notes tendered thereby in favor of us or such other person or persons as we may direct and to or persons as we may direct and to deliver such form(s) of transfer and other document(s) in the attorney's and agent's opinion and other document(s) of title relating to such Existing Notes' registration, and to execute all such other documents and to do all such other acts and things as may be in the opinion of such attorney or agent necessary or expedient for the purpose of, or in connection with, the acceptance of the New Offer, and to vest in us or our nominees such Existing Notes;

         9. the terms and conditions of the New Offer shall be deemed to be incorporated in, and form a part of, the Letter of Transmittal which shall be read and construed accordingly; and

         10. the Bank and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations, warranties and agreements, and that if any of the acknowledgments, representations, warranties and agreements deemed to have been made by it by its participation in the New Offer or its acquisition of any Series A Notes or Series B Notes are no longer accurate, it will promptly notify us.

         The representations and warranties and agreements of a holder tendering Existing Notes shall be deemed to be repeated and reconfirmed on and as of the Expiration Date and the Settlement Date for the New Offer (both as referred to in the U.S. Offering Memorandum). For purposes of the U.S. Offering Memorandum, the "Beneficial Owner" of any Existing Notes shall mean any holder that exercises sole investment discretion with respect to such Existing Notes.

         The undersigned, or the beneficial owner of such Existing Notes on behalf of which the undersigned has tendered, makes all representations, warranties and covenants set forth in the U.S. Offering Memorandum under the heading "The New Offer -- Letters of Transmittal; Representations, Warranties and Covenants of Holders of
                                                  -----------------------------
                                                  FOR PERSONS INSIDE THE UNITED
                                                            STATES ONLY
                                                  ------------------------------

Existing Notes." The representations, warranties and agreements of a holder tendering Existing Notes shall be deemed to be repeated and reconfirmed on and as of the Expiration Date and the Settlement Date.

         For purposes of the New Offer, the Bank will be deemed to have accepted for exchange, and to have exchanged, validly tendered Existing Notes if, as and when the Bank gives oral or written notice thereof to the Exchange Agent. Holders that tender their Existing Notes pursuant to the New Offer may not withdraw such tender of Existing Notes except in the event of a material amendment of the New Offer. See "The New Offer -- Withdrawal Rights" in the U.S. Offering Memorandum. Any Existing Notes tendered by the undersigned and not accepted for exchange will be returned to the undersigned at the address set forth above.

         The undersigned acknowledges that the Bank's acceptance of Existing Notes validly tendered for exchange pursuant to any one of the procedures described in the section of the U.S. Offering Memorandum entitled "The New Offer" and in the instructions hereto will constitute a binding agreement between the undersigned and the Bank upon the terns and subject to the conditions of the New Offer.

         IN ORDER TO VALIDLY TENDER EXISTING NOTES FOR EXCHANGE, HOLDERS OF EXISTING NOTES MUST COMPLETE, EXECUTE, AND DELIVER THIS LETTER OF TRANSMITTAL EITHER THROUGH DTC AUTOMATED TENDER OFFER PROGRAM ("ATOP") BY TRANSMITTING TO THE EXCHANGE AGENT A COMPUTER GENERATED MESSAGE (AN "AGENT'S MESSAGE") IN WHICH A HOLDER OF THE EXISTING NOTES ACKNOWLEDGES AND AGREES TO BE BOUND BY THE TERMS OF, AND MAKES THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS LETTER OF TRANSMITTAL, OR OTHERWISE SENDING A DULY EXECUTED LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT.

         Except as stated in the U.S. Offering Memorandum, all authority herein conferred or agreed to be conferred shall survive the death, incapacity, or dissolution of the undersigned, and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.
                                                  -----------------------------
                                                  FOR PERSONS INSIDE THE UNITED
                                                            STATES ONLY
                                                  ------------------------------

                                 SIGNATURE ANNEX
                    New Offer for Banco Rio de la Plata S.A.
           8.75% Class IV Negotiable Obligations due December 15, 2003

         This Signature Annex should only be used to submit tenders pursuant to the U.S. Offer.

All questions must be answered unless otherwise indicated below.

1.   Direct Participant in DTC, Euroclear or Clearstream signing this Signature
     Annex:

                  Company Name:
                                 -----------------------------------------------

                  Clearing System:

                  [ ]         DTC

                  [ ]         Euroclear

                  [ ]         Clearstream

                  Direct Participant Number (if any) (5 digits):
                                                                  --------------

                  Contact Person:
                                  ---------------------------------------------

                  Address:
                            ---------------------------------------------------

                  Telephone (with international dialing code):
                                                               ----------------

                  Facsimile (with international dialing code):
                                                               ----------------

2. The original principal amount of Existing Notes being tendered (which must be an integral multiple of $1,000): $

3.   Election As To Form Of Consideration. PLEASE ELECT ONLY ONE OF THE
     FOLLOWING:

              [   ]   RECEIVE SERIES A STEP-UP NOTES (INCLUDING CICCs):

                                         OR
                                         --

              [   ]   RECEIVE SERIES B FLOATING RATE MANDATORILY EXCHANGEABLE
                      NOTES (MANDATORILY REDEEMABLE AND CONVERTIBLE INTO
                      ARGENTINE BODEN)

4. The undersigned hereby makes all acknowledgments, representations, warranties, agreements and authorizations described in the Letter of Transmittal to which the Signature Annex relates.

         Signed by Authorized Signature:  _____________________________________

         Name of Authorized Signature:  _______________________________________

         Title:  ______________________________________________________________

                                                  -----------------------------
                                                  FOR PERSONS INSIDE THE UNITED
                                                            STATES ONLY
                                                  ------------------------------

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Delivery of Letter of Transmittal. A holder must do the following on or prior to the Expiration Date to participate in the New Offer:

     o tender and deliver the Holder's Existing Notes by delivering to the Exchange Agent a completed Letter of Transmittal or a computer generated message, called an "agent's message", transmitted by means of the Automated Tender Offer Program ("ATOP") system of DTC. The Agent's Message, in part, confirms that a book-entry transfer of the Existing Notes into the Exchange Agent's account at DTC has occurred. It also states that DTC has received an express acknowledgment from the participant of DTC who is tendering the Existing Notes that:

          1.   the participant has received this Letter of Transmittal,

          2.   the participant has agreed to be bound by its terms, and

          3. that the Bank may enforce the Letter of Transmittal against the participant.

         A confirmation of a book-entry transfer into the Exchange Agent's account at DTC of all Existing Notes delivered electronically and any other documents required by this Letter of Transmittal must be received by the Exchange Agent at its address set forth herein on or prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

         No alternative, conditional or contingent tenders will be accepted. All tendering holders, by execution of this Letter of Transmittal (or a facsimile thereof), waive any right to receive any notice of the acceptance of their Existing Notes for exchange.

2. Signatures on Letter of Transmittal, Instruments of Transfer and Endorsements. If this Letter of Transmittal is signed by a participant in DTC, Euroclear or Clearstream whose name is shown as the owner of the Existing Notes tendered hereby, the signature must correspond with the name shown on the security position listing as the owner of the Existing Notes.

     If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Bank of such person's authority to so act must be submitted.

     Pursuant to authority granted by DTC, any DTC participant which has Existing Notes credited to its DTC account at any time (and thereby held of record by DTC's nominee) may directly tender such Existing Notes as though it were the registered holder by delivering an Agent's Message to DTC.

3. Issuance and Delivery Instructions. All Existing Notes tendered by book-entry transfer or by transmittal of a Letter of Transmittal and not accepted for payment will be returned by crediting the account at DTC of the tendering DTC participant.

4. Transfer Taxes. The Bank will pay or cause to be paid any transfer taxes with respect to the transfer and sale of Existing Notes to it, or to its order, pursuant to the New Offer.

5. Taxpayer Identification Number and Substitute Form W-9. Any person that receives the New Offer that is a U.S. Holder for U.S. federal income tax purposes is required to provide the Exchange Agent with such Holder's correct taxpayer identification number ("TIN"), generally such Holder's social security or employer identification number, on the Substitute Form W-9 provided below or, alternatively, to establish another basis for exemption from backup withholding. A U.S. Holder must cross out item (2) in
     Part 2 of the Substitute Form W-9 if such U.S. Holder is subject to backup withholding. Failure to provide the information on the form may subject the tendering U.S. Holder to 30% federal income tax backup withholding on the payments made to the U.S. Holder with respect to the Existing Notes tendered pursuant to the New Offer. The "Awaiting TIN" box in Part 3 of the form should be checked if the tendering U.S. Holder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future. If the "Awaiting TIN" box in Part 3 is checked and the Exchange Agent is not provided with a TIN by the
                                                  -----------------------------
                                                  FOR PERSONS INSIDE THE UNITED
                                                            STATES ONLY
                                                  ------------------------------
     time of payment, the Exchange Agent will withhold 30% from all such payments with respect to the Existing Notes to be tendered until a TIN is provided to the Exchange Agent

6. Non-U.S. Holders. Each non-U.S. Holder should submit the appropriate completed Internal Revenue Service Form W-8 (generally Form W-8BEN), signed under penalty of perjury, in order to establish an exemption from U.S. federal income backup withholding tax.

7. Requests for Assistance or Additional Copies. Questions relating to the procedures for tendering Existing Notes and requests for assistance may be directed to the Information Agent at its respective telephone numbers set forth below. Additional copies of the U.S. Offering Memorandum, this Letter of Transmittal, and the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 may be obtained from the Information Agent at the address and telephone number set forth below or from your broker, dealer, commercial bank, trust company or other nominee.

IMPORTANT: In order to validly tender Existing Notes pursuant to the New Offer, the Letter of Transmittal or an Agent's Message and all other required documents, must be received by the Exchange Agent on or prior to the Expiration Date with respect to Holders wishing to receive the New Notes.

                            IMPORTANT TAX INFORMATION

         Under U.S. federal income tax law, a tendering Holder may be subject to backup withholding tax at a rate of 30% with respect to payments received pursuant to the New Offer, unless such Holder provides the Bank (as payer), through the Exchange Agent, with either (i)(a) such Holder's correct taxpayer identification number ("TIN") on Substitute Form W-9 attached hereto, certifying that the TIN provided on Substitute Form W-9 is correct (or that such Holder has applied for a TIN); (b) certification that (A) the Holder has not been notified by the Internal Revenue Service that he or she is subject to backup withholding tax as a result of a failure to report all interest or dividends or (B) the Internal Revenue Service has notified the Holder that he or she is no longer subject to backup withholding tax and (c) that the Holder is a United States person or (ii) an adequate basis for exemption from backup withholding tax. Failure to provide such Holder's taxpayer identification number on the Substitute Form W-9, if applicable, may subject the tendering Holder (or other payee) to a $50 penalty imposed by the Internal Revenue Service. More serious penalties may be imposed for providing false information, which, if willfully done, may result in fines and/or imprisonment. The box in part 3 of the Substitute Form W-9 may be checked if the tendering Holder (or other payee) is required to submit a Substitute Form W-9 and has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future. If the box in Part 3 is so checked and the Exchange Agent is not provided with a TIN by the time of payment, the Exchange Agent will withhold 30% on all such payments of the Consent Payment, if any, until a TIN is provided to the Exchange Agent. Exempt Holders should indicate their exempt status on Substitute Form W-9. A foreign person may qualify as an exempt recipient by submitting to the Exchange Agent a properly completed appropriate Internal Revenue Service Form W-8 (which the Exchange Agent will provide upon request or which may be obtained on the Internal Revenue Service website at www.irs.gov) signed under penalty of perjury, attesting to the Holder's exempt status.
                                                  -----------------------------
                                                  FOR PERSONS INSIDE THE UNITED
                                                            STATES ONLY
                                                  ------------------------------

             GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                          NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payer - Social Security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer.

----------------------------------------------------------------------------------------------------------------------------
                                           Give the                                                       Give the
   For this type of account:           SOCIAL SECURITY                                            EMPLOYER IDENTIFICATION
                                         number of -               For this type of account:            number of -
----------------------------------------------------------------------------------------------------------------------------
1.  An individual's account       The individual                 7.   Sole proprietorship        The owner(4)
                                                                      account
2.  Two or more                   The actual owner of the        8.   A valid trust, estate,     Legal entity (Do not
    individuals                   account or, if combined,            or pension trust           furnish the identifying
    (joint account)               funds, the first                                               number of the personal
                                  individual on the account(1)                                   representative or trustee
                                                                                                 unless the legal entity
                                                                                                 itself is not designated
                                                                                                 in the account title.)(5)
3.  Custodian account of a        The minor(2(                   9.   Corporate account          The corporation
    minor (Uniform
    Gift to Minors
    Act.

4.  Adult and minor               The adult or, if the          10.   Religious, charitable,     The organization
    (joint account)               minor is the only                   or education
                                  contributor, the minor(2)           organization account
5.  Account in the name of        The ward, minor, or           11.   Partnership held in the    The partnership
    guardian or                   incompetent person(3)               name of the business
    committee for a
    designated ward,
    minor, or
    incompetent person

6.  a. The usual                  The grantor-trustee(1)        12.   Association, club or       The organization
    revocable savings                                                 other tax-exempt
    trust account                                                     organization
    (grantor is also
    trustee                       The actual owner(1)

    b. So-called trust
    account that is not
    a legal or valid trust
    under State law
                                                                13.  A broker or registered      The broker or nominee
                                                                     nominee
                                                                14.  Account with the            The public entity
                                                                     Department of
                                                                     Agriculture in the name
                                                                     of a public entity (such
                                                                     pubic entity as a State
                                                                     or local government,
                                                                     school district or
                                                                     prison) that receives
                                                                     agriculture program
                                                                     payments

----------------------
     1    List first and circle the name of the person whose number you furnish.
     2    Circle the minor's name and furnish the minor's social security number.
     3 Circle the ward's, minor's or incompetent person's name and furnish such person's social security number.
     4    Show the name of the owner.

                                                  -----------------------------
                                                  FOR PERSONS INSIDE THE UNITED
                                                            STATES ONLY
                                                  ------------------------------

     5 List first and circle the name of the legal trust, estate or pension trust.

NOTE: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.
                                                  -----------------------------
                                                  FOR PERSONS INSIDE THE UNITED
                                                            STATES ONLY
                                                  ------------------------------

             GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                          NUMBER ON SUBSTITUTE FORM W-9

Obtaining a Number
If you don't have a taxpayer identification number or you don't know your number, obtain Form SS-5, Application for a Social Security Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the internal Revenue Service and apply for a number.

Payees Exempt from Backup Withholding

Payees specifically exempted from backup withholding on ALL payments include the following:

     o    A corporation.
     o    A financial institution.
     o An organization exempt from tax under section 501(a), an individual retirement plan or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2).
     o The United States or any agency or instrumentality thereof. A State, The District of Columbia, a possession of the United States, or any subdivision or instrumentality thereof. A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.
     o An international organization or any agency or instrumentality thereof.
     o A registered dealer in securities or commodities registered in the U.S., the District of Columbia or a possession of the U.S.
     o    A real estate investment trust.
     o    A common trust fund operated by a bank under section 584(a).
     o An entity registered at all times under the Investment Company Act of 1940.
     o    A foreign central bank of issue.

Payment of dividends and patronage dividends not generally subject to backup withholding include the following:

     o    Payments to nonresident aliens subject to withholding under section
          1441.
     o Payments to partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident alien partner.
     o    Payments of patronage dividends not paid in money.
     o Payments made by certain foreign organizations. Section 404(k) distributions made by an ESOP.

Payments of interest not generally subject to backup withholding include the following:

     o    Payments of interest on obligations issued by individuals. Existing
          Note: You may be subject to backup withholding if this interest is $600 or more and
     o is paid in the course of the payer's trade or business and you have not provided your correct taxpayer identification number to the payer.
     o Payments of tax-exempt interest (including exempt interest dividends under section 852).
     o    Payments described in section 6049(b)(5) to nonresident aliens.
     o Payments made by certain foreign organizations. Payments made to a nominee.

     Exempt payees described above should file Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE "EXEMPT" ON THE FACE OF THE FORM, AND RETURN IT TO THE PAYER IF THE PAYMENTS ARE INTEREST, DIVIDENDS, OR PATRONAGE DIVIDENDS, ALSO SIGN AND DATE THE FORM.

     Certain payments other than interest, dividends, and patronage dividends that are not subject to information reporting are also not subject to backup withholding. For details, see the regulations under sections 6041, 6041A(a), 6045, and 6050A.

     Privacy Act Notice - Section 6109 requires most recipients of dividend, interest, or other payments to give taxpayer identification numbers to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold 30% of taxable interest, dividend, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

Penalties

(1) Penalty for Failure to Furnish Taxpayer Identification Number. If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2) Civil Penalty for False Information With Respect to Withholding. If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of 5500.

(3) Criminal Penalty for Falsifying Information. Falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.
                                                  -----------------------------
                                                  FOR PERSONS INSIDE THE UNITED
                                                            STATES ONLY
                                                  ------------------------------
                                       12


-----------------------------------------------------------------------------------------------------------------------------------
                    PAYER'S NAME: BANCO RIO DE LA PLATA S.A..
-----------------------------------------------------------------------------------------------------------------------------------
                          Part 1-PLEASE PROVIDE YOUR TIN IN THE   Social Security Number(s) or Employer
SUBSTITUTE                BOX AT RIGHT AND CERTIFY BY SIGNING     Identification Number(s)
Form W-9                  AND DATING BELOW.
                                                                  ----------------------------------

                          ---------------------------------------------------------------------------------------------------------
                          Part 2-Certification-Under penalties of perjury, I
                          certify that:

                          (1)  The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued for me), and

Department of the         (2)  I am not subject to backup withholding because; (a) I am exempt from backup
Treasury Internal              withholding, or (b) I have not been notified by the Internal Revenue Service
Revenue Service                (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS
                               has notified me that I am no longer subject to
                               backup withholding, and

                          (3) I am a U.S. person (including a U.S. resident alien).
Payer's Request for
Taxpayer Identification   Certification Instructions-You must cross out item (2) above if you have been
Number ("TIN")            notified by the IRS that you are currently subject to backup withholding because of under reporting interest or dividends on your tax return.

                          ---------------------------------------------------------------------------------------------------------
                                                                  Part 3
                          SIGNATURE

                          -----------------------------
                                                                  Awaiting TIN [  ]
                          DATE

                          ------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN A $50 OR GREATER PENALTY IMPOSED BY THE INTERNAL REVENUE SERVICE AND BACKUP WITHHOLDING OF 30% OF ANY CASH PAYMENTS MADE TO YOU PURSUANT TO THE OFFER. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

          YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED THE BOX IN
          PART 3 OF THE SUBSTITUTE FORM W-9.

--------------------------------------------------------------------------------
             CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (1) 1 have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number by the time of payment, 30% of all reportable cash payments made to me thereafter will be withheld until I provide a taxpayer identification number.

 Signature                                                  Date
           ------------------------------------------
------------------------------
--------------------------------------------------------------------------------
                                                  -----------------------------
                                                  FOR PERSONS INSIDE THE UNITED
                                                            STATES ONLY
                                                  ------------------------------

                    The Exchange Agent for the New Offer is:

                                 Citibank, N.A.
                               5 Carmelite Street
                                 London EC4Y OPA

                               Attn: Exchange Team
                              Fax: 44-207-508-3885
                              Tel: 44-207-508-3867

                                 Citibank, N.A.
                               Buenos Aires Branch
                               Bartolome Mitre 530
                                 5th Floor, 1036
                             Buenos Aires, Argentina

                               Attn: Exchange Team
                              Fax: 54-11-4329-1009
                              Tel: 54-11-4329-1530

         Any questions and requests for assistance may be directed to the Information Agent at their respective telephone numbers and address listed below. Additional copies of the U.S. Offering Memorandum and this Letter of Transmittal may also be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the New Offer.


                   The Information Agent for the New Offer is.

                          Mellon Investor Services LLC

          44 Wall Street, 7th Floor                 Ambassador House
             New York, NY 10005                   White Kennett Street
      Banks and brokers: (917) 320-6286          London, E1 7BS England
          Toll-free: (866) 293-6624          Inside the UK: (020) 7864 9110
                                             Outside the UK: (+44 20) 7864
                                                              9110

                                                  -----------------------------
                                                  FOR PERSONS INSIDE THE UNITED
                                                            STATES ONLY
                                                  ------------------------------